As filed with the Securities and Exchange Commission on October 22, 2021.
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-11
FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
Freehold Properties, Inc.
(Exact name of registrant as specified in governing instruments)
232 3rd Avenue N.
Franklin, TN 37064
(877) 981-0900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Donald C. Brain Chairman & Chief Executive Officer Freehold Properties, Inc. 232 3rd Avenue N. Franklin, TN 37064	Jeffery C. Walraven Chief Operating Officer Freehold Properties, Inc. 232 3rd Avenue N. Franklin, TN 37064
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Andrew P. Campbell David P. Slotkin R. John Hensley Morrison & Foerster LLP 2100 L Street, NW Washington, DC 20037-1525 (202) 887-1500	Christina T. Roupas Courtney M.W. Tygesson Cooley LLP 444 West Lake Street, Suite 1700 Chicago, Illinois 60606 (312) 881-6500
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common stock, $0.0001 par value per share	$115,000,000	$10,661

(1)
Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes shares of common stock that may be purchased by the underwriters pursuant to the underwriters’ option to purchase additional shares.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale thereof is not permitted.
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED OCTOBER 22, 2021
           Shares
Freehold Properties, Inc.
Common Stock

Freehold Properties, Inc. is an internally managed real estate investment trust focused on financing specialized industrial cultivation/processing and retail/dispensary cannabis properties, with contingent purchase options that are exercisable only upon the legalization of cannabis under U. S. federal law or certain other events. We have elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our short taxable year ended December 31, 2019.
This is our initial public offering, and no public market currently exists for our common stock. We are offering all of the shares of our common stock to be sold in this offering. We have applied to list our common stock on The Nasdaq Capital Market, or Nasdaq, under the symbol “FHP.”
We expect the initial public offering price of our common stock to be between $      and $      per share.
To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, among other purposes, our charter prohibits, with certain exceptions, ownership by any person of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the aggregate outstanding shares of all classes and series of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”
We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 22 of this prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
See “Underwriting” for a detailed description of the compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to an additional           shares of our common stock at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus, solely to cover overallotments, if any.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the common stock on or about           , 2021.

Book-Running Managers
Stifel	Cowen
The date of this prospectus is           , 2021

i

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. Neither we nor the underwriters have authorized any dealer, salesperson or other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
MARKET DATA
Industry data pertaining to our business contained in this prospectus consists of estimates based on data and reports compiled by industry professional organizations and analysts and our knowledge of our industry. Although we believe the industry and market data to be reliable, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. You should carefully consider the inherent risks and uncertainties associated with the market and other industry data contained in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties as the other forward-looking statements in this prospectus.
SPIN-OFF OF PROPERTY PORTFOLIO
Our board of directors determined that it is in the best interests of the Company and our stockholders to focus on the financing, rather than ownership, of cannabis properties and to spin off our real estate portfolio, which we refer to as the Spin-Off. The Spin-Off will be completed immediately prior to the effectiveness of the registration statement of which this prospectus forms a part (the date on which the Spin-Off occurs, the ‘‘Spin-Off Date’’). Prior to the Spin-Off, our assets included six operating cannabis properties that were leased to subsidiaries of Curaleaf Holdings, Inc., or Curaleaf, pursuant to triple-net leases that expire in August 2029. Following the Spin-Off, these six properties will be owned by Freehold Fee Simple, Inc., or Freehold Fee Simple or FFS. Unless the context suggests otherwise, the information in this prospectus assumes the Spin-Off has occurred. See “Structure and Formation of Our Company” for additional information.

ii

PROSPECTUS SUMMARY
The following summary highlights some of the information contained elsewhere in this prospectus. It is not complete and does not contain all of the information you should consider before making a decision to invest in our common stock. You should read carefully the more detailed information set forth under the heading “Risk Factors” and the other information included in this prospectus, including our historical consolidated financial statements and related notes and our unaudited pro forma consolidated financial statements and related notes. Unless indicated otherwise, the information in this prospectus assumes (1) the common stock to be sold in this offering is sold at $      per share, which is the midpoint of the price range for the common stock to be sold in this offering set forth on the front cover page of this prospectus, (2) the underwriters do not exercise their option to purchase additional shares of our common stock and (3) the Spin-Off has occurred.
In this prospectus, unless the context suggests otherwise, references to “the Company,” “we,” “us” and “our” refer to Freehold Properties, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Freehold Properties Operating Partnership, LP, a Delaware limited partnership, or our operating partnership, of which Freehold OP GP, LLC, a Delaware limited liability company, or the general partner, a wholly owned subsidiary of our company, is the sole general partner.
Our Company
We are an internally managed real estate investment trust focused on financing specialized industrial cultivation/processing and retail/dispensary cannabis properties, with contingent purchase options that are exercisable only upon the legalization of cannabis under U.S. federal law or certain other events. As of the date of this prospectus, our portfolio is comprised of six mortgage loans and one note receivable with an aggregate principal amount of $38.7 million.
Our goal is to become the real estate capital financier of choice for high-quality established state-licensed cannabis operators, primarily through the origination of long-term mortgage loans secured by specialized industrial cultivation/processing and retail/dispensary properties. We believe mortgage loans secured by such properties that are operated by high-quality operators have the potential to provide higher returns as compared to mortgage loans secured by traditional net-leased retail and industrial real estate assets. We believe there are a variety of factors that could drive these higher returns, including our ability to identify management teams with the relevant experience and operational expertise to execute sustainable business models, our rigorous asset-level underwriting, and a current regulatory backdrop that limits traditional debt and equity capital availability for cannabis operators. In addition, we expect most mortgage loans we originate to include a contingent purchase option for a price equal to (i) the original agreed-upon valuation upon which the mortgage loan was advanced, plus (ii) a pro rata portion of the aggregate real estate valuation increase, if any, since the origination of the loan, based upon the loan-to-value ratio established at the time of loan origination. The purchase options will be exercisable only upon the legalization of cannabis under U.S. federal law or certain other events. We believe these contingent purchase options for the properties securing our mortgage loans will allow us to recognize the majority of any appreciation of the market value of the properties, subject to the legalization of cannabis under U.S. federal law or certain other events. However, there can be no assurances that cannabis will ever be legalized under U.S. federal law or that our purchase options otherwise will become exercisable.
The cannabis industry is nascent and still in a phase of rapid growth. It is an industry that is both real estate dependent and capital-intensive. We believe this creates opportunities for us to provide flexible financing solutions to cannabis operators as they seek the capital required to grow their businesses. We believe there is both a near-term opportunity to take advantage of a dislocation in pricing in the cannabis real estate finance market and a long-term opportunity to establish the Company as a market leader in a specialized sector with significant growth potential. We intend to capitalize on what we expect will be a need for significantly higher levels of investment in cannabis properties resulting from the continuing trend of states legalizing or changing laws related to adult- and medical-use cannabis in their respective states.
Specialized industrial cultivation/processing cannabis properties are required to be operated by businesses that have completed rigorous state-licensing processes. The number of licenses granted in a particular state is typically restricted, which creates a barrier to entry for competing properties that tends to favor well-capitalized, experienced and sophisticated operators. We intend to target the origination of mortgage loans secured by cannabis properties that generally are improved with state-of-the-art infrastructure and equipment to facilitate optimal growing conditions, including enhanced HVAC systems for climate and humidity control, high-capacity fertigation systems, specialized lighting systems and sophisticated building management, cultivation monitoring and security systems. These facilities result in improved yields from optimized and automated environmental conditions such as lighting, temperature and watering with no need for pesticides or herbicides.
For retail/dispensary cannabis properties, we intend to focus on the origination of mortgage loans secured by properties that have already been qualified and licensed for retail cannabis sales, which we believe gives strategic defensibility to the operators’ business and the real estate securing our loans. Finding locations for retail/dispensary cannabis properties can be difficult because they not only need to be in highly desirable locations but also need to satisfy local zoning requirements and overcome any local objections. Each city and state has its own requirements and specifications for an entitlement process, but generally these conditional-use permitting processes are complex. For example, in contrast to the initial markets that legalized cannabis (Colorado, Washington, Oregon), the new markets are typically more oligopolistic with cities implementing strict ordinances that require dispensaries to be located a certain distance away from certain properties, such as schools, parks and churches. Cities also seek to avoid “clustering” of retail stores and cannabis dispensaries and, therefore, require a minimum distance between them, resulting in less competition for a retail location once it is established. Local regulations also vary widely, are subject to exceptions and grandfathering, and can be enormously complex to navigate.
Our Management Team
Our management team has extensive real estate finance and diverse corporate operating experience. We believe that our management team’s depth of experience in financing transactions and managing commercial real estate businesses, building diverse, high-growth businesses and operating in highly regulated industries, including alcohol, healthcare and cannabis, positions us favorably to take advantage of financing opportunities for cannabis-related real estate. Our management team is led by the individuals listed below. See “Management” for more information about our management team.
•
Donald C. Brain, Co-Founder, Chief Executive Officer and Chairman of our Board of Directors.    Mr. Brain has over 40 years of experience, including the last 15 years as a founder, investor, executive, partner and entrepreneur in a diverse set of companies in regulated wine and spirits production, regulated alcohol distribution and real estate across a variety of sectors.

•
Jeffery C. Walraven, Co-Founder, Chief Operating Officer and a Member of our Board of Directors.    Mr. Walraven has 29 years of experience, including five years as the executive vice president and chief financial officer of MedEquities Realty Trust, Inc. (formerly NYSE: MRT), and over 20 years of public accounting experience, most recently as an assurance managing partner of the Memphis office of BDO USA, LLP.

•
Louis S. Yi, Chief Financial Officer.   Mr. Yi has approximately 21 years of experience in investment banking, including over ten years at FBR Capital Markets, most recently as a managing director in real estate investment banking and head of equity-linked securities across all sectors.

•
Benjamin H. Hendren, Senior Vice President and Chief Accounting Officer.   Mr. Hendren has 19 years of experience, including 15 years with BDO USA, LLP, with three years as an assurance partner, and most recently as the chief financial officer of Salus Workers’ Compensation, a managing general agent and third party administrator specializing in workers’ compensation insurance.

•
John A. Travis, Senior Vice President and Chief of Acquisitions and Asset Management.   Mr. Travis has over 30 years of experience, including in business development, marketing, technology utilization, process development, project management and specialized engineering that enables him to assess the highly engineered, capital-intensive, controlled environment for specialized industrial cultivation/ processing properties.

In addition, James G. Mueller, one of our co-founders and a former member of our board of directors, will serve as an advisor to our board of directors, investment committee and management team after the completion of this offering. Mr. Mueller has extensive experience investing in alternative agriculture and cannabis companies and, since May 1996, has served as the chairman of the board of directors of Mid America Capital, Inc., a Midwest-based investment banking and advisory firm specializing in middle-market mergers and acquisitions and troubled company acquisitions. We intend to enter into a consulting arrangement with Mr. Mueller upon the completion of this offering. See “Management — Consulting Agreement.”
Market Opportunity
We believe the convergence of changing public attitudes, increased legalization momentum in various states and a more relaxed federal enforcement posture toward regulated cannabis use creates an attractive opportunity to provide financing for regulated specialized industrial cultivation/processing and retail/dispensary cannabis properties in the adult- and medical-use cannabis industry. Further, the increased sophistication of the regulated cannabis industry and the development of strong business, operational and compliance practices have made the sector more attractive for investment. Increasingly, stated-licensed, regulated cannabis facilities are becoming sophisticated business enterprises that use state-of-the-art technologies and well-honed business and operational processes to maximize product yield and revenues. Furthermore, growers and dispensaries have developed an increasing portfolio of products into which they are able to incorporate legal cannabis in a safe and appealing manner, including a variety of edibles, drinks and topicals.
We believe the following conditions create a favorable environment for financing real estate assets that can be used to support the regulated adult- and medical-use cannabis industry:
•
significant industry growth in recent years and expected continued growth;

•
continued state-level legalization of adult- and medical-use cannabis, which we believe is driven in part by states’ desire to generate additional tax revenue;

•
a shift in public opinion, especially with respect to adult- and medical-use cannabis;

•
the real estate-dependent and capital-intensive nature of the cannabis industry; and

•
limited access to capital for cannabis operators resulting in pricing dislocation and favorable demand environment for REITs.

U.S. Cannabis Market
According to New Frontier Data, cannabis’ total addressable U.S. market is expected to more than triple from $13 billion in 2019 to nearly $43 billion in 2025, driven by favorable regulatory changes, gradual growth in population and rising prevalence rate, both in availability and usage. The key underlying trend in this growth is the rising share of the legal market from just 17% in 2019 to a projected 42% in 2025, driven by states’ legalization of cannabis use.

Annual Growth of the U.S. Legal Cannabis Industry

2019 - 2025 est. (in $USD Billions)

Adult-Use Sales
Medical Sales
Illicit Market
$80B
$60B
$40B
$20B
$0B
$66.3
$58.9
$13.2
$7.4
$5.9
$20.3
$11.2
$9.1
$24.9
$13.4
$11.5
$31.2
$18.2
$13.0
$35.7
$21.8
$14.0
$39.7
$25.0
$14.8
$42.9
$27.4
$15.5
2019
2020
2021e
2022e
2023e
2024e
2025e

Reprinted with permission from New Frontier Data; Cannabis in the U.S. 2021 Mid-Year Market Update

© New Frontier Data

Continued State-Level Legalization
The United States’ dominance of the global legal cannabis market is a result of favorable regulatory conditions at the state level. Cannabis legalization at the state level began with California’s adoption of the Compassionate Use Act of 1996. As of the date of this prospectus, 38 states and the District of Columbia allow medical-use of cannabis, and 18 of those states and the District of Columbia also allow for adult-use cannabis, including Connecticut, which passed adult-use cannabis laws in July 2021.
State cannabis legalization efforts are gaining substantial momentum as evidenced by the approval of several ballot initiatives and referenda in the November 2020 election cycle. In particular, Arizona, Montana and New Jersey voters approved adult-use authorization measures and South Dakota legalized medical-use cannabis. Beyond these latest November 2020 measures, Connecticut passed adult-use laws in June 2021, Pennsylvania is considering legislation to permit adult-use cannabis in the next one-to-two years and Florida could place adult-use cannabis on its ballot in the near term.

States Where Marijuana Legalization is in Play

Several states still could legalize adult-use or medical marijuana this year through legislative action, although it's uncertain how many actually will do so.

Legalized
Possible to likely
Maybe
Unlikely
Unsuccessful
Recreational
Connecticut
Delaware
Rhode Island
Minnesota
Pennsylvania
Medical
Alabama
North Carolina
Kansas
South Carolina
Nebraska

Sources: Marijuana Business Daily research, Marijuana Policy Project, NORML

© 2021 Marijuana Business Daily, a division of Anne Holland Ventures Inc. All rights reserved.

Another factor driving the state-level legalization trend is the tax revenue that cannabis can generate. While most states tax based on price (ad valorem), several states also tax cannabis based on weight or, in the case of Illinois, by tetrahydrocannabinol, or THC, content. In addition to levying excise taxes, most states also levy the state general sales tax on adult-use cannabis. Tax revenues generated from cannabis sales are growing rapidly in many states. For example, excise tax collected by Colorado authorities on the sale of adult-use cannabis grew from just over $80 million in 2015 to more than $250 million in 2019 and Alaska’s cannabis tax collections grew more than 10 times from 2017 to 2019, based on data reported by the respective state departments.
Shifting Public Attitudes Support Legalization
The growing support for cannabis legalization among U.S. consumers is also a key growth driver. According to a 2019 survey by Pew Research, 67% of Americans are in favor of legalizing cannabis, compared to 31% in 2000, while the percentage of Americans opposing legalization has almost halved from 63% in 2000 to 32% in 2019. The support is highest among millennials (80%), but is also strong among Generation X (63%) and baby boomers (61%). There is also broad support across the political spectrum, with 76% of Democrats, 68% of Independents and 51% of Republicans supporting legalization, according to an October 2019 Gallup survey.
Prospects of Federal Legalization
While state-level legalization is expected to act as a growth driver in the short-to-medium term, the passage of one or more of the following four pieces of federal legislation would be expected to drive additional growth: (1) Secure and Fair Enforcement Banking Act, or the SAFE Banking Act, which would amend federal law so that commercial banking and other financial institutions could legally offer services to state-compliant cannabis businesses; (2) Marijuana Opportunity, Reinvestment and Expungement Act, or the MORE Act, which would decriminalize cannabis at the federal level by removing it from the list of Schedule I controlled substances; (3) Strengthening the Tenth Amendment Through Entrusting States Act, or the STATES Act, which would allow states that have legalized cannabis through their legislatures or citizen initiatives to regulate cannabis in a manner they deem best; and (4) Cannabis Administration and Opportunity

Act, or the CAOA, which would, among other things, deschedule cannabis and promote states setting their own cannabis policies and laws.
In addition, in July 2021, the recently formed Cannabis Freedom Alliance, or CFA, issued a white paper entitled Recommendations for Federal Regulation of Legal Cannabis. The CFA is a coalition of advocacy and business organizations seeking to end the prohibition and criminalization of cannabis in the United States in a manner consistent with helping all Americans achieve their full potential and limiting the number of barriers that inhibit innovation and entrepreneurship in a free and open market. The goal of the CFA white paper analysis is to continue pressing and influencing Congress on cannabis reform legislation to address federal regulation and tax issues, financial services, clinical research, interstate commerce and technical barriers to trade, social equity, criminal justice and respect of states’ reserved powers.
Real Estate-Dependent and Capital-Intensive Business
According to a survey published in the 2019 Marijuana Business Factbook, among cannabis producers/ processors, the most expensive startup costs are equipment and real estate. Producers/processors must purchase not only extraction equipment but also cultivation equipment. They must find a physical location suited for processing and manufacturing cannabis as well as growing it — or consider separate locations and the increased real estate costs that go with such an approach.
The situation is similar for cannabis retailers. Among vertically integrated retailers, more than half of the businesses surveyed in the 2019 Marijuana Business Factbook cite real estate and renovations as their highest startup expenses, accounting for an average of 66% of their total costs. Approximately one-third of stand-alone retailers cited real estate and renovations as their most significant startup costs, accounting for an average of 56% of their total costs. Vertically integrated retailers typically require separate buildings for their cultivation and retail operations, which contributes to the higher cited costs for those businesses. Real estate that is suitable for cultivation may come at significant cost as well, depending on the location and state.
Limited Access to Capital by Cannabis Operators Resulting in Pricing Dislocation and Favorable Demand Environment for REITs
The licensed specialized industrial cultivation/processing and retail/dispensary sale of cannabis are each real estate dependent and capital-intensive. However, despite their state licenses, cannabis operators’ access to both real estate and capital has been constrained due to the current federal regulatory environment. This has resulted in a significant opportunity for cannabis REITs. The status of state-licensed cannabis under U.S. federal law and current U.S. federal regulations have significantly limited the ability of state-licensed cannabis operators to access the U.S. banking system and traditional sources of capital. In addition, for those operators that can access banking services, the cost of such access is extremely high due to regulatory guidelines and reporting requirements for offering banking services to cannabis-related businesses. While pending legislation could improve banking access for cannabis businesses, the current nature of the industry creates a significant opportunity for REITs like Freehold to provide financing to cannabis operators through mortgage loans and other similar transactions and generate favorable returns on such investments.
In addition, the inefficiency of the equity and debt capital markets for cannabis operators is creating growth opportunities and pricing power for those cannabis REITs that are well capitalized and have the underwriting capabilities to fill the funding gap. With the current federal regulatory environment presently unchanged and cost of equity and debt capital while declining remains expensive, we believe that cannabis operators will continue to leverage their real estate to acquire growth capital, acting as a key growth driver for REITs that have the capital and the underwriting capabilities to identify high-quality operators and thus emerge as beneficiaries of this environment.
Our Competitive Strengths
We believe that the following competitive strengths will support the accretive growth of our business and the implementation of our business plan:
•
Operator-First Financing Philosophy and Experience-Driven Underwriting.   Our operator-first financing philosophy and underwriting process focus on several factors, including the following aspects:

•
Management Team — Consider the management team’s track record of success in the cannabis industry and other industries. Do they tell a story of interest to investors, drive strong brand strategy, and/or have well defined industry objectives on which they are executing?

•
Financial Strength — Analyze the operator’s corporate-level financial information to gain understanding of overall financial strength. Does the operator have profitable assets in good markets, and is there a sightline to profitability? Is it capitalized sufficiently to fund working capital and capital expenditure needs? Is there predictability in cash flows indicating ability to meet the required debt service interest payments?

•
Access to Capital — Review the operator’s historical ability to raise capital. Has it been able to successfully raise capital at a reasonable cost? Are there capital structure matters that may have long-term impact to its successful operations and our ability to transact future deals with it? Can it continue to raise capital outside of transactions with us?

•
Operational Culture — Conduct site visits and in person meetings with key management members to gain an understanding of their operational conditions, processes and asset quality. Is there a strong culture and goal-driven, successful attitude that permeates all levels of the operation? Are the assets built with considered engineering design, and quality of construction intended to be operated for the long term? Or are they patched together by learn-as-you-go methods?

•
Regulatory Compliance — Assess the operator’s regulatory capability and history of compliance. Are there or have there been any compliance issues throughout its locations of operation? Is it successfully able to navigate the regulatory application process to gain or acquire new licenses?

We believe our underwriting process will support our ability to identify high-quality operators and deliver attractive risk-adjusted returns to our stockholders.
•
High-Quality Portfolio.   As of the date of this prospectus, our portfolio is comprised of six mortgage loans and one note receivable with an aggregate principal amount of $38.7 million. The properties securing our mortgage loans include two specialized industrial cultivation/processing properties and four retail/dispensary properties located in Florida, Massachusetts and New Jersey that are leased to subsidiaries of Curaleaf Holdings, Inc. (CSE: CURA; OTCQX: CURLF), a vertically integrated, multi-state operator.

•
Early-Mover Advantage in a Rapidly Growing and Undercapitalized Industry.   The licensed cultivation, processing and retail sale of cannabis are both real estate dependent and capital-intensive. Despite the growth of the U.S. cannabis industry, cannabis operators’ access to both real estate and capital has been constrained due to the current federal regulatory environment. We believe cannabis operators’ need for capital to fund the growth of their businesses will result in significant opportunities for us to finance specialized industrial cultivation/processing and retail/dispensary cannabis properties that can provide stable and increasing interest income, along with the potential for shared long-term value appreciation through our contingent purchase options that are exercisable only upon the legalization of cannabis under U.S. federal law or certain other events. We believe our enhanced ability to access the capital markets as a public company will allow us to secure an early-mover advantage in the industry and take advantage of the barriers to entry in the cannabis industry created by state licensing and other regulations to become an integral real estate financing source for high-quality cannabis operators.

•
Scalable Platform.    We believe our team is skilled at internally deploying and customizing our process platforms such as accounting, finance and asset management, which makes us capable of substantially decreasing relative administrative overhead as we grow the size of portfolio. In addition to our existing and growing network of relationships, we employ technology to substantially increase our throughput of opportunities well beyond the capacity of traditional relationship and deal development methods. We believe these factors, along with the nature of our long-term financing structure, will enable us to support a significant increase in the size of our portfolio without a proportionate increase in administrative or management costs.

•
Experienced Management Team with Extensive Relationships.   Our management team is experienced in financing transactions and managing commercial real estate businesses, building diverse, high-growth businesses and operating in highly regulated industries, including alcohol and healthcare. In addition, our management team has experience underwriting non-traditional real estate and corporate credit and managing all aspects of a public company. Our management team and members of our board of directors have long-standing relationships with owners, operators and developers of cannabis properties, who we believe value their industry knowledge and commitment to working in a cooperative and supportive manner. We believe these relationships will provide us access to an ongoing pipeline of attractive financing opportunities that may not be available to our competitors.

•
Strong Alignment of Economic and Incentive Interests.   We believe the interests of our management team, our board of directors and our stockholders are strongly aligned. Upon completion of this offering, our management team and directors will collectively own approximately    % of our company on a fully diluted basis, which we believe aligns their interests with those of our stockholders. In addition, at our inception in 2019, we issued 311,991 shares of our common stock to Curaleaf as partial consideration for our original acquisition of six properties from them, and we may use our equity to fund a portion of future financing transactions with additional operators.

Our Business and Growth Strategies
Our strategy is to finance specialized industrial cultivation/processing and retail/dispensary properties in the regulated adult- and medical-use cannabis markets that are operated by high-quality operators, thereby generating attractive returns for our stockholders.
Our business and growth strategies include the following:
•
Focus on High-Quality Operators while Utilizing a Flexible Financing Strategy.   We believe it is critical to identify and lend to the highest quality operators with strong financial foundations and operational expertise to navigate the dynamic changes in the cannabis industry, including expansion of the cannabis market due to new states adopting medical-use laws or existing states with only medical-use expanding their laws to include adult-use. We do not believe the market has been efficient in pricing the difference between lower- and higher-tier operators. Given the real estate-dependent and capital-intensive business of cannabis operators, we will endeavor to grow alongside operators like Curaleaf and others as they identify new locations and markets to expand their businesses. As such, we believe the composition of our portfolio should be dynamic given the evolving cannabis market. We will evaluate the composition of the collateral securing our mortgage loans in terms of retail versus cultivation, adult-use versus medical-use and geography in the context of a number of factors, including the needs of our borrowers, industry trends and regulatory changes. We will maintain a flexible financing strategy and continuously monitor these factors in order to optimally position our portfolio both offensively and defensively in the market. In addition, if cannabis is legalized under U.S. federal law, we may pursue acquisitions of cannabis properties through traditional sale-leaseback transactions or purchases from existing borrowers pursuant to our contingent purchase options.

•
Focus on Financing Cannabis Real Estate for Income.   We finance real property that is operated by licensed cannabis operators, and we believe our financing opportunities will continue to expand as additional states legalize adult- and medical-use cannabis. We currently focus on the origination of long-term mortgage loans with terms ranging from 15 to 30 years and initial fixed interest rates with annual interest rate escalators, with interest-only payments prior to maturity. Our financing structures also are designed to provide us with key credit support for our mortgage interest, including interest reserves (generally three to six months), and in certain cases, various provisions for cross-default, cross-collateralization and corporate or parent guarantees, when appropriate. We expect these features to help insulate us from variability in operator cash flows at individual properties and enable us to minimize our expenses while we build our portfolio.

•
Focus on Financing Cannabis Real Estate for Appreciation through Contingent Purchase Options.   We believe there are several factors that could drive an appreciation in cannabis real estate collateral values, including regulatory changes, continued maturation of the industry, changes in investor sentiment and operator-specific performance. We intend to participate and capture the appreciation opportunity through strict non-prepayment of the mortgage loans and contingent purchase options for the properties securing our mortgage loans that will be included in most mortgage loans we originate. The purchase options will be coterminous with the mortgage loans and will be exercisable only upon the legalization of cannabis under U.S. federal law or certain other events whereby fee simple ownership of cannabis real estate assets is compliant with U.S. federal law. The exercise price of each purchase option is expected to equal (i) the original agreed-upon valuation upon which the mortgage loan was advanced, plus (ii) a pro rata portion of the aggregate real estate valuation increase, if any, since the origination of the loan, based upon the loan-to-value ratio established at the time of loan origination. The purchase price in excess of the principal balance of the mortgage loan is expected to be payable in cash, shares of our common stock, OP units or a combination of the foregoing, in our sole discretion. We believe our contingent purchase options for the properties securing our mortgage loans will allow us to recognize the majority of any appreciation of the market value of the properties, subject to the legalization of cannabis under U.S. federal law or certain other events. However, there can be no assurances that cannabis will ever be legalized under U.S. federal law or that our purchase options otherwise will become exercisable.
•
Adherence to Rigorous Underwriting Criteria.   Our operator-first underwriting and investment philosophy focuses primarily on the quality and credit worthiness of the operator and the quality and design of its assets. In executing that philosophy, we have developed a set of decision making criteria for evaluating our potential operator relationships and approaching financing opportunities through our rigorous underwriting process. See “— Our Underwriting Process.” We believe the cannabis industry continues to grow substantially and has many desirable operators with an addressable market of existing and needed assets allowing us to forgo distressed and speculative financings and instead focus on high-quality operators and strong collateral assets that provide sustainable long-term income and real estate value appreciation opportunity for our stockholders through the contingent purchase options included in our loans.

•
Actively Monitor the Performance of Our Borrowers/Operators and Industry Trends.   We actively monitor the financial and operational performance of our borrowers and guarantors and of the specific facilities securing our loans through a variety of methods, such as reviewing periodic financial reporting and operating data and meetings with the facility management teams. Integral to our asset management philosophy is our desire to continue our existing long-term relationships with our borrowers and develop new long-term relationships so that they view us as a valuable financing source. Our management also communicates regularly with their counterparts at our borrowers and others who closely follow the cannabis industry, in order to maintain knowledge about changing regulatory and business conditions. We believe this knowledge, combined with our management team’s and board’s experience in the real estate and cannabis industries, allows us to anticipate changes in our borrowers’ operations in sufficient time to strategically and financially plan for changing economic, market and regulatory conditions. Collectively, these activities will provide us with leading indicators to proactively evaluate when protective or other actions may be needed.

Our Portfolio
The following table contains information regarding the loans in our portfolio as of the date of the prospectus (dollars in thousands):
Loan	Property Address	Property Type	Original Funding Date	Original Loan Maturity	Principal Balance(2)	Percentage of Portfolio	Amortization During Term	Initial Interest Rate
FFS – Loan 1	30 Worcester Road Webster, MA	Cultivation/ Processing	(1)	8/2039	$14,465	37.4%	No	11.12%(3)
FFS – Loan 2	111 Coolidge Avenue Bellmawr, NJ	Cultivation/ Processing	(1)	8/2039	$12,725	32.9%	No	10.51%(3)
FFS – Loan 3	3218 US Highway 1 Fort Pierce, FL	Retail/ Dispensary	(1)	8/2039	$1,788	4.6%	No	10.50%(3)
FFS – Loan 4	640 Creek Road Bellmawr, NJ	Retail/ Dispensary	(1)	8/2039	$1,701	4.4%	No	10.51%(3)
FFS – Loan 5	910 W. International Speedway Boulevard Daytona Beach, FL	Retail/ Dispensary	(1)	8/2039	$1,515	3.9%	No	10.50%(3)
FFS – Loan 6	170 Commercial Street, Unit 3 Provincetown, MA	Retail/ Dispensary	(1)	8/2039	$1,131	2.9%	No	10.44%(3)
Private Co – 1	Unsecured note	N/A	1/2021	1/2026	$5,399	13.9%	Yes	6.00%(4)
Total/Weighted Average					$38,724	100%		10.13%

(1)
The six FFS loans will be funded on the Spin-Off Date.

(2)
For the six FFS loans, the principal balance is as of the Spin-Off Date. The principal balance of the unsecured note is as of September 30, 2021.

(3)
The interest rate for each FFS loan is subject to annual increases based on increases in the consumer price index.

(4)
This loan bears interest at 0% through December 31, 2021, then at 6.00% per year through maturity on January 1, 2026, and requires monthly payments of interest beginning January 2022 and equal quarterly principal payments beginning April 2022 fully amortizing the note at maturity in January 2026.

For each FFS loan, if the loan is repaid prior to the maturity date, the amount due is equal to the (i) the outstanding principal balance of the loan, plus (ii) the greater of (A) the undiscounted remaining interest payments under the loan and (B) 96% of the amount that the property has appreciated in value from the loan origination date to the loan repayment date.
Portfolio Collateral Overview
Our mortgage loans are secured by various types of assets of our borrowers, including primarily real property and certain personal property, including licenses, equipment, and other assets to the extent permitted by applicable laws and the regulations governing our borrowers.

The table below represents the real estate collateral securing our loans as of the date of this prospectus. The values in the table below were measured at the time of underwriting and based on various sources of data available at such time (dollars in thousands):
Loan	Property Address	Property Type	Building Sg. Ft.	Principal Balance(1)	Percentage of Mortgage Portfolio	Estimated Real Estate Value	Real Estate Collateral Coverage
FFS – Loan 1	30 Worcester Road Webster, MA	Cultivation/ Processing	105,000	$14,465	43.4%	$15,068	1.04x
FFS – Loan 2	111 Coolidge Avenue Bellmawr, NJ	Cultivation/Processing	42,433	$12,725	38.2%	$13,255	1.04x
FFS – Loan 3	3218 US Highway 1 Fort Pierce, FL	Retail/ Dispensary	10,311	$1,788	5.4%	$1,862	1.04x
FFS – Loan 4	640 Creek Road Bellmawr, NJ	Retail/ Dispensary	9,571	$1,701	5.1%	$1,772	1.04x
FFS – Loan 5	910 W. International Speedway Boulevard Daytona Beach, FL	Retail/ Dispensary	5,620	$1,515	4.5%	$1,578	1.04x
FFS – Loan 6	170 Commercial Street, Unit 3 Provincetown, MA	Retail/ Dispensary	2,700	$1,131	3.4%	$1,178	1.04x
Total/Weighted Average			175,635	$33,325	100%	$34,713	1.04x

(1)
For the six FFS loans, the principal balance is as of the Spin-Off Date. The principal balance of the unsecured note is as of September 30, 2021.

Our Financing Pipeline
Our management team and board of directors have an extensive network of long-standing relationships with owners, operators and developers of commercial real estate properties and cannabis operations. We believe this network of relationships will provide us access to an ongoing pipeline of attractive financing and other investment opportunities, which may not be available to our competitors.
In addition to the secured mortgages in our portfolio, we are actively seeking and evaluating additional specialized industrial cultivation/processing and retail/dispensary cannabis properties to finance with the net proceeds of this offering. We have identified and are in various stages of reviewing 35 cannabis properties for potential mortgage originations of approximately $131 million. The properties are located in five states and are operated by seven different operators. We expect the interest rates of these mortgage loans to be between 8% and 13% depending on property type. We have not entered into definitive agreements with respect to any potential financing and there can be no assurance that we will consummate the financing of any of the properties in our current pipeline on the terms anticipated, or at all.
We also have had extensive discussions with a third-party commercial real estate investment firm about an arrangement pursuant to which such firm would acquire cannabis properties from operators that prefer to enter into sale-leaseback transactions, rather than mortgage loans with us. Under this arrangement, we would finance such acquisitions through mortgage loans with expected loan-to-value ratios of 70% to 90% secured by the acquired properties and enter into contingent purchase option agreements similar to those we have entered into with Freehold Fee Simple. See “Our Business — Contingent Purchase Options.” In addition, in the event that we determine to foreclose upon a property due to a default by one of our borrowers in the future, this investment firm may acquire such property upon such foreclosure. In addition, after the completion of this offering, this investment firm also may acquire the six properties from Freehold Fee Simple, subject to our existing mortgage loans and contingent purchase options. Neither we nor Freehold Fee Simple have entered into definitive agreements with this investment firm regarding the arrangements described above and there can be no assurance that we or Freehold Fee Simple will enter into transactions with this investment firm in the future.

Our Underwriting Process
We believe our management team’s depth of experience in a diverse set of industries, including cannabis, real estate, the regulated alcohol market, insurance, investment banking and specialty engineering, as well as operational expertise in creating and managing businesses provides us with a unique set of skills to underwrite potential financing transactions and cannabis operators. Key factors that we consider in the underwriting process include the following:
1.
Operator:   We seek to identify and lend to high-quality operators by focusing on the following:

•
Management Team — Evaluate the qualifications, experience and track record of the operator’s executive management team;

•
Financial Strength — Analyze the operator’s historical and projected financial information to gain an understanding of the operator’s overall financial and credit strength and history of, or pathway to, profitability, and determine predictability in cash flows indicating ability to meet the required debt service interest payments;

•
Access to Capital — Evaluate the operator’s capital raising history and ability to access affordable and sustainable capital via traditional or alternative financing solutions;

•
Operational Efficiency — Conduct site visits (targeted assets and others in operator’s system) and other due diligence to gain an understanding of the operational conditions, processes and level of efficiency, including cultivation and extraction capacities, potencies, yield, harvests/crop cycles per year and product testing results; and

•
Regulatory Compliance — Review the operator’s licensure, policies and procedures, relationships with local and state regulators and history of regulatory compliance to assess the operator’s regulatory compliance capabilities.

2.
Asset Location and Market Environment:   We seek to finance operators and assets that are specifically suited to operate within the regulatory environments and market conditions in which they are located. We evaluate the asset location within the market, local economic and demographic data, barriers to entry, cannabis-related demand drivers, state and local regulatory environment and the overall competitive landscape of the market. We balance these factors with the experience of the operator and will finance assets in more mature markets, such as Colorado or California, as long as the operator has a proven track record of market loyalty and penetration.

3.
Asset Quality, Design and Operation:   We evaluate the asset’s construction quality, condition, design, projected capital needs and property condition assessments. In addition, we utilize traditional corporate and real estate operating metrics, such as corporate debt service and rent coverage, to quantitatively assess the historical and projected financial performance of the asset and its contribution to the operator’s overall corporate performance.

4.
Asset Type:   We believe the composition of our portfolio should be dynamic given the evolving cannabis market and regulations governing it. We will evaluate the composition of our loan portfolio in terms of retail versus cultivation, adult-use versus medical-use and geography in the context of a number of factors, including the needs of our borrowers, industry trends and regulatory changes. We will maintain a flexible financing strategy that we believe is in compliance with federal laws and continuously monitor these factors in order to optimally position our portfolio both offensively and defensively in the market.

We believe our underwriting process enables us to finance highly desirable properties with strong performing cannabis operators that will support our ability to deliver attractive risk-adjusted returns to our stockholders.
Summary Risk Factors
Investing in our common stock involves a high degree of risk. Prospective investors are urged to carefully consider the matters discussed under “Risk Factors” prior to making an investment in our common stock. Such risks include, but are not limited to:

•
We have a limited operating history and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

•
Our growth will depend on our ability to finance cannabis real estate assets, and we may be unable to consummate financings on advantageous terms or at all.

•
Our growth depends on external sources of capital, which may not be available on favorable terms or at all.

•
There may only be a limited number of cannabis-related properties and high-quality operators that meet our underwriting and investment criteria, which could adversely affect the growth of our business.

•
Competition for the capital that we provide may reduce the return of our loans, which could adversely affect our operating results and financial condition.

•
Our loan portfolio is, and may continue to be, concentrated in a limited number of borrowers, which subjects us to increased risks due to the unfavorable performance of any borrower and the decline in value of any collateral property.

•
Our contingent purchase options may become worthless if the value of the collateral declines below the outstanding principal balance of the applicable loan or if the conditions required for us to exercise the option never occur.

•
We will not own real estate used in cannabis-related operations due to current statutory prohibitions, which will limit our remedies in the event that any of our borrowers default under the terms of their mortgage loans with us.

•
As a lender, we generally are not in a position to exert influence on borrowers, and our borrowers may make decisions that could decrease the value of our loans to such borrowers or the collateral securing our loans.

•
Failure to succeed in new markets may have an adverse impact on our results of operations and ability to make distributions to our stockholders.

•
We depend on key personnel whose continued service is not guaranteed and each of whom would be difficult to replace.

•
Some of our borrowers may be start-up businesses and may be unable to make interest payments with funds from operations or at all, which could adversely affect our business, financial condition, results of operations and ability to make distributions to our stockholders and the market price of our common stock.

•
Cannabis remains illegal under federal law and, therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability and the inability of our borrowers to execute our respective business plans.

•
Certain of our borrowers may engage in operations for the adult-use cannabis industry, and as a result, our borrowers may be subject to additional risks associated with such adult-use cannabis operations.

•
Our ability to grow our business depends on state laws pertaining to the cannabis industry.

•
We and our borrowers may have difficulty accessing the service of banks, which could have a material adverse effect on our business and growth prospects.

•
Laws and regulations affecting the regulated cannabis industry are frequently changing, which could materially adversely affect our business, and we cannot predict the impact that future regulations may have on us or our borrowers.

•
Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which could adversely affect the value of our stock and substantially reduce funds available for distributions to stockholders.

•
There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop and be sustained following this offering.

•
Maintenance of our exemption from registration under the 1940 Act imposes limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the 1940 Act.

Structure and Formation of Our Company
Background
We were incorporated in the state of Maryland on June 24, 2019 and commenced operations upon the closing of our initial private placement on August 28, 2019. We were formed as a holding company for our operating partnership, Freehold Properties Operating Partnership, LP, which was formed on April 23, 2019. On August 29, 2019, through a series of sale-leaseback transactions with subsidiaries of Curaleaf, we acquired six operating cannabis properties, consisting of two specialized industrial cultivation/processing properties and four retail/dispensary properties, for total consideration of $28.3 million (excluding transaction costs), including $25.5 million in cash and $2.8 million in shares of our common stock. In connection with our acquisition of the properties, we leased the properties to subsidiaries of Curaleaf pursuant to triple-net leases that expire in August 2029 and are guaranteed by Curaleaf, Inc. Subsequent to our acquisition of the properties, we invested an additional $5.4 million to fund the renovation of one property.
Spin-Off of Property Portfolio
Our board of directors determined that it is in the best interests of the Company and our stockholders to focus on the financing, rather than ownership, of cannabis properties and to spin off our previously owned real estate portfolio, which will be completed immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. We believe that this change allows us to operate in compliance with Section 856 of the U.S. Controlled Substances Act of 1970, as amended, or the CSA, which generally prohibits the management or control of properties used for manufacturing, distributing or using any controlled substance. The following transactions will occur concurrently with, or prior to, the Spin-Off:
•
Freehold Fee Simple was incorporated as a Maryland corporation on May 28, 2021, with our operating partnership as the sole stockholder.

•
FFS Operating Company, LLC, or FFS OC, was formed as a Delaware limited liability company on September 7, 2021, with Freehold Fee Simple as the sole member and manager.

•
Our operating partnership will contribute to FFS OC 100% of the membership interests in our operating partnership’s wholly owned subsidiaries that own the six properties.

•
In connection with our operating partnership’s contribution of its property-owning subsidiaries to FFS OC, the property-owning subsidiaries, as borrowers, will issue separate mortgage notes to a newly formed subsidiary of our operating partnership, or FHP Lender. The notes will have an aggregate principal amount of $33.3 million, with the principal amount of each mortgage note being equal to 96% of the value of the applicable property at the time of the Spin-Off. Each note will be secured by a first mortgage on the applicable property. For additional terms of the mortgage loans, see “Our Portfolio.”

•
FHP Lender will enter into separate option agreements with FFS OC and each property-owning subsidiary of Freehold Fee Simple, pursuant to which FHP Lender will have a contingent option to purchase each of the six properties that will be exercisable only upon the legalization of cannabis under U.S. federal law or certain other events. Each option agreement will have a term of 18 years. The purchase price for each property will be equal to (i) the value of the property at the time of the Spin-Off, plus (ii) if the property has appreciated in value since the time of the Spin-Off, 4% of the amount that the property has appreciated in value at the time of the purchase. The purchase price in excess of the principal balance of the mortgage loan will be payable in cash, shares of our common stock, OP units or a combination of the foregoing, in our sole discretion. For additional terms of the option agreements, see “Our Business — Contingent Purchase Options.”

•
We will enter into an administrative services agreement with Freehold Fee Simple, pursuant to which we will provide Freehold Fee Simple with certain services, including technology, accounting,

financial reporting and tax services, in exchange for an annual fee of $24,000, payable monthly. The services we provide to Freehold Fee Simple under the administrative services agreement will not include any property management or other services related to the management or control of the properties or the leases with respect thereto.
•
We will effect a taxable distribution of all outstanding shares of Freehold Fee Simple’s common stock to our common stockholders on a pro rata basis, pursuant to which our common stockholders will receive one share of common stock of Freehold Fee Simple for each share of our common stock.

Any material amendment or waiver related to our existing agreements with Freehold Fee Simple, as well as any new material agreements or arrangements with Freehold Free Simple, will require the approval of a majority of our independent directors.
Our Structure
We conduct our business through an umbrella partnership REIT, or UPREIT, structure, consisting of our operating partnership and subsidiaries of our operating partnership. Through our wholly owned subsidiary, Freehold OP GP, LLC, we are the sole general partner of our operating partnership, and we presently own all of the units of limited partnership interest in our operating partnership, or OP units. In the future, we may issue OP units to third parties in connection with future financing transactions, as compensation or otherwise.
The following chart illustrates our organizational structure after giving effect to the Spin-Off and this offering.
Our Tax Status
We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended December 31, 2019. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our stock. We believe that, commencing with such short taxable year, we were organized and have operated in conformity with the requirements for qualification as a REIT under the Code, and we intend to continue to operate in such a manner.
As a REIT, generally we will not be subject to U.S. federal income tax on the REIT taxable income that we currently distribute to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute annually at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, to their stockholders. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, our income would be subject to U.S. federal income tax at regular corporate rates, and we would be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which we failed to qualify. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to some federal, state and local taxes on our income and properties and to federal income and excise taxes on our undistributed income. In addition, taxable income generated by any taxable REIT subsidiaries, or TRSs, of ours will be subject to federal, state and local income tax. See “Material U.S. Federal Income Tax Considerations.”
Restrictions on Ownership and Transfer
To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our charter prohibits, with certain exceptions, ownership by any person of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the aggregate outstanding shares of all classes and series of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”
Distribution Policy
We intend to make regular quarterly distributions to holders of shares of our common stock.
Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will depend upon a number of factors, including restrictions under applicable law, the capital requirements of our company and the distribution requirements necessary to qualify and maintain our qualification as a REIT. We may be required to fund distributions from working capital or with a portion of the net proceeds from this offering or borrow to provide funds for such distributions, or we may choose to make a portion of the required distributions in the form of a taxable stock dividend to preserve our cash balance. However, we currently have no intention to use the net proceeds from this offering to make distributions nor do we currently intend to make distributions using shares of our common stock. See “Distribution Policy.”
Prior Private Placements
On August 28, 2019 and September 13, 2019, we sold an aggregate of 3,223,320 shares of our common stock to certain institutional and individual investors at a price per share of $9.09. On August 29, 2019, we issued an additional 311,991 shares of our common stock to an affiliate of Curaleaf in exchange for the contribution of certain real property at a price per share of $9.09. On September 27, 2019 and January 13, 2020, we sold an aggregate of 1,150,000 shares of our common stock to certain institutional and individual investors at a price per share of $10.00.
We refer to the foregoing offerings collectively as our prior private placements. Each of our prior private placements was made in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. The aggregate net proceeds to us from our prior private placements, after deducting offering expenses and fees payable by us, were approximately $41 million.
Registration Rights Agreement
In connection with our prior private placements, we entered into a registration rights agreement for the benefit of the purchasers in those offerings. Under this registration rights agreement, we have agreed to use our commercially reasonable efforts to cause a resale shelf registration statement to become effective under the Securities Act as promptly as practicable after the filing of such registration statement, and in any event, subject to certain exceptions, no later than May 31, 2022, and to maintain such registration statement continuously effective under the Securities Act for a specified period. The original deadline under the registration rights agreement was extened by the stockholders in accordance with the terms of the registration rights agreement. See “Description of Capital Stock — Registration Rights.”
1940 Act Exemption
We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act. We believe we will not be considered an investment company as defined in the 1940 Act because we will not engage primarily, propose to engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Further, we intend to conduct our business in a manner so that neither we nor our operating partnership, on an unconsolidated basis, own investment securities (as that term is defined in Section 3(a)(2) of the 1940 Act) in excess of 40% of the value of our or its respective total assets (exclusive of U.S. Government securities and cash items). For these purposes, investment securities include securities issued by majority-owned subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, which may limit the types of businesses in which we engage through our subsidiaries. For more information, see “Risk Factors — Maintenance of our exemption from registration under the 1940 Act imposes limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the 1940 Act” and “Our Business — Government Regulation — 1940 Act Exemption.”
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. For so long as we are an emerging growth company, among other things:
•
we are exempt from the requirement to obtain an attestation report from our auditors on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

•
we may elect to defer compliance with new or revised accounting standards until such standards would apply to private companies;

•
we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•
we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (iii) the date on which we have, during the previous three year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards under Section 102(b) of the JOBS Act. As a result, we will comply with new or revised accounting standards on the relevant dates on or before which adoption of such standards is required for all public companies that are not emerging growth companies.
Corporate Information
Our principal executive office is located at 232 3rd Avenue N., Franklin, Tennessee 37064. Our telephone number is (877) 981-0900. Our website is located at www.freeholdprop.com. The information contained on, or accessible through, our website is not incorporated by reference into, and does not form a part of, this prospectus.

THE OFFERING
Common stock offered by us
       shares (plus up to an additional       shares that we may issue and sell upon exercise of the underwriters’ option to purchase additional shares)
Common stock to be outstanding after this offering
       shares(1)
Use of proceeds
We estimate that the net proceeds we will receive from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $      million (approximately $      million if the underwriters exercise their option to purchase additional shares in full).
We will contribute the net proceeds from this offering to our operating partnership in exchange for a number of OP units equal to the number of shares of our common stock issued and sold by us in this offering. Our operating partnership intends to use the net proceeds as follows: (i) approximately $      million to fund the origination of mortgage loans as described under “Our Business — Our Financing Pipeline;” (ii) approximately $0.1 million to redeem our 12.5% Series A Redeemable Cumulative Preferred Stock, or our Series A Preferred Stock; and (iii) the remaining net proceeds, if any, to finance cannabis properties in accordance with our investment strategy and for working capital and general corporate purposes.
Directed Share Program
The underwriters have reserved for sale, at the initial public offering price per share, up to          shares of our common stock being offered for sale to business associates, directors, employees and friends and family members of our employees. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares. If purchased by these persons, these shares will not be subject to a lock-up restriction, except in the case of shares purchased by any director or executive officer.
Proposed Nasdaq symbol
FHP
Risk factors
Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 20 of this prospectus and all other information in this prospectus before making a decision to invest in our common stock.

(1)
Includes (i) an aggregate of 569,248 restricted shares of our common stock granted to our executive officers, non-employee directors and certain other employees prior to this offering and (ii)       restricted shares of our common stock expected to be granted to our executive officers, certain other employees and Mr. Mueller upon completion of this offering. Excludes (i)       shares of our common stock issuable upon exercise of the underwriters’ option to purchase additional shares in full, (ii) an aggregate of 234,400 performance-vesting restricted stock units granted to our executive officers and certain other employees prior to this offering, (iii) an aggregate of           performance-vesting restricted stock units expected to be granted to our executive officers, certain other employees and Mr. Mueller upon the completion of this offering, and (iv)          shares of common stock reserved for future issuance under our Equity Incentive Plan. See “Management — Executive Compensation — IPO Equity Grants.”

Restrictions on ownership of our common stock
Our charter prohibits, with certain exceptions, ownership by any person of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the aggregate outstanding shares of all classes and series of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Summary Selected Historical and Pro Forma Financial Data
The following tables set forth summary selected financial and operating data based on (i) our historical consolidated balance sheets as of September 30, 2021 and December 31, 2020, (ii) our unaudited pro forma consolidated balance sheet as of September 30, 2021, (iii) our historical consolidated statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 and (iv) our unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020.
The unaudited pro forma financial and operating data have been derived from our historical consolidated financial statements. The unaudited pro forma consolidated balance sheet as of September 30, 2021 is presented to reflect adjustments to our historical balance sheet as if this offering, the Spin-Off and certain other transactions described herein were completed on September 30, 2021. The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 are presented as if this offering, the Spin-Off and certain other transactions described herein were completed on January 1, 2020.
You should read the following summary selected financial and operating data in conjunction with: (i) our historical consolidated balance sheets as of September 30, 2021 and December 31, 2020 and our historical consolidated statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020; (ii) our unaudited pro forma consolidated financial statements; and (iii) the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in this prospectus. We have based the unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following unaudited pro forma financial and operating data are presented for informational purposes only and are not necessarily indicative of what our actual financial position would have been as of September 30, 2021 assuming this offering, the Spin-Off and certain other transactions described herein had been completed on September 30, 2021, what our actual results of operations would have been for the nine months ended September 30, 2021 and the year ended December 31, 2020 assuming this offering, the Spin-Off and certain other transactions described herein were completed on January 1, 2020 and are not, and should not be viewed as, indicative of our future results of operations or financial condition.
Consolidated Balance Sheet Data
(In thousands)
	As of September 30, 2021		As of December 31, 2020
	Pro Forma	Historical
	(unaudited)	(unaudited)
Assets
Total real estate, net	$	$30,550	$32,144
Notes receivable		5,399	5,399
Total Assets	$	$40,680	$40,668
Liabilities and Stockholders’ Equity
Total Liabilities		2,364	1,526
Total Stockholders’ Equity		38,316	39,142
Total Liabilities and Stockholders’ Equity	$	$40,680	$40,668

Consolidated Statement of Operations Data
(In thousands, except per share data)
	Nine Months ended September 30, 2021		Year ended December 31, 2020
	Pro Forma (unaudited)	Historical (unaudited)	Pro Forma (unaudited)		Historical
Revenues
Rental income		$2,734	$		$3,532
Interest income		—			345
Total revenues		2,734			3,877
Expenses
General and administrative		2,731			3,291
Depreciation and amortization		1,600			2,091
Litigation settlement	—	—			435
Transaction costs		60			374
Total operating expenses		4,391			6,191
Other income (expense)
Impairment if real estate assets	—	—		—	(123)
Net loss		$(1,657)	$		$(2,437)
Less: preferred stock dividends		(8)		—	(15)
Net loss attributable to common stockholders		$(1,665)	$		$(2,452)
Net loss per common share
Basic and diluted		$(0.35)			$(0.52)
Weighted average common shares outstanding
Basic and diluted		4,751			4,733
Other Data
(In thousands, unaudited)
	Nine Months ended September 30, 2021		Year ended December 31, 2020
	Pro Forma	Historical	Pro Forma	Historical
FFO attributable to common stockholders(1)		$(71)	$	$(245)
AFFO attributable to common stockholders(1)		774		1,016

(1)
Funds from operations, or FFO, attributable to common stockholders and adjusted funds from operations, or AFFO, attributable to common stockholders are non-GAAP financial measures. For definitions of FFO and AFFO and reconciliations of net loss attributable to common stockholders to FFO and AFFO, as well as a statement disclosing the reasons why our management believes that FFO and AFFO provide useful information to investors and, to the extent material, any additional purposes for which our management uses FFO and AFFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

RISK FACTORS
An investment in our common stock involves a high degree of risk and should be considered highly speculative. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock. If any of the risks discussed below occur, our business, prospects, liquidity, funds from operations, adjusted funds from operations, financial condition, results of operations and cash flows, and our ability to make distributions to our stockholders could be materially and adversely affected, in which case the market price of our common stock could decline significantly and you could lose all or part of your investment. Some statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Business and Growth Strategy
We have a limited operating history and may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.
We were incorporated on June 24, 2019 to act as a holding company for our operating partnership, which was formed on April 23, 2019, and we commenced operations on August 28, 2019. As of the date of this prospectus, our assets consist of six mortgage loans and one note receivable with an aggregate principal amount of approximately $38.7 million. Further, as of the date of this prospectus, we have seven employees, including our executive officers. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. We cannot assure you that we will be able to operate our business successfully or profitably or in the manner described under “Our Business — Our Business and Growth Strategies.” Our business and growth prospects are dependent on our ability both to generate sufficient cash flow to pay our investors distributions and to achieve capital appreciation, and we cannot assure you that we will be able to do either. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to stockholders at attractive levels or at all. Our limited resources may also materially and adversely impact our ability to successfully implement our business plan. The results of our operations and the implementation of our business plan depend on several factors, including, among other things, the availability of opportunities to make loans, the availability of adequate equity and debt financing, the federal and state regulatory environment relating to the cannabis industry, and conditions in the financial markets and economic conditions.
Furthermore, we have no operating history as a public company, and our management team had limited experience in the cannabis industry prior to founding our company. We cannot assure you that the past experience of our senior management team will be sufficient to successfully operate our company as a public company.
Our growth will depend on our ability to finance cannabis real estate assets, and we may be unable to consummate financings on advantageous terms or at all.
Our growth strategy is focused on financing specialized industrial cultivation/processing and retail/dispensary cannabis properties in the regulated adult- and medical-use cannabis markets that are operated by high-quality operators. Our ability to expand through originating new mortgage loans consistent with our investment criteria is integral to our business strategy and requires that we identify and consummate suitable loan transactions that meet our investment criteria and are compatible with our growth strategy. We have not entered into binding commitments with respect to any potential financing opportunities and may be unable to complete any of the financings in our pipeline as described under “Our Business — Our Financing Pipeline.” We may not be successful in identifying and consummating mortgage loans or other financings for specialized industrial cultivation/processing and retail/dispensary cannabis properties that meet our investment criteria and objectives, which would impede our growth.

Our ability to originate mortgage loans and other financings on favorable terms is subject to the following risks, among others:
•
competition from other potential lenders, including public and private real estate investment trusts, or REITs, private equity investors and institutional investment funds, many of which may have greater financial and operational resources and lower costs of capital than we have and may be able to accept more risk than we can prudently manage;

•
existing or new competitors may adopt loan structures similar to ours, which would decrease our competitive advantage;

•
we may not successfully identify borrowers that meet our underwriting and investment criteria or borrowers may be unwilling to enter into transactions with us on the terms we expect;

•
we may incur significant costs and divert management attention in connection with evaluating and negotiating potential loans, including ones that we are subsequently unable to complete; and

•
we may provide loans to borrowers that do not perform as expected.

Our failure to identify attractive borrowers and originate loans on favorable terms or take advantage of other investment opportunities without substantial expense, delay or other operational or financial problems, would impede our growth and negatively affect our results of operations and cash available for distribution to our stockholders.
Our growth depends on external sources of capital, which may not be available on favorable terms or at all.
We intend to grow by providing financing for specialized industrial cultivation/processing and retail/dispensary cannabis properties, which we will fund only through newly issued equity or debt. We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable, due to global or regional economic uncertainty, changes in the state or federal regulatory environment relating to the cannabis industry, our own operating or financial performance or otherwise, to access capital markets on a timely basis and on favorable terms or at all. In addition, U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gain and certain non-cash income, and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. Because we intend to grow our business, this limitation may require us to raise additional equity or incur debt at a time when it may be disadvantageous to do so.
Our access to capital will depend upon a number of factors over which we have little or no control, including the local, state or federal regulatory environment relating to the cannabis industry, general market conditions and the market’s perception of our current and potential future earnings. If general economic instability or downturn leads to an inability to borrow at attractive rates or at all, our ability to obtain capital to fund new loans could be negatively impacted. In addition, while we do not consider our company to be engaged in the cannabis industry, banks and other financial institutions may be reluctant to enter into lending transactions with us because we finance properties used in the adult- and medical-use cannabis industry. To date, we have been unable to obtain debt financing on terms and conditions that we find acceptable. If debt financing continues to be unavailable to us on acceptable terms, our growth may be limited and the value or market price of our common stock may be adversely impacted. See “— Risks Related to Regulation and Our Industry — We and our borrowers may have difficulty accessing the service of banks, which could have a material adverse effect on our business and growth prospects.”
If we are unable to obtain capital on terms and conditions that we find acceptable, we will not be able to provide financing when opportunities exist and may have to reduce our cash distributions to our stockholders. In addition, our ability to refinance all or any debt we may incur in the future, on acceptable terms or at all, is subject to all of the above factors, and will also be affected by our future financial position, results of operations and cash flows, which additional factors are also subject to significant uncertainties. Therefore, we may be unable to refinance any debt we may incur in the future, as it matures, on acceptable terms or at all. Any of these factors could have a material adverse effect on our business, financial condition, liquidity and results of operations.

There may only be a limited number of cannabis-related properties and high-quality operators that meet our underwriting and investment criteria, which could adversely affect the growth of our business.
We intend to lend to high-quality established state-licensed cannabis operators, primarily through the origination of long-term mortgage loans secured by specialized industrial cultivation/processing and retail/dispensary cannabis properties. However, the number of properties and operators that meet our underwriting and investment criteria could be limited in light of the financial condition and performance of cannabis operators and the current regulatory landscape regarding adult- and medical-use cannabis, including but not limited to, the rigorous state licensing processes, limits on the number of licenses granted in certain states and local jurisdictions within such states, zoning regulations related to specialized industrial cannabis cultivation/processing and retail/dispensary properties, the inability of potential borrowers to open bank accounts necessary to pay us, and the evolving federal and state regulatory landscape. Our inability to originate suitable mortgage loans would have a material and adverse effect on the growth of our business and our results of operations and cash available for distribution to our stockholders.
Competition for the capital that we provide may reduce the return of our loans, which could adversely affect our operating results and financial condition.
We compete as an alternative financing provider of debt financing to cannabis operators. Several competitors have recently entered the marketplace, and these competitors may prevent us from making attractive loans on favorable terms. Our competitors may have greater resources than we do and may be able to compete more effectively as a capital provider. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Additionally, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans, deploy more aggressive pricing and establish more relationships than us. Our competitors may also adopt loan structures similar to ours, which would decrease our competitive advantage.
Moreover, we strategically benefit from the cannabis industry’s currently constrained access to U.S. capital markets and if such access is broadened, including if the New York Stock Exchange and/or the Nasdaq Stock Market were to permit the listing of plant-touching cannabis companies in the U.S., the demand among U.S. cannabis companies for private equity investments and debt financings, including our target loans, may materially decrease and could result in our competing with financial institutions that we otherwise would not. In addition, due to a number of factors (including but not limited to potentially greater clarity and/or unification of the laws and regulations governing cannabis by states and the federal government including through federal legislation or descheduling of cannabis, which may, in turn, encourage additional federally-chartered banks to provide their services to cannabis-related businesses), the number of entities and the magnitude of funds they have available to provide suitable capital may increase, resulting in increased competition and loans with terms less favorable to us. For example, Congress has introduced several proposed bills focused on the regulated cannabis industry, including the MORE Act, the STATES Act, the SAFE Banking Act and the CAOA. If the MORE Act, which was passed by the U.S. House of Representatives in December 2020, became law, it would, among other things, remove cannabis as a Schedule I controlled substance under the CSA and make available U.S. Small Business Administration funding for regulated cannabis operators. If the STATES Act, which was introduced into Congress in June 2018, became law, it would, among other things, exempt from federal CSA enforcement individuals who complied with the laws of states within which they operated. If the SAFE Banking Act became law, it would, among other things, provide protection from federal prosecution to banks and other financial institutions that provide financial services to state-licensed, compliant cannabis operators, which may include the provision of loans by financial institutions to such operators. If the CAOA became law, it would, among other things, deschedule cannabis and promote states setting their own cannabis policies and laws.
If any of the proposed bills in Congress became law, there would be further increased competition for the financing of cannabis-related properties, and such operators would have greater access to alternative financing sources with lower costs of capital. These factors may reduce the number of operators that wish to enter into loan transactions with us, or may result in us having to enter into loans on less favorable terms with borrowers, each of which may significantly adversely impact our profitability and ability to generate cash flow and make distributions to our stockholders.

Until we originate additional loans, we indirectly will be dependent on Curaleaf, and an event that has an adverse effect on Curaleaf’s business, financial position or results of operations could have a material adverse effect on our business, financial condition and results of operations.
As of the date of this prospectus, we have made six mortgage loans to Freehold Fee Simple in the aggregate principal amount of approximately $33.3 million. Freehold Fee Simple’s only assets are two specialized industrial cultivation/processing properties and four retail/dispensary properties that are leased to subsidiaries of Curaleaf pursuant to triple-net leases that are fully guaranteed by Curaleaf, Inc. As a result, Freehold Fee Simple’s ability to make interest payments to us under the terms of our loans depends entirely on the ability of Curaleaf to satisfy its rent payment and other obligations to Freehold Fee Simple.
There can be no assurance that Curaleaf or its subsidiaries will have sufficient assets, income and/or access to financing to enable them to satisfy their payment and other obligations to Freehold Fee Simple. We anticipate that the operating expenses and capital expenditures of Curaleaf will increase substantially in the foreseeable future as they continue to invest to increase their customer base, expand their marketing channels, hire additional employees and build-out and enhance their infrastructure. The expansion efforts of Curaleaf may prove more expensive than it anticipates, and it may not succeed in increasing its revenues and operating margins sufficiently to offset the anticipated higher expenses. Accordingly, Curaleaf may not be able to achieve or sustain profitability, and it may incur significant losses for the foreseeable future.
If the Curaleaf tenants are unable to meet their rent obligations to Freehold Fee Simple, or Curaleaf is unable to satisfy its obligations as a guarantor, Freehold Fee Simple would not be able to make interest payments to us under the terms of our loans, which would materially adversely affect our business, financial position and results of operations, including our ability to pay dividends to our stockholders. In addition, the inability of the Curaleaf tenants to satisfy their other obligations under their lease agreements with Freehold Fee Simple, such as the payment of taxes, insurance and utilities, could have a material adverse effect on the condition of the properties securing our loans to Freehold Fee Simple. In the event of a default by a tenant, Freehold Fee Simple may also experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment and re-leasing the property, which would materially and adversely affect Freehold Fee Simple’s ability to make interest payments to us. For these reasons, if Curaleaf were to experience an adverse change in its business, financial position or results of operations or file for bankruptcy, our business, financial position and results of operations could also be materially and adversely affected. Moreover, Curaleaf and its subsidiaries may have difficulty accessing bankruptcy courts because the federal bankruptcy courts may not provide relief for parties who engage in the cannabis industry or cannabis related businesses. See “— Risks Related to Regulation and Our Industry — We and our borrowers may have difficulty accessing bankruptcy courts” below.
Although Curaleaf guarantees the obligations of the Curaleaf tenants under their lease agreements with Freehold Fee Simple, Curaleaf’s operations are conducted primarily through multiple subsidiaries, and Curaleaf has no material direct operations as a stand-alone entity. The assets of Curaleaf are comprised primarily of the equity interests it directly or indirectly holds in its subsidiaries, with such subsidiaries directly holding retail, dispensary or cultivation and processing operations and related cannabis operating assets. As result, Curaleaf is dependent on equity and debt financings, loans and dividends, distributions and other payments from its subsidiaries to generate the funds necessary to meet any future financial obligations as a guarantor of Freehold Fee Simple’s leases with subsidiaries of Curaleaf. Subsidiaries of Curaleaf are legally distinct from Curaleaf and may be prohibited or restricted from paying dividends or distributions, or otherwise making funds available to Curaleaf under certain conditions. For example, future debt obligations of Curaleaf or its subsidiaries may limit the ability of all or certain of those subsidiaries to pay dividends or distributions, or make loans, to Curaleaf. If Curaleaf is unable to obtain funds from its subsidiaries, Curaleaf may be unable to meet future obligations, if any, as guarantor of Freehold Fee Simple’s leases with its subsidiaries.
Our loan portfolio is, and may continue to be, concentrated in a limited number of borrowers, which subjects us to increased risks due to the unfavorable performance of any borrower and the decline in value of any collateral property.
As described above, as of the date of this prospectus, our portfolio is comprised of the six mortgage loans secured by properties owned by Freehold Fee Simple and leased to subsidiaries of Curaleaf and a

$5.4 million unsecured loan to an operator in Illinois. One consequence of having such a limited number of investments is that our results of operations, financial condition and cash flows may be substantially adversely affected by the unfavorable performance of any borrower and the decline in value of any collateral property.
The properties that secure the mortgage loans in our portfolio are located in Florida, Massachusetts and New Jersey, and the borrower under our unsecured loan is a cannabis operator in Illinois. Because of this geographic concentration, adverse circumstances or developments related to operations in these markets could negatively affect our borrowers’ ability to make interest payments to us and the value of our loans. Such factors include, but are not limited to, the following:
•
unexpected changes in regulatory requirements and other laws, including with respect to retail sale, distribution, cultivation and processing of cannabis, licensing, banking and insurance;

•
the responsibility of complying with, and monitoring our borrowers’ compliance with, multiple and often conflicting federal, state and local laws;

•
changes in tax laws in these states; and

•
the impact of regional or state specific business cycles and economic instability.

Although we intend to diversify our portfolio of loans over time, our portfolio could remain concentrated in a limited number of loans to a limited number of borrowers.
Our contingent purchase options may become worthless if the value of the collateral declines below the outstanding principal balance of the applicable loan or if the conditions required for us to exercise the option never occur.
We have entered into option agreements with Freehold Fee Simple, pursuant to which we have a contingent option to purchase each of the six properties securing our mortgage loans to Freehold Fee Simple. In addition, we expect most mortgage loans we originate to include a contingent purchase option for a price equal (i) the original agreed-upon valuation upon which the mortgage loan was advanced, plus (ii) a pro rata portion of the aggregate real estate valuation increase, if any, since the origination of the loan, based upon the loan-to-value ratio established at the time of loan origination. The purchase options will be exercisable only upon the legalization of cannabis under U.S. federal law or certain other federal regulatory changes that would permit fee simple ownership of cannabis-related real estate in the United States or would permit our common stock to be listed on a national securities exchange as an owner of fee simple title to cannabis-related real estate in the United States. Our purchase options may become worthless if the value of the collateral declines below the outstanding principal balance of the applicable loan or if the conditions required for us to exercise the option never occur.
We will not own real estate used in cannabis-related operations due to current statutory prohibitions, which will limit our remedies in the event that any of our borrowers default under the terms of their mortgage loans with us.
Although we will have the contractual ability to foreclose on, and take title to, the properties securing our mortgage loans upon a default by the borrower, we will not own real estate used in cannabis-related operations due to current statutory prohibitions, including Section 856 of the CSA, which relates to, among other things, the management or control of properties that are used for the manufacturing, distributing or using of any controlled substances. As a result, we will be forced to pursue other remedies upon any defaults by our borrowers, including forcing a sale of the property to another cannabis operator or using the property for non-cannabis related operations, and we can provide no assurances that such remedies will be as effective as us taking direct ownership of a property used in cannabis-related operations. The regulatory requirements related to real property used in cannabis-related operations may cause significant delays or difficulties in transferring a property to another cannabis operator. In addition, any alternative uses of cannabis-related properties may be limited due to the specialized nature of the facilities or may be less profitable than the cannabis-related operations, which would adversely affect the value of the collateral securing our loans and could result in us selling the property at a loss. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our stockholders.
We may need to foreclose on loans that are in default, which could result in losses.
Subject to the limitations described above, we may find it necessary to foreclose on loans that are in default. Foreclosure processes are often lengthy and expensive. Results of foreclosure processes may be uncertain, as claims may be asserted by the relevant borrower or by other creditors or investors in such borrower that interfere with enforcement of our rights, such as claims that challenge the validity or enforceability of our loan or the priority or perfection of our security interests. Our borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no merit, in an effort to prolong the foreclosure action and seek to force us into a modification or buy-out of our loan for less than we are owed. In addition, the transfer of certain collateral to us may be limited or prohibited by applicable laws and regulations. For transferable collateral, foreclosure or other remedies available may be subject to certain laws and regulations, including the need for regulatory disclosure and/or approval of such transfer. If federal law were to change to permit cannabis companies to seek federal bankruptcy protection, the applicable borrower could file for bankruptcy, which would have the effect of staying the foreclosure actions and delaying the foreclosure processes and potentially result in reductions or discharges of debt owed to us. Foreclosure also may create a negative public perception of the collateral property, resulting in a diminution of its value. Even if we are successful in foreclosing on collateral property securing our loan, foreclosure-related costs, high loan-to-value ratios or declines in property values could prevent us from recovering the principal amount of our loans, and we could be required to record a valuation allowance for such losses. Any costs or delays involved in the foreclosure or a liquidation of the underlying property will reduce the net proceeds realized and, thus, increase the potential for loss. In addition, in the event a borrower defaults on any of its obligations to us and such debt obligations are equitized, we do not intend to directly hold such equity interests, which may result in additional losses on our loans in such entity.
Certain assets of our borrowers may not be used as collateral or transferred to third parties due to applicable state laws and regulations governing the cannabis industry, and such restrictions could negatively impact our profitability.
Each state that has legalized cannabis in some form has adopted its own set of laws and regulations that differ from one another. In particular, laws and regulations differ among states regarding the collateralization or transferability of cannabis-related assets, such as cannabis licenses, cannabis inventory and ownership interests in licensed cannabis companies. Some states, including the states where our current borrowers operate, allow the collateralization or transferability of cannabis-related assets, but with restrictions, such as meeting certain eligibility requirements, utilization of state receiverships and/or upon approval by the applicable regulatory authority. Other states where our borrowers may operate in the future may prohibit the collateralization or transferability of certain cannabis-related assets, such as cannabis licenses. Such restrictions or prohibitions may cause delays or difficulties in transferring the properties securing our loans to another cannabis operator, which could have a material adverse effect on our business, financial condition, liquidity and results of operations. In addition, because the sales of such assets may be forced upon the borrower when time may be of the essence and available to a limited number of potential purchasers, the sales prices may be less than the prices obtained with more time in a larger market.
If we foreclose on properties securing our loans, we may have difficulty selling the properties due to the nature of specialized industrial cultivation/processing cannabis properties and the potentially limited number of high-quality operators for such properties, as well as for retail/dispensary cannabis properties.
Specialized industrial cultivation/processing cannabis properties are highly specialized and require substantial investment to make them suitable for such uses. In addition, there may be a limited number of high-quality operators of specialized industrial cultivation/processing and retail/dispensary cannabis properties or a limited number of operators in a particular market that have completed the state-licensing process. As a result, if we foreclose on properties securing our loans, we may have difficulty selling such properties and may be forced to sell a property to a lower quality operator. To the extent there is a change in law or we are unable to find a suitable cannabis operator, we may be forced to sell a property at a loss to a party outside of the cannabis industry. Any of the foregoing could materially and adversely affect the value of our assets and our results of operations, financial condition and ability to pay dividends to our stockholders.
As a lender, we generally are not in a position to exert influence on borrowers, and our borrowers may make decisions that could decrease the value of our loans to such borrowers or the collateral securing our loans.
As a lender, we generally are not in a position to exert influence on borrowers. As a result, we are subject to the risk that our borrowers may make business decisions with which we disagree or may take risks or otherwise act in ways that do not serve our interests, which could decrease the value of our loans or the collateral securing our loans.
Failure to succeed in new markets may have an adverse impact on our results of operations and ability to make distributions to our stockholders.
As of the date of this prospectus, the loans in our portfolio are secured by, or otherwise relate to, properties located in Florida, Massachusetts, New Jersey and Illinois. We intend to finance specialized industrial cultivation/processing and retail/dispensary properties in markets where we do not currently conduct our business. When we originate loans in new markets, we may face risks associated with a lack of market knowledge, including the applicable state and local laws with respect to the cannabis industry, the availability and identity of quality borrowers, forging new business relationships in the area and unfamiliarity with local government requirements and procedures. Furthermore, the negotiation of a potential expansion into new markets would divert management time and other resources. As a result, we may have difficulties executing our business strategy in these new markets, which could have a negative impact on our results of operations and ability to make distributions to our stockholders.
We depend on key personnel whose continued service is not guaranteed and each of whom would be difficult to replace.
We depend on the efforts and expertise of Mr. Brain, our Chief Executive Officer and the Chairman of our Board of Directors, Mr. Walraven, our Chief Operating Officer and a member of our Board of Directors, Mr. Yi, our Chief Financial Officer, and our other officers to execute our business strategy. If one or more of these individuals were to no longer be employed by us, we may be unable to find suitable replacements. If we were to lose the services of one or more of these individuals and were unable to find suitable replacements, our business, financial condition, results of operations and ability to make distributions to our stockholders at expected levels or at all could be materially and adversely affected.
Some of our borrowers may be start-up businesses and may be unable to make interest payments with funds from operations or at all, which could adversely affect our business, financial condition, results of operations and ability to make distributions to our stockholders and the market price of our common stock.
The success of our investments will be materially dependent on the financial stability of our borrowers. Due to the limited number of high-quality cannabis operators with successful track records, some of our future borrowers may be independent or start-up cannabis operators about which there may be no or limited historical operating and financial information. As a result of this limited information, it is possible that we could make loans to borrowers that do not perform as expected and ultimately are unable to make interest and principal payments, which could adversely impact our business, financial condition, results of operations, cash flows and ability to make distributions to our stockholders and the market price of our common stock.
In addition, some of our borrowers may be start-up businesses that have little or no revenue when they enter into loans with us and, therefore, may be unable to make interest payments with funds from operations. As a result, we expect that these borrowers will make initial interest payments to us using proceeds of the loans from us or other cash on hand. In addition, we expect that such start-up businesses generally will be more vulnerable to adverse conditions resulting from federal and state regulations affecting their businesses or industries and will have more limited access to traditional forms of financing.
Some of our borrowers may be subject to significant debt obligations and may rely on other debt financing to make interest payments to us. Borrowers that are subject to significant debt obligations may be unable to make their interest payments if there are adverse changes in their business plans or prospects, the regulatory environment in which they operate or in general economic conditions. In addition, the borrowers’ interest payments may reduce the working capital available to such entities and prevent them from devoting the resources necessary to develop and grow their operations and profitability. Furthermore, we may be unable to accurately assess, monitor and evaluate borrower credit quality on an ongoing basis.
Any loan defaults by a borrower could adversely affect our business, financial condition, results of operations, cash flows and ability to make distributions to our stockholders and the market price of our common stock. In the event of a default by a borrower, we may also experience delays in enforcing our rights and may incur substantial costs in protecting our investment.
We face significant risks associated with financing the development and redevelopment of properties.
We may, from time to time, finance the development or redevelopment of properties owned by other parties. Development and redevelopment activities entail risks that could adversely impact our financial condition and results of operations, including:
•
permitting or construction delays, which may result in increased project costs, as well as deferred revenue;

•
the operator’s revenues at a property may fail to meet our expectations for a number of reasons, including changes in market and economic conditions beyond the operator’s control and the development of competing properties;

•
poor performance or nonperformance by, or disputes with, contractors, subcontractors or other third parties on which the development or redevelopment is dependent;

•
labor stoppages, slowdowns or interruptions;

•
liabilities, expenses or project delays, stoppages or interruptions as a result of challenges by third parties in legal proceedings; and

•
weather-related and geological interference, including landslides, earthquakes, floods, drought, wildfires and other events, which may result in delays or increased costs.

Any delays in the development or redevelopment of properties that we finance or the abandonment of the project by our borrowers could adversely impact the ability of our borrowers to make principal and interest payments to us as they come due or otherwise meet their obligations to us, which could have a material adverse effect on our results of operations and the value of our loans.
Our loans may be risky, and we could lose all or part of any loan.
The loans in our portfolio are not, and we expect that substantially all of the loans we originate in the future will not be, rated by any rating agency and, if they were rated, would be rated as non-investment grade by rating agencies. The non-investment grade ratings for these assets typically result from the overall leverage of the loans, the lack of a strong operating history for the facilities underlying the loans, the borrowers’ credit history, the underlying facilities’ cash flow or other factors. For example, the six mortgage loans in our existing portfolio have loan-to-value ratios of approximately 96%, and we expect that our future mortgage loans also will have high loan-to-value ratios. As a result, these investments should be expected to have a higher risk of default and loss than investment grade rated assets. Although we expect our loans generally will be secured, such security does not guarantee that we will receive principal and interest payments according to the terms of the loan, or that the value of any collateral will be sufficient to allow us to recover all or a portion of the outstanding amount of such loan should we be forced to enforce our remedies. For example, if a property securing our loan is no longer able to be operated in the cannabis industry as a result of a change in law or otherwise, it is likely that the borrower will not be able to make payments in full or on time and we may be forced to foreclose on a property that has lost a significant portion of its value. This increases the risk that we will not be able to realize the full value of our mortgage loans. Any loss we incur may be significant and may reduce distributions to our stockholders and adversely affect the market price of our common stock.

The lack of liquidity in our loans may adversely affect our business.
We expect many of our loans will be relatively illiquid, including as a result of our borrowers’ involvement in the regulated cannabis industry. In addition, many of the loans we make, to the extent they constitute securities, will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or disposition except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. We, therefore, may be unable to dispose of such loans in a timely manner, or at all, or if we are required and able to liquidate all or a portion of our portfolio, we could realize significantly less value than that which we had previously recorded for our loans. As a result, our ability to vary our portfolio in response to changes in economic, regulatory and other conditions or changes in our strategic plan may be relatively limited, which could adversely affect our results of operations and financial condition.
Due to our borrowers’ involvement in the regulated cannabis industry, we and our borrowers may have a difficult time obtaining or maintaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities.
Insurance that is otherwise readily available, such as workers’ compensation, general liability, title insurance and directors’ and officers’ insurance, is more difficult and expensive for us and our borrowers to obtain because of our borrowers’ involvement in the regulated cannabis industry. We can provide no assurances that we or our borrowers will be able to obtain or continue to carry adequate insurance, or that the cost of such insurance will be available on economically viable terms or at all. If we or our borrowers are unable to obtain or maintain sufficient insurance coverage, it could inhibit our growth, expose us to additional risk and financial liabilities and may have a material adverse impact on our business, financial condition, results of operations, cash flows and ability to make distributions to our stockholders.
We face potential adverse consequences of bankruptcy or insolvency by our borrowers and other obligors.
We are exposed to the risk that our borrowers, guarantors or other obligors could become bankrupt or insolvent. Although our loan agreements will provide us with the right to exercise certain remedies in the event of default on the obligations owing to us or upon the occurrence of certain insolvency events, the bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization. Our rights and remedies as a lender, compared to a landlord, are generally more limited. As a result, our business, financial condition, results of operations and ability to make distributions to our stockholders could be adversely affected if an obligor becomes bankrupt or insolvent.
Moreover, our borrowers may have difficulty accessing bankruptcy courts under the theory that, since cannabis is illegal under federal law, the federal bankruptcy courts cannot provide relief for parties who engage in the cannabis industry or cannabis-related businesses, thereby further increasing the uncertainty and risk of loss to us in the case of the bankruptcy or insolvency of one of our borrowers or guarantors. See “— Risks Related to Regulation and Our Industry — We and our borrowers may have difficulty accessing bankruptcy courts.”
Some of our loans may be recorded at fair value and, as a result, there will be uncertainty as to the value of these loans.
Some of our loans may be in the form of positions or securities that are not publicly traded. Company personnel will perform valuations of our investments in consultation with professionals who provide advice as to methodology and data validity. However, no Company personnel are valuation experts. The fair value of securities and other investments that are not publicly traded may be difficult to determine and may involve substantial judgment on our part. We will value these investments quarterly at fair value, which likely will include use of and reliance on inputs that do not involve market quotations or other objective, transparent or observable characteristics. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time, and our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our results of operations and the market price of our common stock could be adversely affected if the fair value of our investments significantly decreases from period to period or if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. The valuation process can be particularly challenging during periods of economic turmoil, making valuations during such times more unpredictable and volatile.
Declines in market prices and liquidity in the capital markets can result in significant net unrealized depreciation of our portfolio, which in turn would reduce our net asset value.
Volatility in the capital markets can adversely affect our loan valuations. Decreases in the market values or fair values of our loans are recorded as unrealized depreciation. The effect of all of these factors on our portfolio can reduce our net asset value by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized and/or unrealized losses, which could have a material adverse effect on our business, financial condition or results of operations.
For loans recorded at cost, we may experience a decline in the fair value of our assets.
A decline in the fair market value of any loan or other investment that is recorded and carried at “cost” may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the original acquisition cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale. If we experience a decline in the fair value of our assets, our results of operations, financial condition and our ability to make distributions to our stockholders could be materially and adversely affected.
Provisions for loan losses are difficult to estimate and could adversely affect our financial condition and results of operations.
In June 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13 Financial Instruments — Credit Losses — Measurement of Credit Losses on Financial Instruments (Topic 326) (“ASU No. 2016-13”) and in April 2019, the FASB issued ASU No. 2019-04 Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments (collectively, the “CECL Standard”). These updates change how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value. The CECL Standard replaces the “incurred loss” approach under existing guidance with an “expected loss” model for instruments measured at amortized cost. The CECL Standard requires entities to record allowances (“CECL Allowances”) for held-to-maturity and available-for-sale debt securities that are deducted from the carrying amount of the assets to present the net carrying value at the amounts expected to be collected on the assets. All assets subject to the CECL Standard, with few exceptions, will be subject to these CECL Allowances rather than only those assets where a loss is deemed probable under the other-than-temporary impairment model. Once we adopt the CECL Standard, it could create volatility in the level of our CECL Allowances for loan losses. If we are required to materially increase our level of CECL Allowances for loan losses for any reason, such increase could adversely affect our financial condition and results of operations.
The CECL Standard is effective for fiscal years, and interim periods within those years, beginning January 1, 2023 for private companies, with early adoption permitted. Once we adopt the CECL standard, the determination of CECL Allowances will require us to make certain estimates and judgments, which may be difficult to determine. Our estimates and judgments are based on a number of factors, including (i) whether cash from the borrower’s operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan and (iii) the liquidation value of collateral, all of which remain uncertain and are subjective.
We may not be able to obtain or maintain required licenses and authorizations to conduct our business and may fail to comply with various state and federal laws and regulations applicable to our business.
In general, lending is a highly regulated industry in the United States and we are required to comply with, among other statutes and regulations, certain provisions of the Equal Credit Opportunity Act of

1974, or the Equal Credit Opportunity Act, that are applicable to commercial loans, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act, regulations promulgated by the Office of Foreign Asset Control, various laws, rules and regulations related to the cannabis industry and U.S. federal and state securities laws and regulations. In addition, certain states have adopted laws or regulations that may, among other requirements, require licensing of lenders and financiers, prescribe disclosures of certain contractual terms, impose limitations on interest rates and other charges, and limit or prohibit certain collection practices and creditor remedies.
There is no guarantee that we will be able to obtain, maintain or renew any required licenses or authorizations to conduct our business or that we would not experience significant delays in obtaining these licenses and authorizations. As a result, we could be delayed in conducting certain business if we were first required to obtain certain licenses or authorizations or if renewals thereof were delayed. Furthermore, once licenses are issued and authorizations are obtained, we are required to comply with various information reporting and other regulatory requirements to maintain those licenses and authorizations, and there is no assurance that we will be able to satisfy those requirements or other regulatory requirements applicable to our business on an ongoing basis, which may restrict our business and could expose us to penalties or other claims.
Any failure to obtain, maintain or renew required licenses and authorizations or failure to comply with regulatory requirements that are applicable to our business could result in material fines and disruption to our business and could have a material adverse effect on our business, financial condition, operating results and our ability to make distributions to our stockholders.
We rely on information technology in our operations and security breaches and other disruptions in our systems could compromise our and our borrowers’ information and expose us to liability, which would cause our business and reputation to suffer.
In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our borrowers and business partners, including personally identifiable information of our borrowers and employees, on our networks. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. We also may incur costs to remedy any damage caused by such disruptions. Further, as we pursue our growth strategy and pursue new initiatives to improve our operations, we are also expanding our information technologies, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. If we fail to assess and identify cybersecurity risks associated with our operations, we may become increasingly vulnerable to such risks. Additionally, the measures we have implemented to prevent security breaches and cyber incidents may not be effective. The theft, destruction, loss, misappropriation or release of sensitive or confidential information, or both, and intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, potential liability and competitive disadvantage, any of which could result in a material adverse effect on our financial condition, results of operations and the market price of our common stock.
The properties securing our loans may be subject to contingent or unknown liabilities that could adversely affect the value of these properties, and as a result, our loans.
Properties securing our loans may be subject to contingent, unknown or unquantifiable liabilities that may adversely affect the value of our loans. Unknown liabilities may include, but are not limited to, liabilities for cleanup of undisclosed environmental contamination, liabilities for failure to comply with the applicable cannabis-related laws, liabilities for failure to comply with fire, health, life-safety and similar regulations, claims by tenants, vendors or other persons against the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties. We may in the future foreclose and acquire properties without any recourse, or with only limited recourse, against the prior property owner with respect to contingent or unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle or contest it and may lose some or all of our invested capital in the property, as well as the loss of rental income from that property, which could materially and adversely affect us.
The ongoing COVID-19 pandemic and measures intended to prevent its spread could have a material adverse effect on our business, results of operations, cash flows and financial condition.
Since being first reported in December 2019, COVID-19 has spread globally, including to every state in the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The pandemic has led governments and other authorities around the world, including federal, state and local authorities in the United States, to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. While operations in many areas have been allowed to fully or partially re-open, no assurance can be given that such closures or restrictions will not be reinstituted in the future.
The impact of the COVID-19 pandemic and measures to prevent its spread could materially and adversely affect our business in a number of ways. While many states have designated cannabis businesses as “essential” and allowed them to remain open, our borrowers’ sales may be adversely impacted by changes in consumer behavior resulting from the pandemic. Any negative impact on our borrowers’ sales could have a material and adverse impact on our borrowers’ ability to make interest payments on our loans to them. Additionally, because of the federal regulatory uncertainty related to the regulated cannabis industry, our borrowers may not be eligible for financial relief from federal and state governments available to other businesses. The deterioration of economic conditions as a result of the pandemic may ultimately materially decrease interest payment collections across our portfolio or result in defaults under our loans, which could adversely affect our financial condition, results of operations and cash available for distribution to our stockholders.
State, local and federal governments have increased, and, as a result of the financial impact of the pandemic, may in the future increase, property taxes or other taxes or fees, or may enact new taxes or fees, in order to increase revenue, which has in the past, and may in the future, increase our and our borrowers’ expenses. In addition, any development or redevelopment projects that we finance could be adversely affected, including as a result of disruptions in supply chains and government restrictions on the types of projects that may continue during the pandemic or as a result of delayed construction schedules due to social distancing efforts or occurrences of the virus at the property.
The COVID-19 pandemic also has caused, and may continue to cause, severe economic, market and other disruptions worldwide. Disruptions in the financial markets could adversely impact our access to equity and debt financing on favorable terms or at all, which could adversely affect our ability to fund loans and other investment opportunities.
The extent of the COVID-19 pandemic’s effect on our operational and financial performance will depend on future developments, including the duration and intensity of the pandemic, the emergence and characteristics of new variants, the timing and effectiveness of vaccines and treatments, and the duration or reinstatement of government measures to mitigate the pandemic or address its effects, all of which are uncertain and difficult to predict. Due to the speed with which the situation is developing, we are not able at this time to estimate the effect of these factors on our business, but the adverse impact on our business, results of operations, financial condition and cash flows could be material.

We may incur significant debt, which may subject us to restrictive covenants and increased risk of loss and may reduce cash available for distributions to our stockholders.
Although to date we have been unable to obtain debt financing on terms and conditions that we find acceptable, subject to market conditions and availability, we may incur significant debt through bank credit facilities (including term loans and revolving facilities), public and private debt issuances and derivative instruments, in addition to transaction-specific funding arrangements. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, debt restrictions contained in those financing arrangements and the lenders’ and rating agencies’ estimate of the stability of our investment portfolio’s cash flow. Our board of directors may significantly increase the amount of leverage we utilize at any time. Incurring substantial debt could subject us to many risks, including the following:
•
our cash flows from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements and/or (iii) the loss of some or all of our assets to foreclosure or sale;

•
we may be unable to borrow additional funds as needed or on favorable terms, or at all;

•
to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•
our default under any loan with cross-default provisions could result in a default on other debt;

•
our debt may increase our vulnerability to adverse economic and industry conditions;

•
we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions (including distributions necessary to maintain our REIT qualification) and other purposes;

•
our flexibility in planning for or responding to changing business, industry or economic conditions may be reduced; and

•
we may not be able to refinance debt that matures prior to the loan it was used to finance on favorable terms, or at all.

If any one of these events were to occur, our financial condition, results of operations, cash flow and ability to make distributions to our stockholders could be materially and adversely affected.
Any future debt instruments may impose restrictive covenants.
Any debt instruments that we may enter into in the future may contain customary negative covenants and other financial and operating covenants that, among other things, may affect our ability to incur additional debt, make certain loans or other investments, reduce liquidity below certain levels, make distributions to our stockholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and investment strategies. If we were to fail to meet or satisfy any such covenants, we would likely be in default under these agreements, and the lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We could also become subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default. Further, such restrictions could also make it difficult for us to satisfy the qualification requirements necessary to maintain our status as a REIT.
Interest rate fluctuations could increase our financing costs and reduce our ability to generate income on our investments, each of which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.
Our primary interest rate exposure will relate to the financing cost of any debt we may incur in the future. To the extent that our financing costs will be determined by reference to floating rates, such as

LIBOR, the Secured Overnight Financing Rate or a Treasury index, plus a margin, the amount of such costs will depend on a variety of factors, including, without limitation, (i) for collateralized debt, the value and liquidity of the collateral, and for non-collateralized debt, our credit, (ii) the level and movement of interest rates, and (iii) general market conditions and liquidity. In a period of rising interest rates, our interest expense on floating rate debt would increase, while any additional interest income we may earn on any floating-rate loans may not compensate for such increase in interest expense. At the same time, the interest income we earn on our fixed-rate loans would not change, the duration and weighted average life of our fixed-rate loans would increase and the market value of our fixed-rate loans would decrease. Similarly, in a period of declining interest rates, our interest income on any floating-rate loans would decrease, while any decrease in the interest we are charged on any floating-rate debt may not compensate for such decrease in interest income and interest we are charged on any fixed-rate debt would not change. Any such scenario could materially and adversely affect us.
Liability for uninsured losses could adversely affect our financial condition, results of operations and ability to make distributions to our stockholders.
Although we expect the terms of our loans with our borrowers will generally require property and casualty insurance, losses from disaster-type occurrences, such as earthquakes, hurricanes, floods and weather-related disasters, and other types of insurance, may be either uninsurable or not insurable on economically viable terms, due in part to the properties’ locations, construction types and involvement in the regulated cannabis industry. Under these circumstances, the insurance proceeds received with respect to a property relating one of our loans might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the loss of cash flow from, and the asset value of, the affected property and the value of our loan related to such property.
Liability relating to environmental matters may impact the value of properties that we may acquire upon foreclosure of the properties securing our loans.
To the extent we foreclose on properties securing our loans, we may be subject to environmental liabilities arising from such foreclosed properties. In particular, cannabis cultivation and manufacturing facilities may present environmental concerns of which we are not currently aware. Under various federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. Accordingly, if environmental contamination exists on properties we acquire or develop after acquisition, we could become subject to liability for the contamination.
The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property securing one of our loans becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant loan held by us and our ability to make distributions to our stockholders.
If we foreclose on any properties securing our loans, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to any properties securing our loans could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.
Risks Related to Regulation and Our Industry
Cannabis remains illegal under federal law and, therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability and the inability of our borrowers to execute our respective business plans.
Cannabis, other than hemp, is a Schedule I controlled substance under the CSA. Even in those jurisdictions in which the manufacture and use of cannabis has been legalized at the state level, the possession, use and cultivation all remain violations of federal law that are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities (including investors in such entities) may violate federal law if they intentionally aid and abet another in violating these federal controlled substance laws, or conspire with another to violate them.
The U.S. Supreme Court has ruled in United States v. Oakland Cannabis Buyers’ Coop. and Gonzales v. Raich that it is the federal government that has the right to regulate and criminalize the sale, possession and use of cannabis, even for medical purposes, regardless of state laws. In January 2018, then acting U.S. Attorney General Jeff Sessions issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) under the Trump administration, rescinding certain past U.S. Department of Justice (the “DOJ”) memoranda regarding cannabis law enforcement, including the DOJ memorandum by former Deputy Attorney General James Michael Cole (the “Cole Memo”) issued on August 29, 2013 under the Obama Administration, which had characterized the use of federal law enforcement resources to prosecute those complying with state regulatory systems allowing the use, manufacture and distribution of medical-use cannabis as an inefficient use of federal investigative and prosecutorial resources when state regulatory and enforcement efforts are effective with respect to enumerated federal enforcement priorities under the CSA. The Sessions Memo remains in effect. As part of the Session’s Memo’s rescindment of the Cole Memo, the Sessions Memo instructs DOJ prosecutors to enforce the laws enacted by Congress and to follow well-established principles that govern all federal prosecutions when deciding whether to pursue prosecutions related to cannabis activities. As a result, federal prosecutors could, and still can, use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Although there have not been any identified prosecutions of state law compliant cannabis entities in the approximately three years following the issuance of the Sessions Memo, there can be no assurance that the federal government will not enforce federal laws against the regulated cannabis industry generally.
Congress previously enacted an omnibus spending bill that includes a provision prohibiting the DOJ (which includes the U.S. Drug Enforcement Administration) from using funds appropriated by that bill to prevent certain states from implementing their medical-use cannabis laws. This provision expires on December 3, 2021, and must be renewed by Congress. There can be no assurances that Congress will renew this provision as it has done since 2014. In USA v. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that this provision prohibits the DOJ from spending funds from relevant appropriations acts to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. However, the Ninth Circuit’s opinion, which only applies to the states of Alaska, Arizona, California, Hawaii, and Idaho, also held that persons who do not strictly comply with all state laws and regulations regarding the distribution, possession and cultivation of medical-use cannabis have engaged in conduct that is unauthorized, and in such instances the DOJ may prosecute those individuals. The court also noted that, if the provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision was previously in force. Furthermore, while properties where cannabis is cultivated or processed exclusively for medical use has received protection from Congress, properties where cannabis is cultivated for adult-use do not have the same protection. Consequently, our borrowers that cultivate, process or sell adult-use cannabis on their properties may be subject to greater or different federal legal and other risks as compared to properties where cannabis is cultivated, processed or sold exclusively for medical use, including not providing protection under the Congressional spending bill provision described above.
Additionally, financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statutes and the Bank Secrecy Act of 1970, as amended, or the Bank Secrecy Act. The penalties for violation of these laws include imprisonment, substantial fines and forfeiture. Prior to the DOJ’s rescission of the Cole Memo, supplemental guidance from the DOJ issued under the Obama administration directed federal prosecutors to consider the federal enforcement priorities enumerated in the Cole Memo when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. This supplemental guidance was followed by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network, or FinCEN, issued a memorandum on February 14, 2014, or the FinCEN Memorandum, outlining the pathways for financial institutions to bank state-sanctioned cannabis businesses in compliance with federal enforcement priorities. Under these guidelines, financial institutions must submit a Suspicious Activity Report, or SAR, in connection with all cannabis-related banking activities by any client of such financial institution, in accordance with federal money laundering laws. These cannabis-related SARs are divided into three categories — cannabis limited, cannabis priority, and cannabis terminated — based on the financial institution’s belief that the business in question follows state law, is operating outside of compliance with state law, or where the banking relationship has been terminated, respectively. The FinCEN Memorandum states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. Although the Cole Memo has been rescinded, the FinCEN Memorandum technically remains intact; however, it is unclear whether the current administration will continue to follow the FinCEN Memorandum. Although the DOJ has not initiated the prosecution of financial crimes against state-law compliant cannabis companies or their vendors, the DOJ continues to have the right and power to prosecute crimes committed by banks and financial institutions, such as money laundering and violations of the Bank Secrecy Act, that occur in any state, including states that have in some form legalized the sale of cannabis. Further, the conduct of the DOJ’s enforcement priorities could change for any number of reasons. A change in the DOJ’s priorities could result in the DOJ’s prosecuting banks and financial institutions for crimes that were not previously prosecuted.
Given the Sessions Memo’s confirmation that federal prosecutors have significant prosecutorial discretion, no assurance can be given that the federal prosecutor in each judicial district where we make a loan will not choose to strictly enforce the federal laws governing the processing, sale or distribution of cannabis against our borrowers. Any change in the federal government’s enforcement posture with respect to state-licensed cultivation or sale of cannabis, including the enforcement postures of individual federal prosecutors in judicial districts where we make our loans, would adversely affect our borrowers and impede our ability to execute our business plan, and we would likely suffer significant losses with respect to our loans to cannabis industry participants in the United States, which could have a material and adverse impact on our financial condition, results of operations, cash flows, ability to make distributions to our stockholders and the market price of our common stock.
We have structured our business in a manner intended to comply with U.S. federal laws, rules, regulations, interpretations and enforcement priorities as they exist and are interpreted today, including the Controlled Substances Act, the Money Laundering Control Act, the Bank Secrecy Act, the conspiracy and aiding and abetting laws, and the Racketeer Influenced and Corrupt Organizations Act. There can be no assurances, however, that these laws, rules, regulations, interpretations and enforcement priorities will not change in the future, especially from one Presidential administration to another.
Certain of our borrowers may engage in operations for the adult-use cannabis industry, and as a result, our borrowers may be subject to additional risks associated with such adult-use cannabis operations.
The loans in our portfolio do not, and will not, prohibit our borrowers from engaging in the cannabis business for adult-use that is permissible under state and local laws where our borrowers are located, which may subject such borrowers to different and greater risks, including greater risk of prosecution for violations of the CSA and federal laws governing money laundering. For example, the prohibition in the current omnibus spending bill that prohibits the DOJ from using funds appropriated by Congress to prevent states from implementing their medical-use cannabis laws does not extend to adult-use cannabis laws. In addition, while we may originate loans for properties in states that only permit medical-use cannabis at the time of origination, such states may in the future authorize by state legislation or popular vote the legalization of adult-use cannabis, thus permitting our borrowers to engage in adult-use cannabis operations at the properties securing our loans.
Our ability to grow our business depends on state laws pertaining to the cannabis industry.
Continued development of the cannabis industry and our ability to grow depend upon continued legislative authorization of cannabis at the state level and any number of factors could slow or halt further progress in this area. While there may be ample public support for legislative action permitting the manufacture and use of cannabis, numerous factors impact the legislative process. For example, many states that voted to legalize adult- and/or medical-use cannabis have seen significant delays in drafting and implementing industry regulations and issuing licenses. In addition, burdensome regulation at the state level could slow or stop further development of the adult- and/or medical-use cannabis industry, such as limiting the number of licenses issued to cannabis operators, limiting the medical conditions for which medical cannabis can be recommended by physicians for treatment, restricting the form in which adult- or medical-use cannabis can be consumed, imposing significant registration requirements on physicians and patients, limiting the types of strains that can be grown, limiting the products that may be sold, or imposing significant taxes on growing, processing and/or selling cannabis, which could have the impact of dampening growth of the cannabis industry and making it difficult for cannabis businesses, including our borrowers, to operate profitably in those states. Any of these factors, or the slowing or halting of additional legislative authorization of cannabis, would adversely affect our business and growth prospects.
FDA regulation of cannabis and the possible registration of properties where cannabis is grown could negatively affect the cannabis industry, which would directly affect our financial condition.
If the federal government legalized cannabis for adult- and/or medical-use, it is possible that the U.S. Food and Drug Administration, or the FDA, would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Although the FDA has not yet enforced against the state-regulated cannabis industry, it has sent numerous warning letters to sellers of CBD products making health claims, and the FDA could turn its attention to the cannabis industry. The FDA could issue regulations governing the manufacture and marketing of cannabis products, including requirements related to minimum national good manufacturing practice, product standards, registration and listing, and labeling information related to ingredients and directions for use. The FDA also could require approval of cannabis products, and clinical trials may then be needed to verify efficacy and safety of cannabis products. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the cannabis industry, including what costs, requirements and possible prohibitions may be enforced. If we or our borrowers are unable to comply with the regulations or registration as prescribed by the FDA, we and/or our borrowers may be unable to continue to operate our and their businesses in their current forms or at all.
We and our borrowers may have difficulty accessing the service of banks, which could have a material adverse effect on our business and growth prospects.
Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statute and the Bank Secrecy Act. Prior to the DOJ’s announcement in January 2018 of the rescission of the Cole Memo and related memoranda, supplemental guidance from the DOJ directed federal prosecutors to consider the federal enforcement priorities enumerated in the Cole Memo when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. This supplemental guidance was followed by FinCEN in the FinCEN Memorandum, which outlines the pathways for financial institutions to bank state-sanctioned cannabis businesses in compliance with federal enforcement priorities. Although the Cole Memo has been rescinded, the FinCEN Memorandum technically remains intact; however, it is unclear whether the current administration will continue to follow the FinCEN Memorandum. Although the DOJ has not initiated the prosecution of financial crimes against state-law compliant cannabis companies or their vendors, the DOJ continues to have the right and power to do so. The continued uncertainty surrounding financial transactions related to cannabis activities may result in financial institutions discontinuing services to the cannabis industry. Consequently, those businesses involved in the regulated adult- or medical-use cannabis industry continue to encounter difficulty establishing banking relationships. In addition, banks and other financial institutions may be reluctant to enter into lending transactions with us because we finance properties used in the adult- and medical-use cannabis industry. To date, we have been unable to obtain debt financing on terms and conditions that we find acceptable. If debt financing continues to be unavailable to us on acceptable terms, our growth may be limited and the market price of our common stock may be adversely impacted.
The terms of our loans require that our borrowers make payments on such loans via check or wire transfer. Only a small percentage of financial institutions in the United States currently provide banking services to licensed companies operating in the cannabis industry. The inability of our borrowers to open accounts and continue using the services of banks will limit their ability to enter into debt arrangements with us or may result in their default under our debt agreements, either of which could materially harm our business, operations, cash flow and financial condition.

Laws and regulations affecting the regulated cannabis industry are frequently changing, which could materially adversely affect our business, and we cannot predict the impact that future regulations may have on us or our borrowers.
Local, state and federal cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us or our borrowers to incur substantial costs associated with compliance or alter our or their business plans. In addition, violations of these laws, or allegations of such violations, could disrupt our borrowers’ businesses and result in a material adverse effect on our borrowers’ operations. It is also possible that additional regulations may be enacted in the future that will be directly applicable to our business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us or our borrowers to comply with new laws or regulations, could require changes to certain of our or our borrowers’ business practices and cause us or our borrowers to incur additional costs, which could materially and adversely impact our business, results of operations, financial condition, cash flows and ability to make distributions to our stockholders.
Assets leased to cannabis businesses may be forfeited to the federal government.
Any assets used in conjunction with the violation of federal law are potentially subject to federal forfeiture, even in states where cannabis is legal. In July 2017, the DOJ issued a new policy directive regarding asset forfeiture, referred to as the “equitable sharing program.” Under this policy directive, federal authorities may adopt state and local forfeiture cases and prosecute them at the federal level, allowing for state and local agencies to keep up to 80% of any forfeiture revenue. This policy directive allows for forfeitures to proceed that are not in accord with the limitations imposed by state-specific forfeiture laws and may lead to increased use of asset forfeitures by local, state and federal enforcement agencies. If the federal government decides to initiate forfeiture proceedings against cannabis businesses, such as the cannabis facilities that are owned or utilized by our borrowers, we may not be able to recover the amounts due to us from those borrowers and would not have recourse to the properties, which would materially and adversely impact our business, results of operations, financial condition, cash flows and ability to make distributions to our stockholders.
We and our borrowers may have difficulty accessing bankruptcy courts.
Because the manufacture and distribution of cannabis is illegal under federal law, the federal bankruptcy courts may not provide relief for parties who engage in the cannabis industry or cannabis-related businesses. Recent bankruptcy rulings have denied bankruptcies for cannabis dispensaries upon the justification that businesses cannot violate federal law and then claim the benefits of federal bankruptcy for the same activity upon the justification that courts cannot ask a bankruptcy trustee to take possession of, and distribute, cannabis assets as such action would violate the CSA. Therefore, we or our borrowers may not be able to seek the protection of the bankruptcy courts and this could materially affect our business or our ability to obtain credit or collect amounts from borrowers in the event of their insolvency.
Our borrowers’ properties are, and will be, subject to extensive regulations, which may result in significant costs to them thereby increasing their likelihood of default, which could materially and adversely affect our business, financial condition, liquidity and results of operations.
Our loans are secured by properties that are subject to various local laws and regulatory requirements, and we would be subject to such requirements if such collateral was foreclosed upon. Local property regulations may restrict the use of properties, or our ability to foreclose on properties and may require our borrowers to obtain approval from local authorities with respect to their properties, including prior to acquiring the property or when developing or undertaking renovations. Among other things, these restrictions may relate to cultivation of cannabis, the use of water and the discharge of waste water, fire and safety, seismic conditions, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not materially and adversely affect our borrowers, or that additional regulations will not be adopted that would result in additional costs. These added costs, or the failure to obtain such regulatory approvals, could make it more difficult, or impossible, for our borrowers to repay us, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Risks Related to Our Organization and Structure
An affiliate of Tilden Park Capital Management LP owns a significant percentage of our common stock and has the ability to exercise substantial influence over us.
As of the date of this prospectus, an affiliate of Tilden Park Capital Management LP, or Tilden Park, owns approximately 51.6% of the outstanding shares of our common stock, and upon completion of this offering, Tilden Park will own     % of the outstanding shares of our common stock. Pursuant to an investor rights agreement between us and Tilden Park, or the Investor Rights Agreement, for so long as Tilden Park owns at least 20% of the outstanding shares of our outstanding common stock, it is entitled to appoint a non-voting observer to our board of directors, and has the right to have such observer elected as a voting board member at Tilden Park’s discretion. The concentration of ownership by Tilden Park in us may influence the outcome of any matters submitted to our stockholders for approval, and it is possible that the interests of Tilden Park may in some circumstances conflict with our interests and the interests of our other stockholders.
The stock ownership limits imposed by the Code on REITs and our charter may restrict stock transfers or business combination opportunities, or both, particularly if our management and board of directors do not favor a combination proposal.
In order for us to qualify and maintain our qualification as a REIT under the Code, not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, including through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) at any time during the last half of a taxable year. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to allow us to qualify and preserve our qualification as a REIT. Unless exempted by our board of directors, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the aggregate outstanding shares of all classes and series of our capital stock, in each case excluding any shares of our capital stock that are not treated as outstanding for U.S. federal income tax purposes. Our board of directors may, in its sole discretion, grant an exemption to the stock ownership limits, subject to certain conditions and the receipt by our board of directors of certain representations and undertakings.
Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT or (2) transferring shares of our capital stock if such transfer would result in us being owned by fewer than 100 persons (determined without regard to any rules of attribution). The stock ownership limits contained in our charter key off the ownership at any time by any “person,” which term includes entities, and take into account direct and indirect ownership as determined under various ownership attribution rules in the Code. The stock ownership limits also might delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.
Certain provisions of Maryland law, as well as certain provisions in our charter and bylaws, could inhibit changes in control, which may discourage third parties from seeking change in control transactions that could involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
There are provisions in our charter and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock. The additional classes or series, as well as the additional authorized shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.
In addition, certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:
•
“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or any affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and thereafter impose fair price and/or supermajority voting requirements on these combinations; and

•
“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, except solely by virtue of a revocable proxy, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights with respect to their control shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by the MGCL, our bylaws contain provisions exempting any business combination between us and any person from the business combination provisions of the MGCL and exempting any acquisition of our stock from the control share provisions of the MGCL. However, our board of directors may by amendment to our bylaws repeal the exemption from the business combination provisions of the MGCL or opt in to the control share provisions of the MGCL at any time in the future.
We have elected by a provision in our charter, at such time as we are eligible, to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. We have not elected, however, to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors without stockholder approval. Our board of directors is not classified. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to the classified board provisions of Subtitle 8. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”
Such takeover defenses may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-current market price. In addition, the provisions of our charter on the removal of directors and the advance notice provisions of our bylaws, among others, could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Each item discussed above may delay, deter or prevent a change in control of our company, even if a proposed transaction is at a premium over the then-current market price for our common stock. Further, these provisions may apply in instances where some stockholders consider a transaction beneficial to them. As a result, our stock price may be negatively affected by these provisions. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”
We are a holding company with no direct operations and, as such, we will rely on funds received from our operating partnership to pay any distributions to our stockholders, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our operating partnership and its subsidiaries.
We are a holding company and conduct substantially all of our operations through our operating partnership. Apart from interests in our operating partnership, we do not have any material assets. As a result, we will rely on cash distributions from our operating partnership to pay any distributions our board of directors may declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our operating partnership. In addition, because we are a holding company, your claims as a stockholder will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.
Our board of directors may change our business, investment and financing strategies without stockholder approval and we may become highly leveraged, which may increase our risk of default under our debt obligations.
Our investment and financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. As the market and regulatory environment evolves, we may change our business, investment and financing strategies without a vote of, or notice to, our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, our investments and business activities to date. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our investments or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Furthermore, as the market and regulatory environment evolves, our board may determine, subject to compliance with applicable laws, to focus on the direct ownership, rather than the financing, of cannabis properties. In addition, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy is changed, we may in the future become highly leveraged, which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. Changes to our strategies with regard to the foregoing could materially and adversely affect our business, financial condition, results of operations and ability to make distributions to our stockholders and the market price of our common stock.
Our operating partnership may issue OP units to third parties without the consent of our stockholders, which would reduce our ownership percentage in our operating partnership and would have a dilutive effect on the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders.
We are the sole member of the general partner of our operating partnership and currently own all of the outstanding OP units in our operating partnership. We may, in connection with our financing of properties, as compensation or otherwise, issue additional OP units. Such issuances would reduce our ownership percentage in our operating partnership and could affect the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own OP units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

Conflicts of interest could arise between the interests of our stockholders and the interests of holders of OP units, which may impede business decisions that could benefit our stockholders.
If we issue OP units to third parties, conflicts of interest could arise as a result of the relationships between us, on the one hand, and our operating partnership or any limited partner thereof, on the other. Our directors and officers have duties to us and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, as the sole member of the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our duties as the sole member of the general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. These conflicts may be resolved in a manner that is not in the best interests of our stockholders.
If we issue OP units in connection with our financing of properties or in other transactions, the value placed on such OP units may not accurately reflect their market value, which may dilute your interest in us.
If we issue OP units in connection with our financing of properties or in other transactions, the per unit value attributable to such interests will be determined based on negotiations with the other party and, therefore, may not reflect the fair market value of such OP units if a public market for such OP units existed. If the value of such OP units is greater than the value of the interest acquired, your interest in us may be diluted.
Our rights and the rights of our stockholders to recover on claims against our directors and officers are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.
Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner that he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.
Under the MGCL, directors are presumed to have acted in accordance with this standard of care. As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:
•
actual receipt of an improper benefit or profit in money, property or services; or

•
active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter and bylaws obligate us to indemnify each present and former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. We also have entered into indemnification agreements with our executive officers and directors granting them express indemnification rights. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter, bylaws and indemnification agreements or that might exist for other public companies.
Our charter contains provisions that could make it difficult for our stockholders to effect changes to our management.
Our charter contains provisions that could make it difficult for our stockholders to effect changes to our management and may prevent a change in control of our company that is in the best interests of our stockholders. Our charter provides that a director may be removed with or without cause upon the affirmative vote of holders of a majority of all the votes entitled to be cast generally in the election of directors.
However, vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum, which may make it more difficult to change our management by replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

We will incur new costs as a result of becoming a public company, and such costs may increase if and when we cease to be an “emerging growth company,” which could materially and adversely affect our results of operations.
As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. As a result, our executive officers’ attention may be diverted from other business concerns, which could adversely affect our business and results of operations. In addition, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect compliance with these public reporting requirements and associated rules and regulations to increase expenses, particularly after we are no longer an emerging growth company. We could be an emerging growth company until December 31, 2026, although circumstances could cause us to lose that status earlier, which could result in our incurring additional costs applicable to public companies that are not emerging growth companies earlier than anticipated.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our executive officers’ time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.
As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our executive officers and materially and adversely affect our business and results of operations.
As a result of becoming a public company, management will be required to report periodically on the effectiveness of our system of internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or our system of internal control over financial reporting may not be determined to be appropriately designed or operating effectively, which may materially and adversely affect investor confidence in our company and, as a result, the value of our common stock.
We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first full fiscal year after the completion of this offering. In addition, after we are no longer an emerging growth company under the JOBS Act and no longer a non-accelerated filer, Section 404 of the Sarbanes- Oxley Act will require our auditors to deliver an attestation report on the effectiveness of our internal control over financial reporting in conjunction with their opinion on our audited financial statements. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. The existence of any material weakness would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weakness in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the market price of our common stock.
Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain actions and proceedings that may be initiated by our stockholders, subject to certain exceptions, which may limit a stockholder’s ability to bring certain claims against us or our directors, officers or other employees in a judicial forum that the stockholder believes is favorable.
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for the following: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of any duty owed by us or by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws; or (iv) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. This choice of forum provision will not apply to claims arising under the Securities Act or the Exchange Act. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits with respect to such claims.
Maintenance of our exemption from registration under the 1940 Act imposes limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the 1940 Act.
We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act. We believe we will not be considered an investment company as defined in the 1940 Act because we will not engage primarily, propose to engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Further, we intend to conduct our business in a manner so that neither we nor our operating partnership, on an unconsolidated basis, own investment securities (as that term is defined in Section 3(a)(2) of the 1940 Act) in excess of 40% of the value of our or its respective total assets (exclusive of U.S. Government securities and cash items). For these purposes, investment securities may include securities issued by majority-owned subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, which may limit the types of businesses in which we engage through our subsidiaries.
If the value of our holdings in investment securities exceeds 40% of our total assets on an unconsolidated basis, or if we or our subsidiaries fail to maintain another exception or exemption from the 1940 Act (see below), we could, among other things, be required either to (a) substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company under the 1940 Act, any of which could negatively affect our business, the value of our common stock, the sustainability of our business model, and our ability to make distributions to our stockholders, which also could have an adverse effect on our business and the market price for our common stock. If we or any of our subsidiaries were required to register as an investment company under the 1940 Act, the registered entity would become subject to substantial regulation with respect to capital structure (including restrictions on the ability to use leverage), management, operations, prohibitions on transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.
Failure to meet an exception from the definition of “investment company” in the 1940 Act would require us to significantly restructure our investment strategy. For example, because affiliated transactions are generally prohibited under the 1940 Act, we would not be able to enter into transactions with any of our affiliates if we are required to register as an investment company, which could have a material adverse effect on our ability to operate our business and pay distributions. If we were required to register us as an investment company but failed to do so, we would be prohibited from engaging in our business, and administrative enforcement or civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement.
We expect that certain current and future subsidiaries can rely upon the exception from the definition of “investment company” set forth in Section 3(c)(5)(C) of the 1940 Act, which applies to entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exception, as interpreted by the staff of the SEC, generally requires at least 55% of an entity’s assets to be comprised of mortgages and other liens on and interests in real estate (“qualifying interests”) and an additional 25% of the entity’s assets to be comprised of real estate-related assets (as that term has been interpreted by the staff of the SEC). The 25% threshold is subject to reduction to the extent that the entity invests more than 55% of its total assets in qualifying interests, and no more than 20% of such entity’s total assets are invested in miscellaneous investments. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff and on our analyses of such guidance to determine which assets are qualifying interests and which are real estate-related assets. However, the SEC’s guidance was issued in accordance with factual situations that may be substantially different from the factual situations we may face, and much of the guidance was issued more than 20 years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify assets for purposes of qualifying for the exception contained in Section 3(c)(5)(C) of the 1940 Act. If we are required to re-classify our subsidiaries’ assets, they may no longer be in compliance with such exception. To the extent that the SEC staff publishes new or different guidance with respect to any assets we have determined to be qualifying interests or real estate-related assets, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in a subsidiary holding assets we might wish to sell or not acquiring or selling assets we might wish to hold.
We and/or our subsidiaries may also be able to rely upon other exclusions from the definition of “investment company” in the 1940 Act, including the exclusion provided by Section 3(c)(6) of the 1940 Act (which excludes, among other things, parent entities whose primary business is conducted through majority-owned subsidiaries relying upon the exclusion provided by Section 3(c)(5)(C), discussed above). The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.
In August 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the 1940 Act, including the nature of the assets that are qualifying interests for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the SEC or its staff providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations.
Termination of the employment agreements with our executive officers could be costly and prevent a change in our control.
The employment agreements with each of our executive officers provide that, if their employment with us terminates under certain circumstances (including upon a change in our control), we may be required to pay them significant amounts of severance compensation, including accelerated vesting of equity awards, thereby making it costly to terminate their employment. Furthermore, these provisions could delay or prevent a transaction or a change in our control that might involve a premium paid for our common stock or otherwise be in the best interests of our stockholders.
Our agreements with Freehold Fee Simple may not reflect terms that would have resulted from arm’s-length negotiations with unaffiliated third parties.
The agreements related to the Spin-Off, including the separation and distribution agreement, the administrative services agreement, the loan agreements, the option agreements and certain other agreements, were entered into in the context of the Spin-Off while Freehold Fee Simple was still controlled by us. As a result, they may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.

The ownership of common stock of Freehold Fee Simple by our executive officers, directors and Tilden Park may create, or may create the appearance of, conflicts of interest.
The ownership of common stock of Freehold Fee Simple by our executive officers, directors and Tilden Park may create, or may create the appearance of, conflicts of interest when Tilden Park and our officers and directors are faced with decisions that could have different implications for Freehold Fee Simple than they do for us, including whether to enforce our rights under our agreements with Freehold Fee Simple or whether to renew, terminate or re-negotiate such agreements. Any material amendment or waiver related to our existing agreements with Freehold Fee Simple, as well as any new material agreements or arrangements with Freehold Fee Simple, will require the approval of a majority of our independent directors.
Risks Related to Our Taxation as a REIT
Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which could adversely affect the value of our stock and substantially reduce funds available for distributions to stockholders.
We elected to be taxed as a REIT for U.S. federal income tax purposes. We believe that our organization and current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. However, we cannot assure you that we will qualify as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code for which there are limited judicial and administrative interpretations and which involve the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the U.S. tax laws applicable to the qualification as a REIT for U.S. federal income tax purposes or the U.S. federal income tax consequences of such qualification.
If we fail to qualify as a REIT in any taxable year we will face serious tax consequences that could substantially reduce the funds available for distributions to our stockholders because:
•
we would not be allowed a deduction for distributions paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•
we could be subject to increased state and local taxes; and

•
unless we are entitled to relief under statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions to remain qualified as a REIT for U.S. federal income tax purposes. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our stock.
Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.
Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, a 100% “prohibited transaction” tax (described below), tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, in order to meet the REIT qualification requirements or to avoid the imposition of the 100% prohibited transaction tax, we may hold certain assets through one or more TRSs that will be subject to corporate-level income tax at regular rates. Any of these taxes would decrease cash available for distribution to our stockholders.
We are subject to a 100% tax on our gain or income from “prohibited transactions,” and we may forego certain otherwise attractive transactions to avoid such tax.
A REIT’s net income from “prohibited transactions” is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold a significant amount of assets as inventory or primarily for sale to customers in the ordinary course of our business, the characterization of an asset sale as a prohibited transaction depends on the particular facts and circumstances. The Code provides a safe harbor that, if met, allows a REIT to avoid being treated as engaged in a prohibited transaction. We may sell certain assets in transactions that do not meet all of the requirements of such safe harbor if we believe the transaction nevertheless would not be a prohibited transaction based on an analysis of all of the relevant facts and circumstances. If the IRS were to successfully argue such a sale was in fact a prohibited transaction, we would be subject to a 100% penalty tax with respect to such sale. In addition, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales, even though the sales might otherwise be beneficial to us. Alternatively, we may choose to structure such sales in a less tax efficient manner to avoid such tax, including through the use of a TRS that would be subject to regular corporate income tax on any income or gain from such sales.
REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds during unfavorable market conditions.
To qualify as a REIT, generally we must distribute to our stockholders at least 90% of our net taxable income each year, without regard to the deduction for dividends paid and excluding capital gains and certain non-cash income. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our taxable income, including any net capital gain, and a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. We intend to make distributions to our stockholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligations to the extent consistent with our business objectives. However, our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments, the possibility of non-deductible fines imposed on cannabis-related businesses and the application of various other income tax provisions of the Code, including Section 280E and Section 163(j), each of which are described below. In order to meet the REIT distribution requirement, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. In addition, we may need to reserve cash (including proceeds from this offering) to satisfy our REIT distribution requirements, even though there are attractive investment opportunities that may be available. To address and/or mitigate some of these issues, we may make taxable distributions that are in part paid in cash and in part paid in our common stock. In such cases our stockholders may have tax liabilities from such distributions in excess of the cash they receive.
If we are subject to Section 280E of the Code because of the business activities of our borrowers, the resulting disallowance of income tax deductions could cause us to incur U.S. federal income tax and jeopardize our REIT status.
Section 280E of the Code provides that, with respect to any taxpayer, no deduction or credit is allowed for expenses incurred during a taxable year “in carrying on any trade or business if such trade or business (or the activities which comprise such trade or business) consists of trafficking in controlled substances (within the meaning of Schedule I and II of the CSA) which is prohibited by federal law or the law of any State in which such trade or business is conducted.” Because cannabis is a Schedule I controlled substance under the CSA, Section 280E by its terms applies to the purchase and sale of cannabis products. Although we will not be engaged in the purchase, sale, cultivation, harvesting, or processing of cannabis products, we will make loans with respect to properties operated by parties who will engage in such activities. If the IRS asserted that, through our lending activities, we are primarily or vicariously liable under federal law for “trafficking” a Schedule I substance (cannabis) under Section 280E of the Code or for any other violations of the CSA, the IRS may seek to apply the provisions of Section 280E to us and disallow certain tax deductions, including for management fees, depreciation or interest expense. If such tax deductions are disallowed, we could be unable to meet the distribution requirements applicable to REITs under the Code, which could cause us to incur U.S. federal income tax and fail to qualify as a REIT. Because we will not be engaged in the purchase, sale, cultivation, harvesting or processing of a controlled substance, we do not believe that we will be subject to the disallowance provisions of Section 280E, and neither we nor our tax advisors are aware of any tax court cases or guidance from the IRS in which a taxpayer not engaged in such activities with respect to a controlled substance was disallowed deductions under Section 280E. However, there is no assurance that the IRS will not take such a position either currently or in the future.
To the extent our business interest deductions, if any, are deferred or disallowed under Section 163(j) of the Code, our taxable income may exceed our cash available for distributions to stockholders.
Section 163(j) of the Code limits the deductibility of “business interest” for both individuals and corporations. Certain real property trades or businesses are permitted to elect out of this limitation, but we do not expect such election to be available to us. To the extent our interest deductions or those of our subsidiaries, if any, are deferred or disallowed under Section 163(j) of the Code or any other provision of law, our taxable income may exceed our cash available for distribution to our stockholders. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized.
Complying with the REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive investments.
To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets and the amounts we distribute to our stockholders. In order to meet these tests, we may be required to forego investments that we might otherwise make. In addition, we may be required to liquidate attractive investments that do not or no longer comply with the REIT income or asset requirements or for the purpose of generating cash to distribute to stockholders. Thus, compliance with the REIT requirements may hinder our performance by limiting our ability to make or maintain ownership of certain otherwise attractive investments.
Temporary investment of the net offering proceeds of this offering in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset requirements, but only during the one-year period beginning on the date we receive such net offering proceeds. If we are unable to invest a sufficient amount of the net proceeds of this offering in qualifying real estate assets within such one-year period, we could fail to satisfy one of the gross income tests or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. If we fail to satisfy such requirements, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT.
Dividends payable by REITs generally do not qualify for reduced U.S. federal income tax rates applicable to qualified dividend income.
The maximum U.S. federal income tax rate for qualified dividends payable to individual U.S. stockholders is 20% plus, to the extent applicable, a 3.8% healthcare tax. Dividends payable by REITs generally are not qualified dividends and therefore are not eligible for taxation at the reduced rates. However, to the extent such dividends are attributable to certain dividends that we receive from a TRS or to income from a prior year that was retained by us and subject to corporate tax, such dividends generally will be eligible for the reduced rates that apply to qualified dividend income. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock. However, through the 2025 tax year, individual U.S. stockholders may be entitled to claim a deduction in determining their taxable income of 20% of ordinary REIT dividends (dividends other than capital gain dividends and dividends attributable to qualified dividend income received by us, if any), which temporarily reduces the effective income tax rate on these dividends to a maximum tax rate of 29.6% (excluding any applicable healthcare tax) for those years. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Stockholders are urged to consult tax advisers regarding the effect of this change on the effective tax rate with respect to REIT dividends.
Complying with the REIT requirements may limit our ability to hedge our operational risks effectively and may cause us to incur tax liabilities.
The REIT provisions of the Code may limit our ability to hedge risks relating to our operations. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to real estate assets including mortgage loans and mortgage-backed securities, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests.
The Spin-Off could result in adverse tax consequences if a taxing authority challenged the value of our spun-off real estate portfolio.
The Spin-Off of Freehold Fee Simple was a taxable distribution to us and our stockholders, with the amount of such distribution based, in part, on the value of our spun-off real estate portfolio. As part of the Spin-Off, we will determine and report such value for income tax purposes. If a taxing authority challenges our determination of such valuation, we could be required to recognize additional gain and earnings from the Spin-Off, and our stockholders could be required to recognize additional income with respect to our dividends during the year in which the Spin-Off occurs.
Our contractual relationships with Freehold Fee Simple were not negotiated at arm’s length and could be scrutinized by a taxing authority, which could result in adverse tax consequences to us.
We and Freehold Fee Simple were under the control of the same stockholders at the time of the
Spin-Off. Based on that common control, a taxing authority could assert that the results of transactions between us and Freehold Fee Simple are not consistent with the results that would have been realized if uncontrolled taxpayers had engaged in the same transaction under the same circumstances (an arm’s-length result). If a taxing authority successfully made such a determination, a taxing authority could attempt to reapportion or reallocate gross income, deductions, credits or allowances between us and Freehold Fee Simple. Such apportionment or allocation could increase our taxable income and result in adverse tax consequences to us and our stockholders.
The U.S. federal income tax treatment of certain of our loans may be subject to uncertainty.
Certain of our loans that we intend to treat as “variable rate debt instruments” for U.S. income tax purposes have terms that subject such treatment to uncertainty. For example, it is possible that a taxing authority could assert that, due to the manner in which the interest rate on such loans adjusts over time, such loans should be treated as “contingent payment debt instruments,” or CPDIs, for U.S. income tax purposes. If CPDI treatment applied, we may be required to recognize interest income for U.S. income tax purposes earlier than we had anticipated. Such acceleration could cause adverse income tax consequences to us and our stockholders, including with respect to our ability to meet the distribution requirements under the REIT rules.
Legislative or regulatory tax changes related to REITs could materially and adversely affect our business.
At any time, the U.S. federal income tax laws or regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”) governing REITs, or the administrative interpretations of those laws or regulations, may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.
Risks Related to This Offering and Ownership of Our Common Stock
There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop and be sustained following this offering.
Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock will trade at or above the initial public offering price. The initial public offering price of our common stock was determined by agreement among us and the representatives of the underwriters, but there can be no assurance that our common stock will not trade below the initial public offering price following the completion of this offering. See “Underwriting.” The market price of our common stock could be substantially affected by many factors, including general market conditions; the extent to which a secondary market develops for our common stock following the completion of this offering; the extent of institutional investor interest in us; the level of demand for securities issued by lenders to owners or operators of specialized industrial cultivation/processing and retail/dispensary cannabis properties; the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies); and our financial performance.
You will not have the opportunity to evaluate the investments to be funded with the net proceeds from this offering before we make them, and we may not be able to use the net proceeds from this offering to originate loans that meet our investment objectives in a timely manner, or at all, which would impede our growth and adversely affect our results of operations and ability to make distributions to our stockholders.
We have not yet identified any specific loans that we may make in the future and we will not provide you with information to evaluate our investments prior to making such loans, other than through our disclosures required by the rules of the SEC. As a result, our management team will have broad discretion to identify loans to originate with the proceeds from this offering and may make investments with which you may not agree. For a discussion of our business and growth strategies, see “Our Business — Our Business and Growth Strategies,” and for a discussion of our financing pipeline, see “Our Business — Our Financing Pipeline.” We have not entered into binding commitments with respect to any of the potential financing opportunities described in this prospectus, and we can provide no assurances that (i) we will be able to enter into definitive agreements to invest in any new loans that meet our investment objectives, (ii) we will be successful in consummating any loan opportunities we identify in a timely manner, or at all, or (iii) any of the loans we may make using the net proceeds from this offering will yield attractive risk-adjusted returns. Our inability to do any of the foregoing likely would materially and adversely affect our business and our ability to make distributions to our stockholders. See “— Risks Related to Our Business and Growth Strategy — Our growth will depend on our ability to finance cannabis real estate assets, and we may be unable to consummate financings on advantageous terms or at all.”
The trading volume and market price of our common stock may be volatile and could decline substantially following this offering.
Even if an active trading market develops and is sustained for our common stock, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the price at which you purchase them in this offering. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future, including as a result of factors unrelated to our operating performance or prospects. In particular, the market price of our common stock could be subject to wide fluctuations in response to a number of factors, including, among others, the following:
•
actual or anticipated differences in our operating results, liquidity, or financial condition;

•
the passage of legislation or other regulatory developments that adversely affect us or our industry;

•
changes in the perception of our industry;

•
changes in our revenues or earnings estimates;

•
the impact of the ongoing COVID-19 pandemic and actions taken to reduce its spread;

•
publication of research reports about us, our investments or the overall real estate market;

•
increases in market interest rates that lead purchasers of our common stock to demand a higher yield;

•
additions and departures of key personnel;

•
the performance and market valuations of other similar companies;

•
adverse market reaction to any additional debt we incur in the future;

•
actions by institutional stockholders;

•
the realization of any of the other risk factors disclosed in this prospectus;

•
speculation in the press or investment community;

•
the extent of investor interest in our securities;

•
the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•
our underlying asset value;

•
changes in accounting principles;

•
investor confidence in the capital markets generally;

•
future equity issuances;

•
failure to maintain our REIT qualification;

•
low trading volume of our stock;

•
terrorist acts; and

•
general market and economic conditions, including factors unrelated to our operating performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their common stock. If the market price of our common stock is volatile and this type of litigation is brought against us, it could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.
If you purchase common stock in this offering, you will experience immediate dilution.
As of September 30, 2021, our aggregate historical combined net tangible book value was approximately $36.1 million, or $8.34 per share of our common stock. As a result, the pro forma net tangible book value per share of our common stock after the completion of this will be less than the initial public offering price. The purchasers of shares of our common stock offered hereby will experience immediate and substantial dilution of $         per share in the pro forma net tangible book value per share of our common stock, based on the midpoint of the price range set forth on the front cover of this prospectus. See “Dilution.”
Common stock eligible for future sale could have an adverse effect on the market price of our common stock.
In connection with our prior private placements, we entered into a registration rights agreement requiring us to use commercially reasonable efforts to cause a resale shelf registration statement with respect to certain of the shares sold in our prior private placements to become effective under the Securities Act as soon as practicable after filing, and in any event, subject to certain exceptions, no later than May 31, 2022. As a result, holders of shares of our common stock acquired in our prior private placements have registration rights that obligate us to register their shares under the Securities Act. Once we register the shares, they can be freely sold in the public market, subject to any applicable lock-up agreements. See “Shares Eligible for Future Sale.” Future sales by these holders of our common stock, or the perception that such sales could occur in the future, could have a material adverse effect on the market price of our common stock. In particular, after the completion of this offering, Tilden Park will own     % of the outstanding shares of our common stock. If Tilden Park sells all or a substantial portion of its shares, it could have a material adverse impact on the market price of our common stock.
From time to time, we also intend to issue additional shares of common stock or OP units, which, at our option, may be redeemed for shares of our common stock, in connection with our financing of properties or in other transactions, as compensation or otherwise, and we may grant additional registration rights in connection with such issuances.

We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of the common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market price of our common stock.
We have not established a minimum dividend payment level and we cannot assure you of our ability to pay dividends in the future or the amount of any dividends.
We have not established a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by the risk factors described in this prospectus. Until our portfolio of assets generates sufficient income and cash flow, we could be required to fund distributions from working capital, sell assets or borrow funds. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, our results of operations could be materially and adversely affected.
All distributions will be made at the discretion of our board of directors and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future, and our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the market price of our common stock.
Future sales of our common stock, other securities convertible into our common stock or preferred stock could cause the market price of our common stock to decline and could result in dilution of your shares.
Our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the creation and issuance of preferred stock, other debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Sales of substantial amounts of our common stock or of preferred stock could cause the valuation of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the market price of our common stock. Sales of substantial amounts of our common stock by any large stockholder, or the perception that such sales could occur, may adversely affect the valuation of our common stock.
Future issuances of debt securities or preferred stock, which would rank senior to our common stock upon liquidation, or future issuances of equity securities (including OP units), which would dilute our existing stockholders and may be senior to our common stock for purposes of making distributions, may materially and adversely affect the market price of our common stock.
In the future, we may issue debt or equity securities or incur other borrowings. Upon our liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before common stockholders. If we incur debt in the future, our future interest costs could increase and adversely affect our liquidity and results of operations. We are not required to offer any additional equity securities to existing common stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities (including OP units), warrants or options, will dilute the holdings of our existing common stockholders and such issuances or the perception of such issuances may reduce the market price of our common stock. Our preferred stock, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders. Because our decision to issue debt or equity securities or incur other borrowings in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, common stockholders bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings will negatively affect the market price of our common stock.

An increase in market interest rates may have an adverse effect on the market price of our common stock.
One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution yield, which is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution yield on our common stock or may seek securities paying higher dividends or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from interest income with respect to our loans and our related distributions to stockholders. As a result, interest rate fluctuations and capital market conditions are likely to affect the market price of our common stock, and such effects could be significant. For instance, if interest rates rise without an increase in our distribution rate, the market price of our common stock could decrease because potential investors may require a higher distribution yield on our common stock as market rates on interest-bearing securities, such as bonds, rise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. This prospectus also contains forward-looking statements by third parties relating to market and industry data and forecasts; forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations, our strategic plans and objectives, cost management, potential financing opportunities, access to capital, our ability to make cash distributions to our stockholders in the future and other matters. Words such as “expects,” “anticipates,” “intends,” “plans,” “likely,” “will,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements.
The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:
•
general economic conditions;

•
our limited operating history;

•
our ability to consummate financings of cannabis real estate assets on favorable terms or at all;

•
availability of suitable financing opportunities in the adult- and medical-use cannabis industry that meet our underwriting and investment criteria;

•
unfavorable changes in adult- and medical-use cannabis markets and economic conditions;

•
the failure of our borrowers to perform as expected or to meet their obligations to us;

•
our ability to access sufficient capital from third parties in order to execute our business strategy;

•
concentration of our loan portfolio in a limited number of borrowers;

•
our failure to succeed in new markets;

•
competitive factors that may limit our ability to finance industrial cultivation/processing and retail/dispensary properties on favorable terms or at all;

•
insufficient cash flow that could affect our debt financing and create refinancing risk;

•
failure to generate sufficient revenue, which could impair our distributions to stockholders;

•
actions and initiatives of the U.S. or state governments and changes to government policies and the execution and impact of these actions, initiatives and policies;

•
shifts in public opinion regarding adult- and medical-use cannabis;

•
our possible failure to maintain our qualification as a REIT and the risk of changes in laws governing REITs;

•
our dependence upon key personnel whose continued service is not guaranteed;

•
the impact of the COVID-19 pandemic and measures intended to prevent its spread or address its effects;

•
risks from extraordinary losses for which we may not have insurance or adequate reserves;

•
risks from cybersecurity breaches of our information technology systems and the information technology systems of our third party vendors and other third parties;

•
uninsured losses due to insurance deductibles, self-insurance retention, uninsured claims or casualties, or losses in excess of applicable coverage;

•
changing interest rates, which could increase interest costs and affect the market price of our securities;

•
the imposition of federal taxes if we fail to qualify as a REIT under the Code in any taxable year;

•
failure to meet an exception from the definition of “investment company” in the 1940 Act would require us to significantly restructure our investment strategy;

•
our internal control over financial reporting may not be considered effective, which could result in a loss of investor confidence in our financial reports, and in turn have an adverse effect on our stock price; and

•
changes in real estate laws, tax laws, state cannabis laws or other laws affecting our business.

A discussion of these and other factors affecting our business and prospects is set forth in “Risk Factors.”
Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such statements included in this prospectus may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.
Forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

USE OF PROCEEDS
We estimate that the net proceeds that we receive from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $      million (or $      million if the underwriters exercise their option to purchase additional shares in full).
We will contribute the net proceeds from this offering to our operating partnership in exchange for OP units. Our operating partnership intends to use the net proceeds as follows:
•
approximately $      million to fund the origination of mortgage loans as described under “Our Business — Our Financing Pipeline;”

•
approximately $0.1 million to redeem our 12.5% Series A Redeemable Cumulative Preferred Stock, or our Series A Preferred Stock; and

•
the remaining net proceeds, if any, to finance cannabis properties in accordance with our investment strategy and for working capital and general corporate purposes.

Prior to the full investment of the net proceeds as described above, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money market accounts or other investments that are consistent with our intention to elect and qualify to be taxed as a REIT. Such investments may include, for example, government and government agency certificates, government bonds, certificates of deposit, interest-bearing bank deposits, and money market accounts. These initial investments are expected to provide a lower net return than we will seek to achieve from originating mortgage loans.

DISTRIBUTION POLICY
We intend to make regular quarterly distributions to holders of shares of our common stock.
Our ability to make distributions in the future at our initial distribution rate will depend upon our actual results of operations and earnings, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our loans, our operating expenses, interest expense, the ability of our borrowers to meet their obligations to us and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.” Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of our company and the distribution requirements necessary to qualify and maintain our qualification as a REIT. We may be required to fund distributions from working capital or with a portion of the net proceeds from this offering or borrow to provide funds for such distributions, or we may choose to make a portion of the required distributions in the form of a taxable stock dividend to preserve our cash balance or reduce our distribution. However, we currently have no intention to use the net proceeds from this offering to make distributions nor do we currently intend to make distributions using shares of our common stock.
In order to qualify as a REIT, we must distribute to our stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, we will be subject to U.S. federal income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income (including net capital gains) and will be subject to a 4% nondeductible excise tax on the amount by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax liability on our income and the 4% nondeductible excise tax. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to use cash reserves, incur debt or liquidate assets at rates or times that we regard as unfavorable or make a taxable distribution of our shares in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax in that year. For more information, see “Material U.S. Federal Income Tax Considerations.”
Furthermore, we anticipate that, at least initially, our distributions will exceed our then-current and then accumulated earnings and profits for the relevant taxable year, as determined for U.S. federal income tax purposes, due to non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, all or a portion of these distributions may represent a return of capital for U.S. federal income tax purposes. The extent to which our distributions exceed our current and accumulated earnings and profits may vary substantially from year to year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares. As a result, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be decreased (or increased) accordingly. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “Material U.S. Federal Income Tax Considerations.”

CAPITALIZATION
The following table sets forth:
•
our actual capitalization as of September 30, 2021; and

•
our as adjusted capitalization as of September 30, 2021, giving effect to the Spin-Off, this offering and the application of the net proceeds therefrom as described in “Use of Proceeds”.

You should read this table in conjunction with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated balance sheet and related notes included elsewhere in this prospectus.
	As of September 30, 2021
	Actual(1)	As Adjusted(1)(2)
	(unaudited, amounts in thousands, except share and per share amounts)
Cash	$2,240	$
Stockholders’ equity:
Common stock, par value $0.0001 per share, 450,000,000 shares authorized; 5,333,355 shares issued and outstanding, actual, and shares issued and outstanding, as adjusted	1
Preferred stock, par value $0.0001 per share, 50,000,000 shares authorized; 125 shares issued and outstanding, actual and no shares issued and outstanding, as adjusted	—		—
Additional paid-in capital	43,405
Accumulated deficit	(5,066)
Dividends declared	(24)
Total stockholders’ equity	$38,316	$

(1)
Includes an aggregate of 569,248 restricted shares of our common stock outstanding as of September 30, 2021, which are held by our executive officers, non-employee directors and certain other employees. Excludes (i) 234,400 performance-vesting restricted stock units and (ii) 1,675,356 shares of our common stock reserved for future issuance under our Equity Incentive Plan as of September 30, 2021.

(2)
Includes           restricted shares of our common stock expected to be granted to our executive officers, certain other employees and Mr. Mueller upon completion of this offering. Excludes an aggregate of            performance-vesting restricted stock units expected to be granted to our executive officers, certain other employees and Mr. Mueller upon the completion of this offering. See “Management — Executive Compensation — IPO Equity Grants.”

DILUTION
Dilution is the amount by which the offering price paid by the purchasers of the shares of our common stock sold in this offering exceeds the net tangible book value per share of our common stock after completion of this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.
At September 30, 2021, our net tangible book value was $36.1 million, or $8.34 per share of our common stock. After giving effect to the sale of the shares of our common stock in this offering, including the use of proceeds as described under “Use of Proceeds,” and the deduction of underwriting discounts and estimated offering expenses, our as adjusted net tangible book value as of September 30, 2021 would have been $      million, or $      per share. This represents an immediate increase in net tangible book value of $      per share to existing investors and an immediate dilution in net tangible book value of $      per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution to new investors.
Assumed initial public offering price per share		$
Net tangible book value per share at September 30, 2021	$
Net increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share after this offering		$
Dilution per share to new investors		$
If the underwriters exercise their option to purchase additional shares in full, the as adjusted net tangible book value after this offering would be $      per share, the increase in the net tangible book value to existing investors would be $      per share and the dilution in net tangible book value per share to new investors purchasing shares of our common stock in this offering would be $      per share.
The following table summarizes, as of September 30, 2021:
•
the total number of shares of our common stock issued to existing investors and the number of shares of our common stock purchased from us by new investors in this offering;

•
the total consideration paid to us by existing investors and by new investors purchasing shares in this offering, assuming an initial public offering price of $      per share (the midpoint of the price range set forth on the front cover of this prospectus), before deducting the estimated underwriting discount and estimated offering expenses payable by us in connection with this offering; and

•
the average price per share paid by existing investors and by new investors purchasing shares in this offering.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Restricted shares of common stock previously granted to officers and directors		%	$	%	$
Existing stockholders
New investors					$
Total		100.0%	$	100.0%		N/A

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
The following tables set forth selected financial and operating data based on (i) our historical consolidated balance sheets as of September 30, 2021 and December 31, 2020, (ii) our unaudited pro forma consolidated balance sheet as of September 30, 2021, (iii) our historical consolidated statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 and (iv) our unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020.
The unaudited pro forma financial and operating data have been derived from our historical consolidated financial statements. The unaudited pro forma consolidated balance sheet as of September 30, 2021 is presented to reflect adjustments to our historical balance sheet as if this offering, the Spin-Off and certain other transactions described herein were completed on September 30, 2021. The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 are presented as if this offering, the Spin-Off and certain other transactions described herein were completed on January 1, 2020.
You should read the following summary selected financial and operating data in conjunction with: (i) our historical consolidated balance sheets as of September 30, 2021 and December 31, 2020 and our historical consolidated statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020; (ii) our unaudited pro forma consolidated financial statements; and (iii) the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in this prospectus. We have based the unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following unaudited pro forma financial and operating data are presented for informational purposes only and are not necessarily indicative of what our actual financial position would have been as of September 30, 2021 assuming this offering, the Spin-Off and certain other transactions described herein had been completed on September 30, 2021, what our actual results of operations would have been for the nine months ended September 30, 2021 and the year ended December 31, 2020 assuming this offering, the Spin-Off and certain other transactions described herein were completed on January 1, 2020 and are not, and should not be viewed as, indicative of our future results of operations or financial condition.
Consolidated Balance Sheet Data
(In thousands)
	As of September 30, 2021		As of December 31, 2020
	Pro Forma	Historical
	(unaudited)	(unaudited)
Assets
Total real estate, net	$	$30,550	$32,144
Notes receivable		5,399	5,399
Total Assets	$	$40,680	$40,668
Liabilities and Stockholders’ Equity
Total Liabilities		2,364	1,526
Total Stockholders’ Equity		38,316	39,142
Total Liabilities and Stockholders’ Equity	$	$40,680	$40,668

Consolidated Statement of Operations Data
(In thousands, except per share data)
	Nine Months ended September 30, 2021		Year ended December 31, 2020
	Pro Forma (unaudited)	Historical (unaudited)	Pro Forma (unaudited)		Historical
Revenues
Rental income		$2,734	$		$3,532
Interest income		—			345
Total revenues		2,734			3,877
Expenses
General and administrative		2,731			3,291
Depreciation and amortization		1,600			2,091
Litigation settlement	—	—			435
Transaction costs		60			374
Total operating expenses		4,391			6,191
Other income (expense)
Impairment if real estate assets	—	—		—	(123)
Net loss		$(1,657)	$		$(2,437)
Less: preferred stock dividends		(8)		—	(15)
Net loss attributable to common stockholders		$(1,665)	$		(2,452)
Net loss per common share
Basic and diluted		$(0.35)			$(0.52)
Weighted average common shares outstanding
Basic and diluted		4,751			4,733
Other Data
(In thousands, unaudited)
	Nine Months ended September 30, 2021		Year ended December 31, 2020
	Pro Forma	Historical	Pro Forma	Historical
FFO attributable to common stockholders(1)		$(71)	$	$(245)
AFFO attributable to common stockholders(1)		774		1,016

(1)
For definitions and reconciliations of net loss attributable to common stockholders to FFO and AFFO, as well as a statement disclosing the reasons why our management believes that FFO and AFFO provide useful information to investors and, to the extent material, any additional purposes for which our management uses FFO and AFFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
We were incorporated on June 24, 2019 to act as a holding company for our operating partnership, which was formed on April 23, 2019, and we did not commence revenue generating operations until August 28, 2019. Therefore, we do not have any historical operations to discuss other than for the period from April 23, 2019 (inception) to December 31, 2019, the year ended December 31, 2020, and the nine months ended September 30, 2021 and 2020. You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Our Business” and our historical and pro forma consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.
Overview and Background
We are an internally managed real estate investment trust focused on financing specialized industrial cultivation/processing and retail/dispensary cannabis properties, with contingent purchase options that are exercisable only upon the legalization of cannabis under U.S. federal law or certain other events. As of the date of this prospectus, our portfolio is comprised of six mortgage notes receivable and one note receivable, with an aggregate gross investment of $38.7 million.
We conduct our business through an umbrella partnership REIT, or UPREIT, structure, consisting of our operating partnership and subsidiaries of our operating partnership. Our wholly owned limited liability company, Freehold OP GP, LLC, is the sole general partner of our operating partnership, and we presently own all of the outstanding OP units. In the future, we may issue OP units to third parties in connection with financings , as compensation or otherwise. As the sole owner of the general partner of our operating partnership, we have the exclusive power to manage and conduct our operating partnership’s business.
We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended December 31, 2019. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles, or GAAP).
Spin-Off of Property Portfolio
Our board of directors determined that it is in the best interests of the Company and our stockholders to focus on the financing, rather than ownership, of cannabis properties and to spin off our real estate portfolio, which will be completed immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. Prior to the Spin-Off, our assets included six operating cannabis properties that were leased to subsidiaries of Curaleaf pursuant to triple-net leases that expire in August 2029 and were guaranteed by Curaleaf. Due to the timing of the Spin-Off, our historical results of operations presented below include rental income from these six properties. See “Structure and Formation of Our Company” for additional information.
Factors That May Influence Future Results of Operations Following the Spin-Off
The Company’s revenues are derived from interest earned under notes receivable entered into with borrowers. Our borrowers operate in the cannabis industry. The capacity of our borrowers to pay interest payments is dependent upon their ability to conduct their operations at profitable levels. We believe that the business environment of the industry segments in which our borrowers operate is generally positive for efficient operators. However, our borrowers’ operations are subject to economic, regulatory and market conditions that may affect their profitability, including as a result of the COVID-19 pandemic, which could impact our results of operations and cash flows. Accordingly, the Company actively monitors certain key factors, including changes in those factors that we believe may provide early indications of conditions that may affect the level of risk in our loan portfolio.
For key factors that the Company considers in underwriting prospective borrowers and guarantors and in monitoring the performance of existing borrowers and guarantors, see “Our Business —  Underwriting and Investment Process — Underwriting.”
The Company also actively monitors the financial and operational performance of its borrowers, guarantors and the specific facilities securing its loans through a variety of methods, such as reviewing periodic financial reporting and operating data and regular meetings with the facility management teams . Through these means, we are able to monitor the credit quality of our borrowers and guarantors. We intend to service any future mortgage and mezzanine loans in-house and will monitor both the credit quality of the borrower as well as the value of our collateral on an ongoing basis. If we originate construction loans, we may retain third parties to monitor the progress of developments and to service the loans.
Certain business factors, in addition to those described above that directly affect our borrowers and guarantors, will likely materially influence our future results of operations, including the following:
•
the financial and operational performance of our borrowers and guarantors, particularly those that we expect to account for a significant portion of the income generated by our portfolio ;

•
trends in the cost and availability of capital, including market interest rates, that our prospective borrowers may use for financing their real estate assets;

•
competition from other financing sources;

•
the regulatory environment of the cannabis industry both nationally and in the states in which we operate;

•
the economic conditions in our key markets; and

•
the geographic concentration of our loan portfolio.

Results of Operations
Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020 (dollars in thousands)
	Three months ended September 30, 2021	Three months ended September 30, 2020	Change
			$	%
	(unaudited)	(unaudited)
Revenues
Rental income	$917	$891	$26	3%
Total revenues	917	891	26	3%
Expenses
General and administrative	996	1,039	(43)	(4%)
Depreciation and amortization	534	533	1	—
Transaction costs	—	2	(2)	(100%)
Total operating expenses	1,530	1,574	(44)	(3%)
Other Income (Expense)
Impairment of real estate assets	—	(123)	123	100%
Net loss	$(613)	$(806)	$193	24%
Less: preferred stock dividends	—	—	—	—
Net loss attributable to common stockholders	$(613)	$(806)	$193	24%

Revenues totaled $917,000 for the three months ended September 30, 2021, an increase of $26,000, or 3%, from the prior year period. These revenues were generated from the Company’s $34.7 million gross investment in real estate investments and $5.4 million gross investment in a note receivable as of September 30, 2021.
Operating expenses totaled $1,530,000 for the three months ended September 30, 2021, a decrease of $44,000, or 3%, from the prior year period, and were comprised of the following:
•
General and administrative expenses decreased by $43,000 to $996,000, which included:

•
$775,000 of salary and benefits-related costs during the three months ended September 30, 2021, including $325,000 of noncash stock-based compensation, compared to $829,000 of salary and benefits-related costs in the prior year period, which included $303,000 of noncash stock-based compensation and $169,000 of accrued bonus compensation; and

•
$221,000 of corporate operating expenses during the three months ended September 30, 2021 compared to $210,000 in the prior year period.

•
Depreciation and amortization expense increased by $1,000 to $534,000 due to additional investments in corporate property subsequent to September 30, 2020.

•
No transaction costs compared to $2,000 in the prior year period which consisted of legal fees related to transactions within our existing portfolio.

Impairment of real estate assets totaled $123,000 for the three months ended September 30, 2020, primarily related to transaction costs when a tenant exercised a purchase option in July 2020.
Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020 (dollars in thousands)
	Nine months ended September 30, 2021	Nine months ended September 30, 2020	Change
			$	%
	(unaudited)	(unaudited)
Revenues
Rental income	$2,734	$2,624	$110	4%
Interest income	—	345	(345)	(100%)
Total revenues	2,734	2,969	(235)	(8%)
Expenses
General and administrative	2,731	3,126	(395)	(13%)
Depreciation and amortization	1,600	1,557	43	3%
Transaction costs	60	274	(214)	(78%)
Total operating expenses	4,391	4,957	(566)	(11%)
Other Income (Expense)
Impairment of real estate assets	—	(123)	123	100%
Net loss	$(1,657)	$(2,111)	$454	22%
Less: preferred stock dividends	(8)	(7)	(1)	(14%)
Net loss attributable to common stockholders	$(1,665)	$(2,118)	$453	21%
Revenues totaled $2,734,000 for the nine months ended September 30, 2021, a decrease of $235,000, or 8%, from the prior year period primarily due to no interest income in 2021. These revenues were generated from the Company’s $34.7 million gross investment in real estate investments and $5.4 million gross investment in a note receivable as of September 30, 2021.
Operating expenses totaled $4,391,000 for the nine months ended September 30, 2021, a decrease of $566,000, or 11%, from the prior year period, and were comprised of the following:

•
General and administrative expenses decreased by $395,000 to $2,731,000, which included:

•
$2,138,000 of salary and benefits-related costs during the nine months ended September 30, 2021, including $839,000 of noncash stock-based compensation, compared to $2,348,000 in the prior year period, which included $762,000 of noncash stock-based compensation and $506,000 of accrued bonus compensation; and

•
$593,000 of corporate operating expenses during the nine months ended September 30, 2021 compared to $778,000 in the prior year period.

•
Depreciation and amortization expense increased by $43,000 to $1,600,000 due to additional investments in real estate assets in July 2020.

•
Transaction costs decreased by $214,000 to $60,000, which consisted of $60,000 in legal fees related to transactions within our existing portfolio, while the prior year period included $107,000 in legal fees related to transactions within our existing portfolio and $167,000 of costs related to real estate acquisitions the Company ultimately decided not to pursue.

Impairment of real estate assets totaled $123,000 for the nine months ended September 30, 2020, primarily related to transaction costs when a tenant exercised a purchase option in July 2020.
Year Ended December 31, 2020 Compared to the Period from April 23, 2019 (inception) through December 31, 2019 (dollars in thousands)
	Year ended December 31, 2020	Period from April 23, 2019 (inception) through December 31, 2019	Change
			$	%
Revenues
Rental income	$3,532	$1,115	$2,417	217%
Interest income	345	90	255	283%
Total revenues	3,877	1,205	2,672	222%
Expenses
General and administrative	3,291	1,455	1,836	126%
Depreciation and amortization	2,091	663	1,428	215%
Litigation settlement	435	—	435	—%
Transaction costs	374	59	315	534%
Total operating expenses	6,191	2,177	4,014	184%
Other Income (Expense)
Impairment of real estate assets	(123)	—	(123)	—%
Net loss	$(2,437)	$(972)	$(1,465)	151%
Less: preferred stock dividends	(15)	(1)	(14)	1400%
Net loss attributable to common stockholders	$(2,452)	$(973)	$(1,479)	152%
Revenues totaled $3,877,000 for the year ended December 31, 2020, an increase of $2,672,000, or 222%, from the prior year period. We note the prior period includes approximately four months of operations and revenue versus a full year of operations and revenues in 2020. These revenues were generated from the Company’s $34.7 million gross investment in real estate investments and $5.4 million gross investment in a note receivable as of December 31, 2020. See Note 3 in the notes to the consolidated financial statements for more information.
Operating expenses totaled $6,191,000 for the year ended December 31, 2020, an increase of $4,014,000, or 184%, from the prior period, and were comprised of the following:
•
General and administrative expenses increased by $1,836,000 to $3,291,000, which included:

•
$2,347,000 of salary and benefits-related costs in 2020, including $819,000 of noncash stock-based compensation, compared to $478,000 in the prior year period, which included only four months of operations and $20,000 of noncash stock-based compensation;

•
$944,000 of corporate operating expenses in 2020 compared to $670,000 in the prior period, which included only four months of operations; and

•
no organizational costs in 2020 compared to $307,000 in the prior period, primarily legal expense, related to the formation activities of the Company that occurred from inception through August 28, 2019, the date the Company received the proceeds from the initial sale of its common stock in the private placement.

•
Depreciation and amortization expense increased by $1,428,000 to $2,091,000 as the prior period only included approximately four months of depreciation.

•
Litigation settlement expense increased to $435,000 from $0 in the prior period as we settled litigation related to a note receivable during 2020.

•
Transaction costs increased by $315,000 to $374,000, consisting of $167,000 of costs related to real estate acquisitions the Company ultimately decided not to pursue and $207,000 of legal fees related to transactions within our existing portfolio.

Impairment of real estate assets totaled $123,000 for the year ended December 31, 2020, primarily related to transaction costs when a tenant exercised a purchase option in July 2020.
Liquidity and Capital Resources
Overview
Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to fund investments and operations, make distributions to our stockholders and other general business needs. The Company’s primary sources of cash to date include funds received through private placements of common stock, rent payments from tenants prior to the Spin-Off and interest payments from our borrowers. Our primary uses of cash to date include funding investments consistent with our investment strategy, as well as general and administrative expenses.
At September 30, 2021, we had $2.2 million of cash on hand.
Our long-term liquidity needs consist primarily of funds necessary to pay for the costs of funding loan commitments, making new loans and other investments, including potential future developments and redevelopments, and principal and interest payments on any debt that we may incur. We expect to meet our long-term liquidity requirements through various sources of capital, including future equity issuances (including OP units) or debt offerings, net cash provided by operations, and secured and unsecured borrowings. We generally do not intend to match fund the origination of mortgage loans with specific debt or equity financings. However, disruptions in equity and credit markets as a result of the COVID-19 pandemic, related government actions, and uncertainty regarding their duration and impact could adversely affect our ability to access equity or debt financing on favorable terms, or at all.
We may utilize various types of debt to finance a portion of our investment activities, including long-term, fixed-rate mortgage loans, variable-rate term loans, secured revolving lines of credit and construction financing facilities. However, to date, we have not been able to obtain debt on terms that are acceptable to us, and we can provide no assurances that we will be able to obtain debt on attractive terms, or at all, especially in light of the fact that we operate in the cannabis industry. See “Risk Factors — Risks Related to Regulation and Our Industry.” Any debt we incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties in connection with that debt. Moreover, some or all of our debt may be secured by some or all of our assets. In the event of a default, the lenders could accelerate the timing of payments under the debt obligations and we may be required to repay such debt with capital from other sources, which may not be available on attractive terms, or at all, which would have a material adverse effect on our liquidity, financial condition, results of operations and ability to make distributions to our stockholders. As of September 30, 2021 and the date of this prospectus, we had no outstanding debt.

Sources and Uses of Cash
Nine Months Ended September 30, 2021 and 2020
The sources and uses of cash reflected in our consolidated statement of cash flow for the nine months ended September 30, 2021 and 2020 are summarized below (dollars in thousands):
	Nine months ended September 30, 2021	Nine months ended September 30, 2020
	(unaudited)	(unaudited)
Cash at beginning of period	$1,816	$1,477
Net cash provided by (used in) operating activities	434	(968)
Net cash used in investing activities	(2)	(1,542)
Net cash (used in) provided by financing activities	(8)	2,804
Cash at end of period	$2,240	$1,771
Operating Activities
During the nine months ended September 30, 2021, net cash provided by operating activities was impacted by a net decrease in cash of $348,000 related to operating assets and liabilities, noncash depreciation expense of $1,600,000, noncash stock-based compensation of $839,000 and a net loss of $1,657,000. During the nine months ended September 30, 2020, net cash used in operating activities was impacted by a net decrease in cash of $1,299,000 related to operating assets and liabilities, noncash depreciation expense of $1,557,000, noncash stock-based compensation of $762,000, noncash impairment of real estate assets of $123,000 and a net loss of $2,111,000.
Investing Activities
During the nine months ended September 30, 2021, net cash used in investing activities primarily includes acquisitions of corporate property totaling $2,000. During the nine months ended September 30, 2020, net cash used in investing activities primarily includes the funding of one note receivable totaling $1,523,000, proceeds from sale of real estate assets of $5,415,000, acquisitions of real estate assets of $5,432,000 and acquisitions of corporate property totaling $2,000.
Financing Activities
During the nine months ended September 30, 2021, net cash used by financing activities includes the payment of preferred stock dividends of $8,000. During the nine months ended September 30, 2020, net cash provided by financing activities includes the $2,811,000 in net proceeds from the issuance of common stock in the private placement completed in January 2020 and payment of preferred stock dividends of $7,000.
Year Ended December 31, 2020 and the period from April 23, 2019 (inception) through December 31, 2019
The sources and uses of cash reflected in our consolidated statement of cash flow for the year ended December 31, 2020 and the period from April 23, 2019 (inception) through December 31, 2019 is summarized below (dollars in thousands):
	Year ended December 31, 2020	Period from April 23, 2019 (inception) through December 31, 2019
Cash at beginning of period	$1,477	$—
Net cash (used in) provided by operating activities	(914)	475
Net cash used in investing activities	(1,543)	(36,058)
Net cash provided by financing activities	2,796	37,060
Cash at end of period	$1,816	$1,477

Operating Activities
During the year ended December 31, 2020, net cash used in operating activities was impacted by a net decrease in cash of $1,945,000 related to operating assets and liabilities, noncash depreciation expense of $2,091,000, noncash litigation settlement expense of $435,000, noncash stock-based compensation of $819,000, noncash impairment of real estate assets of $123,000 and a net loss of $2,437,000. During the period from April 23, 2019 (inception) through December 31, 2019, net cash provided by operating activities was impacted by a net increase in cash of $764,000 related to operating assets and liabilities, noncash depreciation expense of $663,000, noncash stock-based compensation of $20,000, and a net loss of $972,000, which includes $335,000 of organizational costs related to the formation of the Company that are not expected to recur. See “Results of Operations” above for further discussion.
Investing Activities
During the year ended December 31, 2020, net cash used in investing activities includes the funding of one note receivable totaling $1,523,000, proceeds from sale of real estate assets of $5,414,000, acquisitions of real estate of $5,432,000 and acquisition of corporate property totaling $2,000. During the period from April 23, 2019 (inception) through December 31, 2019, net cash used in investing activities includes the acquisition of seven properties totaling $32,158,000 and funding of one mortgage note receivable totaling $3,876,000.
Financing Activities
During the year ended December 31, 2020, net cash provided by financing activities includes $2,811,000 in net proceeds from the issuance of common stock in the private placement completed in January 2020 and payment of preferred stock dividends of $15,000. During the period from April 23, 2019 (inception) through December 31, 2019, net cash provided by financing activities includes the $36,950,000 in net proceeds from the issuance of common stock in the private placements that were completed in August and September 2019. As of December 31, 2019, $1,558,000 of offering costs were accrued and will reduce net proceeds when paid. We received net proceeds of $111,000 from the issuance of Series A preferred stock in December 2019. We declared and paid $1,000 in dividends on the Series A preferred stock issued in December 2019.
Off-Balance Sheet Arrangements
As of the date of this prospectus, we had no off-balance sheet transactions.
Inflation
We expect to be exposed to inflation risk as interest income from our loans will be a main source of our cash flows from operations. We expect there to be interest-rate escalation provisions in the majority of our loans that will protect us from the impact of inflation. However, due to the long-term nature of the anticipated loans, among other factors, the interest rates may not re-set frequently enough to cover inflation.
Non-GAAP Financial Measures
Funds from Operations
FFO is a non-GAAP measure used by many investors and analysts that follow the real estate industry. FFO, as defined by the National Association of Real Estate Investment Trusts, or Nareit, represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We compute FFO in accordance with Nareit’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies.
Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. We believe that the presentation of FFO provides useful information to investors regarding our operating performance by excluding the effect of real-estate related depreciation and amortization, gains or losses from sales for real estate, including impairments and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting, and that FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders.
Our calculation of FFO may not be comparable to measures calculated by other companies that do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. FFO should not be considered as an alternative to net loss (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.
Adjusted Funds from Operations
AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing operations. To calculate AFFO, we further adjust FFO for certain items that are not added to net income in Nareit’s definition of FFO, such as organizational costs, acquisition expenses on completed real estate transactions accounted for as business combinations, non-real estate-related depreciation and amortization, stock-based compensation, and any other non-comparable or non-operating items, that do not relate to the operating performance of our properties. To calculate AFFO, we also adjust FFO to remove the effect of straight-line rent revenue prior to the Spin-Off, if any, which represents the recognition of net unbilled rental income expected to be collected in future periods of a lease agreement that exceeds the actual contractual rent due periodically from tenants for their use of the leased real estate under each lease.
Our calculation of AFFO may differ from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.
The table below reconciles net loss, the most directly comparable GAAP metric, to FFO and AFFO and is presented using the weighted-average common shares as determined in our computation of earnings per share for the three and nine months ended September 30, 2021 and 2020. The amounts presented below are in thousands, except per share amounts.

	For the three months ended September 30, (unaudited)			For the nine months ended September 30, (unaudited)
	Pro Forma	Historical		Pro Forma	Historical
	2021	2021	2020	2021	2021	2020
Net loss attributable to common stockholders		$(613)	$(806)		$(1,665)	$(2,118)
Real estate depreciation and amortization		532	531		1,594	1,552
Impairment of real estate assets		—	123		—	123
FFO attributable to common stockholders		(81)	(152)		(71)	(443)
Stock-based compensation expense		325	303		839	762
Non-real estate depreciation and amortization		2	2		6	5
AFFO attributable to common stockholders		$246	$153		$774	$324
FFO per share – basic		$(0.02)	$(0.03)		$(0.01)	$(0.09)
FFO per share – diluted		$(0.02)	$(0.03)		$(0.01)	$(0.09)
AFFO per share – basic		$0.05	$0.03		$0.16	$0.07
AFFO per share – diluted		$0.05	$0.03		$0.16	$0.07
FFO weighted average common shares outstanding – basic		4,754	4,745		4,751	4,727
FFO weighted average common shares outstanding – diluted		4,754	4,745		4,751	4,727
AFFO weighted average common shares outstanding – basic		4,754	4,745		4,751	4,727
AFFO weighted average common shares outstanding – diluted		4,882	4,794		4,858	4,781
The table below reconciles net loss, the most directly comparable GAAP metric, to FFO and AFFO and is presented using the weighted-average common shares as determined in our computation of earnings per share for the year ended December 31, 2020 and the period from April 23, 2019 (inception) through December 31, 2019. The amounts presented below are in thousands, except per share amounts.
	For the yearended December 31, 2020		For the period from April 23, 2019 (inception) through December 31, Historical 2019
	Pro Forma	Historical
Net loss attributable to common stockholders		$(2,452)	$(973)
Real estate depreciation and amortization		2,084	661
Impairment of real estate assets		123
FFO attributable to common stockholders		(245)	(312)
Organizational costs		—	335
Litigation settlement expense		435	—
Stock-based compensation expense		819	20
Non-real estate depreciation and amortization		7	2
AFFO attributable to common stockholders		$1,016	$45
FFO per share – basic and diluted		$(0.05)	$(0.07)
AFFO per share – basic and diluted		$0.21	$0.01
FFO weighted average common shares outstanding – basic and diluted		4,733	4,592
AFFO weighted average common shares outstanding – basic		4,733	4,592
AFFO weighted average common shares outstanding – diluted		4,808	4,592

Quantitative and Qualitative Disclosures about Market Risks
Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business and investment objectives, we expect that the primary market risk to which we will be exposed is interest rate risk.
We may be exposed to the effects of interest rate changes primarily as a result of long-term debt used to make loans and other investments. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve our objectives, we may borrow at fixed rates or variable rates. We also may enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We will not enter into derivative transactions for speculative purposes.
In addition to changes in interest rates, the value of our future investments is subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of our borrowers and guarantors, which may affect our ability to refinance our debt if necessary.
Critical Accounting Policies
We believe that our critical accounting policies are those that require significant judgments and estimates by management. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates will be made and evaluated on an ongoing basis using information that is available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates.
Revenue Recognition — Notes Receivable
Notes receivable are classified as held-for-investment based on management’s intent and ability to hold the notes receivable for the foreseeable future or to maturity. The Company recognizes interest income on notes receivable, including the amortization of any discounts and premiums, using the interest method applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Premiums, discounts and related costs are recognized as yield adjustments over the term of the related loans.
Notes receivable are placed on non-accrual status at such time as management determines that collectability of contractual amounts is not reasonably assured. While on non-accrual status, notes receivable are either accounted for on a cash basis, in which income is recognized only upon receipt of cash, or on a cost-recovery basis, where cash receipts reduce the carrying value of the loan, based on management’s judgment of collectability. As of September 30, 2021, no notes receivable were on non-accrual status.
Allowances are established for loans based upon an estimate of probable losses on an individual basis if they are determined to be impaired. Loans are impaired when it is deemed probable that the Company will be unable to collect all amounts due on a timely basis in accordance with the contractual terms of the loan. The allowance is based upon management’s assessment of the borrower’s overall financial condition, resources and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the net realizable value of any collateral. These estimates consider all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan’s effective interest rate, the fair value of collateral, general economic conditions and trends, historical and industry loss experience, and other relevant factors. At September 30, 2021, the Company had no allowance for loan losses.
Commitment, origination and other fees from lending activities are recognized as interest income over the life of the related loan.
Revenue Recognition — Leases of Real Estate Prior to Spin-Off
At the inception of a new lease arrangement, including new leases that arise from amendments, the Company assesses the terms and conditions to determine the proper lease classification. Prior to the Spin-Off, all the Company’s lease arrangements were classified as operating leases. Rental income for operating leases was recognized on a straight-line basis over the lease term when collectability was probable, and the tenant had taken possession or controls the physical use of a leased asset. If collectability of the lease payment was not probable at the commencement date, then rental income would be limited to the lesser of the income recognized on a straight-line basis or cash basis. If the assessment of collectability changed after the commencement date, any difference between rental income that would have been recognized on a straight-line basis and cash basis must be recognized as an adjustment to rental income in the current period. As of September 30, 2021, we did not consider collectability to be probable for our long-term leases as a result of the uncertain regulatory environment in the United States relating to the cannabis industry, not based on creditworthiness of our tenants.
If the lease provided for tenant improvements, the Company determined whether the tenant improvements, for accounting purposes, were owned by the tenant or by the Company. When the Company was the owner of the tenant improvements, the tenant was not considered to have taken physical possession or have control of the physical leased asset until the tenant improvements were substantially completed. When the tenant was the owner of the tenant improvements, any tenant improvement allowance funded was treated as a lease incentive and amortized as a reduction of revenue over the lease term. The determination of ownership of the tenant improvements is subject to significant judgment. If the Company’s assessment of the owner of the tenant improvements for accounting purposes were different, the timing and amount of revenue recognized would be impacted.
Prior to the Spin-Off, the Company’s leases were generally “triple-net” leases with terms requiring operating expenses associated with the Company’s facilities, such as taxes, insurance and utilities, to be paid directly by the Company’s tenants. Failure by a tenant to pay such expenses timely would result in a violation of the lease agreement, which could lead to an event of default if not cured timely. Amounts paid directly by a tenant to third parties are not reflected in our consolidated financial statements.
Allocation of Purchase Price of Acquired Real Estate Prior to the Spin-Off
Prior to the Spin-Off, as part of the purchase price allocation process for acquisitions, management made estimates based upon the relative fair values of each component for asset acquisitions and at a fair value of each component for business combinations. In making estimates of fair values for purposes of allocating purchase prices of acquired real estate, the Company utilized a number of sources, including independent appraisals that may have been obtained in connection with the acquisition of the respective property and other market data. The Company also considered information obtained about each property as a result of the Company’s pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the assets acquired.
Prior to the Spin-Off, the Company recorded above-market and below-market in-place lease values, if any, which were based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases, and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease, or, for below-market in-place leases, including any bargain renewal option terms. The Company amortized any resulting capitalized above-market lease values as a reduction of rental income over the lease term. The Company amortized any resulting capitalized below-market lease values as an increase to rental income over the lease term. As of September 30, 2021, the Company did not have any above-market or below-market in-place leases.
Prior to the Spin-Off, depreciation and amortization of real estate assets and liabilities were provided for on a straight-line basis over the estimated useful lives of the assets:
Building	28 to 42 years
Improvements	6 to 17 years
Equipment	5 to 8 years
Asset Impairment — Real Estate Properties Prior to the Spin-Off
Prior to the Spin-Off, real estate asset impairment losses were recorded when events or changes in circumstances indicated the asset was impaired and the estimated undiscounted cash flows to be generated by the asset were less than its carrying amount. Management assessed the impairment of properties individually and impairment losses were calculated as the excess of the carrying amount over the fair value of assets to be held and used, and carrying amount over the fair value less cost to sell in instances where management had determined that the Company would dispose of the property and the criteria were met for the property to be classified as held-for-sale. In determining the fair value, the Company used current appraisals or other third-party opinions of value and other estimates of fair value such as estimated discounted future cash flows.

OUR BUSINESS
Overview
We are an internally managed real estate investment trust focused on financing specialized industrial cultivation/processing and retail/dispensary cannabis properties, with contingent purchase options that are exercisable only upon the legalization of cannabis under U.S. federal law or certain other events. As of the date of this prospectus, our portfolio is comprised of six mortgage loans and one note receivable, with an aggregate principal amount of $38.7 million.
Our goal is to become the real estate capital financier of choice for high-quality established state-licensed cannabis operators, primarily through the origination of long-term mortgage loans secured by specialized industrial cultivation/processing and retail/dispensary properties. We believe mortgage loans secured by such properties that are operated by high-quality operators have the potential to provide higher returns as compared to mortgage loans secured by traditional net-leased retail and industrial real estate assets. We believe there are a variety of factors that could drive these higher returns, including our ability to identify management teams with the relevant experience and operational expertise to execute sustainable business models, our rigorous asset-level underwriting, and a current regulatory backdrop that limits traditional debt and equity capital availability for cannabis operators. In addition, we expect most mortgage loans we originate to include a contingent purchase option for a price equal to (i) the original agreed-upon valuation upon which the mortgage loan was advanced, plus (ii) a pro rata portion of the aggregate real estate valuation increase, if any, since the origination of the loan, based upon the loan-to-value ratio established at the time of loan origination. The purchase options will exercisable only upon the legalization of cannabis under U.S. federal law or certain other events. We believe these contingent purchase options for the properties securing our mortgage loans will allow us to recognize the majority of any appreciation of the market value of the properties, subject to the legalization of cannabis under U.S. federal law or certain other events. However, there can be no assurances that cannabis will ever be legalized under U.S. federal law or that our purchase options otherwise will become exercisable.
The cannabis industry is nascent and still in a phase of rapid growth. It is an industry that is both real estate dependent and capital-intensive. We believe this creates opportunities for us to provide flexible financing solutions to cannabis operators as they seek the capital required to grow their businesses. We believe there is both a near-term opportunity to take advantage of a dislocation in pricing in the cannabis real estate finance market and a long-term opportunity to establish the Company as a market leader in a specialized sector with significant growth potential. We intend to capitalize on what we expect will be a need for significantly higher levels of investment in cannabis properties resulting from the continuing trend of states legalizing or changing laws related to adult- and medical-use cannabis in their respective states.
Specialized industrial cultivation/processing cannabis properties are required to be operated by businesses that have completed rigorous state-licensing processes. The number of licenses granted in a particular state is typically restricted, which creates a barrier to entry for competing properties that tends to favor well-capitalized, experienced and sophisticated operators. We intend to target the origination of mortgage loans secured by cannabis properties that generally are improved with state-of-the-art infrastructure and equipment to facilitate optimal growing conditions, including enhanced HVAC systems for climate and humidity control, high-capacity fertigation systems, specialized lighting systems and sophisticated building management, cultivation monitoring and security systems. These facilities result in improved yields from optimized and automated environmental conditions such as lighting, temperature and watering with no need for pesticides or herbicides.
For retail/dispensary cannabis properties, we intend to focus on the origination of mortgage loans secured by properties that have already been qualified and licensed for retail cannabis sales, which we believe gives strategic defensibility to the operators’ business and the real estate securing our loans. Finding locations for retail/dispensary cannabis properties can be difficult because they not only need to be in highly desirable locations but also need to satisfy local zoning requirements and overcome any local objections. Each city and state has its own requirements and specifications for an entitlement process, but generally these conditional-use permitting processes are complex. For example, in contrast to the initial markets that legalized cannabis (Colorado, Washington, Oregon), the new markets are typically more oligopolistic with cities implementing strict ordinances that require dispensaries to be located a certain distance away from certain properties, such as schools, parks and churches. Cities also seek to avoid “clustering” of retail stores and cannabis dispensaries and, therefore, require a minimum distance between them, resulting in less competition for a retail location once it is established. Local regulations also vary widely, are subject to exceptions and grandfathering, and can be enormously complex to navigate.
Our management team has extensive real estate finance and diverse corporate operating experience. We believe that our management team’s depth of experience in financing transactions and managing commercial real estate businesses, building diverse, high-growth businesses and operating in highly regulated industries, including alcohol, healthcare and cannabis, positions us favorably to take advantage of financing opportunities for cannabis-related real estate. Our management team is led by the individuals listed below. See “Management” for more information about our management team.
•
Donald C. Brain, Co-Founder, Chief Executive Officer and Chairman of our Board of Directors.   Mr. Brain has over 40 years of experience, including the last 15 years as a founder, investor, executive, partner and entrepreneur in a diverse set of companies in regulated wine and spirits production, regulated alcohol distribution, and real estate across a variety of sectors. Prior to that, he spent 25 years building and leading risk management and employee benefit consulting companies.

•
Jeffery C. Walraven, our Co-Founder, Chief Operating Officer and a Member of our Board of Directors.   Mr. Walraven has 29 years of experience, including five years as the executive vice president and chief financial officer of MedEquities Realty Trust, Inc. (formerly NYSE: MRT), and over 20 years of public accounting experience, most recently as an assurance managing partner of the Memphis office of BDO USA, LLP where his primary responsibilities included providing core and peripheral assurance services and business operational and tax consulting services, including with respect to numerous public and private REITs.

•
Louis S. Yi, Chief Financial Officer.   Mr. Yi has approximately 21 years of experience in investment banking, including over ten years at FBR Capital Markets and eight years with Bear, Stearns & Co. Inc. His most recent positions at FBR Capital Markets included managing director in real estate investment banking and head of equity-linked securities across all sectors.

•
Benjamin H. Hendren, Senior Vice President and Chief Accounting Officer.   Mr. Hendren has 19 years of experience, including 15 years with BDO USA, LLP, with three years as an assurance partner. Prior to joining our company, Mr. Hendren was the chief financial officer of Salus Workers’ Compensation, a managing general agent and third party administrator specializing in workers’ compensation insurance.

•
John A. Travis, Senior Vice President and Chief of Acquisitions and Asset Management.   Mr. Travis has over 30 years of experience, including 14 years as the founder and president of Control Power Concepts, Inc., a specialized engineering firm. A seasoned entrepreneur, Mr. Travis brings relevant experience in business development, marketing, technology utilization, process development, project management and specialized engineering that enables him to assess the highly engineered, capital-intensive, controlled environment for specialized industrial cultivation/processing properties.

In addition, James G. Mueller, one of our co-founders and a former member of our board of directors, will serve as an advisor to our board of directors, investment committee and management team after the completion of this offering. Mr. Mueller has extensive experience investing in alternative agriculture and cannabis companies and, since May 1996, has served as the chairman of the board of directors of Mid America Capital, Inc., a Midwest-based investment banking and advisory firm specializing in middle-market mergers and acquisitions and troubled company acquisitions. We intend to enter into a consulting arrangement with Mr. Mueller upon the completion of this offering. See “Management — Consulting Agreement.”
Market Opportunity
We believe the convergence of changing public attitudes, increased legalization momentum in various states and a more relaxed federal enforcement posture toward regulated cannabis use creates an attractive opportunity to provide financing for regulated specialized industrial cultivation/processing and retail/

dispensary cannabis properties in the adult- and medical-use cannabis industry. Further, the increased sophistication of the regulated cannabis industry and the development of strong business, operational and compliance practices have made the sector more attractive for investment. Increasingly, stated-licensed, regulated cannabis facilities are becoming sophisticated business enterprises that use state-of-the-art technologies and well-honed business and operational processes to maximize product yield and revenues. Furthermore, growers and dispensaries have developed an increasing portfolio of products into which they are able to incorporate legal cannabis in a safe and appealing manner, including a variety of edibles, drinks and topicals.
We believe the following conditions create a favorable environment for financing real estate assets that can be used to support the regulated adult- and medical-use cannabis industry:
•
significant industry growth in recent years and expected continued growth;

•
continued state-level legalization of adult- and medical-use cannabis, which we believe is driven in part by states’ desire to generate additional tax revenue;

•
a shift in public opinion, especially with respect to adult- and medical-use cannabis;

•
the real estate-dependent and capital-intensive nature of the cannabis industry; and

•
limited access to capital for cannabis operators resulting in pricing dislocation and favorable demand environment for REITs.

U.S. Cannabis Market
According to New Frontier Data, cannabis’ total addressable U.S. market is expected to more than triple from $13 billion in 2019 to nearly $43 billion in 2025, driven by favorable regulatory changes, gradual growth in population and rising prevalence rate, both in availability and usage. The key underlying trend in this growth is the rising share of the legal market from just 17% in 2019 to a projected 42% in 2025, driven by states’ legalization of cannabis use. The key components of this growth will be:
•
The legal medical-use cannabis market, which is projected to grow at a 17.5% compound annual growth rate, or CAGR, from $5.9 billion in 2019 to an estimated $15.5 billion by 2025, driven by the rising awareness of the medical applications of cannabis and the expectation of additional states legalizing cannabis for medical-use.

•
The legal adult-use market, which is projected to grow at a 24.4% compound annual growth rate, from $7.4 billion in 2019 to an estimated $27.4 billion in 2025, driven by the increasing social acceptance of adult-use use.

•
The above combined total legal market, therefore is projected to grow at a 21.7% compound annual growth rate, from $13.2 billion in 2019 to an estimated $42.9 billion in 2025.

Continued State-Level Legalization
The United States’ dominance of the global legal cannabis market is a result of favorable regulatory conditions at the state level. Cannabis legalization at the state level began with California’s adoption of the Compassionate Use Act of 1996. As of the date of this prospectus, 38 states and the District of Columbia allow medical-use of cannabis, and 18 of those states and the District of Columbia also allow for adult-use cannabis, including Connecticut, which passed adult-use cannabis laws in June 2021.

U.S. Cannabis Legalization Map

WA
OR
CA
ID
NV
MT
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
KY
TN
MS
AL
GA
FL
OH
WV
VA
NC
SC
PA
NY
VT
NH
ME
MA
RI
CT
NJ
DE
MD
DC
AK
HI
Legalized states
Medical
Recreational/Medical

Note: Does not include states that have legalized only CBD-based oils.

Source: MJBizDaily research

© 2021 MJBizDaily, a division of Anne Holland Ventures Inc.

State cannabis legalization efforts are gaining substantial momentum as evidenced by the approval of several ballot initiatives and referenda in the November 2020 election cycle. In particular, Arizona, Montana and New Jersey voters approved adult-use authorization measures and South Dakota legalized medical-use cannabis. Beyond these latest November 2020 measures, Connecticut passed adult-use laws in June 2021, Pennsylvania is considering legislation to permit adult-use cannabis in the next one-to-two years and Florida could place adult-use cannabis on its ballot in the near term.

We can provide no assurances, however, that these bills will be approved on the timeline expected or at all. In addition, following the approval of adult- or medical-use cannabis, state programs must be developed and businesses must be licensed before commencing cannabis sales. Some states have developed the necessary procedures and licensing requirements quickly, while other states have taken years to develop their programs for production and sales of cannabis.
Another factor driving the state-level legalization trend is the tax revenue that cannabis can contribute. According to a report by the Tax Foundation, U.S. states have designed different excise tax systems as they have legalized adult-use cannabis. While most states tax based on price (ad valorem), several states also tax cannabis based on weight or, in the case of Illinois, by THC content. In addition to levying excise taxes, most states also levy the state general sales tax on adult-use cannabis.

Adult-Use Cannabis Excise Tax Structure and Rate

State	Structure	Tax Rate
Alaska	Specific	\$50/oz. mature flowers; \$25/oz. immature flowers; \$15/oz. trim; \$1 per clone
Arizona	—	16% excise tax (retail price)
California	Mixed	15% excise tax (levied on wholesale at average market rate); \$9.65/oz. flowers & \$2.87/oz. leaves cultivation tax; \$1.35/oz fresh cannabis plant
Colorado	Ad valorem	15% excise tax (levied on wholesale at average market rate); 15% excise tax (retail price)
Connecticut	—	\$0.00625 per milligram of THC in flower; \$0.00275 per milligram of THC in edibles; \$0.009 per milligram of THC in other cannabis products
Illinois	Potency (ad valorem)	7% excise tax of value at wholesale level; 10% tax on cannabis flower or products with less than 35% THC; 20% tax on products infused with cannabis, such as edible products; 25% tax on any product with a THC concentration higher than 35%
Maine	Mixed	10% excise tax (retail price); \$335/lb. flower; \$94/lb. trim; \$1.50 per immature plant or seedling; \$0.30 per seed
Massachusetts	Ad valorem	10.75% excise tax (retail price)
Michigan	Ad valorem	10% excise tax (retail price)
Montana	—	20% excise tax (retail price)
Nevada	Ad valorem	15% excise tax (fair market value at wholesale); 10% excise tax (retail price)
New Jersey	—	Up to \$10 per ounce, if the average retail price of an ounce of usable cannabis was \$350 or more; up to \$30 per ounce, if the average retail price of an ounce of usable cannabis was less than \$350 but at least \$250; up to \$40 per ounce, if the average retail price of an ounce of usable cannabis was less than \$250 but at least \$200; up to \$60 per ounce, if the average retail price of an ounce of usable cannabis was less than \$200
New Mexico	—	12% excise tax (retail price)
New York	—	\$0.005 per milligram of THC in flower; \$0.008 per milligram of THC in concentrates; \$0.03 per milligram of THC in edibles; 9% excise tax (retail price)
Oregon	Ad valorem	17% excise tax (retail price)
South Dakota (a)	—	15% excise tax (retail price)
Vermont	—	14% excise tax (retail price)
Virginia	—	21% excise tax (retail price)
Washington	Ad valorem	37% excise tax (retail price)

Sources: State statutes, Bloomberg Tax

Note: Washington, D.C. voters also approved recreational marijuana, but the city has not been able to implement a market due to its relationship with the federal government. (a) Legal proceedings surrounding legality of ballot measure, which legalized recreational marijuana, ongoing. Tetrahydrocannabinol (THC) is the main psychoactive compound and is generally used to define potency of the marijuana product, even though there are other compounds in the plant which may influence the effects on the user.

Tax generated from cannabis sales is growing rapidly in many states. For example, excise tax collected by Colorado authorities on the sale of adult-use cannabis grew from just over $80 million in 2015 to more than $250 million in 2019 and Alaska’s cannabis tax collections grew more than 10 times from 2017 to 2019, based on data reported by the respective state departments. High and fast-growing tax revenue is expected to act as a driver for other states to legalize cannabis in the coming years. For example, according to the state governor’s office New York’s fiscal deficit for the fiscal year from April 2020 to March 2021 is estimated be nearly $6 billion and, according to the New York’s own estimates, adult-use legalization could bring in $300 million in annual tax revenue. Tax revenues of most U.S. states have been impacted by the COVID-19 pandemic, which could provide political and economic incentive to lawmakers to legalize cannabis in the coming years.

Colorado Cannabis Excise Tax Revenue from FY 2014 to FY 2019

Millions of Dollars
$300
$250
$200
$150
$100
$50
$0
$21,580,960
$80,169,427
$125,139,439
$182,895,613
$235,147,041
$251,756,747
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
FY 2019

Source: Tax Foundation, Colorado Department of Revenue
Note: Colorado initially passed medical-use cannabis in 1998 and adult-use cannabis in 2014.

Alaska Cannabis Excise Tax Revenue Collections from FY 2017 to FY 2019

Millions of Dollars
$25
$20
$15
$10
$5
$0
$1,748,297
$11,084,807
$19,204,109
FY 2017
FY 2018
FY 2019

Source: Tax Foundation, Alaska Department of Revenue
Note: Alaska initially passed medical-use cannabis in 2000 and adult-use cannabis in 2012.

Shifting Public Attitudes Support Legalization
The growing support for cannabis legalization among U.S. consumers is also a key growth driver. According to a 2019 survey by Pew Research, 67% of Americans are in favor of legalizing cannabis, compared to 31% in 2000, while the percentage of Americans opposing legalization has almost halved from 63% in 2000 to 32% in 2019. The support is highest among millennials (80%), but is also strong among Generation X (63%) and baby boomers (61%).
The findings of the Pew survey are supported by an October 2019 survey by Gallup, which found that 66% of U.S. adults support legalizing cannabis. There is also broad support across the political spectrum, with 76% of Democrats, 68% of Independents and 51% of Republicans supporting legalization, according to the Gallup survey. While Gallup’s poll did not distinguish between adult- and medical-use cannabis, they show increasing acceptance over several decades.

Support For Marijuana Legalization & Portion Of The U.S. Population That Has Used Cannabis In The Past Month: Breakdown By Year

Support For Cannabis Legalization
Portion Of Population Age 26 & Older That Has Used Cannabis In Past Month
Support For Cannabis Legalization
Usage
70%
60%
50%
40%
30%
20%
10%
0%
8%
6%
4%
2%
0%
12%
25%
51%
66%
3%
4%
4%
4%
4%
5%
5%
6%
7%
8%
1970
1974
1978
1982
1986
1990
1994
1998
2002
2006
2010
2014
2018

Source: Gallup, National Survey on Drug Use and Health

Copyright 2020 Marjiuana Business Daily, a division of Anne Holland Ventures Inc. All rights reserved.

Prospects of Federal Legalization
While state-level legalization is expected to act as a growth driver in the short-to-medium term, the passage of one or more of the following four pieces of federal legislation would be expected to drive additional growth:
•
SAFE Banking Act, which would amend federal law so that commercial banking and other financial institutions could legally offer services to state-compliant cannabis businesses. The SAFE Banking Act was passed by the U.S. House of Representatives with strong bipartisan support in 2019 and was again part of the $3 trillion HEROES Act passed by the U.S. House of Representatives in the first half of 2020, although the act remains in committee and has not been voted on in the U.S. Senate;

•
STATES Act, which would allow states that have legalized cannabis through their legislatures or citizen initiatives to regulate cannabis in a manner they deem best. Specifically, the STATES Act would amend the Controlled Substances Act to exclude its application to persons who are acting in compliance with state law relating to the manufacture, production, possession, distribution, dispensation, administration or delivery of cannabis;

•
MORE Act, which would decriminalize cannabis at the federal level by removing it from the list of Schedule I controlled substances. On December 4, 2020, the U.S. House of Representatives passed this legislation and has sent to the U.S. Senate for consideration and vote; and

•
CAOA, which would: (i) deschedule cannabis; (ii) promote states setting their own cannabis policies and laws; (iii) put the FDA as lead federal regulator supported by the U.S. Alcohol and Tobacco Tax and Trade Bureau and the Bureau of Alcohol, Tobacco, Firearms, and Explosives; (iv) implement restorative measures in communities impacted by the war on drugs; (v) provide for federal benefits and security clearance protections to those previously convicted of cannabis criminal matters; (vi) impose an excise tax on cannabis products; and (vii) establish CBD supplement marketing pathways.

In addition, in July 2021, the recently formed CFA issued a white paper titled Recommendations for Federal Regulation of Legal Cannabis. The CFA is a coalition of advocacy and business organizations seeking to end the prohibition and criminalization of cannabis in the United States in a manner consistent with helping all Americans achieve their full potential and limiting the number of barriers that inhibit innovation and entrepreneurship in a free and open market. The goal of the CFA white paper analysis is to continue pressing and influencing congress on cannabis reform legislation to address federal regulation and tax issues, financial services, clinical research, interstate commerce and technical barriers to trade, social equity, criminal justice and respect of states’ reserved powers.
Essential Designation Accelerating Growth Despite the Pandemic
Despite the COVID-19 pandemic, the 2020 gross merchandise value, or GMV, has outpaced the 2019 total following cannabis’ essential designation and the easing of lockdown measures. Cannabis sales in the first two months of the year were tracking their 2019 total, based on LeafLink’s survey of 26 U.S. states and Canadian territories. However, as COVID-19 and related news spread in March, retailers stocked up in March, almost a month earlier than the usual spike in April ahead of the 4/20 celebrations. This pre-buying, coupled with strict stay-at-home orders across many states, meant that sales dipped in weeks 13 and 14. However, many state and local governments classified cannabis businesses as “essential,” allowing them to stay open during the pandemic. In addition, new services such as expanded delivery and curbside pickup have made it easier for consumers to get access to cannabis while respecting social distancing measures. These factors led to an increase in cannabis sales, with the 2020 cumulative GMV remaining above the 2019 total through the end of June, supporting cannabis’ emerging status as a recession-proof defensive industry.

Cumulative 2020 GMV Growth Has Outpaced 2019

GMV Growth indexed to first three weeks of January
1.8
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
2020 Cannabis Sales Were Tracking the 2019 Average Before COVID-Related Lockdowns
2020 Sales Have Been Outpacing the 2019 Average Following Cannabis Essential Designation and Lifting of Lockdowns
January
February
March
April
May
June
2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25
Weeks of the Year
Week 12:
Retailers stock up as news of COVID spreads
Week 13:
Stay-at-home orders due to COVID go into effect
Week 14:
Cannabis deemed essential in majority of states analyzed
2020 GMV
2019 GMV

Source: Intro-act, LeafLink
Note: The above chart included data from LeafLink's survey in 26 U.S. states and Canadian territories.
Gross Merchandise Value (GMV) includes cartridges, concentrates, edibles, ingestibles, flower and pre-rolls.

Real Estate-Dependent and Capital-Intensive Business
According to a survey published in the 2019 Marijuana Business Factbook, among cannabis producers/processors, the most expensive startup costs are equipment and real estate. Producers/processors must purchase not only extraction equipment but also cultivation equipment. They must find a physical location suited for processing and manufacturing cannabis as well as growing it — or consider separate locations and the increased real estate costs that go with such an approach.

The situation is similar for cannabis retailers. Among vertically integrated retailers, more than half of the businesses surveyed in the 2019 Marijuana Business Factbook cite real estate and renovations as their highest startup expenses, accounting for an average of 66% of their total costs. Approximately one-third of stand-alone retailers cited real estate and renovations as their most significant startup costs, accounting for an average of 56% of their total costs. Vertically integrated retailers typically require separate buildings for their cultivation and retail operations, which contributes to the higher cited costs for those businesses. Real estate that is suitable for cultivation may come at significant cost as well, depending on the location and state.
Limited Access to Capital by Cannabis Operators Resulting in Pricing Dislocation and Favorable Demand Environment for REITs.
The licensed specialized industrial cultivation/processing and retail/dispensary sale of cannabis are each real estate dependent and capital-intensive. However, despite their state licenses, cannabis operators’ access to both real estate and capital has been constrained due to the current federal regulatory environment. This has resulted in a significant opportunity for cannabis REITs. The status of state-licensed cannabis under U.S. federal law and current U.S. federal regulations have significantly limited the ability of state-licensed cannabis operators to access the U.S. banking system and traditional sources of capital. For example, according to U.S. Government data, there were just 684 depository institutions that bank cannabis businesses in the U.S. as of December 31, 2020, down from the peak of 747 in November 2019, each of which is less than 7% of the combined number of depository institutions (commercial banks, savings banks and credit unions) in the U.S. In addition, for those operators that can access banking services, the cost of such access is extremely high due to regulatory guidelines and reporting requirements for offering banking services to cannabis-related businesses. While pending legislation could improve banking access for cannabis businesses, the current nature of the industry creates a significant opportunity for REITs like Freehold to provide financing to cannabis operators through mortgage loans and other similar transactions and generate favorable returns on such investments.

In addition, the inefficiency of the equity and debt capital markets for cannabis operators is creating growth opportunities and pricing power for those cannabis REITs that are well capitalized and have the underwriting capabilities to fill the funding gap. With the current federal regulatory environment presently unchanged and debt and equity cost of capital, although declining, remaining expensive, we believe that cannabis operators will continue to leverage their real estate to acquire growth capital, resulting in a rapid rise in financing transactions with cannabis REITs. We believe the pace of transactions will continue to accelerate and act as a key growth driver for REITs that have the capital and the underwriting capabilities to identify high-quality operators and thus emerge as beneficiaries of this environment. In light of these factors, we believe it is critical to identify and lend to the highest quality operators with experienced management teams, strong financial foundations and operational expertise to navigate the dynamic changes in the cannabis industry.
Our Competitive Strengths
We believe that the following competitive strengths will support the accretive growth of our business and the implementation of our business plan:
•
Operator-First Financing Philosophy and Experience-Driven Underwriting.   We have an underwriting philosophy that is focused on identifying and lending to high-quality operators with sound credit worthiness, locations and assets. Our goal is to provide sustainable long-term mortgage loans to our borrowers to support their long-term capital needs.

Our operator-first financing philosophy and underwriting process focus on several factors, including the following aspects:
•
Management Team — Consider the management team’s track record of success in the cannabis industry and other industries. Do they tell a story of interest to investors, drive strong brand strategy, and/or have well defined industry objectives on which they are executing?

•
Financial Strength — Analyze the operator’s corporate-level financial information to gain understanding of overall financial strength. Does the operator have profitable assets in good markets, and is there a sightline to profitability? Is it capitalized sufficiently to fund working capital and capital expenditure needs? Is there predictability in cash flows indicating ability to meet the required debt service interest payments?

•
Access to Capital — Review the operator’s historical ability to raise capital. Has it been able to successfully raise capital at a reasonable cost? Are there capital structure matters that may have long-term impact to its successful operations and our ability to transact future deals with it? Can it continue to raise capital outside of transactions with us?

•
Operational Culture — Conduct site visits and in person meetings with key management members to gain an understanding of their operational conditions, processes and asset quality. Is there a strong culture and goal -driven, successful attitude that permeates all levels of the operation? Are the assets built with considered engineering design, and quality of construction intended to be operated for the long term? Or are they patched together by learn-as-you-go methods?

•
Regulatory Compliance — Assess the operator’s regulatory capability and history of compliance. Are there or have there been any compliance issues throughout its locations of operation? Is it successfully able to navigate the regulatory application process to gain or acquire new licenses?

We believe our underwriting process will support our ability to identify high-quality operators and deliver attractive risk-adjusted returns to our stockholders.

•
High-Quality Portfolio.   As of the date of this prospectus, our portfolio is comprised of six mortgage loans and one note receivable with an aggregate principal amount of $38.7 million. The properties securing our mortgage loans include two specialized industrial cultivation/processing properties and four retail/dispensary properties located in Florida, Massachusetts and New Jersey that are leased to subsidiaries of Curaleaf (CSE: CURA; OTCQX: CURLF), a vertically integrated, multi-state operator.

The properties securing our mortgage loans are, and we expect to continue to seek to finance properties that are, (i) specifically suited to operate within the regulatory environments and market conditions in which they are located, (ii) built, renovated or converted with quality in both facility design and physical construction, and (iii) have historical and projected financial performance that contributes beneficially to the operator’s overall corporate performance.
•
Early-Mover Advantage in a Rapidly Growing and Undercapitalized Industry.   The licensed cultivation, processing and retail sale of cannabis are both real estate dependent and capital-intensive. Revenues from the sale of legal cannabis in the U.S. have grown from $7.9 billion in 2017 to $13.6 billion in 2019 and are expected to reach $30 billion by 2025, according to New Frontier Data. Despite this growth, cannabis operators’ access to both real estate and capital has been constrained due to the current federal regulatory environment. We believe cannabis operators’ need for capital to fund the growth of their businesses will result in significant opportunities for us to finance specialized industrial cultivation/processing and retail/dispensary cannabis properties that can provide stable and increasing interest income, along with the potential for shared long-term value appreciation through our contingent purchase options that are exercisable only upon the legalization of cannabis under U.S. federal law or certain other events. We believe our enhanced ability to access the capital markets as a public company will allow us to secure an early-mover advantage in the industry and take advantage of the barriers to entry in the cannabis industry created by state licensing and other regulations to become an integral real estate financing source for high-quality cannabis operators.

•
Scalable Platform.   We believe our team is skilled at internally deploying and customizing our process platforms such as accounting, finance and asset management, which makes us capable of substantially decreasing relative administrative overhead as we grow the size of portfolio. In addition to our existing and growing network of relationships, we employ technology to substantially increase our throughput of opportunities well beyond the capacity of traditional relationship and deal development methods. We believe these factors, along with the nature of our long-term financing structure, will enable us to support a significant increase in the size of our portfolio without a proportionate increase in administrative or management costs.

•
Experienced Management Team with Extensive Relationships.   Our management team is experienced in financing transactions and managing commercial real estate businesses, building diverse, high-growth businesses and operating in highly regulated industries, including alcohol and healthcare. In addition, our management team has experience underwriting non-traditional real estate and corporate credit and managing all aspects of a public company.

Our management team and members of our board of directors have long-standing relationships with owners, operators and developers of cannabis properties, who we believe value their industry knowledge and commitment to working in a cooperative and supportive manner. In addition, we have extensive relationships with private equity groups, attorneys, contractors and commercial bankers who invest in or otherwise support cannabis operators. We believe these relationships will provide us access to an ongoing pipeline of attractive financing opportunities that may not be available to our competitors.
•
Strong Alignment of Economic and Incentive Interests.   We believe the interests of our management team, our board of directors and our stockholders are strongly aligned. Immediately prior to this offering, our executive officers and members of our board of directors owned a total of 748,213 shares of our common stock, or approximately 14.0% of the outstanding shares of our common stock. Upon completion of this offering, we expect to grant our management team an aggregate of        restricted shares of our common stock, which will vest on the third anniversary of the grant date, and an aggregate of        restricted stock units, which will vest on the third anniversary of the grant date only if certain performance metrics are achieved. See “Management — Executive Compensation — IPO Equity Grants.” As a result, upon completion of this offering, our management team and directors will collectively own approximately       % of our company on a fully diluted basis, which we believe aligns their interests with those of our stockholders. In addition, at our inception in 2019, we issued 311,991 shares of our common stock to Curaleaf as partial consideration for our acquisition of six properties from them, and we may use our equity to fund a portion of future financing transactions with additional operators.

Our Business and Growth Strategies
Our strategy is to finance specialized industrial cultivation/processing and retail/dispensary properties in the regulated adult- and medical-use cannabis markets that are operated by high-quality operators, thereby generating attractive returns for our stockholders.
Our business and growth strategies include the following:
•
Focus on High-Quality Operators while Utilizing a Flexible Financing Strategy.   We believe it is critical to identify and lend to the highest quality operators with strong financial foundations and operational expertise to navigate the dynamic changes in the cannabis industry, including expansion of the cannabis market due to new states adopting medical-use laws or existing states with only medical-use expanding their laws to include adult-use. We do not believe the market has been efficient in pricing the difference between lower- and higher-tier operators. Given the real estate -dependent and capital-intensive business of cannabis operators, we will endeavor to grow alongside operators like Curaleaf and others as they identify new locations and markets to expand their businesses. As such, we believe the composition of our portfolio should be dynamic given the evolving cannabis market. We will evaluate the composition of the collateral securing our mortgage loans in terms of retail versus cultivation, adult-use versus medical-use and geography in the context of a number of factors, including the needs of our borrowers, industry trends and regulatory changes. We will maintain a flexible financing strategy and continuously monitor these factors in order to optimally position our portfolio both offensively and defensively in the market. In addition, if cannabis is legalized under U.S. federal law, we may pursue acquisitions of cannabis properties through traditional sale-leaseback transactions or purchases from existing borrowers pursuant to our contingent purchase options.

•
Focus on Financing Cannabis Real Estate for Income.   We finance real property that is operated by licensed cannabis operators, and we believe our financing opportunities will continue to expand as additional states legalize adult- and medical-use cannabis. We currently focus on the origination of long-term mortgage loans with terms ranging from 15 to 30 years and initial fixed interest rates with annual interest rate escalators, with interest-only payments prior to maturity. Our financing structures also are designed to provide us with key credit support for our mortgage interest, including interest reserves (generally three to six months), and in certain cases, various provisions for cross-default, cross-collateralization and corporate or parent guarantees, when appropriate. We expect these features to help insulate us from variability in operator cash flows at individual properties and enable us to minimize our expenses while we build our portfolio.

•
Focus on Financing Cannabis Real Estate for Appreciation through Contingent Purchase Options.   We believe there are several factors that could drive an appreciation in cannabis real estate collateral values, including regulatory changes, continued maturation of the industry, changes in investor sentiment and operator-specific performance. We intend to participate and capture the appreciation opportunity through strict non-prepayment of the mortgage loans and contingent purchase options for the properties securing our mortgage loans that will be included in most mortgage loans we originate. The purchase options will be coterminous with the mortgage loans and will be exercisable only upon the legalization of cannabis under U.S. federal law or certain other events whereby fee simple ownership of cannabis real estate assets is compliant with U.S. federal law. The exercise price of each purchase option is expected to equal (i) the original agreed-upon valuation upon which the mortgage loan was advanced, plus (ii) a pro rata portion of the aggregate real estate valuation increase, if any, since the origination of the loan, based upon the loan-to-value ratio established at the time of loan origination. The purchase price in excess of the principal balance of the mortgage loan is expected to be payable in cash, shares of our common stock, OP units or a combination of the foregoing, in our sole discretion. We believe our contingent purchase options for the properties securing our mortgage loans will allow us to recognize the majority of any appreciation of the market value of the properties, subject to the legalization of cannabis under U.S. federal law or certain other events. However, there can be no assurances that cannabis will ever be legalized under U.S. federal law or that our purchase options otherwise will become exercisable.

•
Adherence to Rigorous Underwriting Criteria. Our operator-first underwriting and investment philosophy focuses primarily on the quality and credit worthiness of the operator and the quality and design of its assets. In executing that philosophy, we have developed a set of decision making criteria for evaluating our potential operator relationships and approaching financing opportunities through our rigorous underwriting process that includes the following:
•
Operator First — As described above, we seek to identify and lend to high-quality operators by focusing on the operator’s management team, financial strength, access to capital, operational efficiency and regulatory compliance.

•
Asset Location and Market Environment Second — We seek to finance operators and assets that are specifically suited to operate within the regulatory environments and market conditions in which they are located. We evaluate the asset location within the market, local economic and demographic data, barriers to entry, cannabis-related demand drivers, state and local regulatory environment and the overall competitive landscape of the market.

•
Asset Quality, Design and Operation Third — We evaluate the asset’s construction quality, condition, design, projected capital needs and property condition assessments. In addition, we utilize traditional corporate and real estate operating metrics, such as corporate debt service and rent coverage, to quantitatively assess the historical and projected financial performance of the asset and its contribution to the operator’s overall corporate performance.

•
Asset Type Fourth — We believe the composition of our portfolio should be dynamic given the evolving cannabis market and regulations governing it. We will evaluate the composition of our loan portfolio in terms of retail versus cultivation, adult-use versus medical-use and geography in the context of a number of factors, including the needs of our borrowers, industry trends and regulatory changes.

We believe the cannabis industry continues to grow substantially and has many desirable operators with an addressable market of existing and needed assets allowing us to forgo distressed and speculative financings and instead focus on high-quality operators and strong collateral assets that provide sustainable long-term income and real estate value appreciation opportunity for our stockholders through the contingent purchase options included in our loans.
•
Actively Monitor the Performance of Our Borrowers/Operators and Industry Trends. We actively monitor the financial and operational performance of our borrowers and guarantors and of the specific facilities securing our loans through a variety of methods, such as reviewing periodic financial reporting and operating data and meetings with the facility management teams. Integral to our asset management philosophy is our desire to continue our existing long-term relationships with our borrowers and develop new long-term relationships so that they view us as a valuable financing source. Our management also communicates regularly with their counterparts at our borrowers and others who closely follow the cannabis industry, in order to maintain knowledge about changing regulatory and business conditions. We believe this knowledge, combined with our management team’s and board’s experience in the real estate and cannabis industries, allows us to anticipate changes in our borrowers’ operations in sufficient time to strategically and financially plan for changing economic, market and regulatory conditions. Collectively, these activities will provide us with leading indicators to proactively evaluate when protective or other actions may be needed.

Our Portfolio
The following table contains information regarding the loans in our portfolio as of the date of this prospectus (dollars in thousands):

Loan	Property Address	Property Type	Original Funding Date	Original Loan Maturity	Principal Balance(2)	Percentage of Portfolio	Amortization During Term	Initial Interest Rate
FFS – Loan 1	30 Worcester Road Webster, MA	Cultivation/ Processing	(1)	8/2039	$14,465	37.4%	No	11.12%(3)
FFS – Loan 2	111 Coolidge Avenue Bellmawr, NJ	Cultivation/ Processing	(1)	8/2039	$12,725	32.9%	No	10.51%(3)
FFS – Loan 3	3218 US Highway 1 Fort Pierce, FL	Retail/ Dispensary	(1)	8/2039	$1,788	4.6%	No	10.50%(3)
FFS – Loan 4	640 Creek Road Bellmawr, NJ	Retail/ Dispensary	(1)	8/2039	$1,701	4.4%	No	10.51%(3)
FFS – Loan 5	910 W. International Speedway Boulevard Daytona Beach, FL	Retail/ Dispensary	(1)	8/2039	$1,515	3.9%	No	10.50%(3)
FFS – Loan 6	170 Commercial Street, Unit 3 Province town, MA	Retail/ Dispensary	(1)	8/2039	$1,131	2.9%	No	10.44%(3)
Private Co – 1	Unsecured note	N/A	1/2021	1/2026	$5,399	13.9%	Yes	6.00%(4)
Total/Weighted Average					$38,724	100%		10.13%

(1)
The six FFS loans will be funded on the Spin-Off Date.

(2)
For the six FFS loans, the principal balance is as of the Spin-Off Date. The principal balance of the unsecured note is as of September 30, 2021.

(3)
The interest rate for each FFS loan is subject to annual increases based on increases in the consumer price index.

(4)
This loan bears interest at 0% through December 31, 2021, then at 6.00% per year through maturity on January 1, 2026, and requires monthly payments of interest beginning January 2022 and equal quarterly principal payments beginning April 2022 fully amortizing the note at maturity in January 2026.

For each FFS loan, if the loan is repaid prior to the maturity date, the amount due is equal to the (i) the outstanding principal balance of the loan, plus (ii) the greater of (A) the undiscounted remaining interest payments under the loan and (B) 96% of the amount that the property has appreciated in value from the loan origination date to the loan repayment date.
Portfolio Collateral Overview
Our mortgage loans are secured by various types of assets of our borrowers, including primarily real property and certain personal property, including licenses, equipment, and other assets to the extent permitted by applicable laws and the regulations governing our borrowers.
The table below represents the real estate collateral securing our loans as of the date of this prospectus. The values in the table below were measured at the time of underwriting and based on various sources of data available at such time (dollars in thousands):

Loan	Property Address	Property Type	Building Sq. Ft.	Principal Balance(1)	Percentage of Mortgage Portfolio	Estimated Real Estate Value	Real Estate Collateral Coverage
FFS – Loan 1	30 Worcester Road Webster, MA	Cultivation/ Processing	105,000	$14,465	43.4%	$15,068	1.04x
FFS – Loan 2	111 Coolidge Avenue Bellmawr, NJ	Cultivation/ Processing	42,433	$12,725	38.2%	$13,255	1.04x
FFS – Loan 3	3218 US Highway 1 Fort Pierce, FL	Retail/ Dispensary	10,311	$1,788	5.4%	$1,862	1.04x
FFS – Loan 4	640 Creek Road Bellmawr, NJ	Retail/ Dispensary	9,571	$1,701	5.1%	$1,772	1.04x
FFS – Loan 5	910 W. International Speedway Boulevard Daytona Beach, FL	Retail/ Dispensary	5,620	$1,515	4.5%	$1,578	1.04x
FFS – Loan 6	170 Commercial Street, Unit 3 Provincetown, MA	Retail/ Dispensary	2,700	$1,131	3.4%	$1,178	1.04x
Total/Weighted Average			175,635	$33,325	100%	$34,713	1.04x

(1)
For the six FFS loans, the principal balance is as of the Spin-Off Date. The principal balance of the unsecured note is as of September 30, 2021.

A description of each property securing our mortgage loans is provided below:
•
The Webster, Massachusetts cultivation facility is comprised of two contiguous spaces. The building, built in 1973, had been sitting vacant and was previously operated by a recycling company. Improvements were made to the operating portion of the building starting in the Fall of 2016 and, in June 2017, Curaleaf commenced operations in that portion of the building, which is approximately 50,000 square feet. Improvements to the other section of the building were completed during the fourth quarter of 2020.

•
The Bellmawr, New Jersey campus is a vertically integrated facility that includes multiple buildings of varying sizes that are used both for cultivation and as a retail dispensary. All of the buildings are former industrial buildings and have been extensively remodeled and repurposed to serve the needs of Curaleaf’s operations. The buildings at 111 Coolidge Avenue serve as a cultivation and production facility. The building at 640 Creek Road was extensively remodeled in 2016 and opened in 2017 as a state-of-the-art dispensary facility.

•
The Fort Pierce, Florida dispensary is a mixed-use building that is located along US Highway 1, which is the primary commercial corridor in the area. Roughly one-third of the building is utilized as a dispensary. The remaining building area is climate-controlled warehouse space that Curaleaf uses to store non-cannabis inventory. The Fort Pierce property was extensively renovated in 2018 with a new roof, HVAC and interior buildout to include a new retail storefront along with patient consultation rooms and a waiting area.

•
The Daytona, Florida dispensary is a free-standing retail building located along the highly-trafficked International Speedway Boulevard, which is a major thoroughfare in the Daytona area. The building was originally constructed in 1972 but was extensively renovated in 2018 to serve as a dispensary for Curaleaf. As part of the renovation, Curaleaf invested in a new roof and HVAC in addition to building out a new retail storefront with patient consultation rooms and a waiting area. Further, extensive security cameras were installed along with a vault that is used to store inventory outside of business hours. Currently, 2,500 square feet are vacant and unused by Curaleaf. If adult-use cannabis is legalized in the future, the retail portion of the dispensary would likely be expanded into the vacant space to meet the expected increase in demand.

•
The Provincetown, Massachusetts dispensary is a condominium located at the southwest corner of Winthrop Street and Commercial Street, which is the primary commercial thoroughfare in

Provincetown and is located near the beach. The building was originally constructed in 1950; however, the condominium unit has recently undergone a complete renovation to serve as a dispensary for Curaleaf.
Description of Our Borrowers
Freehold Fee Simple was incorporated on May 28, 2021 with our operating partnership as its sole stockholder, and was subsequently spun off so that our company and Freehold Fee Simple now operate as separate companies. See “Structure and Formation of Our Company.” Freehold Fee Simple is the sole member of FFS OC, a limited liability company, which wholly owns the membership interests of six subsidiary limited liability companies that each hold a single cannabis-related real property asset. These six properties are Freehold Fee Simple’s only assets. The six properties are leased to subsidiaries of Curaleaf, pursuant to separate triple-net leases that provide for aggregate annualized base rent of $3.7 million as of September 1, 2021, with annual escalators of 3%, and expire in August 2029. Each of the leases is cross-defaulted with the other leases and is fully guaranteed by Curaleaf, Inc.
Curaleaf is a vertically integrated U.S. multi-state cannabis operator. Curaleaf is positioned in highly populated, limited-license states, and as of October 4, 2021, operates in 23 states with 108 dispensaries, 22 cultivation sites and over 30 processing sites. Curaleaf has the executive expertise and research and development capabilities to provide service, selection, and accessibility across the adult- and medical-use markets, as well as in the CBD category through its Curaleaf Hemp brand. Curaleaf is publicly listed on both the Canadian Securities Exchange (CURA) and OTCQX (CURLF).
Curaleaf had $334 million of cash and $590 million of working capital (current assets minus current liabilities) as of June 30, 2021 , compared with $74 million of cash and $198 million of working capital as of December 31, 2020. As of June 30, 2021 and December 31, 2020, Curaleaf had total assets of $3.2 billion and $2.4 billion , respectively, and total liabilities of $1.3 billion and $ 1.0 billion, respectively.
For the six months ended June 30, 2021, Curaleaf had total revenues of $573 million, gross profit of $325 million and net loss attributable to Curaleaf of $24 million, compared to total revenues of $214 million, gross profit of $149 million and net loss attributable to Curaleaf of $17 million for the six months ended June 30, 2020. For the year ended December 31, 2020, Curaleaf had total revenues of $627 million, gross profit of $391 million and net loss attributable to Curaleaf of $62 million, compared to total revenues of $221 million, gross profit of $142 million and net loss attributable to Curaleaf of $67 million for the year ended December 31, 2019.
Curaleaf also has achieved nine consecutive quarters of positive adjusted EBITDA through the quarter ended June 30, 2021, growing from $3.3 million in the second quarter of 2019 to $84.4 million in the second quarter of 2021.
Contingent Purchase Options
In connection with the Spin-Off, we will enter into option agreements with subsidiaries of Freehold Fee Simple, pursuant to which we will have a contingent option to purchase each of the six properties securing our mortgage loans. The purchase options are exercisable at our option but only upon the legalization of cannabis under U.S. federal law or certain other federal regulatory changes that would permit fee simple ownership of cannabis-related real estate in the United States or would permit our common stock to be listed on a national securities exchange as an owner of fee simple title to cannabis-related real estate in the United States. Each option agreement has a term of 18 years. The purchase price for each property will be equal to (i) the value of the property at the time of the Spin-Off, plus (ii) if the property has appreciated in value since the time of the Spin-Off, 4% of the amount that the property has appreciated in value at the time of the purchase. The purchase price in excess of the principal balance of the mortgage loan is payable in cash, shares of our common stock, OP units or a combination of the foregoing, in our sole discretion. If we exercise any purchase option, we would assume the lease in place at the acquired property at the time of our purchase.
We expect most mortgage loans we originate in the future to include contingent purchase options similar to those we have entered into with subsidiaries of Freehold Fee Simple. The purchase options will be coterminous with the mortgage loans and will be exercisable only upon the occurrence of events similar to those described above. The exercise price of each purchase option is expected to equal (i) the original agreed-upon valuation upon which the mortgage loan was advanced, plus (ii) a pro rata portion of the aggregate real estate valuation increase, if any, since the origination of the loan, based on the loan-to-value ratio established at the time of loan origination. For example, for a mortgage loan with a 90% loan-to-value ratio, the borrower’s pro rata portion of the real estate valuation increase would be 10%. The borrower, however, will have the option to forgo receipt of payment of the purchase price in excess of the principal balance of the mortgage loan, which we refer to as the residual payment, in exchange for a lower rent payment, as described below. The residual payment, if any, is expected to be payable in cash, shares of our common stock, OP units or a combination of the foregoing, in our sole discretion.
If we exercise an option, concurrently with our purchase of the property and pursuant to the terms of the option agreement, we will lease the property back to the operator pursuant to a triple-net lease agreement negotiated at the time of entering into the option agreement. The rent under the lease is expected to be based on the interest rate of the mortgage loan at the time of our exercise of the option, with the lease yield applied to (i) 100% of the property value at the time of originating the mortgage loan or (ii) if the operator elects to forgo the residual payment, the principal amount of the mortgage loan. Although we expect future options to have the terms described above, we can provide no assurances as to the final terms of purchase options that we will negotiate future borrowers, and we may not be able to come to an agreement on a purchase option at all.
Our Financing Pipeline
Our management team and board of directors have an extensive network of long-standing relationships with owners, operators and developers of commercial real estate properties and cannabis operations. We believe this network of relationships will provide us access to an ongoing pipeline of attractive financing and other investment opportunities, which may not be available to our competitors.
In addition to the secured mortgages in our portfolio, we are actively seeking and evaluating additional specialized industrial cultivation/processing and retail/dispensary cannabis properties to finance with the net proceeds of this offering. We have identified and are in various stages of reviewing 35 cannabis properties for potential mortgage originations of approximately $131 million. The properties are located in five states and are operated by seven different operators. We expect the interest rates of these mortgage loans to be between 8% and 13% depending on property type. We have not entered into definitive agreements with respect to any potential financing and there can be no assurance that we will consummate the financing of any of the properties in our current pipeline on the terms anticipated, or at all.
We also have had extensive discussions with a third-party commercial real estate investment firm about an arrangement pursuant to which such firm would acquire cannabis properties from operators that prefer to enter into sale-leaseback transactions, rather than mortgage loans with us. We would finance such acquisitions through mortgage loans with expected loan-to-value ratios of 70% to 90% secured by the acquired properties and enter into contingent purchase option agreements similar to those we have entered into with Freehold Fee Simple. See “Our Business — Contingent Purchase Options.” In addition, in the event that we need to foreclose upon a property due to a default by one of our borrowers in the future, this investment firm may acquire such property upon such foreclosure because we will not own real estate used in cannabis-related operations due to current statutory prohibitions. After the completion of this offering, this investment firm also may acquire the six properties from Freehold Fee Simple, subject to our existing mortgage loans and contingent purchase options. Neither we nor Freehold Fee Simple have entered into definitive agreements with this investment firm regarding the arrangements described above and there can be no assurance that we or Freehold Fee Simple will enter into transactions with this investment firm in the future.
Underwriting and Investment Process
Sourcing and Screening
Our management team has developed and maintains an extensive network of relationships with owners, operators, industry professionals, and developers of commercial real estate properties. In addition,

we receive multiple daily inquiries for active projects by both brokers and operators directly. Our management team routinely communicates with these industry participants to seek out market knowledge and cultivate relationships. Through this daily market interaction, we develop a pipeline of potential financing and other investment opportunities that we can selectively process based on our extensive underwriting and due diligence.
We have customized off-the-shelf software to develop a loan origination and underwriting process that efficiently filters projects through a series of screening steps earmarked by internal review and go/no-go decision points. Once an asset and operator has passed our initial underwriting and investment criteria, it moves to the transactional due diligence process. During the initial due diligence, the borrower will carry a significant portion of the cost and timing burden of completing the checklist of routine documents and inspections while negotiations of the loan documents are led by counsel and Company management. This process allows us to efficiently evaluate a significant number of potential financing opportunities relative to the size of our team.
Underwriting
We believe our management team’s depth of experience in a diverse set of industries, including cannabis, real estate, the regulated alcohol market, insurance, investment banking and specialty engineering, as well as operational expertise in creating and managing businesses provides us with a unique set of skills to underwrite potential financing transactions and cannabis operators. Key factors that we consider in the underwriting process include the following:
1. Operator:   We seek to identify and lend to high-quality operators by focusing on the following:
•
Management Team — Evaluate the qualifications, experience and track record of the operator’s executive management team;

•
Financial Strength — Analyze the operator’s historical and projected financial information to gain an understanding of the operator’s overall financial and credit strength and history of, or pathway to, profitability, and determine predictability in cash flows indicating ability to meet the required debt service interest payments;

•
Access to Capital — Evaluate the operator’s capital raising history and ability to access affordable and sustainable capital via traditional or alternative financing solutions;

•
Operational Efficiency — Conduct site visits (targeted assets and others in operator’s system) and other due diligence to gain an understanding of the operational conditions, processes and level of efficiency, including cultivation and extraction capacities, potencies, yield, harvests/crop cycles per year and product testing results; and

•
Regulatory Compliance — Review the operator’s licensure, policies and procedures, relationships with local and state regulators and history of regulatory compliance to assess the operator’s regulatory compliance capabilities.

2. Asset Location and Market Environment:   We seek to finance operators and assets that are specifically suited to operate within the regulatory environments and market conditions in which they are located. We evaluate the asset location within the market, local economic and demographic data, barriers to entry, cannabis-related demand drivers, state and local regulatory environment and the overall competitive landscape of the market. We balance these factors with the experience of the operator and will finance assets in more mature markets, such as Colorado or California, as long as the operator has a proven track record of market loyalty and penetration.
3. Asset Quality, Design and Operation:   We evaluate the asset’s construction quality, condition, design, projected capital needs and property condition assessments. In addition, we utilize traditional corporate and real estate operating metrics, such as corporate debt service and rent coverage, to quantitatively assess the historical and projected financial performance of the asset and its contribution to the operator’s overall corporate performance.
4. Asset Type:   We believe the composition of our portfolio should be dynamic given the evolving cannabis market and regulations governing it. We will evaluate the composition of our loan portfolio in terms of retail versus cultivation, adult-use versus medical-use and geography in the context of a number of factors, including the needs of our borrowers, industry trends and regulatory changes. We will maintain a flexible financing strategy that we believe is in compliance with federal laws and continuously monitor these factors in order to optimally position our portfolio both offensively and defensively in the market.
We believe our underwriting process enables us to finance highly desirable properties with strong performing cannabis operators that will support our ability to deliver attractive risk-adjusted returns to our stockholders.
Investment Committee
After our management team has elected to pursue a financing opportunity based on extensive underwriting and due diligence, an in-depth investment package is be prepared and presented to our investment committee for approval. Our investment committee is comprised of Messrs. Brain, Walraven and Yi and our three non-management board members. The investment package consists of core analysis items such as the principal amount of the loan, interest rate, loan-to-value ratio, facility type, operator, operator parent company (loan guarantor), contingent purchase option terms, planned capital expenditures, summarized asset and operator financial statements and other relevant analysis and market considerations determined by the management team to support its recommendations.
Company Information
Our principal executive office is located at 232 3rd Avenue N., Franklin, Tennessee 37064. Our telephone number at our executive offices is (877) 981-0900 and our corporate website is www.freeholdprop.com. The information contained on, or accessible through, our website is not incorporated by reference into, and does not form a part of, this prospectus.
Competition
We compete as an alternative provider of debt financing to cannabis operators. We face competition from a mix of market participants, including but not limited to, other REITs, debt funds, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, institutional investors, private equity and hedge funds and other entities. Our primary public company competitors are Innovative Industrial Properties, Inc. (NYSE: IIPR), AFC Gamma, Inc. (Nasdaq: AFCG), Power REIT (NYSE American: PW) and NewLake Capital Partners, Inc. (OTCQX:NLC), and there are several private companies that have entered the marketplace in recent years.
These competitors may prevent us from making attractive loans on favorable terms. Our competitors may have greater resources than we do and may be able to compete more effectively as a capital provider or may be willing to accept more risk than we believe can be prudently managed. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors also may adopt loan structures similar to ours, which would decrease our competitive advantage. In addition, due to a number of factors, including but not limited to potential greater clarity of the laws and regulations governing adult- and medical-use cannabis by state and federal governments, the number of entities and the amount of funds competing for suitable investment opportunities may increase, resulting in increased competition and loans with terms less favorable to us. As a result, our profitability may decrease, and you may experience a lower return on your investment.
Governmental Regulation
Federal Laws Applicable to the Adult- and Medical-Use Cannabis Industry
Cannabis, other than hemp, is classified as a Schedule I controlled substance under the CSA. Even in those jurisdictions in which the manufacture and use of cannabis has been legalized at the state level, the manufacture, distribution, dispensation, and possession with intent to distribute or dispense all remain violations of federal law. Moreover, on two separate occasions, the U.S. Supreme Court ruled that the CSA trumps state law. That means that the federal government may enforce U.S. drug laws against companies operating in accordance with state cannabis laws, creating a climate of legal uncertainty regarding the production and sale of medical-use cannabis.
In January 2018, then acting U.S. Attorney General Jeff Sessions issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) under the Trump administration, rescinding certain past DOJ memoranda regarding cannabis law enforcement, including the DOJ memorandum by former Deputy Attorney General James Michael Cole (the “Cole Memo”) issued on August 29, 2013 under the Obama Administration, which had characterized the use of federal law enforcement resources to prosecute those complying with state regulatory systems allowing the use, manufacture and distribution of medical-use cannabis as an inefficient use of federal investigative and prosecutorial resources when state regulatory and enforcement efforts are effective with respect to enumerated federal enforcement priorities under the CSA. The Sessions Memo remains in effect. As part of the Session’s Memo’s rescindment of the Cole Memo, the Sessions Memo instructs DOJ prosecutors to enforce the laws enacted by Congress and to follow well-established principles that govern all federal prosecutions when deciding whether to pursue prosecutions related to cannabis activities. As a result, federal prosecutors could, and still can, use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Although there have not been any identified prosecutions of state law compliant cannabis entities in the approximately three years following the issuance of the Sessions Memo, there can be no assurance that the federal government will not enforce federal laws against the regulated cannabis industry generally.
Congress previously enacted an omnibus spending bill that includes a provision prohibiting the DOJ (which includes the U.S. Drug Enforcement Administration) from using funds appropriated by that bill to prevent certain states from implementing their medical-use cannabis laws. This provision expires on December 3, 2021, and must be renewed by Congress. There can be no assurances that Congress will renew this provision as it has done since 2014. In USA v. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that this provision prohibits the DOJ from spending funds from relevant appropriations acts to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. However, the Ninth Circuit’s opinion, which only applies to the states of Alaska, Arizona, California, Hawaii, and Idaho, also held that persons who do not strictly comply with all state laws and regulations regarding the distribution, possession and cultivation of medical-use cannabis have engaged in conduct that is unauthorized, and in such instances the DOJ may prosecute those individuals. The court also noted that, if the provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision was previously in force. Furthermore, while properties where cannabis is cultivated or processed exclusively for medical use has received protection from Congress, properties where cannabis is cultivated for adult-use do not have the same protection. Consequently, our borrowers that cultivate, process or sell adult-use cannabis on their properties may be subject to greater or different federal legal and other risks as compared to properties where cannabis is cultivated, processed or sold exclusively for medical use, including not providing protection under the Congressional spending bill provision described above.
Given the Sessions Memo’s confirmation that federal prosecutors have significant prosecutorial discretion, no assurance can be given that the federal prosecutor in each judicial district where we make a loan will not choose to strictly enforce the federal laws governing the processing, sale or distribution of cannabis against our borrowers. Any change in the federal government’s enforcement posture with respect to state-licensed cultivation or sale of cannabis, including the enforcement postures of individual federal prosecutors in judicial districts where we make our loans, would adversely affect our borrowers and impede our ability to execute our business plan, and we would likely suffer significant losses with respect to our loans to cannabis industry participants in the United States.
We have structured our business in a manner intended to comply with U.S. federal laws, rules, regulations, interpretations and enforcement priorities as they exist and are interpreted today, including the Controlled Substances Act, the Money Laundering Control Act, the Bank Secrecy Act, the conspiracy and aiding and abetting laws, and the Racketeer Influenced and Corrupt Organizations Act. There can be no assurances, however, that these laws, rules, regulations, interpretations and enforcement priorities will not change in the future, especially from one Presidential administration to another. See “Risk Factors — Risks Related to Regulation and Our Industry.” In addition, many states regulate various aspects of the selling, dispensing, cultivation and/or manufacturing of adult- and medical-use cannabis.

State Laws Applicable to the Adult- and Medical-Use Cannabis Industry
As of the date of this prospectus, 38 U.S. states and the District of Columbia have legalized adult- and/or medical-use cannabis in some form. In most states that have legalized cannabis in some form, the selling, dispensing, cultivation and/or manufacturing of cannabis generally requires that the operator obtain one or more licenses in accordance with applicable state requirements. Local governments in some cases also impose rules and regulations on the manner of operating cannabis businesses. As a result, applicable state and local laws and regulations vary widely, including with respect to the types of strains that can be grown, the types of products that can be sold and operator licensing processes and renewals.
Due to these licensing and other regulatory requirements, if our borrowers default under their loans with us, we may encounter significant delays or difficulties in transferring the properties securing such loans to another cannabis operator.
Laws Applicable to Financial Services for the Adult- and Medical-Use Cannabis Industry
Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statute and the Bank Secrecy Act. Prior to the DOJ’s announcement in January 2018 of the rescission of the Cole Memo and related memoranda, supplemental guidance from the DOJ directed federal prosecutors to consider the federal enforcement priorities enumerated in the Cole Memo when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. This supplemental guidance was followed by FinCEN in the FinCEN Memorandum, which outlines the pathways for financial institutions to bank state-sanctioned cannabis businesses in compliance with federal enforcement priorities. Under these guidelines, financial institutions must submit a Suspicious Activity Report, or SAR, in connection with all cannabis-related banking activities by any client of such financial institution, in accordance with federal money laundering laws. These cannabis-related SARs are divided into three categories — cannabis limited, cannabis priority, and cannabis terminated — based on the financial institution’s belief that the business in question follows state law, is operating outside of compliance with state law, or where the banking relationship has been terminated, respectively. The FinCEN Memorandum states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws.
Although the Cole Memo has been rescinded, the FinCEN Memorandum technically remains intact; however, it is unclear whether the current administration will continue to follow the FinCEN Memorandum. Although the DOJ has not initiated the prosecution of financial crimes against state-law compliant cannabis companies or their vendors, the DOJ continues to have the right and power to prosecute crimes committed by banks and financial institutions, such as money laundering and violations of the Bank Secrecy Act, that occur in any state, including states that have in some form legalized the sale of cannabis. The continued uncertainty surrounding financial transactions related to cannabis activities may result in financial institutions discontinuing services to the cannabis industry. Further, the conduct of the DOJ’s enforcement priorities could change for any number of reasons. A change in the DOJ’s priorities could result in the DOJ’s prosecuting banks and financial institutions for crimes that were not previously prosecuted.
Consequently, those businesses involved in the regulated adult- or medical-use cannabis industry continue to encounter difficulty establishing banking relationships. In addition, banks and other financial institutions may be reluctant to enter into lending transactions with us because we finance properties used in the adult- and medical-use cannabis industry. To date, we have been unable to obtain debt financing on terms and conditions that we find acceptable. If debt financing continues to be unavailable to us on acceptable terms, our growth may be limited and the market price of our common stock may be adversely impacted.
The terms of our loans require that our borrowers make payments on such loans via check or wire transfer. Only a small percentage of financial institutions in the United States currently provide banking services to licensed companies operating in the cannabis industry. The inability of our borrowers to open accounts and continue using the services of banks will limit their ability to enter into debt arrangements with us or may result in their default under our debt agreements. See “Risk Factors — Risks Related to Regulation and Our Industry.”

1940 Act Exemption
We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act. We believe we will not be considered an investment company as defined in the 1940 Act because we will not engage primarily, propose to engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Further, we intend to conduct our business in a manner so that neither we nor our operating partnership, on an unconsolidated basis, own or propose to acquire investment securities (as that term is defined in Section 3(a)(2) of the 1940 Act) in excess of 40% of the value of our or its respective total assets (exclusive of U.S. Government securities and cash items). For these purposes, investment securities include securities issued by majority-owned subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, which may limit the types of businesses in which we engage through our subsidiaries.
If the value of our holdings in investment securities exceeds 40% of our total assets on an unconsolidated basis (net of U.S. Government securities and cash items), or if we or our subsidiaries fail to maintain another exception or exemption from the 1940 Act (see below), we could, among other things, be required either to (a) substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company under the 1940 Act, any of which could negatively affect our business, the value of our common stock, the sustainability of our business model, and our ability to make distributions to our stockholders, which also could have an adverse effect on our business and the market price for our common stock. If we or any of our subsidiaries were required to register as an investment company under the 1940 Act, the registered entity would become subject to substantial regulation with respect to capital structure (including restrictions on the ability to use leverage), management, operations, prohibitions on transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.
We expect that certain current and future subsidiaries can rely upon the exception from the definition of “investment company” set forth in Section 3(c)(5)(C) of the 1940 Act, which applies to entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exception, as interpreted by the staff of the SEC, generally requires at least 55% of an entity’s assets to be comprised of mortgages and other liens on and interests in real estate (“qualifying interests”) and an additional 25% of the entity’s assets to be comprised of real estate-related assets (as that term has been interpreted by the staff of the SEC). The 25% threshold is subject to reduction to the extent that the entity invests more than 55% of its total assets in qualifying interests, and no more than 20% of such entity’s total assets can be invested in miscellaneous investments. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff and on our analyses of such guidance to determine which assets are qualifying interests and which are real estate-related assets. However, the SEC’s guidance was issued in accordance with factual situations that may be substantially different from the factual situations we may face, and much of the guidance was issued more than 20 years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify assets for purposes of qualifying for the exception contained in Section 3(c)(5)(C) of the 1940 Act. If we are required to re-classify our subsidiaries’ assets, they may no longer be in compliance with such exception. To the extent that the SEC staff publishes new or different guidance with respect to any assets we have determined to be qualifying interests or real estate-related assets, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in a subsidiary holding assets we might wish to sell or not acquiring or selling assets we might wish to hold.
We and/or our subsidiaries may also be able to rely upon other exclusions from the definition of “investment company” in the 1940 Act, including the exclusion provided by Section 3(c)(6) of the 1940 Act (which excludes, among other things, parent entities whose primary business is conducted through majority-owned subsidiaries relying upon the exclusion provided by Section 3(c)(5)(C), discussed above). The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

In August 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the 1940 Act, including the nature of the assets that are qualifying interests for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the SEC or its staff providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. See “Risk Factors — Maintenance of our exemption from registration under the 1940 Act imposes limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the 1940 Act.”
Employees
As of the date of this prospectus, we have seven employees, all of whom are full-time employees. Our officers and directors are responsible for planning, development and operational duties. We believe the skill set of our current management is adequate for our business plan.
Legal Proceedings
We are not currently a party, as plaintiff or defendant, to any legal proceedings. We may be party from time to time to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. There can be no assurance that these matters that arise in the future, individually or in aggregate, will not have a material adverse effect on our financial condition or results of operations in any future period.

MANAGEMENT
Our Directors and Executive Officers
Our board of directors currently consists of five directors. In addition, pursuant to the terms of our Investor Rights Agreement, Tilden Park has designated a non-voting board observer.
The following table sets forth certain information regarding our executive officers, certain other officers and directors:
Name	Age	Position
Donald C. Brain	67	Chief Executive Officer and Chairman of the Board of Directors
Jeffery C. Walraven	52	Chief Operating Officer and Director
Louis S. Yi	43	Chief Financial Officer
Benjamin H. Hendren	41	Senior Vice President and Chief Accounting Officer
John A. Travis	51	Senior Vice President and Chief of Acquisitions and Asset Management
Randall L. Churchey*	61	Director
Terry Wheatley*	67	Director
Lori B. Wittman*	62	Director

*
Independent within the meaning of the listing standards of Nasdaq.

Biographical Summaries of Executive Officers, Certain Employees and Directors
The following is a summary of certain biographical information concerning our directors, executive officers and certain other officers:
Donald C. Brain, Co-Founder, Chief Executive Officer and Chairman
Mr. Brain has served as our Chief Executive Officer and Chairman of our board of directors since the formation of our company. Since August 2018, Mr. Brain has served as a managing director at Enfinite Capital, and since June 2012, he has been the owner of Handcrafted Wines, LLC. From October 2012 to October 2015, Mr. Brain served as senior vice president of Fidelity National Title Insurance Company. Mr. Brain has over 40 years of professional experience, including the last 15 years as an investor, partner and entrepreneur in a diverse set of companies in the wine and spirits, distribution, technology and energy industries. Prior to that, Mr. Brain spent 25 years with risk management and advisory services companies.
Mr. Brain holds a Bachelor’s degree in Business Administration from the University of Notre Dame.
Mr. Brain was selected to serve as Chairman of our board of directors because of his significant investment and entrepreneurial experience and general business acumen.
Jeffery C. Walraven, Co-Founder, Chief Operating Officer and Director
Mr. Walraven has served as our Chief Operating Officer and a director since the formation of our company. From January 2014 to May 2019, Mr. Walraven has served as Executive Vice President and Chief Financial Officer, of MedEquities Realty Trust, Inc. (formerly, NYSE: MRT), an internally managed healthcare REIT that was initially funded privately in July 2014, completed an initial public offering on the New York Stock Exchange in September 2016 and was subsequently sold in a public-to-public sale to Omega Healthcare Investors, Inc. (NYSE: OHI) that closed in May 2019.
From 2006 to 2013, Mr. Walraven held several positions with BDO USA, LLP, most recently as an assurance managing partner of the Memphis office, where his primary responsibilities included providing core and peripheral assurance services and business operational and tax consulting services. Mr. Walraven has over 20 years of public accounting experience, serving many public REIT clients since 1999. Mr. Walraven worked extensively with publicly-traded companies on all aspects of compliance with Securities Act and

Exchange Act filings, including quarterly, annual and special reports, and compliance relating to acquisitions, dispositions and securities offerings. Mr. Walraven has had engagement partner responsibility for numerous public and private securities offering by REITs and other clients, including initial public offerings, secondary offerings and private placements.
Mr. Walraven holds a Bachelor’s degree in Financial Management from Bob Jones University and a Master of Professional Accountancy from Clemson University.
Mr. Walraven was selected to serve as a director because of his experience managing public real estate companies and his background in accounting and finance.
Louis S. Yi, Chief Financial Officer
Mr. Yi has served as our Chief Financial Officer since the formation of our company. Mr. Yi has approximately 21 years of experience in investment banking, including over 10 years at FBR & Co. and eight years with Bear, Stearns & Co. Inc. From July 2008 to February 2019, he served in various roles, most recently as a managing director in real estate investment banking as well as head of equity-linked securities across all sectors, at FBR & Co.
Mr. Yi holds a Bachelor’s degree in Economics from Johns Hopkins University.
Benjamin H. Hendren, Senior Vice President and Chief Accounting Officer
Mr. Hendren has served as our Senior Vice President and Chief Accounting Officer since September 2019. Mr. Hendren has 19 years of experience in accounting and auditing. From September 2002 to June 2017, he served in various roles, most recently as an assurance partner, providing assurance services for both public and private entities, including multiple initial public offerings, at BDO USA, LLP. From November 2017 to July 2018, Mr. Hendren served as a consultant assisting companies with technical accounting matters and adoption of new accounting standards at LBMC Staffing Solutions, LLC. From July 2018 to September 2019, he served in various roles, including most recently as Chief Financial Officer, at Salus Workers’ Compensation, an insurance managing general agent and third party administrator focused on workers’ compensation insurance.
Mr. Hendren holds a Bachelor’s degree in Accounting from Union University and is a licensed Certified Public Accountant.
John A. Travis, Senior Vice President and Chief of Acquisitions and Asset Management
Mr. Travis has served as our Senior Vice President and Chief of Acquisitions and Asset Management since July 2019. Mr. Travis founded Control Power Concepts Inc., a specialized power engineering and field services firm, in May 2006. In this role he was instrumental to the development of power infrastructure and systems for the resort casino industry in Macau and later for developing compliance protocols for power companies nationally in the United States. As a business owner and entrepreneur, Mr. Travis has gained substantial experience and skill in business operations, project management, business development, and leadership. He maintains his status as the Chairman of the board of directors at Control Power Concepts Inc. Since December 2018, he has also served as an advisory board member for Elysium Services Inc., a logistics company specializing in the distribution wine, cannabis and beer in California. Mr. Travis is a U.S. Naval veteran successfully completing the rigorous Naval Nuclear Training Program and for exemplary leadership and performance, he gained the highest possible rank available during his term in service. He was selected to instruct trainings regarding nuclear power to junior sailors and served as a nuclear reactor operator on a fast attack submarine.
Mr. Travis holds a Bachelor’s degree in Nuclear Engineering Technology from Thomas Edison State University.
Randall L. Churchey, Independent Director
Mr. Churchey has served as an independent director since July 2019. Mr. Churchey served as President, Chief Executive Officer and a member of the board of directors of Education Realty Trust, Inc. (formerly,

NYSE: EDR) from 2010 until the sale of the company in September 2018 and as Chairman of the board of directors from January 2015 until the sale of the company in September 2018. He also served as a member of the board of directors of MedEquities Realty Trust, Inc. from 2014 until the sale of the company in May 2019. In addition, Mr. Churchey served on the board of directors of Jernigan Capital, Inc. (formerly, NYSE: JCAP) from 2018 until 2019. From December 2004 until the sale of the company to a private equity firm in May 2012, Mr. Churchey was a member of the board of directors of Great Wolf Resorts, Inc., a public indoor water park resort company, and was the Interim Chief Executive Officer of Great Wolf from May 2008 until December 2008. He was President and Chief Executive Officer and a member of the board of directors of Golden Gate National Senior Care (the successor to Beverly Enterprises) from March 2006 to September 2007. Prior to that, Mr. Churchey served as an executive for several publicly traded REITs. Mr. Churchey is a former member of the board of governors of Nareit.
Mr. Churchey holds a Bachelor of Science degree from the University of Alabama.
Mr. Churchey was selected to serve as a director because of his public company experience and his experience in the real estate industry.
Terry Wheatley, Independent Director
Ms. Wheatley has served as an independent director since October 2021. She is the President of Vintage Wine Estates Inc. (Nasdaq: VWE), or VWE, and has been in that role since 2018, overseeing all commerce channels and marketing for the company. She joined VWE as their Executive Vice President of Global Sales and Marketing in 2014 when Canopy Management, a wine brand creation, sales and marketing company founded by Ms. Wheatley in 2008, was acquired by VWE. At Canopy Management she had leveraged her long-term relationships with the wine industry's top buyers to bring a portfolio of innovative wine brands to market. Ms. Wheatley began her 30-plus year career in the wine and spirits industry at E.&J. Gallo. After 17 years at Gallo, Ms. Wheatley took over sales and marketing positions at Sutter Home/Trinchero Family Estate, ultimately becoming the Senior Vice President of Marketing. She also has served as Chairwoman of CannaCraft Inc., a large-scale cannabis manufacturer, since December 2019.
Ms. Wheatley was selected to serve as a director because of her industry expertise and public company experience.
Lori B. Wittman, Independent Director
Ms. Wittman has served as an independent director since October 2019, and currently serves as our lead independent director and chair of our audit committee. Ms. Wittman has served as an advisor to Big Rock Partners Acquisition Corp., or Big Rock, a blank check company, since February 2020. From September 2017 to February 2020, Ms. Wittman served as Chief Financial Officer and a member of the board of directors of Big Rock. From August 2015 to August 2017, Ms. Wittman was the chief financial officer of Care Capital Properties, Inc. (NYSE: CCP), a public healthcare REIT with a diversified portfolio of triple-net leased properties, which merged with Sabra Healthcare REIT, Inc. in 2017. Previously, Ms. Wittman was Senior Vice President of Capital Markets and investor relations at Ventas, Inc., a REIT focused on the healthcare sector from 2011 to August 2015. Prior to her time at Ventas, Ms. Wittman served in a number of finance, accounting and capital markets-related roles at various companies, including General Growth Properties, Big Rock Partners, LLC and Heitman Financial. Ms. Wittman served as a director of IMH Financial Corporation, a real estate investment and finance company, from July 2014 to November 2020. Ms. Wittman has also served as a director of Global Medical REIT Inc. (NYSE: GMRE), a REIT engaged primarily in the acquisition of healthcare facilities, since May 2018, and currently serves as Chairperson of the Audit Committee and a member of the Compensation Committee of GMRE. Ms. Wittman also serves a member of the board of directors of NETSTREIT Corp. (NYSE: NTST), a single-tenant retail REIT.
Ms. Wittman holds a Bachelor’s degree in Geography and Sociology from Clark University, a Master of City Planning from the University of Pennsylvania and a Master in Business Administration from the University of Chicago.
Ms. Wittman was selected to serve as a director because of her public company experience and her experience in the real estate industry.

Corporate Governance Profile
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:
•
our board of directors is not classified, with each of our directors subject to re-election annually, and we may not classify our board without stockholder approval;

•
we have a majority voting standard for uncontested director elections;

•
we intend to comply with the corporate governance standards of Nasdaq, including having committees of our board of directors comprised solely of independent directors;

•
a majority of our directors are independent under the listing standards of Nasdaq;

•
we have a lead independent director;

•
we anticipate that at least one of our directors will qualify as an “audit committee financial expert,” as defined by the SEC;

•
our stockholders have the ability to amend our bylaws by the affirmative vote of a majority of the outstanding shares of our common stock;

•
we have opted out of the business combination and control share acquisition statutes under the MGCL; and

•
we do not have a stockholder rights plan.

Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.
Role of the Board in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its three standing committees, the audit committee, the nominating and corporate governance committee and the compensation committee, each of which addresses risks specific to their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and code of business conduct and ethics, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Lead Independent Director
Our board of directors believes that its governance structure ensures a strong, independent board of directors even though it does not have an independent chair. To strengthen the role of our independent directors and encourage independent leadership, our board has established the position of lead independent director, which is currently held by Ms. Wittman. The responsibilities of the lead independent director include, among others:
•
presiding at all meetings of the board of directors at which the executive chairman is not present;

•
scheduling meetings of the independent directors from time to time, but not less than twice per year;

•
developing the agendas for, and presiding at, executive sessions of the independent directors;

•
communicating the sense of the board of directors to our executive chairman and our chief executive officer;

•
assisting the executive chairman in reviewing and setting the agenda and schedule for each of the meetings of the board of directors, including bringing to the attention of the executive chairman particular issues for the directors’ attention and consideration and ensuring there is sufficient time for discussion of all agenda items;

•
assisting in improving the effectiveness of meetings of the board of directors;

•
assisting the executive chairman in the review and approval of information and materials to be sent to the board of directors, including in particular providing input as to the quality, quantity and timeliness of the information submitted by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties; and

•
coordinating with committee chairs with respect to committee self-evaluations.

Board Committees
Our board of directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Matters put to a vote of any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written or electronic consent of the directors on that committee. The principal functions of each committee are briefly described below. We intend to comply with the listing requirements and other rules and regulations of Nasdaq, as amended or modified from time to time, and each of these committees will be comprised exclusively of independent directors. Additionally, our board of directors may from time to time establish certain other committees to facilitate the management of our company.
Audit Committee
Our audit committee is comprised of our three independent directors, with Ms. Wittman serving as chair. Ms. Wittman qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and Nasdaq corporate governance listing standards. We have adopted an audit committee charter, which details the principal functions of the audit committee, including oversight related to:
•
our accounting and financial reporting processes;

•
the integrity of our consolidated financial statements and financial reporting process;

•
our systems of disclosure controls and procedures and internal control over financial reporting;

•
our compliance with financial, legal and regulatory requirements;

•
the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and

•
our overall risk profile.

The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.
Compensation Committee
Our compensation committee is comprised of our three independent directors, with Mr. Churchey serving as chair. Prior to the completion of this offering, we have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;
•
reviewing and approving the compensation of all of our other executive officers;

•
reviewing our executive compensation policies and plans;

•
reviewing employments agreements and severance agreements of employees who are not executive officers;

•
implementing and administering our incentive compensation equity-based remuneration plans;

•
assisting management in complying with our proxy statement and annual report disclosure requirements;

•
producing a report on executive compensation to be included in our annual proxy statement, to the extent required; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of our three independent directors, with Mr. Churchey serving as chair. We have adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:
•
identifying and recommending to our board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•
developing and recommending to our board of directors corporate governance guidelines and implementing and monitoring such guidelines;

•
reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;

•
recommending to our board of directors nominees for each committee of our board of directors;

•
annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, as required by applicable law and regulations; and

•
overseeing our board of directors’ evaluation of management.

In identifying and recommending nominees for directors, the nominating and corporate governance committee may consider diversity of relevant experience, expertise and background.
Code of Business Conduct and Ethics
Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our directors, officers and other employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:
•
honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•
compliance with applicable laws, rules and regulations;

•
prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•
accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law.

Director Compensation
As compensation for serving on our board of directors, each of our non-employee directors receives an annual cash retainer of $50,000 and an annual grant of restricted shares of our common stock with an aggregative market value of $50,000, which vest ratably on each of the first three anniversaries of the date of grant. The lead independent director, who currently is Lori Wittman, receives an additional cash retainer of $10,000 per year. Additionally, the chair of each committee receives an additional cash retainer for serving as chair in the amount of $15,000 for our audit committee, $10,000 for our compensation committee and $7,500 for our nominating and corporate governance committee. Our non-employee directors are entitled to participate in our Alignment of Interest Program under our Equity Incentive Plan, or our Alignment of Interest Program, pursuant to which they may elect to receive restricted shares of our common stock in lieu of their cash retainers described above. See “— Alignment of Interest Program” for more information about our Alignment of Interest Program. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings. Directors who are also officers or employees of our company do not receive additional compensation as directors. Our board of directors may change the compensation of our non-employee directors in its discretion.
The following table provides information on the compensation for our non-employee directors for their services during the year ended December 31, 2020.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Randall L. Churchey	$66,875	$—	$66,875
James G. Mueller(2)	50,000	—	50,000
Terry Wheatley(3)	—	—	—
Lori B. Wittman	75,000	—	75,000

(1)
The Company did not issue any restricted shares of our common stock to directors during 2020 and did not include amounts earned in 2020 that were settled in restricted shares of our common stock in May 2021.

(2)
Mr. Mueller resigned from our board of directors in October 2021, but will continue to provide services to the Company under a consulting agreement. See “— Consulting Agreement.”

(3)
Ms. Wheatley joined our board of directors in October 2021. As a result, she did not receive any compensation from the Company during the year ended December 31, 2020.

Executive Compensation
As noted above, we are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced disclosure requirements, including with respect to executive compensation. The following provides compensation information for the years ended December 31, 2020 and 2019 with respect to our named executive officers, Mr. Brain, our chief executive officer and chairman, Mr. Walraven, our chief operating officer, and Mr. Yi, our chief financial officer.

Summary Compensation Table
The table below sets forth all compensation earned, awarded or paid, as applicable, to our named executive officers in the fiscal years ended December 31, 2020 and 2019.
Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(5)	Total
Donald C. Brain Chief Executive Officer and Chairman	2020	$475,000(2)	—	$237,500(6)	$712,500
	2019	249,390(2)	249,390(2)	380,030(7)	878,810
Jeffery C. Walraven Chief Operating Officer	2020	400,000(3)	—	200,000(8)	600,000
	2019	218,840(3)	220,020(3)	427,030(9)	865,890
Louis S. Yi Chief Financial Officer	2020	300,000(4)	—	150,000(10)	450,000
	2019	162,090(4)	165,020(4)	297,860(11)	624,970

(1)
Amounts represent the portion of annual base salary for the period commencing on July 1, 2019 and ended December 31, 2019, based on the following annual salaries: Mr. Brain — $475,000; Mr. Walraven — $400,000; and Mr. Yi — $300,000.

(2)
Mr. Brain’s salary amount includes $237,500 and $130,640 for the years ended December 31, 2020 and 2019, respectively, which Mr. Brain elected to receive in the form of restricted shares of our common stock that vest on the sixth anniversary of the date of grant pursuant to our Alignment of Interest Program. Mr. Brain elected to receive his full 2019 bonus amount of $249,390 in the form of restricted shares of our common stock that vest on the sixth anniversary of the date of grant pursuant to our Alignment of Interest Program. Under our Alignment of Interest Program, if an executive officer elects to receive restricted shares of our common stock that vest on the sixth anniversary of the date of grant in lieu of a cash salary or bonus amount, such executive officer is entitled to an award in the form of restricted shares of our common stock equal to the amount of such salary or bonus plus a multiple 1.0 times the amount of the salary or bonus. The incremental amount above the amount of the forgone salary and bonus representing the 1.0 times multiple is reflected in the Stock Awards column.

(3)
Mr. Walraven’s salary amount includes $200,000 and $207,010 for the years ended December 31, 2020 and 2019, respectively, which Mr. Walraven elected to receive in the form of restricted shares of our common stock that vest on the sixth anniversary of the date of grant pursuant to our Alignment of Interest Program. Mr. Walraven elected to receive his full 2019 bonus amount of $220,020 in the form of restricted shares of our common stock that vest on the sixth anniversary of the date of grant pursuant to our Alignment of Interest Program. Under our Alignment of Interest Program, if an executive officer elects to receive restricted shares of common stock that vest on the sixth anniversary of the date of grant in lieu of a cash salary or bonus amount, such executive officer is entitled to an award in the form of restricted shares of our common stock equal to the amount of such salary or bonus plus a multiple 1.0 times the amount of the salary or bonus. The incremental amount above the amount of the forgone salary and bonus representing the 1.0 times multiple is reflected in the Stock Awards column.

(4)
Mr. Yi’s salary amount includes $150,000 and $132,840 for the years ended December 31, 2020 and 2019, respectively, which Mr. Yi elected to receive in the form of restricted shares of our common stock that vest on the sixth anniversary of the date of grant pursuant to our Alignment of Interest Program. Mr. Yi elected to receive his full 2019 bonus amount of $165,020 in the form of restricted shares of our common stock that vest on the sixth anniversary of the date of grant pursuant to our Alignment of Interest Program. Under our Alignment of Interest Program, if an executive officer elects to receive restricted shares of our common stock that vest on the sixth anniversary of the date of grant in lieu of a cash salary or bonus amount, such executive officer is entitled to an award in the form of restricted shares of common stock equal to the amount of such salary or bonus plus a multiple 1.0 times the amount of the salary or bonus. The incremental amount above the amount of the forgone salary and bonus representing the 1.0 times multiple is reflected in the Stock Awards column.

(5)
Represents the grant date fair value of restricted shares of our common stock calculated in accordance with ASC 718.

(6)
Represents $237,500 in the form of 23,750 restricted shares of our common stock granted to Mr. Brain pursuant our Alignment of Interest Program, that vest on December 31, 2026, which represents a multiple of 1.0 times the $237,500 in salary that Mr. Brain elected to receive in the form of restricted shares of our common stock.

(7)
Represents $380,030 in the form of 38,003 restricted shares of our common stock granted to Mr. Brain pursuant our Alignment of Interest Program, a portion of which vests on August 25, 2025 and a portion of which vests on December 31, 2025, which represents a multiple of 1.0 times the $130,640 in salary and $249,030 in bonus that Mr. Brain elected to receive in the form of restricted shares of our common stock.

(8)
Represents $200,000 in the form of 20,000 restricted shares of our common stock granted to Mr. Walraven pursuant our Alignment of Interest Program that vest on December 31, 2026, which represents a multiple of 1.0 times the $200,000 in salary that Mr. Walraven elected to receive in the form of restricted shares of our common stock.

(9)
Represents $427,030 in the form of 42,703 restricted shares of our common stock granted to Mr. Walraven pursuant our Alignment of Interest Program that vest on December 31, 2025, which represents a multiple of 1.0 times the $130,640 in salary and $249,030 in bonus that Mr. Walraven elected to receive in the form of restricted shares of our common stock.

(10)
Represents $150,000 in the form of 15,000 restricted shares of our common stock granted to Mr. Yi pursuant our Alignment of Interest Program that vest on December 31, 2026, which represents a multiple of 1.0 times the $150,000 in salary that Mr. Yi elected to receive in the form of restricted shares of our common stock.

(11)
Represents $297,860 in the form of 29,786 restricted shares of our common stock granted to Mr. Yi pursuant our Alignment of Interest Program that vest on December 31, 2025, which represents a multiple of 1.0 times the $130,640 in salary and $249,030 in bonus that Mr. Yi elected to receive in the form of restricted shares of our common stock.

Outstanding Equity Awards at Fiscal Year-End December 31, 2020
The following table presents information about our named executive officers’ outstanding equity awards as of December 31, 2020. The equity awards consist of time-vesting restricted shares of common stock.
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Donald C. Brain	123,506	$1,235,060
Chief Executive Officer and Chairman
Jeffery C. Walraven	125,406	$1,254,060
Chief Operating Officer and Director
Louis S. Yi	89,572	$895,720
Chief Financial Officer

(1)
Represents restricted shares of our common stock granted under our Equity Incentive Plan which vest in 2025 and 2026. See “— Summary Compensation Table” for additional information regarding the vesting of these awards.

(2)
Market value reflects the number of restricted shares multiplied by $10.00 per share, which was the estimated fair value of the restricted shares of our common stock as of December 31, 2020.

IPO Equity Grants
Concurrently with the completion of this offering, we will make equity grants under our Equity Incentive Plan to our executive officers, certain other employees and Mr. Mueller, with the total number of shares subject to those awards equal to 5% of the shares of our common stock sold in this offering (prior to any exercise by the underwriters of their option to purchase additional shares and subject to maximum gross proceeds from this offering of $160 million). Of these equity awards, 60% will be time-vesting restricted shares of our common stock and 40% will be performance-vesting restricted stock units, as further described below. The numbers of restricted shares of our common stock and restricted stock units set forth below and throughout this prospectus are based on the number of shares of our common stock set forth on the cover page of this prospectus; however, the actual number of restricted shares and restricted stock units granted will depend on the number of shares of our common stock actually sold in this offering (prior to any exercise by the underwriters of their option to purchase additional shares and subject to maximum gross proceeds from this offering of $160 million).
•
Time-Vesting Restricted Stock.   Subject to the foregoing, we will grant           ,           and           restricted shares of our common stock to Messrs. Brain, Walraven and Yi, respectively, which will vest on the third anniversary of the date of grant, subject to their continued employment on such date.

•
Performance-Vesting Restricted Stock Units.   Subject to the foregoing, we will grant           ,      and        performance-vesting restricted stock units to Messrs. Brain, Walraven and Yi, respectively, which will vest on the third anniversary of the date of the grant based on the achievement of absolute total shareholder return, or TSR, which includes stock price appreciation and dividends paid over the measurement period. Dividends on the restricted stock units will accrue but will not be paid unless and until the underlying restricted stock units vest and are converted into shares of common stock. The TSR hurdles and the percentage of the restricted stock units that will vest are below. For amounts between the specified TSR hurdles, the amount earned would be interpolated on a linear basis.

Absolute TSR Award
TSR Performance	% of Award Earned
24.00%	0%
30.00%	50%
36.00%	100%
Alignment of Interest Program
Our Alignment of Interest Program allows eligible employees and non-employee directors to elect to receive restricted shares of our common stock issued under the Equity Incentive Plan subject to long-term vesting in lieu of their cash compensation. The number of shares issued will be increased through a Company match depending on the length of the vesting period selected. The employees’ vesting period choices are: two years for a 33% match; four years for a 66% match; and six years for a 100% match. The non-employee directors’ vesting period choices are: one year for a 20% match; two years for a 40% match; and three years for a 60% match. Restricted shares of common stock issued under the Alignment of Interest Program are generally subject to cliff vesting periods varying from one to six years beginning on the date of issue. If a recipient voluntarily terminates his or her relationship with us or is terminated for cause before the end of the vesting period, the shares are forfeited.
For 2021, Mr. Brain has elected to receive restricted shares of our common stock that vest on the sixth anniversary of the date of grant in lieu of $237,500 of his salary and up to $237,500 of his bonus, Mr. Walraven has elected to receive restricted shares of our common stock that vest on the sixth anniversary of the date of grant in lieu of up to $400,000 of his bonus, and Mr. Yi has elected to receive restricted shares of our common stock that vest on the sixth anniversary of the date of grant in lieu of $75,000 of his salary and up to $225,000 of his bonus.

Employment Agreements
We entered into employment agreements with Messrs. Brain, Walraven, and Yi on October 30, 2019, which will be amended and restated upon completion of this offering. Set forth below is a description of the terms of each amended and restated employment agreement, which is qualified in its entirety by the forms of amended and restated employment agreements that are filed as exhibits to the registration statement of which this prospectus forms a part.
The employment agreements have initial three-year terms with automatic one-year renewals thereafter, unless the executive or we provide(s) notice of non-renewal to the other party. The employment agreements provide for an annual base salary of $475,000 for Mr. Brain, $400,000 for Mr. Walraven and $300,000 for Mr. Yi, which may be increased (but not decreased) at the discretion of our board of directors. Pursuant to the employment agreements, the executives are eligible to receive an annual discretionary bonus based on a target percentage not less than 100% of the executive’s annual base salary, subject to our officer incentive program or any other annual bonus plan as may be in effect from time to time. Under the employment agreements, during the employment term, the executives will also be eligible to participate in other compensatory and benefit plans available to all employees.
The employment agreements provide that, if the executive’s employment is terminated:
•
by us for “cause,” by the executive without “good reason,” as a result of a non-renewal of the employment term by the executive, or due to the executive’s death, then we shall pay the executive: (i) all accrued but unpaid wages through the termination date; (ii) all earned but unpaid bonuses relating to the prior year; and (iii) all approved, but unreimbursed, business expenses. In addition, upon a termination of employment due to the executive’s death, all of the outstanding equity-based awards held by the executive will become fully vested and, as applicable, exercisable;

•
by us without “cause,” by the executive for “good reason,” or as a result of a non-renewal of the employment term by us, then we shall pay or provide the executive: (i) all accrued but unpaid wages through the termination date; (ii) all earned but unpaid bonuses relating to the prior year; (iii) all approved, but unreimbursed, business expenses; (iii) a separation payment equal to the sum of two times (2x) of the executive’s (A) then-current base salary and (B) average annual bonus for the two annual bonus periods completed prior to termination (or target bonus for any fiscal year not yet completed), with such separation payment being payable in equal installments over a period of 12 months following such termination; (iv) all of the outstanding equity-based awards held by the executive becoming fully vested and, as applicable, exercisable, without any further action by our board of directors; and (v) subject to the executive’s timely election of coverage under COBRA, COBRA continuation coverage for the executive (or his eligible dependents) at the premium rate paid by active employees for a period of 18 months (or up to 24 months if eligibility is extended under COBRA), or such period of time that the executive (and/or the executive’s eligible dependents) are eligible for COBRA continuation coverage. Upon the executive (and/or the executive’s eligible dependents) becoming ineligible for COBRA continuation coverage, the executive will be reimbursed for the premiums paid by the executive for medical insurance for the executive (and/or the executive’s eligible dependents) for a period of time extending to 24 months following termination of employment; provided, however, that our obligation to make additional payments will cease during any period that the executive is employed by a third party that provides comparable coverage; or

•
due to the executive’s “disability,” then we shall pay or provide the executive (or the executive’s estate and/or beneficiaries, as the case may be): (i) all accrued but unpaid wages through the termination date; (ii) all earned and accrued but unpaid bonuses prorated to the date of his disability; (iii) all approved, but unreimbursed, business expenses; (iv) COBRA continuation coverage at the premium rate that is paid by active employees for coverage for a period of 18 months, or, if less, until the executive (and/or the executive’s eligible dependents) is no longer entitled to such COBRA coverage; and (v) all of the outstanding equity-based awards held by the executive becoming fully vested and, as applicable, exercisable.

Additionally, in the event of a change in control (as defined in the employment agreements), all of the executives’ equity-based awards that are outstanding at the time of the change in control will be immediately become fully vested and, as applicable, exercisable, without further action by our board of directors. The executive’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of our company and compliance with customary restrictive covenant provisions, including, relating to confidentiality, noncompetition, nonsolicitation, cooperation and nondisparagement.
In addition, under the employment agreements, to the extent any payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the payments and benefits without such reduction.
Under the employment agreements, “cause” is defined as: (i) the executive’s refusal to substantially perform, following notice by us to the executive, the executive’s duties to us, or gross negligence or willful misconduct in connection with the performance of the executive’s duties to us; (ii) the executive’s conviction or plea of guilty or nolo contendere of a felony; (iii) the executive’s conviction of any other criminal offense involving an act of dishonesty intended to result in personal enrichment of the executive at the expense of us or our affiliates; or (iv) the executive’s breach of any material company policy, or term of the employment agreement or any other employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the executive and us or our affiliates. The executive will have rights to cure certain events constituting “cause.”
Under the employment agreements, “good reason” is defined as the occurrence of any of the following events, without the express written consent of the executive, unless such events are not habitually repeated and are fully corrected in all material respects by us within 30 days following written notification by the executive to us of the occurrence of one of the following: (i) a material reduction in the executive’s aggregate base salary or target bonus opportunity; (ii) a material adverse change in the reporting structure applicable to the executive, the assignment to the executive of substantial duties or responsibilities inconsistent with the executive’s position, or any other action by us which results in a substantial diminution of the executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (iii) a requirement that the executive work principally from a location that is 30 miles further from the executive’s principal places of employment and the executive’s residence than our principal office; or (iv) our material breach of the terms of the employment agreement or any other agreement or document which grants or gives the executive the right to receive equity in the company.
Consulting Agreement
Upon the completion of this offering, we intend to enter into a consulting agreement with James G. Mueller, our co-founder and former director (the “Consulting Agreement”), pursuant to which Mr. Mueller will advise our board of directors, management team and investment committee. Mr. Mueller has extensive experience investing in alternative agriculture and cannabis companies and, since May 1996, has served as the chairman of the board of directors of Mid America Capital, Inc., a Midwest-based investment banking and advisory firm specializing in middle-market mergers and acquisitions and troubled company acquisitions.
Under the Consulting Agreement, Mr. Mueller will receive an annual fee of $100,000, with $50,000 paid in cash and $50,000 in restricted shares of our common stock. The Consulting Agreement will have a three-year term. Pursuant to the Consulting Agreement, Mr. Mueller will be subject to certain nonsolicitation and nondisclosure covenants, and he may not provide consulting or similar services to any public company or company seeking to become public that is engaged in the financing, ownership, acquisition or management of cannabis properties.
In addition, upon completion of this offering, Mr. Mueller will be granted      restricted shares of our common stock, which will vest on the third anniversary of the grant date, and           restricted stock units, which will vest on the third anniversary of the grant date only if certain performance metrics are achieved as described under “— Executive Compensation — IPO Equity Grants.”
Equity Incentive Plan
Our board of directors adopted, and our stockholders approved, our Equity Incentive Plan for the purpose of attracting and retaining non-employee directors, executive officers and other key employees and service providers, including our consultants and officers and employees of our affiliates, and to stimulate their efforts toward our continued success, long-term growth and profitability. Our Equity Incentive Plan provides for the grant of stock options, stock awards (including restricted shares of our common stock, unrestricted stock, deferred stock units and restricted stock units), stock appreciation rights, dividend equivalent rights, performance awards, cash awards and other equity-based awards, including LTIP units, although we do not expect to issue LTIP units at this time. We have reserved a total of 2,500,000 shares of common stock for issuance pursuant to our Equity Incentive Plan, subject to certain adjustments set forth in the plan. This summary is qualified in its entirety by the detailed provisions of our Equity Incentive Plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Our Equity Incentive Plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the ownership limits contained in our charter or bylaws or would impair our status as a REIT.
Administration of Our Equity Incentive Plan
Our Equity Incentive Plan is administered by our compensation committee. Each member of our compensation committee that administers our Equity Incentive Plan is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and “independent” within the meaning of the Nasdaq listing rules and the rules and regulations of the SEC. Our compensation committee determines eligibility for and designate participants of our Equity Incentive Plan, determines the type and amount of awards to be granted, determines the timing, terms, and conditions of any award (including the exercise price), determines the performance measurements or other criteria of any awards and makes other determinations and interpretations as provided in our Equity Incentive Plan. All decisions and interpretations made by our compensation committee with respect to our Equity Incentive Plan are binding on us and participants. During any period of time in which we do not have a compensation committee, our Equity Incentive Plan will be administered by our board of directors or another committee appointed by our board of directors. References below to our compensation committee include a reference to our board of directors or another committee appointed by our board of directors for those periods in which our board of directors or such other committee is acting. To the extent permitted by applicable law, the administrator may delegate to a committee of one or more directors or to one or more officers or a committee of officers, the authority to grant awards to certain employees.
Eligible Participants
All of our employees and the employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive awards under our Equity Incentive Plan. In addition, our non-employee directors, consultants and advisors who perform services for us and our subsidiaries and affiliates and any other individual whose participation in the Equity Incentive Plan is determined to be in the best interests of the company by our compensation committee, may receive awards under our Equity Incentive Plan. Incentive stock options, however, are only available to our employees.
Share Authorization
The maximum number of shares of our common stock that may be issued pursuant to awards under the Equity Incentive Plan is 2,500,000. In connection with stock splits, distributions, recapitalizations and certain other events, our board of directors or compensation committee will make proportionate adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under our Equity Incentive Plan and the terms of outstanding awards. As of the date of this prospectus, 1,675,356 shares of our common stock remained available for future issuance under our Equity Incentive Plan, prior to the grant of restricted shares of common stock and restricted stock units to be granted upon completion of this offering.
Share Usage
Shares of common stock subject to awards are counted against our Equity Incentive Plan share limit as one share for every one share subject to the award. If a stock appreciation right that is to be settled in shares is exercised, in whole or in part, the number of shares deemed to have been issued under the Equity

Incentive Plan will be the full number of shares that were subject to the stock appreciation right or portion thereof that was exercised, and not the net number of shares actually issued upon the settlement of the stock appreciation right. If any awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any awards are forfeited or expire or otherwise terminate without the delivery of shares of common stock, the shares of common stock subject to such awards will again be available for purposes of our Equity Incentive Plan. The number of shares available for issuance under the Equity Incentive Plan will not be increased by (i) any shares tendered or withheld in connection with the purchase of shares upon exercise of an option, (ii) any shares deducted, withheld or delivered from an award in connection with tax withholding obligations, or (iii) any shares we purchase with proceeds from option exercises.
Stock Options
Our Equity Incentive Plan authorizes our compensation committee to grant incentive stock options (under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by our compensation committee, provided that the price cannot be less than 100% of the fair market value of shares of our common stock on the date on which the option is granted. If we were to grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of our shares of common stock on the date of grant.
The term of an option cannot exceed ten years from the date of grant. If we were to grant incentive stock options to any 10% stockholder, the term cannot exceed five years from the date of grant. Our compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by our compensation committee.
The exercise price for any option or the purchase price for restricted shares of our common stock, if any, is generally payable (i) in cash or cash equivalents, (ii) to the extent the award agreement provides, by the surrender of shares of common stock (or attestation of ownership of such shares) with an aggregate fair market value, on the date on which the option is exercised, of the exercise price, (iii) with respect to an option only, to the extent permitted by law and the award agreement so provides, by payment through a broker in accordance with procedures set forth by us or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including net exercise.
Stock Awards
Our Equity Incentive Plan also provides for the grant of stock awards, including restricted shares of our common stock, unrestricted stock, stock units and restricted stock units. A stock award is an award of shares of common stock or stock units that may be subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our compensation committee may determine. Deferred stock units and restricted stock units are contractual promises to deliver shares of common stock in the future and may be settled in cash, shares, other securities or property (as determined by our compensation committee) upon the lapse of restrictions applicable to the award and otherwise in accordance with the award agreement. A participant who receives restricted shares of our common stock will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares, except that our compensation committee may require any dividends to be reinvested in shares. A participant who receives restricted stock units will have no rights of a stockholder with respect to the restricted stock units but may be granted the right to receive dividend equivalent rights. During the period, if any, when stock awards are non-transferable or forfeitable, a participant is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating or otherwise encumbering or disposing of his or her award shares.

Stock Appreciation Rights
Our Equity Incentive Plan authorizes our compensation committee to grant stock appreciation rights that provide the recipient with the right to receive, upon exercise of the stock appreciation right, cash, common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Stock appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a stock appreciation right cannot exceed ten years from the date of grant.
Performance Awards
Our Equity Incentive Plan also authorizes our compensation committee to grant performance awards. Performance awards represent the participant’s right to receive a compensation amount, based on the value of our common stock, if performance goals established by our compensation committee are met. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance award. Performance goals may relate to our financial performance, the participant’s performance or such other criteria determined by our compensation committee. If the performance goals are met, performance awards will be paid in cash, shares of common stock or a combination thereof.
Dividend Equivalents
Our compensation committee may grant dividend equivalents in connection with the grant of any equity-based award. Dividend equivalents may be paid in cash or may be deemed reinvested in additional shares of stock and may be payable in cash, common stock or a combination of the two. To the extent the dividend equivalents are provided with respect to another award that vests or is earned based upon achievement of performance goals, any dividend equivalents will not be paid currently, but instead will be paid only to the extent the award vests. Our compensation committee will determine the terms of any dividend equivalents.
Other Equity-Based Awards
Our compensation committee may grant other types of equity-based awards under our Equity Incentive Plan, including LTIP units. Other equity-based awards are payable in cash, common stock or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by our compensation committee. The terms and conditions that apply to other equity-based awards are determined by our compensation committee. LTIP units are a special class of units in our operating partnership that are intended to qualify as profits interests under the Code. Each LTIP unit reduces the number of shares available for other equity awards on a one-for-one basis. The vesting period for any LTIP units, if any, will be determined at the time of issuance. Initially, each LTIP unit will have a capital account of zero and, therefore, the holder of the LTIP unit would receive nothing if our operating partnership were liquidated immediately after the LTIP unit is awarded.
Recoupment
If we adopt a “clawback” or recoupment policy, any awards granted pursuant to our Equity Incentive Plan will be subject to repayment to us to the extent provided under the terms of such policy. We reserve the right in any award agreement to cause a forfeiture of the gain realized by a recipient if such recipient is in violation of or in conflict with certain agreements with us (including but not limited to an employment or non-competition agreement) or upon termination for “cause” as defined in our Equity Incentive Plan, applicable award agreement or any other agreement between us or an affiliate and the recipient.
Termination of Service
Unless our compensation committee otherwise provides in an award agreement or in writing, upon the termination of a participant’s employment or service, any restricted shares of our common stock, restricted stock units and any dividend equivalent rights thereunder that have not vested will immediately be deemed forfeited. Each award agreement will set forth the participant’s right to exercise an option or a stock appreciation right following the termination of employment or service.
Changes in Capitalization
Our compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under our Equity Incentive Plan, including the individual limitations on awards, to reflect stock splits and other similar events. If the number of our outstanding common stock is increased or decreased or the common stock are changed into or exchanged for a different number or kind of shares or other securities as a result of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of share, exchange of shares, share dividend or other distribution payable in capital shares, or other increase or decrease in such shares effected without receipt of consideration by us, our compensation committee will make proportionate adjustments in outstanding awards and the number of shares available for issuance under our Equity Incentive Plan in a manner it deems equitable. Such adjustment in outstanding options or stock appreciation shares will not change the aggregate exercise price payable with respect to the shares that are subject to the unexercised portion of an outstanding option or stock appreciation right, but will include a corresponding proportionate adjustment in the exercise price per share. In the event of any distribution to our stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend) without receipt of consideration by us, we will make appropriate adjustment to the number and kind of shares subject to outstanding awards and/or the exercise price of outstanding options and stock appreciation rights to reflect such distribution.
Change in Control
Except as otherwise provided in the applicable award agreements, if we experience a change in control in which outstanding awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity: (1) except for performance awards, all restricted shares of our common stock, LTIP units and restricted stock units will vest and the underlying shares of common stock and all dividend equivalent rights will be delivered immediately before the change in control; or (2) at our board of director’s or compensation committee’s discretion, (A) all options and stock appreciation rights will become exercisable during the 15 day period immediately prior to the scheduled date of the change in control and terminate upon completion of the change in control, or (B) all options, stock appreciation rights, restricted shares of our common stock and restricted stock units will be cashed out before the change in control. In the case of performance awards denominated in shares, restricted stock units or LTIP units, if more than half of the performance period has lapsed, the awards will be converted into restricted shares of our common stock or restricted stock units based on actual performance to date (or unrestricted stock if no future restrictions apply). If less than half of the performance period has lapsed, or if actual performance is not determinable, the awards will be converted into restricted shares of our common stock or restricted stock units assuming target performance has been achieved (or unrestricted stock if no further restrictions apply).
In summary, a change in control under our Equity Incentive Plan occurs if:
•
a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, 50% or more of the total combined voting power of our outstanding securities;

•
the consummation of a merger or consolidation, unless (1) the holders of our voting shares immediately prior to the merger have at least 50.1% of the combined voting power of the securities in the surviving entity or its parent or (2) no person owns 50% or more of the shares of the surviving entity or the combined voting power of our outstanding voting securities;

•
we sell or dispose of all or substantially all of our assets; or

•
during any period of twelve consecutive months, individuals who at the beginning of such period constitute our board of directors cease for any reason to constitute a majority of our board of directors, treating any individual whose election or nomination was approved by a majority of the incumbent directors as an incumbent director for this purpose.

Transferability of Awards
Except as otherwise permitted in an award agreement or by our compensation committee, awards under the Equity Incentive Plan are not transferable other than by a participant’s will or the laws of descent and distribution.
Term and Amendment
Our board of directors may amend or terminate our Equity Incentive Plan at any time; provided that no amendment may impair the rights or obligations of participants with respect to outstanding awards without the participants’ consent. Our Equity Incentive Plan will continue until terminated by our board of directors. The right to issue incentive stock options under the Equity Incentive Plan will expire after ten years unless shareholders approve an extension of this right.
Tax Withholding
We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Equity Incentive Plan. Subject to the prior approval by us, a participant may elect to have the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares of common stock having a fair market value equal to the minimum withholding obligation.
Parachute Limitation
Unless a recipient is party to another agreement that addressed Sections 280G and 4999 of the Code, to the extent any payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the payment and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the payments and benefits without reduction but with the executive paying the excise tax liability.
Section 409A
We intend to administer our Equity Incentive Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code; however, we do not warrant that any award under our Equity Incentive Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. We will not be liable to any participant for any tax, interest, or penalties that such participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under our Equity Incentive Plan.

PRINCIPAL STOCKHOLDERS
As of October 18, 2021, there were 5,333,355 shares of our common stock outstanding. Upon completion of this offering, there will be                 shares of common stock outstanding, assuming the underwriters do not exercise their option to purchase additional shares. The following table sets forth certain information, prior to and after this offering, regarding the beneficial ownership of our common stock by:
•
each of our directors and director nominees;

•
each of our executive officers;

•
each beneficial owner of 5% or more of our outstanding common stock; and

•
all of our directors and executive officers as a group.

The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power of such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.
Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o Freehold Properties, Inc., 232 3rd Avenue N., Franklin, Tennessee 37064. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.
	Shares Beneficially Owned Before the Offering		Shares Beneficially Owned After the Offering(1)
Name	Number	Percentage	Number	Percentage
Donald C. Brain	391,028(2)	7.3%	(3)	%
Jeffery C. Walraven	125,406(4)	2.4%	(5)	%
Louis S. Yi	115,574(6)	2.2%	(7)	%
Terry Wheatley	—	—%		%
Randall Churchey(8)	78,904	1.5%		%
Lori B. Wittman(9)	37,301	*		%
All executive officers and directors as a group (6 persons)	748,213	14.0%		%
Tilden Park Investment Master Fund LP(10)	2,750,275	51.6%		%
The David A.Straz Jr. Foundation(11)	600,000	11.3%		%
Heritage Insurance Holdings, Inc.(12)	400,000	7.5%		%
Focused Investment Partners, LLC(13)	311,911	5.9%		%

*
Represents less than 1% of the number of shares of common stock outstanding upon completion of the offering.

(1)
Assumes                 shares of our common stock are outstanding immediately following this offering, which does not reflect shares of our common stock issuable upon exercise of the underwriters’ option to purchase additional shares.

(2)
Includes (i) 220,022 shares held by Brain Squared, LLC and (ii) 171,006 restricted shares of our common stock. Excludes 47,500 performance-vesting restricted stock units.

(3)
Includes (i) 220,022 shares held by Brain Squared, LLC, (ii) 171,006 restricted shares of our common stock, and (iii)           restricted shares of our common stock expected to be granted upon completion of this offering, which will vest on the third anniversary of the date of grant, subject to continued employment through such date. Excludes (i) 47,500 performance-vesting restricted stock units and (ii)restricted stock units expected to be granted upon completion of this offering, which are performance-based and will not vest unless certain TSR metrics are achieved. See “Management — Executive Compensation — IPO Equity Grants.”
(4)
Includes 125,406 restricted shares of our common stock. Excludes 80,000 performance-vesting restricted stock units.

(5)
Includes (i) 125,406 restricted shares of our common stock and (ii)           restricted shares of our common stock expected to be granted upon completion of this offering, which will vest on the third anniversary of the date of grant, subject to continued employment through such date. Excludes (i) 80,000 performance-vesting restricted stock units and (ii)            restricted stock units expected to be granted upon completion of this offering, which are performance-based and will not vest unless certain TSR metrics are achieved. See “Management — Executive Compensation — IPO Equity Grants.”

(6)
Includes 104,572 restricted shares of our common stock. Excludes 45,000 performance-vesting restricted stock units.

(7)
Includes (i) 104,572 restricted shares of our common stock, and (ii)           restricted shares of our common stock expected to be granted upon completion of this offering, which will vest on the third anniversary of the date of grant, subject to continued employment through such date. Excludes (i) 45,000 performance-vesting restricted stock units and (ii)            restricted stock units expected to be granted upon completion of this offering, which are performance-based and will not vest unless certain TSR metrics are achieved. See “Management — Executive Compensation — IPO Equity Grants.”

(8)
Includes (i) 33,003 shares held by the Randall Churchey Spousal Trust and (ii) 45,901 restricted shares of our common stock.

(9)
Includes 37,301 restricted shares of our common stock.

(10)
The address of the principal business office of Tilden Park Investment Master Fund LP is 452 Fifth Avenue, 28th Floor, New York, NY 10018. We have been advised that David Busker and Samuel C. Alcoff have voting and investment control over these shares.

(11)
The address of the principal business office of the David A. Straz Jr. Foundation is 4401 W Kennedy Blvd, Suite 150, Tampa, FL 33609. We have been advised that Catherine L. Straz, as trustee, has voting and investment control over these shares.

(12)
The address of the principal business office of Heritage Insurance Holdings, Inc, is 2600 McCormick Drive, Suite 300, Clearwater, FL 33759.

(13)
The address of the principal business office of Focused Investment Partners LLC is 301 Edgewater Place, Suite 405, Wakeview, MA 01880. Focused Investment Partners LLC is a wholly owned subsidiary of Curaleaf. We have been advised that Joe Lusardi and Kyle Crossley have voting and investment control over the shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Equity Grants
Concurrently with the completion of this offering, we will make equity grants under our Equity Incentive Plan to our executive officers, certain other employees and Mr. Mueller, with the total number of shares subject to those awards equal to 5% of the shares of our common stock sold in this offering (prior to any exercise by the underwriters of their option to purchase additional shares and subject to maximum gross proceeds from this offering of $160 million). Of these equity awards, 60% will be time-vesting restricted shares of our common stock and 40% will be performance-vesting restricted stock units, as further described below. The numbers of restricted shares of our common stock and restricted stock units set forth below and throughout this prospectus are based on the number of shares of our common stock set forth on the cover page of this prospectus; however, the actual number of restricted shares and restricted stock units granted will depend on the number of shares of our common stock actually sold in this offering (prior to any exercise by the underwriters of their option to purchase additional shares and subject to maximum gross proceeds from this offering of $160 million).
Subject to the foregoing, upon completion of this offering, we will issue an aggregate of         restricted shares of our common stock to our executive officers, certain other employees and Mr. Mueller in accordance with our Equity Incentive Plan, which will vest on the third anniversary of the grant date, subject to continued service through such date. In addition, upon the completion of this offering, we will grant an aggregate of           performance-vesting restricted stock units to our executive officers, certain other employees and Mr. Mueller in accordance with our Equity Incentive Plan, which will vest on the third anniversary of the grant date, subject to continued service and the achievement of certain TSR hurdles through such date. See “Management  —  Executive Compensation  —  IPO Equity Grants” for additional information regarding equity grants to our executive officers, certain other employees and Mr. Mueller.
Indemnification Agreements with Executive Officers and Directors
We have entered into indemnification agreements with our executive officers and directors providing for, to the maximum extent permitted by law, indemnification by us and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Limitation of Liability and Indemnification of Directors and Officers.”
Employment Agreements with Executive Officers
We have entered into Employment Agreements with our executive officers. See “Management — Employment Agreements” for a description of the terms of these agreements.
Consulting Agreement
Upon the completion of this offering, we intend to enter into the Consulting Agreement with James G. Mueller, our co-founder and former director, pursuant to which Mr. Mueller will advise our board of directors, management team and investment committee. Under the Consulting Agreement, Mr. Mueller will receive an annual fee of $100,000, with $50,000 paid in cash and $50,000 in restricted shares of our common stock. In addition, upon completion of this offering, Mr. Mueller will be granted      restricted shares of our common stock, which will vest on the third anniversary of the grant date, and      restricted stock units, which will vest on the third anniversary of the grant date only if certain performance metrics are achieved as described under “Management — Executive Compensation — IPO Equity Grants.” See “Management — Consulting Agreement.”
Registration Rights Agreement
In connection with our prior private placements, we entered into a registration rights agreement with the holders of substantially all of our common stock, including Messrs. Brain, Walraven and Yi and entities controlled by Messrs. Churchey and Mueller. For more information about the registration rights agreement, see “Description of Capital Stock — Registration Rights Agreement.”

Investor Rights Agreement
In connection with our initial private placement, we entered into the Investor Rights Agreement with Tilden Park, pursuant to which Tilden Park, as long as it continues to own at least 20% of our outstanding equity securities, has the right to appoint a non-voting board observer to our board of directors and its committees, which, at Tilden Park’s option, may become a full voting member of our board of directors and its committees. Certain other rights of Tilden Park under the Investor Rights Agreement will automatically terminate upon the completion of this offering.
Transactions with Freehold Fee Simple
In connection with the Spin-Off, we will make six mortgage loans to subsidiaries of Freehold Fee Simple in the aggregate principal amount of $33.3 million. Our mortgage loans with Freehold Fee Simple will have an initial weighted-average interest rate of 10.77% and mature in August 2039. As described under “Structure and Formation of Our Company,” the six properties that will secure such mortgage loans following the Spin-Off are currently owned by us. For more information about our mortgage loans with Freehold Fee Simple, see “Our Business — Our Portfolio.”
In addition, in connection with the Spin-Off, we will enter into the option agreements with subsidiaries of Freehold Fee Simple pursuant to which we will have a contingent option to purchase the properties securing the mortgage loans with Freehold Fee Simple that will be exercisable only upon the legalization of cannabis under U.S. federal law or certain other events. For more information about the option agreements, see “Our Business — Contingent Purchase Options.”
Our executive officers and directors collectively will own 14.0% and Tilden Park will own 51.6% of the issued and outstanding common stock of Freehold Fee Simple, which shares will be issued in connection with the Spin-Off. Any material amendment or waiver related to our existing agreements with Freehold Fee Simple, as well as any new material agreements or arrangements with Freehold Free Simple, will require the approval of a majority of our independent directors.
Transactions with Curaleaf
On August, 29 2019, in connection with the acquisition of two of the six properties in our initial portfolio, we issued 311,991 shares of common stock to Focused Investment Partners LLC, a wholly owned subsidiary of Curaleaf. As a result, Focused Investment Partners LLC became a holder of greater than five percent of our outstanding common stock. As described elsewhere in this prospectus, we entered into lease agreements with other subsidiaries of Curaleaf in connection with the acquisition of these properties.
On October 11, 2019, we acquired a property consisting of 21 acres along with a 120,000 square foot building in Winslow, New Jersey from a subsidiary of Curaleaf for $5.5 million. At closing, we leased the property to a subsidiary of Curaleaf for use as a cultivation/processing facility, pursuant to a 10-year triple-net lease that provided for annual rent of $0.6 million. Pursuant to the purchase and sale agreement, the tenant had an option to purchase the property for $5.5 million. On July 13, 2020, the tenant purchased the property from us for $5.5 million pursuant to its purchase option.
During the nine months ended September 30, 2021 and the year ended December 31, 2020, we received rental income of $2.7 million and $3.5 million, respectively, from subsidiaries of Curaleaf.
Directed Share Program
The underwriters have reserved for sale, at the initial public offering price per share, up to          shares of our common stock being offered for sale to business associates, directors, employees and friends and family members of our employees. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares. If purchased by these persons, these shares will not be subject to a lock-up restriction, except in the case of shares purchased by any director or executive officer.

STRUCTURE AND FORMATION OF OUR COMPANY
Background
We were incorporated in the state of Maryland on June 24, 2019 and commenced operations upon the closing of our initial private placement on August 28, 2019. We were formed as a holding company for our operating partnership, Freehold Properties Operating Partnership, LP, which was formed on April 23, 2019. On August 29, 2019, through a series of sale-leaseback transactions with subsidiaries of Curaleaf, we acquired six operating cannabis properties, consisting of two specialized industrial cultivation/processing properties and four retail/dispensary properties, for total consideration of $28.3 million (excluding transaction costs), including $25.5 million in cash and $2.8 million in shares of our common stock. In connection with our acquisition of the properties, we leased the properties to subsidiaries of Curaleaf pursuant to entered into triple-net leases that expire in August 2029 and are guaranteed by Curaleaf, Inc. Subsequent to our acquisition of the properties, we invested an additional $5.4 million to fund the renovation of one property.
Spin-Off of Property Portfolio
Our board of directors determined that it is in the best interests of the Company and our stockholders to focus on the financing, rather than ownership, of cannabis properties and to spin off our previously owned real estate portfolio, which will be completed immediately prior to the effectiveness of the registration statement of which this prospectus forms a part and which we refer to as the Spin-Off. We believe that this strategic change allows us to operate in compliance with Section 856 of the CSA, which generally prohibits the management or control of properties used for manufacturing, distributing or using any controlled substance. The following transactions will occur concurrently with, or prior to, the Spin-Off:
•
Freehold Fee Simple was incorporated as a Maryland corporation on May 28, 2021, with our operating partnership as the sole stockholder.

•
FFS OC was formed as a Delaware limited liability company on September 7, 2021, with Freehold Fee Simple as the sole member and manager.

•
Our operating partnership will contribute to FFS OC 100% of the membership interests in our operating partnership’s wholly owned subsidiaries that own the six properties.

•
In connection with our operating partnership’s contribution of its property-owning subsidiaries to FFS OC, the property-owning subsidiaries, as borrowers, will issue separate mortgage notes to a newly formed subsidiary of our operating partnership, or FHP Lender. The notes will have an aggregate principal amount of $33.3 million, with the principal amount of each mortgage note being equal to 96% of the value of the applicable property at the time of the Spin-Off. Each note will be secured by a first mortgage on the applicable property. For additional terms of the mortgage loans, see “Our Portfolio.”

•
FHP Lender will enter into separate option agreements with FFS OC and each property-owning subsidiary of Freehold Fee Simple, pursuant to which FHP Lender will have a contingent option to purchase each of the six properties that will be exercisable only upon the legalization of cannabis under U.S. federal law or certain other events. Each option agreement has a term of 18 years. The purchase price for each property will be equal to (i) the value of the property at the time of the Spin-Off, plus (ii) if the property has appreciated in value since the time of the Spin-Off, 4% of the amount that the property has appreciated in value at the time of the purchase. The purchase price in excess of the principal balance of the mortgage loan will be payable in cash, shares of our common stock, OP units or a combination of the foregoing, in our sole discretion. For additional terms of the option agreements, see “Our Business — Contingent Purchase Options.”

•
We will enter into an administrative services agreement with Freehold Fee Simple, pursuant to which we will agreed to provide Freehold Fee Simple with certain services, including technology, accounting, financial reporting and tax services, in exchange for an annual fee of $24,000, payable monthly. The services we provide to Freehold Fee Simple under the administrative services agreement will not include any property management or other services related to the management or control of the properties or the leases with respect thereto.

•
We will effect a taxable distribution of all outstanding shares of Freehold Fee Simple’s common stock to our common stockholders on a pro rata basis, pursuant to which our common stockholder will receive one share of common stock of Freehold Fee Simple for each share of our common stock.

Any material amendment or waiver related to our existing agreements with Freehold Fee Simple, as well as any new material agreements or arrangements with Freehold Free Simple, will require the approval of a majority of our independent directors.
Our Structure
We conduct our business through an umbrella partnership REIT, or UPREIT, structure, consisting of our operating partnership and subsidiaries of our operating partnership. Through our wholly owned subsidiary, Freehold OP GP, LLC, we are the sole general partner of our operating partnership, and we presently own all of the units of limited partnership interest in our operating partnership, or OP units. In the future, we may issue OP units to third parties in connection with future financing transactions, as compensation or otherwise.
The following chart illustrates our organizational structure after giving effect to the Spin-Off and this offering.

DESCRIPTION OF CAPITAL STOCK
The following summary describes the material terms of our capital stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to our charter and bylaws. For a complete description, we refer you to the MGCL and to our charter and our bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.
General
Our charter provides that we may issue up to 450,000,000 shares of common stock, par value $0.0001 per share, or common stock, and 50,000,000 shares of preferred stock, $0.0001 par value per share, or preferred stock. Upon completion of this offering, there will be                 shares of common stock issued and outstanding (or                 shares if the underwriters exercise their option to purchase additional shares in full) and no shares of preferred stock issued and outstanding. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock.
Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.
Common Stock
Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of our common stock:
•
have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of directors and declared by us; and

•
are entitled to share ratably in the assets of our company legally available for distribution to the holders of our common stock in the event of our liquidation, dissolution or winding up of our affairs.

There are generally no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to our common stock.
Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Our bylaws provide for majority voting in uncontested elections of directors. Under this majority voting standard, the affirmative vote of a majority of the votes cast is required for the election of a director in an uncontested election, which means that the number of votes cast for a director must exceed the number of votes cast against such director. In any contested election, in which the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
Power to Reclassify and Issue Stock
Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be then listed or quoted.
Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock
Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for future issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.
Restrictions on Ownership and Transfer
In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
Because our board of directors believes it is at present essential for us to qualify as a REIT, among other purposes, our charter, subject to certain exceptions, will contain restrictions on the number of our shares of stock that a person may own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, or the ownership limit.
Our charter also prohibits any person from:
•
beneficially owning shares of our capital stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);

•
transferring shares of our capital stock to the extent that such transfer would result in our shares of capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code);

•
beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code;

•
beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code; or

•
transferring or attempting to transfer shares of capital stock to the extent such transfer would result in 25% or more of any class or series of shares of our capital stock (excluding shares of our capital stock held by persons or their affiliates who have discretionary authority or control over our assets, or who provide investment advice for a fee with respect to our assets), being beneficially owned by one or more Benefit Plan Investors at any time prior to the date that either a class or series of our capital stock qualifies as a class of “publicly-offered securities” (as defined in our charter) for purposes of ERISA or another exception under ERISA applies.
Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for that person. The person seeking an exemption must provide to our board of directors any representations, covenants and undertakings that our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may not grant an exemption to any person if that exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.
Notwithstanding the receipt of any ruling or opinion, our board of directors may impose such guidelines or restrictions as it deems appropriate in connection with granting such exemption. In connection with granting a waiver of the ownership limit or creating an exempted holder limit or at any other time, our board of directors from time to time may increase or decrease the ownership limit, subject to certain exceptions.
Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be null and void. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds from the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and

(ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds from the sale to the proposed transferee.
If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in a violation will be null and void, and the proposed transferee shall acquire no rights in those shares.
Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
Every owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of shares of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with information that we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.
These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.
Registration Rights
The purchasers of common stock in certain of our prior private placements are entitled to the benefits of a registration rights agreement between us, the purchasers and our directors and executive officers in those offerings, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.
Under the registration rights agreement, we are obligated, among other things, to use our commercially reasonable efforts to cause a resale shelf registration statement registering all of the shares of our common stock sold in certain of the prior private placements that are not sold by selling stockholders in this offering to be declared effective by the SEC as soon as practicable after the filing of the resale registration statement, and in any event, subject to certain exceptions, no later than May 31, 2022. The original deadline under the registration rights agreement was extended by the stockholders in accordance with the terms of the registration rights agreement.

Holders (other than our officers, directors and employees) of shares of our common stock purchased in our prior private placements may not directly or indirectly sell, offer to sell, grant any option or otherwise dispose of any shares of our common stock (or securities convertible into such shares) for a period of 60 days following the effective date of the registration statement of which this prospectus forms a part (other than to donees or partners of the stockholder who agree to be bound by the terms the lock-up).
We have agreed to indemnify each selling stockholder for certain violations of federal or state securities laws in connection with any registration statement in which such selling stockholder sells our common stock pursuant to these registration rights.
The preceding summary of certain provisions of the registration rights agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.
Transfer Agent and Registrar
The transfer agent and registrar for our shares of common stock is VStock Transfer, LLC.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
The following is a summary of certain provisions of the MGCL and of our charter and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to our charter and bylaws. For a complete description, we refer you to the MGCL and to our charter and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.
Our Board of Directors; Annual Elections
Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased by our board of directors, but may not be less than the minimum number required under the MGCL, which is one, or, unless our bylaws are amended, more than fifteen. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.
Each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Our bylaws provide for majority voting in uncontested elections of directors. Under this majority voting standard, the affirmative vote of a majority of the votes cast is required for the election of a director in an uncontested election, which means that the number of votes cast for a director must exceed the number of votes cast against such director. In any contested election, in which the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.
In addition, our corporate governance guidelines require incumbent director nominees who fail to receive a majority of the votes cast in an uncontested election of directors to submit an offer to resign from our board of directors. The nominating and corporate governance committee of our board of directors must consider any such offer to resign and make a recommendation to our board of directors on whether to accept or reject the resignation. Taking into account the recommendation of the nominating and corporate governance committee of our board of directors, our board of directors will determine whether to accept or reject any such resignation within 90 days after the certification of the election results, and we will report such decision in a press release, filing with the SEC or by other public announcement. If an incumbent director’s resignation is accepted by our board of directors, then our board of directors may fill the resulting vacancy or decrease the size of our board of directors in accordance with our amended and restated bylaws. If a director’s resignation is not accepted by our board of directors, such director will continue to serve until his or her successor is duly elected and qualified, or his or her earlier death, resignation, retirement or removal. For the purposes of applying this majority voting standard, an election is considered “uncontested” if no stockholder provides notice of its intention to nominate one or more candidates to compete with our board of directors’ nominees in the manner required by our amended and restated bylaws, or if any such stockholder has withdrawn all such nominations on or before the close of business ten days prior to the filing our definitive proxy statement with the SEC.
Removal of Directors
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed at any time with or without cause only by the affirmative vote of holders of shares entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors. Except as described below, this provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as (1) any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or (2) an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock After the five year period, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder became an interested stockholder. Our bylaws contain a provision exempting any business combinations between us and any other person or entity from the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person as described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our board of directors.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to, among other things, (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our board of directors.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, without stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:
•
the corporation’s board of directors will be divided into three classes;

•
the affirmative vote of two-thirds of the votes cast in the election of directors generally is required to remove a director;

•
the number of directors may be fixed only by vote of the directors;

•
a vacancy on its board of directors be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

•
the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

We have elected by a provision in our charter to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. We have not elected, however, to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors without stockholder approval. Our board of directors is not classified. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to the classified board provisions of Subtitle 8.
Through provisions in our charter and bylaws unrelated to Subtitle 8, our charter and bylaws already vests in our board of directors the exclusive power to fix the number of directors.
Meetings of Stockholders
Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our board of directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our chairman, our president and chief executive officer or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.
Amendment to Our Charter and Bylaws
Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally may be amended only if the amendment is approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue.
Our board of directors has the power to adopt, alter, amend or repeal any provision of our bylaws and to make new bylaws. In addition, stockholders have the power to adopt, alter, amend or repeal any provision of our bylaws or make new bylaws by the affirmative vote of a majority of the outstanding shares of our common stock.
Extraordinary Transactions
Under the MGCL, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter and must be declared advisable by our board of directors. Many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.
Appraisal Rights
Our charter provides that our stockholders generally will not be entitled to exercise statutory appraisal rights.
Dissolution of Our Company
Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.
Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws
Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including:
•
provisions that vacancies on our board of directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

•
the power of our board of directors, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

•
the power of our board of directors to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

•
the restrictions on ownership and transfer of our stock; and

•
advance notice requirements for director nominations and stockholder proposals.

Likewise, if the provision in the bylaws opting out of the business combination provisions of the MGCL was repealed, or the business combination is not approved by our board of directors, or the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.
Exclusive Forum Bylaw
As permitted under Section 2-113 of the MGCL, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for the following: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of any duty owed by us or by any of our directors, officers or other employees to us or our stockholders; (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws; or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. This bylaw provision allows certain disputes to be resolved by the courts most familiar with the MGCL, which governs the matters covered by the provision. In addition, we believe that this bylaw provision is advisable because it allows us to avoid the cost and uncertainty of multi-jurisdictional parallel litigation, which could result in inconsistent outcomes and misinterpretations of Maryland corporate law by courts in other jurisdictions.
Limitation of Liability and Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.
The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:
•
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:
•
any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any employee or agent of our company or a predecessor.
We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Restrictions on Ownership and Transfer
Subject to certain exceptions, our charter provides that no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of our stock. For a more detailed description of this and other restrictions on ownership and transfer of our stock, see “Description of Capital Stock — Restrictions on Ownership and Transfer.”

REIT Qualification
Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
The following is a discussion of certain our policies with respect to financing, investments and certain other activities. The policies with respect to these activities may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.
Investment Policies
Debt Investments
We are focused on financing specialized industrial cultivation/processing and retail/dispensary cannabis properties, with contingent purchase options that are exercisable only upon the legalization of cannabis under U.S. federal law or certain other events. Our goal is to become an integral real estate capital financing partner with high-quality established state-licensed cannabis operators, primarily through the origination of long-term mortgage loans secured by specialized industrial cultivation/processing and retail/dispensary properties. For more information about our investment criteria and process, see “Our Business — Underwriting and Investment Process.”
We do not have a policy limiting the types of loans we may make in the future. Subject to REIT qualification rules, we may make debt investments in varying structures, including, but not limited to, mezzanine loans and participations in existing loan syndications, each of which may be of any credit quality, have any combination of principal and interest payment structures, and be of any size and of any lien position. Any mezzanine loans that we make to property owners in the future would likely be subordinate to existing first lien mortgage indebtedness on the applicable property, which subjects us to greater risk of recovery upon a default by a borrower. Given our focus as a financing partner for the cannabis industry, we do not expect our loans to be insured or guaranteed by any government agency. There are no limitations on the amount or percentage of our total assets that may be invested in any one loan or the concentration in any one type of loan.
Investments in Real Estate Assets
We will not own real estate used in cannabis-related operations due to current statutory prohibitions, including Section 856 of the CSA, which relates to, among other things, the ownership and leasing of properties that are used for the manufacturing, distributing or using of any controlled substances. For example, our purchase options on properties serving as collateral to our mortgage loans will be exercisable only upon the legalization of cannabis under U.S. federal law or certain other federal regulatory changes that would permit fee simple ownership of cannabis-related real estate in the United States or would permit our common stock to be listed on a national securities exchange as an owner of fee simple title to cannabis-related real estate in the United States. In addition, although we will have the contractual ability to foreclose on, and take title to, the properties securing our mortgage loans upon a default by the borrower, because of the limitations described above, we will be forced to pursue other remedies upon any defaults by our borrowers, including forcing a sale of the property to another cannabis operator or using the property for non-cannabis related operations, and we can provide no assurances that such remedies will be as effective as us taking direct ownership of a property used in cannabis-related operations. As described under “Our Business — Our Financing Pipeline,” in the event that we need to foreclose upon a property due to a default by one of our borrowers in the future, we are in discussions with a third-party investment firm that may acquire such property upon such foreclosure because we will not own real estate used in cannabis-related operations due to current statutory prohibitions. We have not entered into any definitive agreements with this investment firm regarding the arrangement described above and there can be no assurance that we will enter into such an arrangement with this investment firm in the future. See “Risk Factors — Risks Related to Our Business and Growth Strategy — We will not own real estate used in cannabis-related operations due to current statutory prohibitions, which will limit our remedies in the event that any of our borrowers default under the terms of their mortgage loans with us.”
Financing and Leverage Policy
Although to date we have been unable to obtain debt financing on terms and conditions that we find acceptable, subject to market conditions and availability, we expect to employ leverage in our capital structure in amounts determined from time to time by our board of directors. Although our board of directors has not adopted a policy that limits the total amount of debt that we may incur, it will consider a number of factors in evaluating our level of debt from time to time, as well as the amount of such debt that will be either fixed or variable rate. Our charter and bylaws do not limit the amount or percentage of debt that we may incur nor do they restrict the form in which our debt will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.
Equity Capital Policies
To the extent that our board of directors determines to obtain additional capital, we may, without stockholder approval, issue debt or equity securities, including OP units, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.
Existing common stockholders will have no preemptive rights to common or preferred stock or units issued in any securities offering by us or our operating partnership, and any such offering might cause a dilution of a stockholder’s investment in us.
We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.
Investments in Securities
We do not currently intend to invest in any securities of other entities such as bonds, preferred stock or common stock. However, subject to limitations regarding ownership of interests in cannabis-related real estate assets described above and subject to asset requirements for REIT qualification, we may in the future invest in securities of entities engaged in real estate activities or securities of other issuers (normally partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties). There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests we must meet in order to qualify as a REIT under the Code. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the 1940 Act, and we would generally divest appropriate securities before any such registration would be required.
Reporting Policies
We currently make available to our stockholders audited annual financial statements and unaudited quarterly financial statements. Upon completion of this offering, we will become subject to the information reporting requirements of the Exchange Act, pursuant to which we will be required to file periodic and current reports, proxy statements and other information, including audited financial statements, with the SEC.
Conflict of Interest Policies
Our governing instruments do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction in which we have an interest or from conducting, for their own account, business activities of the type we conduct. However, our policies will be designed to eliminate or minimize potential conflicts of interest. A “conflict of interest” occurs when a director’s, officer’s or employee’s private interest interferes in any way, or appears to interfere, with the interests of the Company as a whole. Our board of directors plans to adopt a policy that prohibits personal conflicts of interest.

This policy will provide that any situation that involves, or may reasonably be expected to involve, a conflict of interest must be disclosed immediately to a supervisor or a member of our audit committee.
In connection with this offering, our board of directors will adopt a written related person transaction policy. The purpose of this policy will be to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) the Company was, is or will be a participant, (y) the aggregate amount involved exceeds $120,000 and (z) a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, an executive officer, director or director nominee of the Company, (ii) any person who is known to be the beneficial owner of more than 5% of our common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest. Under this policy, our audit committee will be responsible for reviewing, approving or ratifying each related person transaction or proposed transaction. In determining whether to approve or ratify a related person transaction, the audit committee will consider all relevant facts and circumstances of the related person transaction available to it and will approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the audit committee determines in good faith. No member of the audit committee will be permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.
These policies may not be successful in eliminating the influence of conflicts of interest or related person transactions. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.
Interested Director and Officer Transactions
Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:
•
the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•
the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•
the transaction or contract is fair and reasonable to us.

Furthermore, under Delaware law (where our operating partnership is formed), we, as the sole member of the general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as the sole member of the general partner, owe to limited partners in the operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the operating partnership agreement). Our policy requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated securityholders, although our board of directors will have no obligation to do so.

SHARES ELIGIBLE FOR FUTURE SALE
General
Upon the completion of this offering, we will have            outstanding shares of our common stock (           shares if the underwriters’ option to purchase additional shares is exercised in full), including      shares issued by us in this offering (           shares if the underwriters’ option to purchase additional shares is exercised in full), 4,743,111 shares issued in our prior private placements and an aggregate of         restricted shares of our common stock issued to our executive officers, non-employee directors and certain employees under our Equity Incentive Plan. In addition,                 of our common stock are available for issuance under our Equity Incentive Plan. See “Management — Equity Incentive Plan.”
Of these shares, the                 shares sold in this offering (           shares if the underwriters’ option to purchase additional shares is exercised in full) and       shares of our common stock sold in our prior private placements will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining outstanding shares of our common stock, other than the shares of our common stock to be issued to our non-affiliates under our Equity Incentive Plan, will be “restricted shares” as defined in Rule 144. See “— Registration Rights.”
Prior to this offering, there has been no public market for our common stock. Trading of our common stock on Nasdaq is expected to commence immediately following the completion of this offering. No assurance can be given as to (1) the likelihood that an active market for shares of our common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. In particular, Tilden Park owns 51.6% of the outstanding shares of our common stock as of date of this prospectus. If Tilden Park sells all or a substantial portion of their shares, it could have a material adverse impact on the market price of our common stock. See “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — Common stock eligible for future sale could have an adverse effect on the market price of our common stock.”
For a description of certain restrictions on transfers of shares of our common stock held by certain of our stockholders, see “Description of Capital Stock — Restrictions on Ownership and Transfer.”
Rule 144
Shares of our common stock that are “restricted” securities under the meaning of Rule 144 under the Securities Act may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.
In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to freely sell those shares without regard to the provisions of Rule 144.
An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:
•
1% of the shares of our common stock then outstanding; or

•
the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.
Registration Rights
In our prior private placements, we entered into a registration rights agreement for the benefit of the purchasers in those offerings. Under this registration rights agreement, we have agreed to use our commercially reasonable efforts to cause a resale shelf registration statement to become effective under the Securities Act as promptly as practicable after the filing of such registration statement, and in any event, subject to certain exceptions, no later than May 31, 2022, and to maintain such registration statement continuously effective under the Securities Act for a specified period. The original deadline under the registration rights agreement was extended by the stockholder in accordence with the terms of the registration rights agreement. See “Description of Capital Stock — Registration Rights.”
Lock-Up Agreements
For a description of certain restrictions on transfers of our common stock held by certain of our stockholders, see “Underwriting.”

OUR OPERATING PARTNERSHIP AND OUR PARTNERSHIP AGREEMENT
The following is a summary of the material provisions of the First Amended and Restated Agreement of Limited Partnership of our operating partnership, or the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and the partnership agreement. See “Where You Can Find More Information.” For purposes of this section, references to “we,” “our,” “us” and “our company” refer to solely Freehold Properties, Inc., and not to its subsidiaries, including the operating partnership. For the purposes of this section, references to the “general partner” refer to Freehold OP GP, LLC, a wholly owned subsidiary of Freehold Properties, Inc.
General
Pursuant to the partnership agreement, subject to certain protective rights of the limited partners described below, we have, through our control of the general partner, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including a merger of our operating partnership or a sale of all or substantially all of the assets of our operating partnership. The limited partners have no power to remove the general partner without the general partner’s consent.
The general partner may not conduct any business without the consent of a majority of the limited partners other than in connection with: the ownership, acquisition and disposition of partnership interests; the management of the business of our operating partnership; our operation as a reporting company with a class of securities registered under the Exchange Act; the offering, sale syndication, private placements or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities; and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our operating partnership in exchange for additional partnership interests. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through our operating partnership so long as we take commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in our operating partnership. We and our affiliates may also engage in any transactions with our operating partnership on such terms as we may determine in our sole and absolute discretion.
We, as the parent of the general partner, are under no obligation to give priority to the separate interests of our stockholders or the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on the one hand and the limited partners (including us) on the other, we, as the parent of the general partner, will endeavor in good faith to resolve the conflict in a manner that is not adverse to either our stockholders or the limited partners (including us). The general partner is not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners (including us) in connection with such decisions, unless the general partner acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.
Substantially all of our business activities, including all activities pertaining to our financing activities, must be conducted through our operating partnership, and our operating partnership must be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.
Operating Partnership Units
Interests in our operating partnership are denominated in units of limited partnership interest. Pursuant to the partnership agreement, our operating partnership has designated the following classes of units of limited partnership interest, or operating partnership units: OP units and LTIP units.
OP Units
We own 100% of the OP units. To the extent that we issue OP units, commencing on the date that is the 12-month anniversary of the date of the on which the OP units were initially issued to a limited partner, each limited partner (other than us) will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by such limited partner in exchange for cash in an amount equal to the number of tendered OP units multiplied by the per share price of our common stock (determined in accordance with, and subject to adjustment under, the terms of the partnership agreement), unless the terms of such OP units or a separate agreement entered into between our operating partnership and the holder of such OP units provide that they are not entitled to a right of redemption or provide for a shorter or longer period before such limited partner may exercise such right of redemption or impose conditions on the exercise of such right of redemption. On or before the close of business on the tenth business day after the general partner receives a notice of redemption, we may, as the parent of the general partner, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering partner in exchange for cash or shares of our common stock, based on an exchange ratio of one share of our common stock for each OP unit to be redeemed (subject to anti-dilution adjustments provided in the partnership agreement).
LTIP Units
In the future, we, as the parent of the general partner, may cause our operating partnership to issue LTIP units to our independent directors, executive officers and certain other employees and persons who provide services to our operating partnership. These LTIP units will be subject to certain vesting requirements. In general, LTIP units are similar to OP units and will receive the same quarterly per-unit profit distributions as OP units; provided, however, that the general partner may adjust distributions with respect to LTIP units as it deems necessary. The rights, privileges, and obligations related to each series of LTIP units will be established at the time the LTIP units are issued. As profits interests, LTIP units initially will not have full parity, on a per-unit basis, with OP units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with OP units and therefore accrete to an economic value for the holder equivalent to OP units. If such parity is achieved, vested LTIP units may be converted on a one-for-one basis into OP units, which, in turn, may be tendered by the holder for redemption in exchange for cash or, at our election, for shares of our common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with OP units, and until such parity is reached, the value that a holder of LTIP units could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero.
Management Liability and Indemnification
To the maximum extent permitted under Delaware law, neither we, the general partner nor any of our directors and officers will be liable to our operating partnership or the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless such person acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived. The partnership agreement provides for indemnification of the general partner, us, our affiliates and each of our respective directors, officers, employees and any persons we may designate from time to time in our sole and absolute discretion, to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, provided that our operating partnership will not indemnify such person if (i) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement (subject to the exceptions described below under “— Fiduciary Responsibilities”).
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Fiduciary Responsibilities
Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, the general partner has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as the parent of the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to us and our stockholders.
Pursuant to the partnership agreement, the limited partners of our operating partnership have expressly acknowledged that we are acting for the collective benefit of our operating partnership, the limited partners and our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership (including, without limitation, any tax consequences) in deciding whether to cause our operating partnership to take or decline to take any actions. The limited partners of our operating partnership have agreed that in the event of a conflict in the duties owed by our directors and officers to us and our stockholders and the fiduciary duties owed by us, in our capacity as the parent of the general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders.
Distributions
The partnership agreement provides that we, as the parent of the general partner, shall cause our operating partnership to make quarterly (or more frequent) distributions of all of its available cash (which is defined to be cash available for distribution as determined by us, in our capacity as the parent of the general partner) (i) first, with respect to any OP units that are entitled to any preference in accordance with the rights of such operating partnership unit (and, within such class, pro rata according to their respective percentage interests) and (ii) second, with respect to any OP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP units (and, within such class, pro rata in accordance with their respective percentage interests).
Allocations of Net Income and Net Loss
Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP units holding the same class or series of OP units in accordance with their respective percentage interests in the class or series at the end of each fiscal year. Our operating partnership currently is treated as an entity disregarded from us for U.S. federal income tax purposes. However, the partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements that will apply as soon as our operating partnership becomes a multiple partner “partnership” for U.S. income tax purposes, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise required by the partnership agreement or the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership for U.S. federal income tax purposes in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between the tax basis and the fair market value of the property at the time of contribution. Our operating partnership will allocate tax items to the holders of operating partnership units taking into consideration the requirements of Section 704(c) of the Code. See “Material U.S. Federal Income Tax Considerations.”
The general partner has sole discretion to ensure that allocations of income, gain, loss and deduction of our operating partnership are in accordance with the interests of the partners of our operating partnership as determined under the Code, and all matters concerning allocations of tax items not expressly provided for in the partnership agreement may be determined by the general partner in its sole discretion.

Redemption Rights
Commencing on the 12-month anniversary of the date on which the OP units were initially issued to a limited partner, each limited partner (other than us) will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of such units in exchange for cash in an amount equal to the number of tendered units multiplied by the per share price of our common stock (determined in accordance with, and subject to adjustment under, the terms of the partnership agreement), unless the terms of such units or a separate agreement entered into between our operating partnership and the holder of such units provide that they do not have a right of redemption or provide for a shorter or longer period before such holder may exercise such right of redemption or impose conditions on the exercise of such right of redemption. On or before the close of business on the tenth business day after the general partner receives a notice of redemption, we may, as the parent of the general partner, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered units in exchange for cash or shares of our common stock, based on an exchange ratio of one share of our common stock for each OP unit to be redeemed (subject to anti-dilution adjustments provided in the partnership agreement). If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our stockholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its OP unit redemption rights, regardless of the length of time such limited partner has held its OP units.
Transferability of Operating Partnership Units; Extraordinary Transactions
The general partner generally is not be able to withdraw voluntarily from our operating partnership or transfer any of its interest in our operating partnership unless the transfer is: (i) to our affiliate; (ii) to a wholly owned subsidiary of the general partner or the owner of all of the ownership interests of the general partner; or (iii) otherwise expressly permitted under the partnership agreement.
The partnership agreement permits the general partner or us, as the parent of the general partner, to engage in a merger, consolidation or other combination, or sale of substantially all of our assets if:
•
we receive the consent of a majority in interest of the limited partners (excluding us);

•
following the consummation of such transaction, substantially all of the assets of the surviving entity are owned directly or indirectly by the operating partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the operating partnership; or

•
as a result of such transaction all limited partners will receive, or will have the right to receive, for each operating partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of operating partnership units shall be given the option to exchange such units for the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right (described above) and received shares of our common stock immediately prior to the expiration of the offer.

With certain limited exceptions, limited partners may not transfer their interests in our operating partnership, in whole or in part, without the prior written consent of the general partner, which consent may be withheld in its sole and absolute discretion. Except with the general partner’s consent to the admission of the transferee as a limited partner, transferees shall not have any rights by virtue of the transfer other than the rights of an assignee and will not be entitled to vote or effect a redemption with respect to their operating partnership units in any matter presented to the limited partners for a vote. The general partner will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by in our sole and absolute discretion.

Issuance of Our Stock and Additional Partnership Interests
Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units, we generally are obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance of our stock to our operating partnership in exchange for, in the case of common stock, OP units or, in the case of an issuance of preferred stock, preferred operating partnership units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock. In addition, the general partner may cause our operating partnership to issue additional operating partnership units or other partnership interests and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as we, as the parent of the general partner, may establish in our sole and absolute discretion, without the approval or consent of any limited partner, including: (i) upon the conversion, redemption or exchange of any debt, units or other partnership interests or other securities issued by our operating partnership; (ii) for less than fair market value; or (iii) in connection with any merger of any other entity into our operating partnership.
Tax Matters
Our operating partnership currently is treated as an entity disregarded from its owner for U.S. federal income tax purposes. However, pursuant to the partnership agreement and as soon as our operating partnership becomes a multiple-partner “partnership” for income tax purposes, the general partner will be the “partnership representative” of our operating partnership and has certain other rights relating to tax matters. Accordingly, as both the general partner and the partnership representative, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.
Term
The term of our operating partnership commenced on April 23, 2019 and will continue perpetually, unless earlier terminated in the following circumstances:
•
a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•
an election to dissolve our operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•
entry of a decree of judicial dissolution of our operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•
the occurrence of any sale or other disposition of all or substantially all of the assets of our operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of our operating partnership;

•
the redemption (or acquisition by the general partner) of all operating partnership units that we have authorized other than those held by us; or

•
the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Partnership Agreement
Amendments to the partnership agreement may be proposed by the general partner or by any limited partner holding 25% or more of the percentage interest of OP units designated as Class A Units. Generally, the partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:
•
conversion of a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest);

•
modification of the limited liability of a limited partner;

•
alteration or modification of the rights of any partner to receive the distributions to which such partner is entitled (subject to certain exceptions);

•
alteration or modification of the redemption rights provided by the partnership agreement; or

•
Alteration or modification of the provisions governing transfer of the general partner’s partnership interest.

Notwithstanding the foregoing, we, as the parent of the general partner, will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to:
•
add to the general partner’s obligations or surrender any right or power granted to the general partner or any of its affiliates for the benefit of the limited partners;

•
reflect the admission, substitution, or withdrawal of partners or the termination of our operating partnership in accordance with the partnership agreement and to cause our operating partnership or our operating partnership’s transfer agent to amend its books and records to reflect our operating partnership unit holders in connection with such admission, substitution or withdrawal;

•
reflect a change that is of an inconsequential nature or does not adversely affect the limited partners as such in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with the law or with the provisions of the partnership agreement;

•
satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•
set forth or amend the designations, preferences, conversion or other rights, voting powers, duties restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional operating partnership units issued or established pursuant to the partnership agreement;

•
reflect such changes as are reasonably necessary for us to maintain or restore our qualification as a REIT, to satisfy the REIT requirements or to reflect the transfer of any operating partnership units between us and any qualified REIT subsidiary or entity that is disregarded as an entity separate from us for U.S. federal income tax purposes;

•
modify either or both the manner in which items of net income or net loss are allocated or the manner in which capital accounts are computed (but only to the extent set forth in the partnership agreement, or to the extent required by the Code or applicable income tax regulations under the Code);

•
issue additional partnership interests;

•
impose restrictions on the transfer of operating partnership units if we receive an opinion of counsel reasonably to the effect that such restrictions are necessary in order to comply with any federal or state securities laws or regulations applicable to our operating partnership or the operating partnership units;

•
reflect any other modification to the partnership agreement as is reasonably necessary for our business or operations or those of our operating partnership and which does not otherwise require the consent of each partner adversely affected; and

•
reflect an increase or decrease in the amount that a limited partner is obligated to contribute to our operating partnership upon the occurrence of certain events.

Certain provisions affecting the general partner’s rights and duties (e.g., restrictions relating to certain extraordinary transactions involving us, the general partner or our operating partnership) may not be amended without the approval of the holders of a majority of the operating partnership units (excluding operating partnership units held by us).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section summarizes the material U.S. federal income tax considerations that you, as a prospective investor, may consider relevant in connection with the acquisition, ownership and disposition of our common stock and our election to be taxed as a REIT. As used in this section and unless the context requires otherwise, the terms “we” and “our” refer solely to Freehold Properties, Inc., and not to our subsidiaries and affiliates, which have not elected to be taxed as REITs for U.S. federal income tax purposes.
This discussion does not exhaust all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does this discussion address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed below under “— Taxation of Tax-Exempt Stockholders”), financial institutions, broker-dealers, partnerships and other pass-through entities and trusts, persons holding our stock on behalf of other persons as nominees, persons who receive our stock as compensation, persons subject to the alternative minimum tax, persons holding our stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “— Taxation of Non-U.S. Stockholders”) and other persons subject to special tax rules. Moreover, this summary assumes that our stockholders hold our common stock as a “capital asset” for U.S. federal income tax purposes, which generally means property held for investment.
The statements in this section are based on the current U.S. federal income tax laws, including the Code, the Treasury Regulations, rulings and other administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
We urge you to consult your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the U.S. federal, state, local, foreign, and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.
Taxation of Our Company
We have elected to be taxed and to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our short taxable year ending December 31, 2019. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our stock. We believe that, commencing with such short taxable year, we have been and will continue to be organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the Code. However, no assurances can be provided regarding our qualification as a REIT because such qualification depends on our ability to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which will depend, in part, on our operating results.
In connection with this offering, Morrison & Foerster LLP will render an opinion that, commencing with our short taxable year ending December 31, 2019, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our current and proposed method of operation have enabled us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2019 and will enable us to satisfy such requirements thereafter. Investors should be aware that Morrison & Foerster LLP’s opinion will be based on the U.S. federal income tax laws governing qualification as a REIT as of the date of such opinion, which will be subject to change, possibly on a retroactive basis, will not be binding on the IRS or any court, and will speak only as of the date issued. In addition, Morrison & Foerster LLP’s opinion will be based on customary assumptions and will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business. Moreover, our qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve, among other things, the percentage of our gross income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership and the percentage of our earnings that we distribute. Morrison & Foerster LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Morrison & Foerster LLP’s opinion will not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification. For a discussion of the U.S. federal income tax consequences of our failure to maintain our qualification as a REIT, see “— Failure to Qualify as a REIT” below.
If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders because we will be entitled to a deduction for dividends that we pay. Such tax treatment avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. In general, income generated by a REIT is taxed only at the stockholder level if such income is distributed by the REIT to its stockholders. However, we will be subject to U.S. federal income tax in the following circumstances:
•
We will be subject to U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•
We will be subject to U.S. federal corporate income tax on net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and other non-qualifying income from foreclosure property.

•
We will be subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
We may be required to pay monetary penalties to the IRS in certain circumstances including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification as a REIT.”

•
If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” but nonetheless maintain our qualification as a REIT because we meet certain other requirements, we will be subject to a 100% tax on:

•
the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•
a fraction intended to reflect our profitability.

•
If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of (a) the amount we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•
If we fail any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “— Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused such failure with the IRS, and (3) we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax with respect to such failure equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 21%) multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
•
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•
We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•
If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest U.S. federal corporate income tax rate applicable if we recognize gain on the sale or disposition of the asset during the 5-year period after we acquire the asset. The amount of gain on which we will pay tax generally is the lesser of:

•
the amount of gain that we recognize at the time of the sale or disposition, and

•
the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•
The earnings of our subsidiary entities that are C corporations, including TRSs, will be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We also could be subject to tax in situations and on transactions not presently contemplated.
The requirements relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related Treasury Regulations and administrative and judicial interpretations thereof.
Requirements for Qualification as a REIT
A REIT is a corporation, trust or association that satisfies each of the following requirements:
(1)
It is managed by one or more trustees or directors;

(2)
Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial interest;

(3)
It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code, i.e., the REIT provisions;

(4)
It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws;

(5)
At least 100 persons are beneficial owners of its stock or ownership shares or certificates (determined without reference to any rules of attribution);

(6)
Not more than 50% in value of its outstanding stock or shares of beneficial interest are owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year;

(7)
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

(8)
It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws;

(9)
It meets certain other requirements, described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income; and

(10)
It has no undistributed earnings and profits from any non-REIT taxable year at the close of any taxable year.

We must satisfy requirements (1) through (4) and (8) during our entire taxable year and must satisfy requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements (5) and (6) did not apply to us for our short taxable year ending December 31, 2019. If we comply with certain requirements for ascertaining the beneficial ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement (6), we will be deemed to have satisfied requirement (6) for that taxable year. For purposes of determining stock ownership under requirement (6), an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement (6).
Our charter provides restrictions regarding the ownership and transfer of shares of our capital stock. We believe that we will issue sufficient stock with enough diversity of ownership to allow us to satisfy requirements (5) and (6) above. The restrictions in our charter are intended, among other things, to assist us in satisfying requirements (5) and (6) described above. These restrictions, however, may not ensure that we will be able to satisfy such share ownership requirements in all cases. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.
For purposes of requirement (8), we have adopted December 31 as our year-end for U.S. federal income tax purposes, and thereby satisfy this requirement.
Qualified REIT Subsidiaries.   A “qualified REIT subsidiary” generally is a corporation, all of the stock of which is owned, directly or indirectly, by a REIT and that is not treated as a TRS. A corporation that is a “qualified REIT subsidiary” is treated as a division of the REIT that owns, directly or indirectly, all of its stock and not as a separate entity for U.S. federal income tax purposes. Thus, all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT that directly or indirectly owns the qualified REIT subsidiary. Consequently, in applying the REIT requirements described herein, the separate existence of any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.
Other Disregarded Entities and Partnerships.   An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, as determined under U.S. federal income tax laws, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. We may own various direct and indirect interests in entities that are classified as partnerships and limited liability companies for state law purposes. Nevertheless, many of these entities may not be treated as entities separate from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Currently, our operating partnership is disregarded from our Company for U.S. federal income tax purposes because it is treated as wholly owned by our Company for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as our assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements.
An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of gross income of any partnership, joint venture, or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as our assets and items of gross income for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the entity.
We have control of our operating partnership and intend to operate it in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in a partnership or limited liability company. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
In the event that a disregarded subsidiary of ours ceases to be wholly-owned — for example, if any equity interest in our operating partnership is acquired by a person other than us or another disregarded subsidiary of ours — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests”.
Taxable REIT Subsidiaries, or TRSs.   A REIT is permitted to own, directly or indirectly, up to 100% of the stock of one or more TRSs. The subsidiary and the REIT generally must jointly elect to treat the subsidiary as a TRS. However, a corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities is automatically treated as a TRS without an election.
Unlike a qualified REIT subsidiary, the separate existence of a TRS is not ignored for U.S. federal income tax purposes and a TRS is a fully taxable corporation subject to U.S. federal corporate income tax on its earnings. We will not be treated as holding the assets of any TRS or as receiving the income earned by any TRS. Rather, we will treat the stock issued by any TRS as an asset and will treat any distributions paid to us from any TRS as income. This treatment may affect our compliance with the gross income test and asset tests.
Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions limit the deductibility of interest paid or accrued by a TRS to its parent REIT and impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Dividends paid to us from a TRS, if any, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders and may affect our compliance with the gross income tests and asset tests.
A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or the disposition of property held for sale to customers. See “— Gross Income Tests — Rents from Real Property” and “— Gross Income Tests — Prohibited Transactions.”
Gross Income Tests
We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year generally must consist of the following:
•
rents from real property;

•
interest on debt secured by mortgages on real property or on interests in real property;

•
dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;

•
gain from the sale of real estate assets;

•
income and gain derived from foreclosure property; and

•
income derived from the temporary investment of new capital attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we receive such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (including interest and gain from nonqualified publicly offered REIT debt instruments as defined under Section 856(c)(5)(L)(ii) of the Code), or any combination of these.
Cancellation of indebtedness income and gross income from a sale of property that we hold primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from “hedging transactions,” as defined in “— Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.
The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to us.
Interest.   Interest income constitutes qualifying income for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. In the event that we invest in a mortgage loan that is secured by both real property and personal property, we may be required to apportion our interest on the loan between interest on an obligation that is secured by real property (or by an interest in real property) and interest on an obligation that is not so secured. However, if an obligation is secured by a mortgage on both real property and personal property and the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, the obligation will be treated as secured solely by real property for this purpose. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property of the borrower or ours.
Rents from Real Property.   To the extent that we own real property or interests therein, rents we receive for use of such property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:
First, the rent must not be based in whole or in part on the income or profits of any person. However, participating rent will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages generally:
•
are fixed at the time the leases are entered into;

•
are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and

•
conform with normal business practice.

In compliance with the rules above, we intend to structure any leases to set and accept rents which are fixed dollar amounts with an annual percentage increase after a certain fixed number of years based on either a fixed percentage or the “consumer price index”, and not to any extent determined by reference to any person’s income or profits.
Second, we generally must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a “related-party tenant.” The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. Because the constructive ownership rules are broad and it is not possible to monitor direct and indirect transfers of our stock continually, no assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified).
Third, we must not furnish or render noncustomary services, other than a de minimis amount of noncustomary services, to the tenants of our properties other than through (i) an independent contractor from whom we do not derive or receive any income or (ii) a TRS. However, we generally may provide services directly to our tenants to the extent that such services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of noncustomary services to the tenants of a property, other than through an independent contractor from whom we do not derive or receive any income or a TRS, as long as the income attributable to the services (valued at not less than 150% of the direct cost of performing such services) does not exceed 1% of our gross income from the related property. If the rent from a lease does not qualify as “rents from real property” because we furnish noncustomary services having a value (as provided in the previous sentence) in excess of 1% of our gross income from the related property to the tenants of the property, other than through a qualifying independent contractor or a TRS, none of the rent from the property will qualify as “rents from real property.” We do not intend to provide any noncustomary services to our borrowers or their tenants unless such services are provided through independent contractors from whom we do not derive or receive any income or TRSs.
Fourth, rent attributable to any personal property leased in connection with a lease of real property will not qualify as “rents from real property” if the rent attributable to such personal property exceeds 15% of the total rent received under the lease. If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. We believe the ratio of rents attributable to personal property will be less than 15% of all rent received under the leases we intend to enter into.
Fifth, the leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. Subject to the discussion below regarding sale-leaseback transactions, we intend to enter into leases that will be treated as true leases.
We intend to structure any leases so that the rent payable thereunder generally will qualify as “rents from real property” and any income attributable to noncustomary services or personal property will not jeopardize our ability to qualify as a REIT. However, there can be no assurance that the IRS would not challenge our conclusions, or that a court would agree with our conclusions. If such a challenge were successful, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.
Prohibited Transactions.   A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Net income derived from such prohibited transactions is excluded from gross income for purposes of the 75% and 95% gross income tests. We believe that we will not hold any of our properties as inventory or primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances that exist from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction is available if the following requirements are met:
•
the REIT has held the property for not less than two years;

•
the aggregate capital expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale do not exceed 30% of the selling price of the property;

•
either (1) during the year in question, the REIT did not make more than seven property sales other than sales of foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year or (4) either, (a) the REIT satisfies the requirements of clause (2) applied by substituting “20%” for “10%” and the “3-year average adjusted bases percentage” (as defined in the Code) for the taxable year does not exceed 10%, or (b) the REIT satisfies the requirements of clause (3) applied by substituting “20%” for “10%” and the “3-year average fair market value percentage” (as defined in the Code) for the taxable year does not exceed 10%;

•
in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•
if the REIT has made more than seven property sales (excluding sales of foreclosure property) during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the foregoing safe harbor. However, we cannot assure you that we will be able to comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may hold and dispose of certain properties through a TRS if we conclude that the sale or other disposition of such property may not fall within the safeharbor provisions. The 100% prohibited transactions tax will not apply to gains from the sale of property by a TRS, although such income will be taxed to the TRS at U.S. federal corporate income tax rates.
Foreclosure Property.   We generally will be subject to tax at the maximum corporate rate on any net income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Gross income from foreclosure property will qualify under the 75% and 95% gross income tests.
Hedging Transactions.   From time to time, we or our subsidiaries may enter into hedging transactions with respect to one or more of our or our subsidiaries’ assets or liabilities. Our or our subsidiaries’ hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our subsidiaries’ trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will give rise to income that is excluded from gross income or qualifies for purposes of either or both of the gross income tests.
Failure to Satisfy Gross Income Tests.   We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:
•
our failure to meet the applicable test is due to reasonable cause and not to willful neglect; and

•
following such failure for any taxable year, we file a schedule of the sources of our income with the IRS in accordance with the Treasury Regulations.

We cannot predict, however, whether any failure to meet these tests will qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.
Asset Tests
To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.
First, under the “75% asset test,” at least 75% of the value of our total assets generally must consist of:
•
cash or cash items, including certain receivables and shares in certain money market funds;

•
government securities;

•
interests in real property, including leaseholds and options to acquire real property and leaseholds;

•
interests in mortgage loans secured by real property;

•
interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•
stock or shares of beneficial interest in other REITs;

•
investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term;

•
debt investments of “publicly offered REITs”; and

•
personal property leased in connection with the lease of real property for which the rent attributable to the personal property is not more than 15% of the total rent received under the lease.

Second, under the “5% asset test,” of our assets that are not qualifying assets for purposes of the 75% asset test described above, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.
Third, of our assets that are not qualifying assets for purposes of the 75% asset test described above, we may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”
Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.
Sixth, not more than 25% of the value of our total assets may be represented by debt instruments of “publicly offered REITs” to the extent those debt instruments are not secured by real property or an interest in real property.
For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include securities that qualify under the 75% asset test, securities of a TRS and equity interests in an entity taxed as a partnership for U.S. federal income tax purposes. For purposes of the 10% value test, the term “securities” also does not include: certain “straight debt” securities; any loan to an individual or an estate; most rental agreements and obligations to pay rent; any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes in which we are an owner to the extent of our proportionate interest in the debt and equity securities of the entity; and any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes if at least 75% of the entity’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”
For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
Failure to Satisfy Asset Tests.   We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. No assurance, however, can be given that we will continue to be successful in this effort. In this regard, to determine our compliance with these requirements, we will have to value our investment in our assets to ensure compliance with the asset tests. Although we seek to be prudent in making these estimates, no assurances can be given that the IRS will agree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests.
In the event that we invest in a mortgage loan that is not fully secured by real property, Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of: (1) the greater of (a) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (b) the fair market value of the real property securing the loan on the relevant quarterly REIT asset testing date; or (2) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. We intend to invest in mortgage loans in a manner consistent with satisfying the asset tests and maintaining our qualification as a REIT.
The proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not assert that our interests in subsidiaries or in the securities of other issuers caused a violation of the REIT asset tests.
Nevertheless, if we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:
•
we satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet point immediately above, we still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.
In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, we will not lose our REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset causing the failure with the IRS, (3) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and (4) we pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 21%) multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Sale-Leaseback Transactions and Purchase Options
In the future, our investments could take the form of sale-leaseback transactions. In most instances, depending on the economic terms of the transaction, we will be treated for U.S. federal income tax purposes as either the owner of the property or the holder of a debt secured by the property. We do not expect to request an opinion of counsel concerning the status of any leases of properties as true leases for federal income tax purposes.
The IRS may take the position that specific sale-leaseback transactions we may treat as true leases are not true leases for U.S. federal income tax purposes but are, instead, financing arrangements or loans. We may also structure some sale-leaseback transactions as loans. In this event, for purposes of the asset tests and the 75% income test, each such loan may be viewed as secured by real property to the extent of the fair market value of the underlying property. It is expected that, for this purpose, the fair market value of the underlying property would be determined without taking into account our lease. If a sale-leaseback transaction we treat as a lease were re-characterized as a loan, we might fail to satisfy the asset tests or the income tests and consequently lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated, which could cause us to fail one or both of the income tests or the distribution requirements, described below.
Annual Distribution Requirements
Each taxable year, we must make distributions, other than capital gain dividend distributions and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:
•
the sum of:

•
90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and excluding any net capital gain, and

•
90% of our after-tax net income, if any, from foreclosure property, minus

•
the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November, or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. In both instances, these distributions relate to our prior taxable year for purposes of the annual distribution requirement to the extent of our earnings and profits for such prior taxable year.
In order for distributions to be counted as satisfying the annual distribution requirements for REITs other than “publicly offered” REITs, and to provide a REIT-level tax deduction for such REITs, the distributions must not be “preferential dividends”. Such preferential dividend rules will not apply to our distributions if we qualify as a “publicly offered” REIT. We believe that we will be a “publicly offered” REIT.
We will pay U.S. federal income tax on any taxable income, including net capital gain, that we do not distribute to our stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:
•
85% of our REIT ordinary income for the year,

•
95% of our REIT capital gain net income for the year, and

•
any undistributed taxable income from prior years,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed.
We may elect to retain and pay U.S. federal income tax on the net long-term capital gain that we recognize in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirement and to minimize U.S. federal corporate income tax and avoid the 4% nondeductible excise tax.
It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income, including as a result of the manner in which interest income could be required to be accrued on certain of our loans. Further, it is possible that, from time to time, we may be allocated a share of net capital gain from an entity taxed as a partnership for U.S. federal income tax purposes in which we own an interest that is attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to make distributions to our stockholders that are sufficient to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income or even to meet the annual distribution requirement. In such a situation, we may need to borrow funds or issue additional stock or, if possible, pay dividends consisting, in whole or in part, of our stock or debt securities.
It is possible that the IRS could disallow certain of our ordinary business expense deductions by alleging that we, through our loans with respect to properties operated by state-licensed adult- and medical-use cannabis tenants, are primarily or vicariously liable for “trafficking” a Schedule I substance (cannabis) under Section 280E of the Code. If the IRS were to disallow certain of our deductions, we may be unable to meet the distribution requirements and would fail to qualify as a REIT. Likewise, if any governmental entity were to impose fines on us for our business involvement in state-licensed adult- and medical-use cannabis, such fines would not be deductible and the inability to deduct such fines could also cause us to be unable to satisfy the distribution requirements.
In addition, to the extent our interest deductions or those of our subsidiaries, if any, are deferred or disallowed under Section 163(j) of the Code or any other provision of law, our taxable income may exceed our cash available for distribution to our stockholders, impacting our ability to meet the REIT distribution requirements.
Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based on the amount of any deduction we take for deficiency dividends.
Recordkeeping Requirements
We must maintain certain records in order to qualify as a REIT. To avoid paying monetary penalties, we must demand, on an annual basis, information from certain of our stockholders designed to disclose the actual ownership of our outstanding stock, and we must maintain a list of those persons failing or refusing to comply with such demand as part of our records. A stockholder that fails or refuses to comply with such demand is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. We intend to comply with these recordkeeping requirements.
Any record shareholder who, upon our request, does not provide us with required information concerning actual ownership of our interests is required to include specified information relating to his, her, or its interests in his, her or its federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our interests and a list of those persons failing or refusing to comply with our demand.
Failure to Qualify as a REIT
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions available under the Code for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”
If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to U.S. federal income tax on our taxable income at U.S. federal corporate income tax rates. In calculating our taxable income for a year in which we failed to qualify as a REIT, we would not be able to deduct amounts distributed to our stockholders, and we would not be required to distribute any amounts to our stockholders for that year. Unless we qualified for relief under the statutory relief provisions described in the preceding paragraph, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to maintain our qualification as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.
Taxation of Taxable U.S. Stockholders
For purposes of our discussion, the term “U.S. stockholder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:
•
an individual citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a “United States person”.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “partnership”) holds our common stock, the U.S. federal income tax treatment of an owner of the partnership generally will depend on the status of the owner and the activities of the partnership. Partnerships and their owners should consult their tax advisors regarding the consequences of the ownership and disposition of our common stock by the partnership.
Distributions.   If we qualify as a REIT, distributions made out of our current and accumulated earnings and profits that we do not designate as capital gain dividends will be ordinary dividend income to taxable U.S. stockholders. A corporate U.S. stockholder will not qualify for the dividends- received deduction generally available to corporations. Our ordinary dividends also generally will not qualify for the preferential long-term capital gain tax rate applicable to “qualified dividends” unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by us from non-REIT corporations, such as any TRSs, or (ii) income recognized by us and on which we have paid U.S. federal corporate income tax. We do not expect a meaningful portion of our ordinary dividends to be eligible for taxation as qualified dividends. However, through the 2025 tax year, individual U.S. stockholders will be entitled to deduct 20% of ordinary REIT dividends they receive. In combination with the 37% maximum rate applicable to non-corporate U.S. stockholders in such years, ordinary REIT dividends are subject to a maximum income tax rate of 29.6% under current law. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Individual taxable U.S. stockholders should consult their own tax advisors to determine the impact of these provisions.
Any distribution we declare in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any of those months and is attributable to our current and accumulated earnings and profits for such year will be treated as paid by us and received by the U.S. stockholder on December 31 of that year, provided that we actually pay the distribution during January of the following calendar year.
Distributions to a U.S. stockholder which we designate as capital gain dividends generally will be treated as long-term capital gain, without regard to the period for which the U.S. stockholder has held our stock. A corporate U.S. stockholder may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay U.S. federal corporate income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to our stockholders, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the U.S. federal corporate income tax we paid. The U.S. stockholder would increase its basis in our common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the U.S. federal corporate income tax we paid.
A U.S. stockholder will not incur U.S. federal income tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the U.S. stockholder’s adjusted basis in our common stock. Instead, the distribution will reduce the U.S. stockholder’s adjusted basis in our common stock. The excess of any distribution to a U.S. stockholder over both its share of our current and accumulated earnings and profits and its adjusted basis will be treated as capital gain and long-term capital gain if the stock has been held for more than one year.
We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that taxable year that constitute ordinary income, return of capital and capital gain.
Dispositions.   In general, a U.S. stockholder will recognize gain or loss on the sale or other taxable disposition of our stock in an amount equal to the difference between (i) the sum of the fair market value of any property and the amount of cash received in such disposition and (ii) the U.S. stockholder’s adjusted tax basis in such stock. A U.S. stockholder’s adjusted tax basis in our stock generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of undistributed net capital gains deemed distributed to the U.S. stockholder over the federal corporate income tax deemed paid by the U.S. stockholder on such gains and reduced by any returns of capital. Such gain or loss generally will be long-term capital gain or loss if the U.S. stockholder has held such stock for more than one year and short-term capital gain or loss otherwise. However, a U.S. stockholder must treat any loss on a sale or exchange of our common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes on a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition. Capital losses generally are available only to offset capital gains of the stockholder except in the case of individuals, who may offset up to $3,000 of ordinary income each year.
Other Considerations.   U.S. stockholders may not include in their individual U.S. federal income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses” against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations.
Tax Rates.   The maximum U.S. federal income tax rate on ordinary income and short-term capital gains applicable to U.S. stockholders that are taxed at individual rates currently is 37%, and the maximum U.S. federal income tax rate on long-term capital gains applicable to U.S. stockholders that are taxed at individual rates currently is 20%. However, the maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally will designate whether a distribution that we designate as a capital gain dividend (and any retained capital gain that we are deemed to distribute) is attributable to the sale or exchange of “section 1250 property.” Additionally, through the 2025 tax year, individual U.S. stockholders may be entitled to claim a deduction in determining their taxable income of 20% of ordinary REIT dividends (dividends other than capital gain dividends and dividends attributable to qualified dividend income received by us, if any), which temporarily reduces the effective tax rate on these dividends to a maximum tax rate of 29.6% for those years.
Additional Medicare Tax.   Certain U.S. stockholders, including individuals, estates and trusts, will be subject to an additional 3.8% tax, which, for individuals, applies to the lesser of (i) “net investment income”

or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts, or “qualified trusts,” and individual retirement accounts and annuities, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their “unrelated business taxable income,” or UBTI. Amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of our common stock with debt, a portion of the distribution that it received from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.
Finally, in certain circumstances, a qualified trust that owns more than 10% of the value of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income that we derive from unrelated trades or businesses, determined as if we were a qualified trust, divided by our total gross income for the year in which we pay the dividends. Such rule applies to a qualified trust holding more than 10% of the value of our stock only if:
•
we are classified as a “pension-held REIT”; and

•
the amount of gross income that we derive from unrelated trades or businesses for the year in which we pay the dividends, determined as if we were a qualified trust, is at least 5% of our total gross income for such year.

We will be classified as a “pension-held REIT” if:
•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the qualified trust to be treated as holding our stock in proportion to their actuarial interests in the qualified trust; and

•
either:

•
one qualified trust owns more than 25% of the value of our stock; or

•
a group of qualified trusts, of which each qualified trust holds more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock.

As a result of restrictions on ownership and transfer of our stock set forth in our charter, we do not expect to be classified as a “pension-held REIT” and, as a result, the tax treatment discussed above should not apply to our stockholders.
Taxation of Non-U.S. Stockholders
For purposes of our discussion, the term “non-U.S. stockholder” means a beneficial owner of our common stock that is not a U.S. stockholder, an entity or arrangement taxed as a partnership for U.S. federal income tax purposes or a tax-exempt stockholder. The rules governing U.S. federal income taxation of non-U.S. stockholders, including nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, are complex. This section is only a summary of certain of those rules.
We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on the acquisition, ownership and disposition of our common stock, including any reporting requirements.
Distributions.   Distributions to a non-U.S. stockholder (i) out of our current and accumulated earnings and profits, (ii) not attributable to gain from our sale or exchange of a “United States real property interest,” or a USRPI, and (iii) not designated by us as a capital gain dividend will be subject to a withholding tax at a rate of 30% unless:
•
a lower treaty rate applies and the non-U.S. stockholder submits an IRS Form W-8BEN or W-8BEN-E, as applicable (or any applicable successor form), to us evidencing eligibility for that reduced rate; or

•
the non-U.S. stockholder submits an IRS Form W-8ECI (or any applicable successor form) to us claiming that the distribution is income effectively connected to a U.S. trade or business of such stockholder.

A non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business in the same manner as a U.S. stockholder. In addition, a corporate non-U.S. stockholder may be subject to a 30% branch profits tax with respect to any such distribution.
A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such excess does not exceed such non-U.S. stockholder’s adjusted basis in our common stock. Instead, the excess portion of such distribution will reduce the non-U.S. stockholder’s adjusted basis in our common stock. The excess of a distribution over both our current and accumulated earnings and profits and the non-U.S. stockholder’s adjusted basis in our common stock will be taxed, if at all, as gain from the sale or disposition of our common stock. See “— Dispositions” below. Under FIRPTA (discussed below), we may be required to withhold 15% of the portion of any distribution that exceeds our current and accumulated earnings and profits.
Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we may withhold tax at a rate of 30% (or such lower rate as may be provided under an applicable tax treaty) on the entire amount of any distribution. To the extent that we do not do so, we nevertheless may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. A non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, distributions attributable to capital gains from the sale or exchange by us of USRPIs are treated like income effectively connected with the conduct of a U.S. trade or business, generally are subject to U.S. federal income taxation in the same manner and at the same rates applicable to U.S. stockholders and, with respect to corporate non-U.S. stockholders, may be subject to a 30% branch profits tax. However, these distributions will not be subject to tax under FIRPTA, and will instead be taxed in the same manner as distributions described above, if:
•
the distribution is made with respect to a class of shares regularly traded on an established securities market in the United States; and

•
the non-U.S. stockholder does not own more than 10% of such class at any time during the one-year period preceding the distribution.

Although we intend to cause our common stock to be listed for trading on an established securities market following this offering, our common stock in fact will not be regularly traded on an established securities market in the United States immediately following this offering and, as a result, capital gain distributions to non-U.S. stockholders attributable to our sales of USRPIs will be subject to tax under FIRPTA. We are required to withhold from, at the applicable rate, any distribution to a non-U.S. stockholder owning more than 10% of the relevant class of shares that is designated by us as a capital gain dividend. Any amount so withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability.
A distribution to a non-U.S. stockholder attributable to capital gains from the sale or exchange of non-USRPIs will not be subject to U.S. federal income taxation unless such distribution is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, in which case such distribution generally would be subject to U.S. federal income taxation in the same manner and at the same rates applicable to U.S. stockholders and, with respect to corporate non-U.S. stockholders, may be subject to a 30% branch profits tax.

Although not free from doubt, amounts we designate as retained capital gains in respect of the common stock held by U.S. stockholders may be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.
Dispositions.   Non-U.S. stockholders may incur tax under FIRPTA with respect to gain recognized on a disposition of our common stock unless one of the applicable exceptions described below applies. Any gain subject to tax under FIRPTA generally will be taxed in the same manner as it would be in the hands of U.S. stockholders, except that corporate non-U.S. stockholders also may be subject to a 30% branch profits tax. In addition, the purchaser of such common stock could be required to withhold 10% of the purchase price for such stock and remit such amount to the IRS.
Non-U.S. stockholders generally will not incur tax under FIRPTA with respect to gain on a sale of our common stock as long as, at all times during a specified testing period, we are “domestically controlled,” i.e., non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that we will be domestically controlled. In addition, even if we are not domestically controlled, if our common stock is “regularly traded” on an established securities market, a non-U.S. stockholder that owned, actually or constructively, 10% or less of our outstanding common stock at all times during the five-year period prior to a sale of our common stock will not incur tax under FIRPTA on gain from a sale of such common stock. However, our common stock will not be immediately traded on an established securities market following this offering. If a non-U.S. stockholder is subject to tax under FIRPTA on gain from the disposition of our stock, such stockholder would be subject to tax at graduated income tax rates in a manner similar to U.S. stockholders and would incur U.S. tax return filing obligations. In addition, such non-U.S. stockholder may be subject to withholding taxes on the gross proceeds from such disposition.
A non-U.S. stockholder generally will incur tax on gain from a disposition of our common stock not subject to FIRPTA if:
•
the gain is effectively connected with the conduct of the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder generally will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax; or

•
the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-U.S. stockholder generally will incur a 30% tax on its capital gains.

Information Reporting Requirements and Backup Withholding
We will report to our stockholders and to the IRS the amount of distributions that we pay during each calendar year, and the amount of tax that we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding (at a rate of 24%) with respect to distributions unless the stockholder:
•
is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•
provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s U.S. federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that such non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or W-8ECI (or any applicable successor form), or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a “United States person” that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption of our common stock that occurs outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that demonstrates that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition of our stock by a non-U.S. stockholder made by or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
FATCA
The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied. FATCA generally imposes a U.S. federal withholding tax at a rate of 30% on dividends on, and gross proceeds from the sale or other disposition of, our stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that is treated as having an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. If we determine withholding is appropriate in respect of our common stock, we may withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Proposed U.S. Treasury Regulations would eliminate the U.S. federal withholding tax of 30% on the gross proceeds from a sale of our common stock. The IRS has stated that taxpayers may generally rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
If withholding is required under FATCA on a payment related to our common stock, holders of our common stock that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). You should consult your own tax advisor regarding the effect of FATCA on an investment in our common stock.
Tax Aspects of Our Investments in Our Operating Partnership and Other Subsidiary Partnerships
We currently hold, directly and indirectly, all of the ownership interests in our operating partnership and our other subsidiaries; therefore, our operating partnership and our other subsidiaries (other than any TRSs) currently are disregarded for U.S. federal income tax purposes. If additional partners or members are admitted to our operating partnership or any of our other subsidiaries, as applicable, we intend for such entity to be treated as a partnership for U.S. federal income tax purposes.
The following discussion summarizes the material U.S. federal income tax considerations that are applicable to our direct and indirect investments in our subsidiaries that are taxed as partnerships for

U.S. federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as the “Partnerships.” The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.
Classification as Partnerships
We are required to include in our income our distributive share of each Partnership’s income and allowed to deduct our distributive share of each Partnership’s losses but only if such Partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association treated as a corporation. An unincorporated entity with at least two owners, as determined for U.S. federal income tax purposes, will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:
•
is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations”; and

•
is not a “publicly traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners may elect to be classified either as an association treated as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity does not make an election, it generally will be taxed as a partnership for U.S. federal income tax purposes. If additional partners are admitted to our operating partnership following this offering, our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association treated as a corporation.
A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. If any Partnership does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such Partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for U.S. federal income tax purposes.
We have not requested, and do not intend to request, a ruling from the IRS that any Partnership is or will be classified as a partnership for U.S. federal income tax purposes. If, for any reason, a Partnership were treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain statutory relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Annual Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to us, and we would be treated as a stockholder for U.S. federal income tax purposes. Consequently, such Partnership would be required to pay income tax at U.S. federal corporate income tax rates on its net income, and distributions to us would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners
Partners, Not the Partnerships, Subject to Tax.   A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our distributive share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution that is less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.
Partnership Allocations.   Although an agreement among the owners of an entity taxed as a partnership for U.S. federal income tax purposes generally will determine the allocation of income and losses among the owners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the “partners’ interests in the partnership,” which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the owners with respect to such item.
Tax Allocations With Respect to Contributed Properties.   Income, gain, loss, and deduction attributable to appreciated or depreciated property contributed to an entity taxed as a partnership for U.S. federal income tax purposes in exchange for an interest in such entity must be allocated for U.S. federal income tax purposes in a manner such that the contributing owner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution (the “704(c) Allocations”). The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at that time, referred to as a book-tax difference.
A book-tax difference attributable to depreciable property generally is decreased on an annual basis as a result of the allocation of depreciation deductions to the contributing owner for book purposes, but not for tax purposes. The Treasury Regulations require entities taxed as partnerships for U.S. federal income tax purposes to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outline several reasonable allocation methods.
Any gain or loss recognized by a partnership on the disposition of contributed properties generally will be allocated first to the partners of the partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes, as adjusted to take into account reductions in book-tax differences described in the previous paragraph. Any remaining gain or loss recognized by the partnership on the disposition of the contributed properties generally will be allocated among the partners in accordance with their partnership agreement unless such allocations and agreement do not satisfy the requirements of applicable Treasury Regulations, in which case such allocation will be made in accordance with the “partners’ interests in the partnership.”
In the future we may acquire properties pursuant to a contribution of such properties to our operating partnership. As a result, our operating partnership will receive a “carryover” tax basis in such properties. As a result, such properties may have significant built-in gain or loss subject to Section 704(c). We expect our operating partnership will adopt the “traditional” method for purposes of allocating items with respect to any book-tax difference attributable to such built-in gain or loss. Under the “traditional method,” as well as certain other reasonable methods available to us, built-in gain or loss with respect to our depreciable properties (i) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than for economic purposes and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic gain allocated to us as a result of such sale, with a corresponding tax benefit to the contributing partners. As a result of the foregoing, a greater portion of our distributions may be treated as a taxable dividend.
Basis in Partnership Interest.   Our adjusted tax basis in any Partnership interest we own generally will be:
•
the amount of cash and the basis of any other property we contribute to the Partnership;

•
increased by our distributive share of the Partnership’s income (including tax-exempt income) and any increase in our allocable share of indebtedness of the Partnership; and

•
reduced, but not below zero, by our distributive share of the Partnership’s loss (including any non-deductible items), the amount of cash and the basis of property distributed to us, and any reduction in our allocable share of indebtedness of the Partnership.

Loss allocated to us in excess of our basis in a Partnership interest will not be taken into account for U.S. federal income tax purposes until we again have basis sufficient to absorb the loss. A reduction of our allocable share of Partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis in the Partnership interest. Distributions, including constructive distributions, in excess of the basis of our Partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.
Sale of a Partnership’s Property.   Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Our share of any Partnership’s gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. See “— Gross Income Tests.”
Legislative or Other Actions Affecting Tax Consequences
Prospective stockholders should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations of these laws could adversely affect the tax consequences of your investment.
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our common shares.
State and Local Taxes
We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated and Cowen and Company, LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell them, severally, and not jointly, the number of shares of our common stock indicated below.
Name	Number of Shares
Stifel, Nicolaus & Company, Incorporated
Cowen and Company, LLC
Total
The underwriters are offering the shares of our common stock subject to their acceptance of the shares from us subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.
The underwriters initially propose to offer part of the shares of our common stock directly to the public at the initial public offering price listed on the front cover of this prospectus and part to certain dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per share. After the initial offering of the shares of our common stock, the public offering price and other selling terms may from time to time be varied by the representatives.
We have applied to list our common stock on Nasdaq under the symbol “FHP.”
Option to Purchase Additional Shares
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of           additional shares of our common stock at the initial public offering price less underwriting discounts and commissions, to cover overallotments, if any. To the extent the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to that underwriter’s initial commitment as indicated in the preceding table, and we will be obligated to sell the additional shares of common stock to the underwriters.
Offering Price, Commissions and Expenses
The following table shows the per share and total initial public offering price, underwriting discounts and commissions and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional           shares of our common stock, to cover overallotments, if any.
Total
	Per Share	Without Over-allotment	With Over-allotment
Underwriting discount paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $      . We will pay the filing fees and up to $      of the expenses (including the reasonable fees and disbursements of counsel to the underwriters) related to obtaining the required approval of certain terms of this offering from FINRA.

Lock-Up Agreements
Subject to certain exceptions, we, all of our executive officers and directors have agreed that, without the prior written consent of Stifel, Nicolaus & Company, Incorporated and Cowen and Company, LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraph do not apply to the sale of shares to the underwriters or transactions by any person other than us, our directors and officers relating to shares of our common stock or other securities acquired in this offering or in open market transactions after completion of this offering.
Stifel, Nicolaus & Company, Incorporated and Cowen and Company, LLC, in their sole discretion, may release, or authorize us to release, as the case may be, our common stock and the other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.
Additionally, all of our stockholders that purchased shares in our prior private placements have agreed with us not to directly or indirectly sell, offer to sell, grant any option or otherwise transfer or dispose of shares of our common stock for 60 days after the date of this prospectus without the prior written consent of Stifel, Nicolaus & Company, Incorporated and Cowen and Company, LLC.
Directed Share Program
The underwriters have reserved for sale, at the initial public offering price per share, up to          shares of our common stock being offered for sale to business associates, directors, employees and friends and family members of our employees. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares. If purchased by these persons, these shares will not be subject to a lock-up restriction, except in the case of shares purchased by any director or executive officer.
Stabilization, Short Positions, and Penalty Bids
In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
Indemnification
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
Electronic Distribution
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
Pricing of the Offering
Immediately prior to this offering, there was no public market for our common stock. The initial price to public will be determined by negotiations between us and the representatives. Among the factors that will be considered in determining the initial price to public are our future prospects and those of our industry in general, our revenues, results of operations and certain other financial and operating information in recent periods, the ability of our management to execute on our business strategies, our business potential and earnings prospects, the valuation measures, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours, and the prevailing securities markets at the time of this offering.
Discretionary Sales
The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they may receive customary fees and expenses.
In the ordinary course of business, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS
Certain legal matters relating to this offering will be passed upon for us by Morrison & Foerster LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley LLP, Chicago, Illinois.
EXPERTS
The consolidated financial statements of Freehold Properties, Inc. as of December 31, 2019 and for the period from April 23, 2019 (inception) through December 31, 2019 included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Freehold Properties, Inc. as of December 31, 2020 and for the year ended December 31, 2020 included in this prospectus and in the registration statement have been so included in reliance on the report of Baker Tilly US, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On July 29, 2020, the audit committee of our board of directors decided not to retain BDO USA, LLP, or BDO, as our independent registered public accounting firm. BDO’s audit report, dated January 23, 2020, on our consolidated financial statements as of December 31, 2019 and for the period from April 23, 2019 (inception) through December 31, 2019 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the period from January 23, 2020 to July 29, 2020, BDO was not engaged as, and did not perform any services as, our independent registered public accounting firm. In addition, during the period ended December 31, 2019, as well as during the subsequent interim period preceding July 29, 2020, there were no (i) “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between us and BDO with respect to any matter relating to accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in its reports on our financial statements with respect to such periods; or (ii) “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).
We have provided BDO with a copy of the foregoing disclosure under the heading “Change in Independent Registered Public Accounting Firm” and requested that BDO provide the us with a letter addressed to the Securities and Exchange Commission (the “SEC”) stating whether or not BDO agrees with the foregoing disclosure. A copy of BDO’s letter dated October 26, 2020 is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.
On July 29, 2020, with the approval of the audit committee of our board of directors, we engaged Baker Tilly US, LLP, or Baker Tilly, as our new independent registered public accounting firm. During the period ended December 31, 2019 and the subsequent interim period through July 29, 2020, the effective date of our engagement of Baker Tilly, we did not consult with Baker Tilly regarding any of the matters or events set forth in Items 304(a)(2)(i) or (ii) of Regulation S-K.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We maintain a website at www.freeholdprop.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.
We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge on the SEC’s website, www.sec.gov.
AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND PERIODIC REPORTING REQUIREMENTS OF THE EXCHANGE ACT AND WILL FILE PERIODIC REPORTS AND OTHER INFORMATION WITH THE SEC. THESE PERIODIC REPORTS AND OTHER INFORMATION WILL BE AVAILABLE FOR INSPECTION AND COPYING AT THE SEC’S PUBLIC REFERENCE FACILITIES AND THE WEBSITE OF THE SEC REFERRED TO ABOVE.

INDEX TO FINANCIAL STATEMENTS
FREEHOLD PROPERTIES, INC.
Unaudited Pro Forma Consolidated Financial Statements:
Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2021	F-3
Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2021	F-4
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2020	F-5
Notes to Unaudited Pro Forma Financial Statements	F-6
Historical Financial Statements:
Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020	F-8
Consolidated Statements of Operations for the three and nine months ended September 30, 2021 and 2020	F-9
Consolidated Statements of Stockholders’ Equity for the nine months ended September 30, 2021 and 2020	F-10
Consolidated Statements of Cash Flows for the nine months ended September 30, 2021 and 2020	F-11
Notes to Interim Consolidated Financial Statements	F-12
Reports of Independent Registered Public Accounting Firms	F-24
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-26
Consolidated Statements of Operations for the year ended December 31, 2020 and the period from April 23, 2019 (inception) through December 31, 2019	F-27
Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2020 and the period from April 23, 2019 (inception) through December 31, 2019	F-28
Consolidated Statements of Cash Flows for the year ended December 31, 2020 and the period from April 23, 2019 (inception) through December 31, 2019	F-29
Notes to Consolidated Financial Statements	F-30

Freehold Properties, Inc.
Pro Forma Consolidated Financial Statements
(Unaudited)
(Dollars in thousands, except share data)
Freehold Properties, Inc. (the “Company,” “we,” “our” and “us”), a Maryland corporation, was incorporated on June 24, 2019 to act as a holding company for its operating partnership, Freehold Properties Operating Partnership, LP (the “Operating Partnership”), which was formed on April 23, 2019. The Company is an internally managed real estate investment trust focused on financing specialized industrial cultivation/processing and retail/dispensary cannabis properties, with contingent purchase options that are exercisable only upon the legalization of cannabis under U.S. federal law or certain other events. The Company was initially capitalized on August 23, 2019 when 5,000,000 shares of its common stock were issued to its founders for total cash consideration of $1,100. The Company did not commence operations until the completion of its initial private placement on August 28, 2019.
The Company conducts its business through an umbrella partnership REIT, or UPREIT, structure, consisting of the Operating Partnership, and subsidiaries of the Operating Partnership. The Company’s wholly owned limited liability company, Freehold OP GP, LLC, is the sole general partner of the Operating Partnership. The Company presently owns all of the limited partnership units of the Operating Partnership (“OP units”). As the sole owner of the general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the Operating Partnership’s business.
The Company elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with the Company’s short taxable year ended December 31, 2019. As a REIT, the Company generally will not be subject to U.S. federal income tax on the REIT taxable income that it distributes to its stockholders.
The accompanying unaudited pro forma consolidated financial statements have been derived from the historical consolidated financial statements of the Company. The unaudited pro forma consolidated balance sheet as of September 30, 2021 is presented to reflect adjustments to the Company’s historical balance sheet as if the Company’s initial public offering of its common stock (the “Offering”), the spin-off of the Company’s real estate portfolio (the “Spin-Off”) and certain other transactions described herein were completed on September 30, 2021. The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 are presented as if the Offering, the Spin-Off and certain other transactions described herein were completed on January 1, 2020.
The accompanying unaudited pro forma consolidated financial statements should be read in conjunction with (i) the Company’s historical consolidated balance sheets as of September 30, 2021 and December 31, 2020 and historical consolidated statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 and (ii) the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in this prospectus. The Company has based the unaudited pro forma adjustments on available information and assumptions that it believes are reasonable. The following unaudited pro forma combined consolidated financial statements are presented for informational purposes only and are not necessarily indicative of what the Company’s actual financial position would have been as of September 30, 2021 assuming the Offering, the Spin-Off and certain other transactions described herein had been completed on September 30, 2021, what the Company’s actual results of operations would have been for the nine months ended September 30, 2021 and the year ended December 31, 2020 assuming the Offering, the Spin-Off and certain other transactions described herein were completed on January 1, 2020 and are not, and should not be viewed as, indicative of the Company’s future results of operations or financial condition.

Freehold Properties, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of September 30, 2021
(In thousands, except share amounts)
	Freehold Properties, Inc.	Spin-Off Transaction	Pro Forma before Offering	Proceeds from Offering	Use of Proceeds	Company Pro Forma
	A	B		C	D
Assets
Real Estate:
Land	$4,543	$	$	$	$	$
Buildings, improvements and equipment	30,170
Total real estate	34,713
Less accumulated depreciation	(4,163)
Total real estate, net	30,550
Notes receivable	5,399
Cash	2,240
Other assets, net	2,491
Total Assets	$40,680	$	$	$	$	$
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$2,364	$	$	$	$	$
Total Liabilities	2,364
Stockholders’ Equity:
Preferred stock	—
Common stock	1
Additional paid in capital	43,405
Accumulated deficit	(5,066)
Dividends declared	(24)
Total Stockholders’ Equity:	38,316
Total Liabilities and Stockholders’ Equity	$40,680	$	$	$	$	$
See notes to unaudited pro forma consolidated financial statements.

Freehold Properties, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the nine months ended September 30, 2021
(In thousands)
	Freehold Properties, Inc.	Spin-Off Transaction	Other Pro Forma Adjustments	Company Pro Forma
	AA	BB
Revenues
Rental income	$2,734	$	$	$
Interest income	—
Other	—
Total revenues	2,734
Expenses
General and administrative	2,731
Depreciation and amortization	1,600
Transaction costs	60
Total operating expenses	4,391
Net Income (loss)	$(1,657)	$	$	$
Less: preferred stock dividends	$(8)	$	$	$
Net loss attributable to common stockholders	$(1,665)	$	$	$
Net loss per share
Basic and Diluted	$(0.35)			$	CC
Weighted average shares outstanding
Basic and diluted	4,751
See notes to unaudited pro forma consolidated financial statements.

Freehold Properties, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2020
(In thousands)
	Freehold Properties, Inc.	Spin-Off Transaction	Other Pro Forma Adjustments		Company Pro Forma
	AA	BB
Revenues
Rental income	$3,532	$	$		$
Interest income	345
Other	—
Total revenues	3,877
Expenses
General and administrative	3,291
Depreciation and amortization	2,091
Litigation settlement	435
Transaction costs	374
Total operating expenses	6,191
Other Income (Expense)
Impairment of real estate assets	(123)
Net Income (loss)	$(2,437)	$	$		$
Less: preferred stock dividends	$(15)	$	$	DD	$
Net loss attributable to common stockholders	$(2,452)	$	$		$
Net loss per share
Basic and Diluted	$(0.52)				$	CC
Weighted average shares outstanding
Basic and diluted	4,733
See notes to unaudited pro forma consolidated financial statements.

Notes to the Unaudited Pro Forma Consolidated Financial Statements
Note 1 — Adjustments to the Pro Forma Consolidated Balance Sheet
(A)
Represents the historical consolidated balance sheet of the Company as of September 30, 2021.

(B)
Reflects the Spin-Off, with the Company retaining mortgage loan receivables from subsidiaries Freehold Fee Simple, Inc. (“Freehold Fee Simple” or “FFS”) with an aggregate principal balance of $33.3 million. The Spin-Off will be completed immediately prior to the effectiveness of the registration statement of which this prospectus, forms a part.

(C)
Reflects aggregate gross proceeds from the Offering of $      million, which will be reduced by underwriters’ discounts and commissions and other expenses of the Offering payable by the Company, resulting in net proceeds to the Company of $      million. These costs will be charged against the gross offering proceeds upon completion of the Offering. A summary is as follows (in thousands):

Gross Proceeds	$
Less:
Underwriters’ discount
Offering expenses
Net proceeds	$

(D)
Reflects the use of proceeds from the Offering, which the Company intends to use as follows:

•
approximately $      million to fund the origination of mortgage loans;

•
approximately $0.1 million to redeem the Company’s 12.5% Series A Redeemable Cumulative Preferred Stock (the “Series A Preferred Stock”); and

•
the remaining net proceeds, if any, to finance cannabis properties in accordance with the Company’s investment strategy and for working capital and general corporate purposes.

Note 2 — Adjustments to the Pro Forma Consolidated Statements of Operations
(AA)
Represents the historical consolidated statements of operations of the Company for the nine months ended September 30, 2021 and the year ended December 31, 2020, including the results of operations of the Company’s completed acquisitions and investments as of the date they were acquired.

(BB)
Reflects the Spin-Off, with the Company retaining mortgage loan receivables from FFS, which will be completed immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. The six mortgage loans have an aggregate principal balance of $33.3 million and have an initial weighted-average interest rate of 10.77%, subject to annual increases based on increases in the consumer price index.

(CC)
Earnings per share — basic is calculated based on the pro forma weighted average common shares outstanding and assumes the issuance of                 shares of common stock in the Offering. Earnings per share — diluted is calculated by including the effect of dilutive securities.

Below is a reconciliation of pro forma weighted average common shares outstanding for the nine months ended September 30, 2021 (in thousands):
Number of common shares issued and outstanding – September 30, 2021	4,751
Number of common shares issued in the Offering
Total number of common shares – basic
Dilutive potential shares – September 30, 2021
Total number of common shares – diluted

Below is a reconciliation of pro forma weighted average common shares outstanding for the year ended DECEMBER 31, 2020 (in thousands):
Number of common shares issued and outstanding – DECEMBER 31, 2020	4,733
Number of common shares issued in the Offering
Total number of common shares – basic
Dilutive potential shares – DECEMBER 31, 2020
Total number of common shares – diluted

(DD)
Reflects the elimination of dividends on the Series A Preferred Stock, which will be redeemed with a portion of the net proceeds from the Offering.

FREEHOLD PROPERTIES, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Real Estate:
Land	$4,543	$4,543
Buildings, improvements and equipment	30,170	30,170
Total real estate	34,713	34,713
Less accumulated depreciation	(4,163)	(2,569)
Total real estate, net	30,550	32,144
Note receivable	5,399	5,399
Cash	2,240	1,816
Other assets, net	2,491	1,309
Total Assets	$40,680	$40,668
Liabilities and Stockholders’ Equity
Liabilities
Accounts payable and accrued liabilities	$2,364	$1,526
Total Liabilities	2,364	1,526
Commitments and contingencies – Note 11
Stockholders’ Equity:
Preferred stock, $0.0001 par value, 50,000,000 authorized, 125 shares issued and outstanding	—	—
Common stock, $0.0001 par value, 450,000,000 authorized, 5,333,355 and 5,192,755 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1	1
Additional paid in capital	43,405	42,566
Accumulated deficit	(5,066)	(3,409)
Dividends declared	(24)	(16)
Total Stockholders’ Equity	38,316	39,142
Total Liabilities and Stockholders’ Equity	$40,680	$40,668
See accompanying notes to the consolidated financial statements.

FREEHOLD PROPERTIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Rental income	$917	$891	$2,734	$2,624
Interest income	—	—	—	345
Total revenues	917	891	2,734	2,969
Expenses
General and administrative	996	1.039	2,731	3,126
Depreciation and amortization	534	533	1,600	1,557
Transaction costs	—	2	60	274
Total operating expenses	1,530	1,574	4,391	4,957

Other Income (Expense)
Impairment of real estate assets	—	(123)	—	(123)

Net loss	$(613)	$(806)	$(1,657)	$(2,111)
Less: preferred stock dividends	—	—	(8)	(7)
Net loss attributable to common stockholders	$(613)	$(806)	$(1,665)	$(2,118)
Net loss per share
Basic and diluted	$(0.13)	$(0.17)	$(0.35)	$(0.45)
Weighted average shares outstanding
Basic and diluted	4,754	4,745	4,751	4,727
See accompanying notes to the consolidated financial statements.

FREEHOLD PROPERTIES, INC.
Consolidated Statements of Stockholders’ Equity
(In thousands)
(Unaudited)
	Series A Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Dividends Declared	Total
	Shares	Par Value	Shares	Par Value
Balance at December 31, 2020	—	$—	5,193	$1	$42,566	$(3,409)	$(16)	$39,142
Stock-based compensation, net of forfeitures	—	—	—	—	209	—	—	209
Net loss	—	—	—	—	—	(680)	—	(680)
Balance at March 31, 2021	—	$—	5,193	$1	$42,775	$(4,089)	$(16)	$38,671
Stock-based compensation, net of forfeitures	—	—	108	—	305	—	—	305
Dividends to preferred stockholders	—	—	—	—	—	—	(8)	(8)
Net loss	—	—	—	—	—	(364)	—	(364)
Balance at June 30, 2021	—	$—	5,301	$1	$43,080	$(4,453)	$(24)	$38,604
Stock-based compensation, net of forfeitures	—	—	32	—	325	—	—	325
Net loss	—	—	—	—	—	(613)	—	(613)
Balance at September 30, 2021	—	$—	5,333	$1	$43,405	$(5,066)	$(24)	$38,316
	Series A Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Dividends Declared	Total
	Shares	Par Value	Shares	Par Value
Balance at December 31, 2019	—	$—	4,695	$—	$38,359	$(972)	$(1)	$37,386
Issuance of common stock, net of offering costs	—	—	300	1	2,810	—	—	2,811
Issuance of common stock to settle liabilities	—	—	58	—	578	—	—	578
Stock-based compensation, net of forfeitures	—	—	140	—	157	—	—	157
Net loss	—	—	—	—	—	(730)	—	(730)
Balance at March 31, 2020	—	$—	5,193	$1	$41,904	$(1,702)	$(1)	$40,202
Stock-based compensation, net of forfeitures	—	—	—	—	302	—	—	302
Dividends to preferred stockholders	—	—	—	—	—	—	(7)	(7)
Net loss	—	—	—	—	—	(575)	—	(575)
Balance at June 30, 2020	—	$—	5,193	$1	$42,206	$(2,277)	$(8)	$39,922
Stock-based compensation, net of forfeitures	—	—	—	—	303	—	—	303
Net loss	—	—	—	—	—	(806)	—	(806)
Balance at September 30, 2020	—	$—	5,193	$1	$42,509	$(3,083)	$(8)	$39,419
See accompanying notes to the consolidated financial statements.

FREEHOLD PROPERTIES, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	For the Nine Months Ended September 30,
	2021	2020
Operating Activities
Net loss	$(1,657)	$(2,111)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Depreciation and amortization	1,600	1,557
Impairment of real estate assets	—	123
Stock-based compensation	839	762
Changes in operating assets and liabilities:
Other assets	(1,186)	(832)
Deferred revenue	—	14
Accounts payable and accrued liabilities	838	(481)
Net cash provided by (used in) operating activities	434	(968)
Investing Activities
Acquisitions of real estate assets	—	(5,432)
Proceeds from sale of real estate assets	—	5,415
Investment in note receivable	—	(1,523)
Acquisitions of corporate property	(2)	(2)
Net cash used in investing activities	(2)	(1,542)
Financing Activities
Proceeds from sale of common shares, net of offering costs	—	2,811
Dividends paid on Series A preferred stock	(8)	(7)
Net cash (used in) provided by financing activities	(8)	2,804
Increase in cash	424	294
Cash at beginning of the period	1,816	1,477
Cash at end of period	$2,240	$1,771
Supplemental Cash Flow Information
Liabilities settled with issuance of equity	$—	$578
See accompanying notes to the consolidated financial statements.

FREEHOLD PROPERTIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2021
Note 1 — Organization and Nature of Business
Freehold Properties, Inc. (the “Company”) was incorporated in the state of Maryland on June 24, 2019 and commenced operations upon the closing of its initial private placement on August 28, 2019. The Company was formed as a holding company for its operating partnership, Freehold Properties Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), which was formed on April 23, 2019. The Company is an internally managed real estate investment trust focused on financing specialized industrial cultivation/processing and retail/dispensary cannabis properties. The Company was initially capitalized on August 23, 2019 when 5,000,000 shares of its common stock were issued to its founders for total cash consideration of $1,100. As of September 30, 2021, the Company had gross investments of $34.7 million in six real estate properties and $5.4 million in one note receivable investment. The Company owns 100% of its properties.
The Company conducts its business through an umbrella partnership REIT, or UPREIT, structure, consisting of the Operating Partnership, and subsidiaries of the Operating Partnership. The Company’s wholly owned limited liability company, Freehold OP GP, LLC, is the sole general partner of the Operating Partnership. The Company presently owns all the limited partnership units of the Operating Partnership (“OP units”). In the future, the Company may issue OP units to third parties in connection with property acquisitions, as compensation or otherwise. As the sole owner of the general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the Operating Partnership’s business, subject to certain limitations.
The Company elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with the Company’s short taxable year ended December 31, 2019. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles (“GAAP”)).
As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate income tax rates. If, subject to qualifying as a REIT for any taxable year, the Company fails to qualify as a REIT for any subsequent taxable year, then generally the Company will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT. Even if the Company qualifies for taxation as a REIT, the Company may be subject to state and local taxes on its income and property and federal income and excise taxes on its undistributed income.
Note 2 — Accounting Policies and Related Matters
Basis of Presentation
The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of its financial position and results of operations. Interim results of operations are not necessarily indicative of the results that may be achieved for a full year. The consolidated financial statements and related notes do not include all information and footnotes required for annual reports.

Use of Estimates
The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the amounts of revenue and expense reported in the period. Significant estimates are made for the valuation of real estate and notes receivable and fair value assessments with respect to purchase price allocations. Actual results may differ from those estimates.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.
Segment Reporting
The Company acquires, owns, finances and leases specialized industrial cultivation/processing and retail/dispensary cannabis properties. The Company is managed as one reporting unit, rather than multiple reporting units, for internal reporting purposes and for internal decision-making. Therefore, the Company discloses its operating results in a single reportable segment.
Cash
Cash consists of highly liquid investments with original maturities of three months or less. The Company’s cash is held at major commercial banks which at times may exceed the Federal Deposit Insurance Corporation limit. The Company has not experienced any losses to date on invested cash.
Revenue Recognition — Leases of Real Estate
At the inception of a new lease arrangement, including new leases that arise from amendments, the Company assesses the terms and conditions to determine the proper lease classification. Currently, all the Company’s lease arrangements are classified as operating leases. Rental income for operating leases is recognized on a straight-line basis over the lease term when collectability is probable, and the tenant has taken possession or controls the physical use of a leased asset. If collectability of the lease payment is not probable at the commencement date, then rental income will be limited to the lesser of the income recognized on a straight-line basis or cash basis. If the assessment of collectability changes after the commencement date, any difference between rental income that would have been recognized on a straight-line basis and cash basis must be recognized as an adjustment to rental income in the current period. As of September 30, 2021, the Company does not consider collectability to be probable for the Company’s long-term leases as a result of the uncertain regulatory environment in the United States relating to the cannabis industry, not based on creditworthiness of the Company’s tenants.
If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or by the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. The determination of ownership of the tenant improvements is subject to significant judgment. If the Company’s assessment of the owner of the tenant improvements for accounting purposes were different, the timing and amount of revenue recognized would be impacted.
The Company’s leases are generally “triple-net” leases with terms requiring operating expenses associated with the Company’s facilities, such as taxes, insurance and utilities, to be paid directly by the Company’s tenants. Failure by a tenant to pay such expenses timely would result in a violation of the lease agreement, which could lead to an event of default if not cured timely. Amounts paid directly by a tenant to third parties are not reflected in the Company’s consolidated financial statements.

Revenue Recognition — Notes Receivable
Notes receivable are classified as held-for-investment based on management’s intent and ability to hold the notes receivable for the foreseeable future or to maturity. The Company recognizes interest income on notes receivable, including the amortization of any discounts and premiums, using the interest method applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Premiums, discounts and related costs are recognized as yield adjustments over the term of the related loans.
Notes receivable are placed on non-accrual status at such time as management determines that collectability of contractual amounts is not reasonably assured. While on non-accrual status, notes receivable are either accounted for on a cash basis, in which income is recognized only upon receipt of cash, or on a cost-recovery basis, where cash receipts reduce the carrying value of the loan, based on management’s judgment of collectability. As of September 30, 2021, no notes receivable were on non-accrual status.
Allowances are established for loans based upon an estimate of probable losses on an individual basis if they are determined to be impaired. Loans are impaired when it is deemed probable that the Company will be unable to collect all amounts due on a timely basis in accordance with the contractual terms of the loan. The allowance is based upon management’s assessment of the borrower’s overall financial condition, resources and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the net realizable value of any collateral. These estimates consider all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan’s effective interest rate, the fair value of collateral, general economic conditions and trends, historical and industry loss experience, and other relevant factors. As of September 30, 2021, the Company had no allowance for loan losses.
Commitment, origination and other fees from lending activities are recognized as interest income over the life of the related loan.
Allocation of Purchase Price of Acquired Real Estate
As part of the purchase price allocation process for acquisitions, management makes estimates based upon the relative fair values of each component for asset acquisitions and at a fair value of each component for business combinations. In making estimates of fair values for purposes of allocating purchase prices of acquired real estate, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition of the respective property and other market data. The Company also considers information obtained about each property as a result of the Company’s pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the assets acquired.
The Company records above-market and below-market in-place lease values, if any, which are based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases, and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease, or, for below-market in-place leases, including any bargain renewal option terms. The Company amortizes any resulting capitalized above-market lease values as a reduction of rental income over the lease term. The Company amortizes any resulting capitalized below-market lease values as an increase to rental income over the lease term. As of September 30, 2021, the Company did not have any above-market or below-market in-place leases.
Depreciation and amortization of real estate assets and liabilities is provided for on a straight-line basis over the estimated useful lives of the assets:
Building	28 to 42 years
Improvements	6 to 17 years
Equipment	5 to 8 years
Asset Impairment — Real Estate Properties
Real estate asset impairment losses are recorded when events or changes in circumstances indicate the asset is impaired and the estimated undiscounted cash flows to be generated by the asset are less than its carrying amount. Management assesses the impairment of properties individually and impairment losses are calculated as the excess of the carrying amount over the fair value of assets to be held and used, and carrying amount over the fair value less cost to sell in instances where management has determined that the Company will dispose of the property and the criteria are met for the property to be classified as held-for-sale. In determining the fair value, the Company uses current appraisals or other third-party opinions of value and other estimates of fair value such as estimated discounted future cash flows.
Earnings Per Share
Basic earnings per common share is computed by dividing net income (loss) applicable to common shares by the weighted number of shares of common stock outstanding during the period. Diluted earnings per common share is calculated by including the effect of dilutive securities. Certain of the Company’s unvested restricted stock awards contain non-forfeitable rights to dividends, and accordingly, these awards are deemed to be participating securities. These participating securities are included in the earnings allocation in computing both basic and diluted earnings per common share when their effect is dilutive.
Income Taxes
Commencing with its taxable year ended December 31, 2019, the Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). The Company intends at all times to maintain its qualification as a REIT under Sections 856 through 860 of the Code. The Company will not be subject to federal income tax provided that the Company qualifies to be taxed as a REIT for its taxable year ended December 31, 2019 and thereafter continues to maintain its qualification as a REIT and makes distributions to stockholders equal to or in excess of the Company’s taxable income.
The Company classifies interest and penalties related to uncertain tax positions, if any, in the Company’s consolidated financial statements as a component of income tax expense. The Company has made no U.S. federal income tax payments.
Stock-Based Compensation
The fair value of stock-based awards is calculated on the date of grant. The Company amortizes the stock-based compensation expense on a straight-line basis over the period that the awards are expected to vest. Forfeitures of stock-based awards are recognized as they occur. The Company reclassifies any non-forfeitable dividends previously paid on forfeited awards from retained earnings to compensation expense.
Organizational Costs
Organizational costs are expensed as incurred and are primarily recorded in general and administrative expense.
Deferred Costs
Costs incurred prior to the completion of offerings of stock or other capital instruments that directly relate to the offering are deferred and netted against proceeds received from the offering. Third party costs incurred prior to completion of asset acquisitions that directly relate to the acquisition are deferred and included in the basis in the assets acquired or are expensed at the time the asset is no longer likely to be acquired.
Fair Value Measurement
Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. In calculating fair value, a company must maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements.
A hierarchy of valuation techniques is defined to determine whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:
•
Level 1 — quoted prices for identical instruments in active markets;

•
Level 2 — quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•
Level 3 — fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

If quoted market prices or inputs are not available, fair value measurements are based upon valuation models that utilize current market or independently sourced market inputs, such as interest rates, option volatilities, credit spreads and market capitalization rates. Items valued using such internally generated valuation techniques are classified according to the lowest level input that is significant to the fair value measurement. As a result, the asset or liability could be classified in either Level 2 or 3 even though there may be some significant inputs that are readily observable. Valuation techniques used by the Company include the use of third-party valuations and internal valuations, which may include discounted cash flow models. The Company has recorded all acquisitions based on estimated fair values. The fair values were obtained from third-party appraisals based on comparable properties (using the market approach, which involved Level 3 inputs in the fair value hierarchy).
Recent Accounting Developments
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326),” which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The standard also requires additional disclosures related to significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. Receivables arising from operating leases are outside the scope of this guidance and are accounted for under ASC 842. The amended guidance is effective for fiscal years, and interim periods within those years, beginning January 1, 2023 for private companies, with early adoption permitted. The Company is evaluating the impact of adopting this new accounting standard on the Company’s consolidated financial statements.
Note 3 — Real Estate and Note Receivable
Real Estate
The Company made no real estate acquisitions or dispositions during the nine months ended September 30, 2021.
The Company funded approximately $5.4 million of tenant improvements at the Webster, MA cultivation/processing facility in July 2020 in conjunction with a lease amendment. The lease amendment permits the Company to provide up to $13.9 million of additional capital to fund the renovation of previously unconverted industrial space at the facility. If the Company funded the commitment in full by the first anniversary of the amendment, the lease term would automatically extend to fifteen years from the final funding date. If the Company did not fund the commitment in full by the first anniversary of the amendment, the tenant would have an option, for the nine-month period commencing on the first anniversary date of the amendment, to purchase the property at a price based on the Company’s total invested capital. The Company did not fund the commitment in full by the first anniversary of the amendment. As of September 30, 2021, the Company had funded $5.4 million of the $13.9 million expansion capital described above. The Company receives additional rent equal to 12% per annum initially, with annual escalators at 2.5%, of the amount the Company funds pursuant to this commitment.
On July 13, 2020, the Company disposed of the Winslow, NJ property as the tenant exercised its fixed price purchase option. The Company recognized an impairment loss of approximately $0.1 million in the third quarter of 2020 related to this disposition. The sales proceeds are a level 1 input in the fair value hierarchy. This property does not meet the requirements for presentation of discontinued operations under ASC 205-20 “Discontinued Operations”.
Note Receivable
On October 4, 2019, the Company entered into a real estate tenant improvement funding agreement with an operator (“Revolution”) to provide up to $28.8 million to expand a cultivation facility in Delavan, IL. The Company funded $5.4 million from October 2019 through February 2020.
Construction on this project was temporarily paused in March 2020 due to capital funding availability concerns by the Company and considerations influenced by the coronavirus disease (“COVID-19”) pandemic. At that time in March 2020, the Company discontinued funding under the agreement.
On October 22, 2020, Revolution filed a complaint against the Company and one of its wholly owned subsidiaries in the Circuit Court of Cook County, Illinois in an action entitled Revolution Global, LLC v. FHP of Delavan IL — C, LLC and Freehold Properties, Inc. The complaint alleged, among other things, a breach of contract as a result of the Company’s failure to fund additional amounts under the tenant improvement funding agreement related to the Delavan, Illinois property. On December 14, 2020, the Company filed answers, affirmative defenses and counterclaims. In January 2021, the Company and Revolution settled the lawsuits. The settlement terms include forgiveness of all previously accrued and unpaid interest under the original tenant improvement funding agreement, cancellation of the tenant improvement funding agreement, and entry into a new five-year unsecured note agreement of $5.4 million, which bears interest at 0% through December 31, 2021, then at 6% per year through maturity on January 1, 2026. The replacement note requires monthly payments of interest beginning January 2022 and equal quarterly principal payments beginning April 2022 fully amortizing the note at maturity in January 2026. As a result of the settlement of this litigation, the Company recognized a settlement charge in the statement of operations during the fourth quarter of 2020 of approximately $0.4 million related to forgiveness of the accrued and unpaid interest receivable due under the original tenant improvement funding agreement.
Leasing operations
The Company’s properties are generally leased pursuant to non-cancelable, fixed term operating leases with expiration dates through 2029. Leases for the Company’s portfolio generally require the lessee to pay minimum rent (which generally increases annually on a fixed percentage basis), all taxes (including property tax), insurance, maintenance, and other operating costs associated with the leased property.
Minimum rental payments due to the Company in future periods under operating leases that have non-cancelable terms extending beyond one year as of September 30, 2021, are as follows (dollars in thousands):
Year	Contractual Minimum Rent
Remainder of 2021	$935
2022	3,775
2023	3,885
2024	3,998
2025	4,114
Thereafter	16,123
Total	$32,830
Concentrations of Credit Risks
For the three and nine months ended September 30, 2021, 100% of the Company’s revenues and, for the three and nine months ended September 30, 2020, 100% and 88% of the Company’s revenues, respectively, were derived from subsidiaries of Curaleaf, Inc. (“Curaleaf”), which guarantees the lease payments for each of the leases for the Company’s six real estate properties.

The following table contains information regarding the geographic concentration of the properties in the Company’s real estate portfolio as of September 30, 2021, which includes percentage of rental income for the three months and nine months ended September 30, 2021 (dollars in thousands):
State	Number of Properties	Gross Investment	% of Total Real Estate Property Investments	% of Rental Income for the three months ended September 30, 2021	% of Rental Income for the nine months ended September 30, 2021
New Jersey	2	$15,027	43.3%	42.2%	42.2%
Massachusetts	2	16,246	46.8%	48.1%	48.1%
Florida	2	3,440	9.9%	9.7%	9.7%
	6	$34,713	100.0%	100.0%	100.0%
The following table contains information regarding the geographic concentration of the properties in the Company’s real estate portfolio as of September 30, 2020, which includes percentage of rental income for the three months and nine months ended September 30, 2020 (dollars in thousands):
State	Number of Properties	Gross Investment	% of Total Real Estate Property Investments	% of Rental Income for the three months ended September 30, 2020	% of Rental Income for the nine months ended September 30, 2020
New Jersey	2	$15,027	43.3%	44.2%	54.3%
Massachusetts	2	16,246	46.8%	46.1%	36.0%
Florida	2	3,440	9.9%	9.7%	9.7%
	6	$34,713	100.0%	100.0%	100.0%
Note 4 — Lessee Accounting
As of September 30, 2021, the Company was obligated, as the lessee, under one operating lease agreement for the Company’s corporate office in Franklin, TN. The lease has a term of two years with expiration in 2022 and does not contain any renewal options, residual value guarantees, or purchase options. The lease payments are flat for the two-year lease term. The remaining life for this lease as of September 30, 2021 is 1.0 year. As of September 30, 2021, the Company has recorded a right of use asset in other assets, net and a lease liability in accounts payable and accrued liabilities totaling $75,000. A discount rate was not applied as the impact was de minimis for this lease. Lease expense for the three months and nine months ended September 30, 2021 was $18,750 and $56,250, respectively. Lease expense for the three months and nine months ended September 30, 2020 was $28,290 and $86,593, respectively.
The Company’s future lease payments as of September 30, 2021 were as follows:
Remainder of 2021	$18,750
2022	56,250
Total	$75,000

Note 5 — Other Assets
Items included in Other Assets on the Company’s consolidated balance sheets are detailed in the table below (dollars in thousands):
	September 30, 2021	December 31, 2020
Prepaid assets	$298	$225
Deferred offering costs	1,971	909
Deferred acquisition costs	128	20
Right of use asset	75	131
Other, net	19	24
	$2,491	$1,309
Note 6 — Incentive Plan
The Company’s Equity Incentive Plan (the “Plan”) provides for the grant of stock options, restricted shares of common stock, restricted stock units, stock appreciation rights, dividend equivalent rights, performance awards, annual incentive cash awards and other equity-based awards. The Company’s board of directors reserved 2,500,000 shares of common stock for issuance pursuant to the Plan, of which 1,675,356 shares of common stock were available for potential future issuance as of September 30, 2021.
A total of 375,000 and 314,734 awards were issued under the Plan during the nine months ended September 30, 2021 and 2020, respectively, at a weighted average grant date fair value of $10.00 per restricted share of common stock. The remaining unrecognized cost from stock-based awards as of September 30, 2021 is $6.6 million, including $2.3 million related to restricted stock units that were not deemed probable of vesting as of September 30, 2021.
Restricted Stock
On September 27, 2021, the Company granted 15,000 restricted shares of common stock to its non-employee directors as part of the annual director compensation, which will vest ratably on each of the first three anniversaries of the date of initial service (August 28, 2021), subject to the directors’ continued service on the Company’s board of directors through such dates and certain exceptions. The total value of these awards is calculated to be $0.2 million.
On May 4, 2021, the Company granted 15,000 restricted shares of common stock to its non-employee directors as part of the annual director compensation, which will vest ratably on each of the first three anniversaries of the date of initial service (August 28, 2020), subject to the directors’ continued service on the Company’s board of directors through such dates and certain exceptions. The total value of these awards is calculated to be $0.2 million.
There were no restricted stock awards granted during the nine months ended September 30, 2020, other than through the Alignment of Interest Program described below.
For the three months ended September 30, 2021 and 2020, compensation expense resulting from the amortization of grants of restricted shares of common stock, net of forfeitures, was approximately $61,000 and $36,000, respectively.
For the nine months ended September 30, 2021 and 2020, compensation expense resulting from the amortization of grants of restricted shares of common stock, net of forfeitures, was approximately $139,000 and $102,000, respectively.
Alignment of Interest Program
The Company's Alignment of Interest Program allows eligible employees and non-employee directors to elect to receive restricted shares of common stock or restricted stock units issued under the Plan subject to long-term vesting in lieu of their cash compensation. The number of shares issued will be increased through a Company match depending on the length of the vesting period selected. The employees’ vesting period choices are: two years for a 33% match; four years for a 66% match; and six years for a 100% match. The directors’ vesting period choices are: one year for a 20% match; two years for a 40% match; and three years for a 60% match. Restricted shares of common stock issued under the Alignment of Interest Program are generally subject to cliff vesting periods varying from one to six years beginning on the date of issuance. If a recipient voluntarily terminates his or her relationship with the Company or is terminated for cause before the end of the vesting period, the shares are forfeited, at no cost to the Company. The Company recognizes the impact of forfeitures as they occur. Once restricted shares of common stock have been issued, the recipient has the right to receive dividends and the right to vote the shares.
On September 27, 2021, the Company granted 17,800 restricted shares of common stock to directors through the Alignment of Interest Program, of which 11,750 restricted shares of common stock relate to compensation deferrals and 6,050 restricted shares of common stock relate to the Company match. The total value of these awards was calculated to be approximately $0.2 million.
On May 4, 2021, the Company granted 92,800 restricted shares of common stock to employees and directors through the Alignment of Interest Program, of which 49,750 restricted shares of common stock relate to compensation deferrals and 43,050 restricted shares of common stock relate to the Company match. The total value of these awards was calculated to be approximately $0.9 million.
On May 4, 2021, the Company also granted 234,400 restricted stock units to employees through the Alignment of Interest Program, of which 117,200 restricted stock units relate to compensation deferrals and 117,200 restricted stock units relate to the Company match. The restricted stock units are tied to performance from January 1, 2021 through December 31, 2021. The total number of restricted stock units earned will be determined by the compensation committee of the Company’s board of directors and any unearned awards will be forfeited. Each restricted stock unit earned will converted to one restricted share of common stock that will vest on January 1, 2027, subject to the employee’s continued employment on such date. The total value of these awards was calculated to be approximately $2.3 million. As of September 30, 2021, vesting of these awards is not considered probable and, therefore, no expense has been recognized related to these awards to date.
On March 31, 2020, the Company granted 144,500 restricted shares of common stock to employees through the Alignment of Interest Program, of which 72,250 restricted shares of common stock relate to compensation deferrals and 72,250 restricted shares of common stock relate to the Company match. The total value of these awards was calculated to be approximately $1.4 million.
On March 31, 2020, the Company also granted 170,234 restricted stock units to employees through the Alignment of Interest Program, of which 87,200 restricted stock units relate to compensation deferrals and 83,034 restricted stock units relate to the Company match. The restricted stock units were tied to performance from January 1, 2020 through December 31, 2020. The total number of restricted stock units earned were to be determined by the compensation committee of the Company’s board of directors and any unearned awards were to be forfeited. Each restricted stock unit earned would have converted to one restricted share of common stock that would have vested on January 1, 2026, subject to the employee’s continued employment on such date. The total value of these awards was calculated to be approximately $1.7 million. In December 2020, the compensation committee of the Company’s board of directors determined that all restricted stock units would be forfeited. All amounts previously expensed for the restricted stock units were reversed at the time of forfeiture.
For the three months ended September 30, 2021 and 2020, compensation expense resulting from the amortization of restricted shares of common stock grants under the Alignment of Interest Program, net of forfeitures, was approximately $264,000 and $267,000, respectively.
For the nine months ended September 30, 2021 and 2020, compensation expense resulting from the amortization of restricted shares of common stock grants under the Alignment of Interest Program, net of forfeitures, was approximately $700,000 and $660,000, respectively.

The table below summarizes the activity under the Plan from December 31, 2019 through September 30, 2021:
	Restricted Stock	Restricted Stock Units
Nonvested awards at December 31, 2019	310,144	—
Granted	144,500	170,234
Vested	(5,499)	—
Forfeited	(5,000)	(170,234)
Nonvested awards at December 31, 2020	444,145	—
Granted	140,600	234,400
Vested	(15,497)	—
Nonvested awards at September 30, 2021	569,248	234,400
Note 7 — Income Taxes
The Company elected to be taxed as a REIT for U.S. federal income tax purposes commencing with the Company’s short taxable year ended December 31, 2019. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s taxable income to its stockholders. As a REIT, the Company generally will not be subject to U.S. federal income tax if it distributes 100% of its taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, to its stockholders and satisfies certain other requirements. Income tax is paid directly by the Company’s stockholders on the dividends distributed to them. If the Company’s taxable income exceeds its dividends in a tax year, REIT tax rules allow the Company to designate dividends from the subsequent tax year in order to avoid current taxation on undistributed income. If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income taxes at regular corporate rates, and it would be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which it failed to qualify as a REIT.
Note 8 — Equity
Common stock
On January 7, 2020, the Company issued 30,000 shares of common stock, at a price per share of $10.00, to Compass Point Research & Trading, LLC to satisfy $300,000 of costs related to the Company’s private placement of common stock. This obligation was included in accounts payable and accrued liabilities in the Company’s consolidated balance sheet as of December 31, 2019.
On January 13, 2020, the Company sold 300,000 shares of common stock, at a price per share of $10.00, to an institutional investor in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. The net proceeds to the Company from this transaction, after deducting offering expenses of $0.2 million, was approximately $2.8 million.
On January 28, 2020, the Company issued 27,800 shares of common stock, at a price per share of $10.00, to affiliates of Skyway Capital Markets to satisfy $278,000 of costs related to the Company’s private placement of common stock. This obligation was included in accounts payable and accrued liabilities in the Company’s consolidated balance sheet as of December 31, 2019.
There were no shares issued during the three and nine months ended September 30, 2021, other than the restricted shares of common stock described in Note 6.
Preferred stock
On December 20, 2019, the Company sold 125 shares of newly classified 12.5% Series A Preferred Stock (“Series A Preferred Stock”) for $1,000 per share in order to ensure that the Company meets the beneficial ownership requirement applicable to a REIT under the Code. Dividends on the Series A Preferred

Stock are paid semi-annually on June 30 and December 31. The Series A Preferred Stock may be redeemed at any time, subject to a 5% redemption premium through December 31, 2021. The aggregate net proceeds to the Company from the issuance of preferred stock, after deducting offering expenses, were approximately $0.1 million.
Note 9 — Net loss per share
The Company applies the two-class method for determining earnings per common share as its outstanding restricted common stock with non-forfeitable dividend rights are considered participating securities. The following table sets forth the computation of basic and diluted earnings per common share (dollars in thousands, except per share amounts):
	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Numerator:
Net loss	$(613)	$(806)	$(1,657)	$(2,111)
Preferred stock dividends	—	—	(8)	(7)
Net loss attributable to common stockholders used to compute net loss per share	$(613)	$(806)	$(1,665)	$(2,118)
Denominator:
Basic and diluted weighted average common shares	4,754	4,745	4,751	4,727
Basic and diluted earnings per common share	$(0.13)	$(0.17)	$(0.35)	$(0.45)
The effects of restricted shares of common stock were excluded from the calculation of diluted net loss per share for three months and nine months ended September 30, 2021 and 2020 because their effects were anti-dilutive.
Note 10 — Fair Value of Financial Instruments
Financial Assets and Liabilities Not Carried at Fair Value
The carrying amounts of cash, prepaids, and accounts payable and accrued liabilities are reasonable estimates of their fair value as of September 30, 2021 due to the short-term nature of these assets and liabilities. The fair value of the Company’s note receivable as of September 30, 2021 and December 31, 2020 is estimated by using Level 2 inputs such as discounting the estimated cash flows using current market rates which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
Fair value estimates are made at a specific point in time, are subjective in nature, and involve uncertainties and matters of significant judgment. Settlement at such fair value amounts may not be possible. At September 30, 2021 and December 31, 2020, the estimated fair value of the note receivable was $5.1 million and $4.8 million, respectively.
Note 11 — Commitments and Contingencies
Commitments
In conjunction with the purchase-leaseback transaction with Curaleaf in August 2019, the Company agreed to a provision whereby the Company, contingently, may issue additional shares of common stock to Curaleaf. This contingent issuance is dependent on when and if a compensatory pool of restricted shares of common stock is approved by the compensation committee of the Company’s board of directors and granted to management and founding advisors to the Company immediately subsequent to the initial round of equity funding. As of the date of these financial statements, the necessary contingencies have not been met that would compel issuance of the restricted shares of common stock to Curaleaf and settlement of this commitment is limited to such contingent issuance of shares and is not settable in cash or any other form of consideration.

Contingencies
From time to time, the Company or its properties may be subject to claims and suits in the ordinary course of business. The Company’s lessees have agreed to indemnify, and are obligated to continue to indemnify, the Company against all liabilities arising from the operations of the properties and are further obligated to indemnify it against environmental or title problems affecting the real estate underlying such facilities. The Company is not aware of any pending or threatened litigation that, if resolved against the Company, would have a material adverse effect on its consolidated financial condition, results of operations or cash flows.
Note 12 — Subsequent Events
Subsequent events have been evaluated through October 18, 2021, the date the financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the board of directors of Freehold Properties, Inc;
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Freehold Properties, Inc. (the “Company”) as of December 31, 2020, the related consolidated statements of operations, stockholders’ equity, and cash flows, for the year ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
Prior Period Financial Statements
The consolidated balance sheet of the Company as of December 31, 2019 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from April 23, 2019 (inception) through December 31, 2019 were audited by other auditors whose report dated January 23, 2020 expressed an unmodified opinion on those statements.
/s/ Baker Tilly US, LLP
We have served as the Company’s auditor since 2020.
Chicago, Illinois
February 8, 2021

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Freehold Properties, Inc.
Las Vegas, Nevada
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Freehold Properties, Inc. (the “Company”) as of December 31, 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from April 23, 2019 (inception) through December 31, 2019 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019, and the results of its operations and its cash flows for the period from April 23, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2019.
Nashville, Tennessee
January 23, 2020

FREEHOLD PROPERTIES, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2020	December 31, 2019
Assets
Real Estate:
Land	$4,543	$5,094
Buildings, improvements and equipment	30,170	29,900
Total real estate	34,713	34,994
Less accumulated depreciation	(2,569)	(661)
Total real estate, net	32,144	34,333
Cash	1,816	1,477
Note receivable	5,399	3,876
Other assets, net	1,309	805
Total assets	$40,668	$40,491
Liabilities and Stockholders’ Equity
Liabilities
Accounts payable and accrued liabilities	$1,526	$2,845
Deferred revenue	—	260
Total liabilities	1,526	3,105
Commitments and contingencies – Note 11
Stockholders’ Equity
Preferred stock, $0.0001 par value, 50,000 authorized, 125 shares issued and outstanding	—	—
Common stock, $0.0001 par value, 450,000 authorized, 5,193 and 4,695 shares issued and outstanding, respectively	1	—
Additional paid in capital	42,566	38,359
Accumulated deficit	(3,409)	(972)
Dividends declared	(16)	(1)
Total stockholders’ equity	39,142	37,386
Total Liabilities and Stockholders’ Equity	$40,668	$40,491
See accompanying notes to the consolidated financial statements.

FREEHOLD PROPERTIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
	Year Ended December 31, 2020	Period from April 23, 2019 (inception) through December 31, 2019
Revenues
Rental income	$3,532	$1,115
Interest on mortgage note receivable	345	90
Total revenues	3,877	1,205
Expenses
General and administrative	3,291	1,455
Depreciation and amortization	2,091	663
Litigation settlement	435	—
Transaction costs	374	59
Total operating expenses	6,191	2,177
Other Income (Expense)
Impairment of real estate assets	(123)	—
Net loss	$(2,437)	$(972)
Less: preferred stock dividends	(15)	(1)
Net loss attributable to common stockholders	$(2,452)	$(973)
Net loss per share
Basic and diluted	$(0.52)	$(0.21)
Weighted average shares outstanding
Basic and diluted	4,733	4,592
See accompanying notes to the consolidated financial statements.

FREEHOLD PROPERTIES, INC.
Consolidated Statements of Stockholders’ Equity
(In thousands)
	Series A Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Dividends Declared	Total Stockholders’ Equity
	Shares	Par Value	Shares	Par Value
Balance at April 23, 2019 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock, net of offering costs	—	—	9,695	1	38,228	—	—	38,229
Common stock redemption	—	—	(5,000)	(1)	—	—	—	(1)
Issuance of preferred stock, net of offering costs	—	—	—	—	111	—	—	111
Stock-based compensation	—	—	—	—	20	—	—	20
Dividends to preferred stockholders	—	—	—	—	—	—	(1)	(1)
Net loss	—	—	—	—	—	(972)	—	(972)
Balance at December 31, 2019	—	$—	4,695	$—	$38,359	$(972)	$(1)	$37,386
Issuance of common stock, net of offering costs	—	—	300	1	2,810	—	—	2,811
Issuance of common stock to settle liabilities	—	—	58	—	578	—	—	578
Stock-based compensation, net of forfeitures	—	—	140	—	819	—	—	819
Dividends to preferred stockholders	—	—	—	—	—	—	(15)	(15)
Net loss	—	—	—	—	—	(2,437)	—	(2,437)
Balance at December 31, 2020	—	$—	5,193	$1	$42,566	$(3,409)	$(16)	$39,142
See accompanying notes to the consolidated financial statements.

FREEHOLD PROPERTIES, INC.
Consolidated Statements of Cash Flows
(In thousands)
	Year Ended December 31, 2020	Period from April 23, 2019 (inception) through December 31, 2019
Operating Activities
Net loss	$(2,437)	$(972)
Adjustments to reconcile net loss to net cash (used in) provided by operations:
Depreciation and amortization	2,091	663
Litigation settlement	435	—
Impairment of real estate assets	123	—
Stock-based compensation	819	20
Changes in operating assets and liabilities:
Other assets	(944)	(783)
Deferred revenue	(260)	260
Accounts payable and accrued liabilities	(741)	1,287
Net cash (used in) provided by operating activities	(914)	475
Investing Activities
Acquisitions of real estate	(5,432)	(32,158)
Proceeds from sale of real estate assets	5,414	—
Investment in mortgage note receivable	(1,523)	(3,876)
Acquisitions of corporate property	(2)	(24)
Net cash used in investing activities	(1,543)	(36,058)
Financing Activities
Proceeds from sale of common shares, net of offering costs	2,811	36,950
Proceeds from sale of Series A preferred stock, net of offering costs	—	111
Dividends paid on Series A preferred stock	(15)	(1)
Net cash provided by financing activities	2,796	37,060
Increase in cash and cash equivalents	339	1,477
Cash and cash equivalents at beginning of the period	1,477	—
Cash and cash equivalents at end of period	$1,816	$1,477
Supplemental Cash Flow Information
Liabilities settled with issuance of equity	$578	$—
Real estate acquired via issuance of common stock	$—	$2,836
Invoices accrued for offering costs	$—	$1,558
See accompanying notes to the consolidated financial statements.

FREEHOLD PROPERTIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2020
Note 1 — Organization and Nature of Business
Freehold Properties, Inc. (the “Company”) was incorporated in the state of Maryland on June 24, 2019 and commenced operations upon the closing of its initial private placement on August 28, 2019. The Company was formed as a holding company for its operating partnership, Freehold Properties Operating Partnership, LP, a Nevada Limited Partnership (the “Operating Partnership”), which was formed on April 23, 2019. The Company is an internally managed real estate investment trust focusing on the acquisition, ownership and leasing of specialized industrial cultivation/processing and retail/dispensary cannabis properties. The Company was initially capitalized on August 23, 2019 when 5,000,000 shares of its common stock were issued to its founders for total cash consideration of $1,100. As of December 31, 2020, the Company had gross investments of $34.7 million in six real estate properties and $5.4 million in one note receivable investment. The Company owns 100% of its properties.
The Company conducts its business through an umbrella partnership REIT, or UPREIT, structure, consisting of the Operating Partnership, and subsidiaries of the Operating Partnership. The Company’s wholly owned limited liability company, Freehold OP GP, LLC, is the sole general partner of the Operating Partnership. The Company presently owns all the limited partnership units of the Operating Partnership (“OP units”). In the future, the Company may issue OP units to third parties in connection with property acquisitions, as compensation or otherwise. As the sole owner of the general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the Operating Partnership’s business, subject to certain limitations.
The Company elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with the Company’s short taxable year ended December 31, 2019. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles (“GAAP”)).
As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate income tax rates. If, subject to qualifying as a REIT for any taxable year, the Company fails to qualify as a REIT for any subsequent taxable year, then generally the Company will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT. Even if the Company qualifies for taxation as a REIT, the Company may be subject to state and local taxes on its income and property and federal income and excise taxes on its undistributed income.
Note 2 — Accounting Policies and Related Matters
Use of Estimates
The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the amounts of revenue and expense reported in the period. Significant estimates are made for the valuation of real estate and notes receivable and fair value assessments with respect to purchase price allocations. Actual results may differ from those estimates.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.
Segment Reporting
The Company acquires, owns, finances and leases specialized industrial cultivation/processing and retail/dispensary cannabis properties. The Company is managed as one reporting unit, rather than multiple reporting units, for internal reporting purposes and for internal decision-making. Therefore, the Company discloses its operating results in a single reportable segment.
Cash
Cash consists of highly liquid investments with original maturities of three months or less. The Company’s cash is held at major commercial banks which at times may exceed the Federal Deposit Insurance Corporation limit. The Company has not experienced any losses to date on invested cash.
Revenue Recognition — Leases of Real Estate
At the inception of a new lease arrangement, including new leases that arise from amendments, the Company assesses the terms and conditions to determine the proper lease classification. Currently, all the Company’s lease arrangements are classified as operating leases. Rental income for operating leases is recognized on a straight-line basis over the lease term when collectability is probable, and the tenant has taken possession or controls the physical use of a leased asset. If collectability of the lease payment is not probable at the commencement date, then rental income will be limited to the lesser of the income recognized on a straight-line basis or cash basis. If the assessment of collectability changes after the commencement date, any difference between rental income that would have been recognized on a straight-line basis and cash basis must be recognized as an adjustment to rental income in the current period. As of December 31, 2020, the Company does not consider collectability to be probable for the Company’s long-term leases as a result of the uncertain regulatory environment in the United States relating to the cannabis industry, not based on creditworthiness of the Company’s tenants.
If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or by the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. The determination of ownership of the tenant improvements is subject to significant judgment. If the Company’s assessment of the owner of the tenant improvements for accounting purposes were different, the timing and amount of revenue recognized would be impacted.
The Company’s leases are generally “triple-net” leases with terms requiring operating expenses associated with the Company’s facilities, such as taxes, insurance and utilities, to be paid directly by the Company’s tenants. Failure by a tenant to pay such expenses timely would result in a violation of the lease agreement, which could lead to an event of default if not cured timely. Amounts paid directly by a tenant to third parties are not reflected in the Company’s consolidated financial statements.
Revenue Recognition — Notes Receivable
Notes receivable are classified as held-for-investment based on management’s intent and ability to hold the notes receivable for the foreseeable future or to maturity. The Company recognizes interest income on notes receivable, including the amortization of any discounts and premiums, using the interest method applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Premiums, discounts and related costs are recognized as yield adjustments over the term of the related loans.
Notes receivable are placed on non-accrual status at such time as management determines that collectability of contractual amounts is not reasonably assured. While on non-accrual status, notes receivable are either accounted for on a cash basis, in which income is recognized only upon receipt of cash, or on a cost-recovery basis, where cash receipts reduce the carrying value of the loan, based on management’s judgment of collectability. As of December 31, 2020, no notes receivable were on non-accrual status.
Allowances are established for loans based upon an estimate of probable losses on an individual basis if they are determined to be impaired. Loans are impaired when it is deemed probable that the Company will be unable to collect all amounts due on a timely basis in accordance with the contractual terms of the loan. The allowance is based upon management’s assessment of the borrower’s overall financial condition, resources and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the net realizable value of any collateral. These estimates consider all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan’s effective interest rate, the fair value of collateral, general economic conditions and trends, historical and industry loss experience, and other relevant factors. As of December 31, 2020, the Company had no allowance for loan losses.
Commitment, origination and other fees from lending activities are recognized as interest income over the life of the related loan.
Allocation of Purchase Price of Acquired Real Estate
As part of the purchase price allocation process for acquisitions, management makes estimates based upon the relative fair values of each component for asset acquisitions and at a fair value of each component for business combinations. In making estimates of fair values for purposes of allocating purchase prices of acquired real estate, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition of the respective property and other market data. The Company also considers information obtained about each property as a result of the Company’s pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the assets acquired.
The Company records above-market and below-market in-place lease values, if any, which are based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases, and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease, or, for below-market in-place leases, including any bargain renewal option terms. The Company amortizes any resulting capitalized above-market lease values as a reduction of rental income over the lease term. The Company amortizes any resulting capitalized below-market lease values as an increase to rental income over the lease term. As of December 31, 2020, the Company did not have any above-market or below-market in-place leases.
Depreciation and amortization of real estate assets and liabilities is provided for on a straight-line basis over the estimated useful lives of the assets:
Building	28 to 42 years
Improvements	6 to 17 years
Equipment	5 to 8 years
Asset Impairment — Real Estate Properties
Real estate asset impairment losses are recorded when events or changes in circumstances indicate the asset is impaired and the estimated undiscounted cash flows to be generated by the asset are less than its carrying amount. Management assesses the impairment of properties individually and impairment losses are calculated as the excess of the carrying amount over the fair value of assets to be held and used, and carrying amount over the fair value less cost to sell in instances where management has determined that the Company will dispose of the property and the criteria are met for the property to be classified as held-for-sale. In determining the fair value, the Company uses current appraisals or other third-party opinions of value and other estimates of fair value such as estimated discounted future cash flows.
Earnings Per Share
Basic earnings per common share is computed by dividing net income (loss) applicable to common shares by the weighted number of shares of common stock outstanding during the period. Diluted earnings per common share is calculated by including the effect of dilutive securities. Certain of the Company’s unvested restricted stock awards contain non-forfeitable rights to dividends, and accordingly, these awards are deemed to be participating securities. These participating securities are included in the earnings allocation in computing both basic and diluted earnings per common share when their effect is dilutive.
Income Taxes
Commencing with its taxable year ended December 31, 2019, the Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). The Company intends at all times to maintain its qualification as a REIT under Sections 856 through 860 of the Code. The Company will not be subject to federal income tax provided that the Company qualifies to be taxed as a REIT for its taxable year ended December 31, 2019 and thereafter continues to maintain its qualification as a REIT and makes distributions to stockholders equal to or in excess of the Company’s taxable income.
The Company classifies interest and penalties related to uncertain tax positions, if any, in the Company’s consolidated financial statements as a component of income tax expense. The Company has made no U.S. federal income tax payments.
Stock-Based Compensation
The fair value of stock-based awards is calculated on the date of grant. The Company amortizes the stock-based compensation expense on a straight-line basis over the period that the awards are expected to vest. Forfeitures of stock-based awards are recognized as they occur. The Company reclassifies any non-forfeitable dividends previously paid on forfeited awards from retained earnings to compensation expense.
Organizational Costs
Organizational costs are expensed as incurred and are primarily recorded in general and administrative expense.
Deferred Costs
Costs incurred prior to the completion of offerings of stock or other capital instruments that directly relate to the offering are deferred and netted against proceeds received from the offering. Third party costs incurred prior to completion of asset acquisitions that directly relate to the acquisition are deferred and included in the basis in the assets acquired or are expensed at the time the asset is no longer likely to be acquired.
Fair Value Measurement
Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. In calculating fair value, a company must maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements.
A hierarchy of valuation techniques is defined to determine whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:
•
Level 1 — quoted prices for identical instruments in active markets;

•
Level 2 — quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•
Level 3 — fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

If quoted market prices or inputs are not available, fair value measurements are based upon valuation models that utilize current market or independently sourced market inputs, such as interest rates, option volatilities, credit spreads and market capitalization rates. Items valued using such internally generated valuation techniques are classified according to the lowest level input that is significant to the fair value measurement. As a result, the asset or liability could be classified in either Level 2 or 3 even though there may be some significant inputs that are readily observable. Valuation techniques used by the Company include the use of third-party valuations and internal valuations, which may include discounted cash flow models. The Company has recorded all acquisitions based on estimated fair values. The fair values were obtained from third-party appraisals based on comparable properties (using the market approach, which involved Level 3 inputs in the fair value hierarchy).
Recent Accounting Developments
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326),” which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The standard also requires additional disclosures related to significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. Receivables arising from operating leases are outside the scope of this guidance and are accounted for under ASC 842. The amended guidance is effective for fiscal years, and interim periods within those years, beginning January 1, 2023 for private companies, with early adoption permitted. The Company is evaluating the impact of adopting this new accounting standard on the Company’s consolidated financial statements.
The Company early adopted ASU 2016-02, “Leases (Topic 842)” upon formation in 2019.
Note 3 — Real Estate and Note Receivable
Real Estate
The Company funded approximately $5.4 million of tenant improvements at the Webster, MA cultivation/processing facility in July 2020 in conjunction with a lease amendment. The lease amendment permits the Company to provide up to $13.9 million of additional capital to fund the renovation of previously unconverted industrial space at the facility. If the Company funds the commitment in full by the first anniversary of the amendment, the lease term will automatically extend to fifteen years from the final funding date. If the Company does not fund the commitment in full by the first anniversary of the amendment, the tenant will have an option, for the nine-month period commencing on the first anniversary date of the amendment, to purchase the property at a price based on the Company’s total invested capital. As of December 31, 2020, the Company had funded $5.4 million of the $13.9 million expansion capital described above. The Company receives additional rent equal to 12% per annum initially, with annual escalators at 2.5%, of the amount the Company funds pursuant to this commitment.
The Company made the following real estate acquisitions during the period from April 23, 2019 (inception) through December 31, 2019.
Initial Curaleaf Acquisitions
On August 29, 2019, the Company acquired six properties from Focused Investment Partners LLC, a subsidiary of Curaleaf, Inc. (“Curaleaf”), in sale-leaseback transactions for total consideration of $28.3 million, including $25.5 million in cash and $2.8 million paid in stock (valued at $9.09 per share), plus transaction costs of $1.0 million for a total investment of $29.3 million. The properties are 100% leased under individual 10-year initial term triple-net leases that expire in August 2029. The six properties consist of the following:
•
A cultivation/processing facility in Webster, MA

•
A cultivation/processing facility in Bellmawr, NJ

•
A retail/dispensary property in Bellmawr, NJ

•
A retail/dispensary property in Fort Pierce, FL

•
A retail/dispensary property in Daytona Beach, FL

•
A retail/dispensary property in Provincetown, MA

The purchase agreement associated with these properties included contingent lease incentive consideration which is further described in Note 11 below.
Winslow, NJ Acquisition
On October 11, 2019, the Company acquired a property consisting of 21 acres along with a 120,000 square foot building in Winslow, NJ. At closing, the Company leased the property to Curaleaf NJ, Inc., a subsidiary of Curaleaf, for use as a cultivation and processing facility. The purchase price was $5.5 million, and the Company incurred $0.2 million in transaction costs for a total investment of $5.7 million. The property was 100% leased under a 10-year initial term triple-net lease that was scheduled to expire in October 2029. The tenant had an option to purchase the property for $5.5 million, which was scheduled to expire December 31, 2020. On July 13, 2020, the Company disposed of the Winslow, NJ property as the tenant exercised its fixed price purchase option. The Company recognized an impairment loss of approximately $0.1 million in the third quarter of 2020 related to this disposition. The sales proceeds are a level 1 input in the fair value hierarchy. This property does not meet the requirements for presentation of discontinued operations under ASC 205-20 “Discontinued Operations”.
The purchase price allocations for the Company’s real estate investment activity for the period from April 23, 2019 (inception) through December 31, 2019 are as follows (dollars in thousands):
Total Purchase Price
Land	$5,094
Buildings, improvements and equipment	29,900
Total real estate	34,994
Common stock issued	(2,836)
Total cash paid	$32,158
Note Receivable
On October 4, 2019, the Company entered into a real estate tenant improvement funding agreement with an operator (“Revolution”) to provide up to $28.8 million to expand a cultivation facility in Delavan, IL. The Company funded $5.4 million from October 2019 through February 2020. The outstanding principle remained $5.4 million as of December 31, 2020.
Construction on this project was temporarily paused in March 2020 due to capital funding availability concerns by the Company and considerations influenced by the coronavirus disease (“COVID-19”) pandemic. At that time in March 2020, the Company discontinued funding under the agreement.
On October 22, 2020, Revolution filed a complaint against the Company and one of its wholly owned subsidiaries in the Circuit Court of Cook County, Illinois in an action entitled Revolution Global, LLC v. FHP of Delavan IL — C, LLC and Freehold Properties, Inc. The complaint alleged, among other things, a breach of contract as a result of the Company’s failure to fund additional amounts under the tenant improvement funding agreement related to the Delavan, Illinois property. On December 14, 2020, the Company filed answers, affirmative defenses and counterclaims.
In January 2021, the Company and Revolution settled the lawsuits. The settlement terms include forgiveness of all previously accrued and unpaid interest under the original tenant improvement funding agreement, cancellation of the tenant improvement funding agreement, and entry into a new five-year unsecured note agreement of $5.4 million, which bears interest at 0% through December 31, 2021, then 6% annual interest through maturity on January 1, 2026. The replacement note requires monthly payments of interest beginning January 2022 and equal quarterly principal payments beginning April 2022 fully amortizing the note at maturity in January 2026. As a result of the settlement of this litigation, the Company recognized a settlement charge in the statement of operations of approximately $0.4 million related to forgiveness of the accrued and unpaid interest receivable due under the original tenant improvement funding agreement.
Leasing operations
The Company’s properties are generally leased pursuant to non-cancelable, fixed term operating leases with expiration dates through 2029. Leases for the Company’s portfolio generally require the lessee to pay minimum rent (which generally increases annually on a fixed percentage basis), all taxes (including property tax), insurance, maintenance, and other operating costs associated with the leased property.
Minimum rental payments due to the Company in future periods under operating leases that have non-cancelable terms extending beyond one year as of December 31, 2020, are as follows (dollars in thousands):
Year	Contractual Minimum Rent
2021	$3,668
2022	3,775
2023	3,885
2024	3,998
2025	4,114
Thereafter	16,123
Total	$35,563
Concentrations of Credit Risks
For the year ended December 31, 2020 and the period from April 23, 2019 (inception) through December 31, 2019, 91% and 93%, respectively, of the Company’s revenues were derived from subsidiaries of Curaleaf, which guarantees the lease payments for each of the leases for the Company’s six real estate properties.
The following table contains information regarding the geographic concentration of the properties in the Company’s real estate portfolio as of December 31, 2020, which includes percentage of rental income for the year ended December 31, 2020 (dollars in thousands):
State	Number of Properties	Gross Investment	% of Total Real Estate Property Investments	% of Rental Income
New Jersey	2	$15,027	43.3%	51.2%
Massachusetts	2	16,246	46.8%	39.1%
Florida	2	3,440	9.9%	9.7%
	6	$34,713	100.0%	100.0%
The following table contains information regarding the geographic concentration of the properties in the Company’s real estate portfolio as of December 31, 2019, which includes percentage of rental income for the period from April 23, 2019 (inception) through December 31, 2019 (dollars in thousands):
State	Number of Properties	Gross Investment	% of Total Real Estate Property Investments	% of Rental Income
New Jersey	3	$20,740	59.3%	57.0%
Massachusetts	2	10,814	30.9%	32.6%
Florida	2	3,440	9.8%	10.4%
	7	$34,994	100.0%	100.0%

Note 4 — Lessee Accounting
As of December 31, 2020, the Company was obligated, as the lessee, under one operating lease agreement for the Company’s corporate office in Franklin, TN. The lease has a term of two years with expiration in 2022 and does not contain any renewal options, residual value guarantees, or purchase options. The lease payments are flat for the two-year lease term. The remaining life for this lease as of December 31, 2020 is 1.75 years. As of December 31, 2020, the Company has recorded a right of use asset in other assets, net and a lease liability in accounts payable and accrued liabilities totaling $131,250. A discount rate was not applied as the impact was de minimis for this lease. Lease expense for the year ended December 31, 2020 was $108,273.
The Company’s future lease payments as of December 31, 2020 were as follows:
2021	$75,000
2022	56,250
Total	$131,250
Note 5 — Other Assets
Items included in Other Assets on the Company’s consolidated balance sheets are detailed in the table below (dollars in thousands):
	December 31, 2020	December 31, 2019
Prepaid assets	$225	$235
Deferred offering costs	909	180
Deferred acquisition costs	20	266
Interest receivable	—	90
Right of use asset	131	—
Other, net	24	34
	$1,309	$805
Note 6 — Incentive Plan
The Company’s Equity Incentive Plan (the “Plan”) provides for the grant of stock options, restricted shares of common stock, restricted stock units, stock appreciation rights, dividend equivalent rights, performance awards, annual incentive cash awards and other equity-based awards. The Company’s board of directors reserved 2,500,000 shares of common stock for issuance pursuant to the Plan, of which 1,875,122 shares of common stock were available for potential future issuance as of December 31, 2020.
A total of 314,734 and 310,144 awards were issued under the Plan during the year ended December 31, 2020 and the period from April 23, 2019 (inception) through December 31, 2019, respectively, at a weighted average grant date fair value of $10.00 per restricted share of common stock. The remaining unrecognized cost from stock-based awards as of December 31, 2020 is $3.7 million.
Restricted Stock
Effective October 30, 2019, the Company granted 21,500 restricted shares of common stock to its non-employee directors as part of the annual director compensation, which vest ratably on each of the first three anniversaries of the date of grant, subject to the directors’ continued service on the Company’s board of directors through such dates and certain exceptions. The total value of these awards is calculated to be $0.2 million. During January 2020, 5,000 restricted shares of common stock were forfeited upon the resignation of a director.

On December 31, 2019, the Company granted 23,750 restricted shares of common stock to an executive, all of which will vest on the six-year anniversary of the grant date, subject to the executive’s continued service to the Company and certain exceptions. The total value of this award is calculated to be $0.2 million.
There were no restricted stock awards granted during the year ended December 31, 2020, other than through the Alignment of Interest Program described below.
For the year ended December 31, 2020 and the period from April 23, 2019 (inception) through December 31, 2019, compensation expense resulting from the amortization of grants of restricted shares of common stock, net of forfeitures, was approximately $128,000 and $20,000, respectively.
Alignment of Interest Program
The Company’s Alignment of Interest Program allows eligible employees and non-employee directors to elect to receive restricted shares of common stock issued under the Plan subject to long-term vesting in lieu of their cash compensation. The number of shares issued will be increased through a Company match depending on the length of the vesting period selected. The employees’ vesting period choices are: two years for a 33% match; four years for a 66% match; and six years for a 100% match. The directors’ vesting period choices are: one year for a 20% match; two years for a 40% match; and three years for a 60% match. Restricted shares of common stock issued under the Alignment of Interest Program are generally subject to cliff vesting periods varying from one to six years beginning on the date of issuance. If a recipient voluntarily terminates his or her relationship with the Company or is terminated for cause before the end of the vesting period, the shares are forfeited, at no cost to the Company. The Company recognizes the impact of forfeitures as they occur. Once restricted shares of common stock have been issued, the recipient has the right to receive dividends and the right to vote the shares.
On December 31, 2019, the Company granted 264,894 restricted shares of common stock to the Company’s directors and employees through the Alignment of Interest Program, of which 134,648 restricted shares of common stock relate to compensation deferrals and 130,246 restricted shares of common stock relate to the Company match. The total value of these awards was calculated to be $2.7 million.
On March 31, 2020, the Company granted 144,500 restricted shares of common stock to employees through the Alignment of Interest Program, of which 72,250 restricted shares of common stock relate to compensation deferrals and 72,250 restricted shares of common stock relate to the Company match. The total value of these awards was calculated to be approximately $1.4 million.
On March 31, 2020, the Company also granted 170,234 restricted stock units to employees through the Alignment of Interest Program, of which 87,200 restricted stock units relate to compensation deferrals and 83,034 restricted stock units relate to the Company match. The restricted stock units were tied to performance from January 1, 2020 through December 31, 2020. The total number of restricted stock units earned were to be determined by the compensation committee of the Company’s board of directors and any unearned awards were to be forfeited. Each restricted stock unit earned would have converted to one restricted share of common stock that would have vested on January 1, 2026, subject to the employee’s continued employment on such date. The total value of these awards was calculated to be approximately $1.7 million. In December 2020, the compensation committee of the Company’s board of directors determined that all restricted stock units would be forfeited. All amounts previously expensed for the restricted stock units were reversed at the time of forfeiture.
For the year ended December 31, 2020 and the period from April 23, 2019 (inception) through December 31, 2019, compensation expense resulting from the amortization of restricted shares of common stock grants under the Alignment of Interest Program, net of forfeitures, was approximately $691,000 and $0, respectively.

The table below summarizes the activity under the Plan since inception through December 31, 2020:
	Restricted Stock	Restricted Stock Units
Nonvested awards at April 23, 2019 (inception)	—	—
Granted	310,144	—
Nonvested awards at December 31, 2019	310,144	—
Granted	144,500	170,234
Vested	(5,499)	—
Forfeited	(5,000)	(170,234)
Nonvested awards at December 31, 2020	444,145	—
Note 7 — Income Taxes
The Company elected to be taxed as a REIT for U.S. federal income tax purposes commencing with the Company’s short taxable year ended December 31, 2019. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s taxable income to its stockholders. As a REIT, the Company generally will not be subject to U.S. federal income tax if it distributes 100% of its taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, to its stockholders and satisfies certain other requirements. Income tax is paid directly by the Company’s stockholders on the dividends distributed to them. If the Company’s taxable income exceeds its dividends in a tax year, REIT tax rules allow the Company to designate dividends from the subsequent tax year in order to avoid current taxation on undistributed income. If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income taxes at regular corporate rates, and it would be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which it failed to qualify as a REIT.
Note 8 — Equity
Common stock
On August 28, 2019 and September 13, 2019, the Company sold an aggregate of 3,223,320 shares of common stock to certain institutional and individual investors at a price per share of $9.09. On August 29, 2019, the Company issued an additional 311,991 shares of common stock in exchange for contribution of certain real property at a price per share of $9.09. The issuance of common stock, in each case, was made in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D thereunder. Subsequently, on September 27, 2019, the Company sold an aggregate of 850,000 shares of common stock, at a price per share of $10.00, to certain institutional and individual investors, in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. The aggregate net proceeds to the Company from these transactions, after deducting paid and accrued offering expenses of $2.4 million, were approximately $38.2 million. In conjunction with these transactions, the initial 5,000,000 shares of common stock issued to the co-founders were repurchased from the co-founders at the initial purchase price of $1,100.
On January 7, 2020, the Company issued 30,000 shares of common stock, at a price per share of $10.00, to Compass Point Research & Trading, LLC to satisfy $300,000 of costs related to the Company’s private placement of common stock. This obligation was included in accounts payable and accrued liabilities in the Company’s consolidated balance sheet as of December 31, 2019.
On January 13, 2020, the Company sold 300,000 shares of common stock, at a price per share of $10.00, to an institutional investor in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. The net proceeds to the Company from this transaction, after deducting offering expenses of $0.2 million, was approximately $2.8 million.
On January 28, 2020, the Company issued 27,800 shares of common stock, at a price per share of $10.00, to affiliates of Skyway Capital Markets to satisfy $278,000 of costs related to the Company’s private placement of common stock. This obligation was included in accounts payable and accrued liabilities in the Company’s consolidated balance sheet as of December 31, 2019.
Preferred stock
On December 20, 2019, the Company sold 125 shares of newly classified 12.5% Series A Preferred Stock (“Series A Preferred Stock”) for $1,000 per share in order to ensure that the Company meets the beneficial ownership requirement applicable to a REIT under the Code. Dividends on the Series A Preferred Stock are paid semi-annually on June 30 and December 31. The Series A Preferred Stock may be redeemed at any time, subject to a 5% redemption premium through December 31, 2021. The aggregate net proceeds to the Company from the issuance of preferred stock, after deducting offering expenses, were approximately $0.1 million.
Note 9 — Net loss per share
The Company applies the two-class method for determining earnings per common share as its outstanding restricted common stock with non-forfeitable dividend rights are considered participating securities. The following table sets forth the computation of basic and diluted earnings per common share (dollars in thousands, except per share amounts):
	For the year ended December 31, 2020	For the period from April 23, 2019 (inception) through December 31, 2019
Numerator:
Net loss	$(2,437)	$(972)
Preferred stock dividends	(15)	(1)
Net loss attributable to common stockholders used to compute net loss per share	$(2,452)	$(973)
Denominator:
Basic and diluted weighted average common shares	4,733	4,592
Basic and diluted earnings per common share	$(0.52)	$(0.21)
The effects of restricted shares of common stock were excluded from the calculation of diluted net loss per share for the year ended December 31, 2020 and the period from April 23, 2019 (inception) through December 31, 2019 because their effects were anti-dilutive.
Note 10 — Fair Value of Financial Instruments
Financial Assets and Liabilities Not Carried at Fair Value
The carrying amounts of cash, receivables, and accounts payable and accrued liabilities are reasonable estimates of their fair value as of December 31, 2020 and 2019 due to the short-term nature of these assets and liabilities. The fair value of the Company’s note receivable as of December 31, 2020 and 2019 is estimated by using Level 2 inputs such as discounting the estimated cash flows using current market rates which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
Fair value estimates are made at a specific point in time, are subjective in nature, and involve uncertainties and matters of significant judgment. Settlement at such fair value amounts may not be possible. At December 31, 2020, the estimated fair value of the note receivable was $4.8 million. At December 31, 2019, the estimated fair value of the note receivable was considered to be equal to its carrying value.

Note 11 — Commitments and Contingencies
Commitments
In conjunction with the purchase-leaseback transaction with Curaleaf discussed in Note 3, the Company agreed to a provision whereby the Company, contingently, may issue additional shares of common stock to Curaleaf. This contingent issuance is dependent on when and if a compensatory pool of restricted shares of common stock is approved by the compensation committee of the Company’s board of directors and granted to management and founding advisors to the Company immediately subsequent to the initial round of equity funding. As of the date of these financial statements, the necessary contingencies have not been met that would compel issuance of the restricted shares of common stock to Curaleaf and settlement of this commitment is limited to such contingent issuance of shares and is not settable in cash or any other form of consideration.
Contingencies
From time to time, the Company or its properties may be subject to claims and suits in the ordinary course of business. The Company’s lessees have agreed to indemnify, and are obligated to continue to indemnify, the Company against all liabilities arising from the operations of the properties and are further obligated to indemnify it against environmental or title problems affecting the real estate underlying such facilities. The Company is not aware of any pending or threatened litigation that, if resolved against the Company, would have a material adverse effect on its consolidated financial condition, results of operations or cash flows.
Note 12 — Subsequent Events
Subsequent events have been evaluated through February 8, 2021, the date the financial statements were issued.

        Shares
Freehold Properties, Inc.
Common Stock

PROSPECTUS

Stifel
Cowen

Until            , 2021 (the 25th day after the date of this prospectus), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
                  , 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.
Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting discounts and commissions) we will incur in connection with the issuance and distribution of the securities to be registered pursuant to this registration statement. All amounts other than the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee have been estimated.
SEC registration fee		$10,661
FINRA filing fee		17,750
Nasdaq listing fee		75,000
Printing and mailing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees		*
Miscellaneous		*
Total	$	*

*   To be filed by amendment
Item 32.
Sales to Special Parties.

The information set forth in Item 33 is incorporated herein by reference.
Item 33.
Recent Sales of Unregistered Securities

On August 23, 2019, the Company sold 5,000,000 shares of our common stock in connection with the initial capitalization of the Company to the co-founders at the initial purchase price of $1,100 and on August 28, 2019, were subsequently repurchased from the co-founders at the initial purchase price, in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D thereunder.
On August 28, 2019 and September 13, 2019, the Company sold an aggregate of 3,223,320 shares of common stock to certain institutional and individual investors at a price per share of $9.09. On August 29, 2019, the Company issued an additional 311,991 shares of common stock in exchange for contribution of certain real property at a price per share of $9.09. The issuance of common stock, in each case, was made in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
On September 27, 2019, the Company sold an aggregate of 850,000 shares of common stock, at a price per share of $10.00, to certain institutional and individual investors, in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
The aggregate net proceeds to the Company from the issuance on August 28, 2019, September 13, 2019 and September 27, 2019 were approximately $38.2 million.
On December 20, 2019, the Company sold 125 shares of Series A Preferred Stock for $1,000 per share to “accredited investors,” as defined under Rule 501 of the Securities act, with Iroquois Capital Advisors, LLC acting as the placement agent, in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. The aggregate placement fee was $12,500, and net proceeds to the Company were approximately $0.1 million.
In 2019, the Company issued an aggregate of 310,144 restricted shares of common stock to the its directors, executive officers and certain other employees under the Company's Equity Incentive Plan in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and Rule 701 thereunder.

Compass Point Research & Trading, LLC provided advisory services in connection with the Company's private placements described above for which the Company paid an advisory fee of $400,000. In satisfaction of a portion of the advisory fee, on January 7, 2020, the Company issued 30,000 shares of common stock, at a price per share of $10.00, in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
On January 13, 2020, the Company sold 300,000 shares of common stock, at a price per share of $10.00, to an institutional investor in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder, for net proceeds of approximately $2.8 million.
Skyway Capital Markets, LLC (“Skyway”) acted as placement agent in connection with certain of the Company’s private placements described above, and the Company paid an aggregate placement fee of $1,840,000 to affiliates of Skyway. In satisfaction of a portion of the aggregate placement fee, on January 28, 2020, the Company issued 27,800 shares of common stock to affiliates of Skyway, at a price per share of $10.00, in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder.
On March 31, 2020, the Company issued an aggregate of 170,234 performance-vesting restricted stock units and an aggregate of 144,500 restricted shares of common stock to its executives officers and certain other employees under the Company's Equity Incentive Plan in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and Rule 701 thereunder.
On May 4, 2021, the Company issued an aggregate of 107,800 restricted shares of common stock and an aggregate of 234,400 performance-vesting restricted stock units to its directors, executives officers and certain other employees under the Company’s Equity Incentive Plan in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and Rule 701 thereunder.
On September 27, 2021, the Company issued an aggregate of 32,800 restricted shares of common stock to its directors under the Company’s Equity Incentive Plan in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and Rule 701 thereunder.
Item 34.
Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•
act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:
•
written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•
any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any predecessor of our company, in any of the capacities described above and any employee or agent of our company or a predecessor of our company.
We have entered into indemnification agreements with each of our executive officers and directors that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 35.
Treatment of Proceeds from Stock Being Registered.

None.
Item 36.
Financial Statements and Exhibits

(a)
Financial Statements.

See page F-1 for an index to the financial statements included in the registration statement.
(b)
Exhibits:

The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index prior to the signature page herein.
Item 37.
Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing, as specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(c) The undersigned registrant hereby undertakes that:
(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(ii) For the purposes determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
The following exhibits are included in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).
Exhibit Number	Exhibit Document
1.1*	Form of Underwriting Agreement.
2.1*	Form of Separation and Distribution Agreement, by and among Freehold Properties, Inc., Freehold properties Operating Partnership, LP, Freehold Fee Simple, Inc. and FFS Operating Company, LLC.
3.1	Articles of Amendment and Restatement.
3.2	Articles of Amendment designating the terms of Freehold Properties, Inc.’s 12.5% Series A Preferred Stock.
3.3	Amended and Restated Bylaws.
5.1*	Opinion of Morrison & Foerster LLP.
8.1*	Opinion of Morrison & Foerster LLP.
10.1	First Amended and Restated Agreement of Limited Partnership of Freehold Properties Operating Partnership, LP, dated October 18, 2021.
10.2†	Freehold Properties, Inc. Equity Incentive Plan.
10.3†	Freehold Properties, Inc. Alignment of Interest Program.
10.4†*	Form of Restricted Stock Unit Award Agreement.
10.5†*	Form of Restricted Stock Award Agreement for Officers.
10.6†*	Form of Restricted Stock Award Agreement for Officers under the Alignment of Interest Program
10.7†	Form of Combined Restricted Stock and Restricted Stock Unit Award Agreement under the Alignment of Interest Program
10.8†	Form of Restricted Stock Award Agreement for Directors.
10.9†	Form of Restricted Stock Award Agreement for Directors under the Alignment of Interest Program.
10.10†*	Form of Amended and Restated Employment Agreement, by and among Freehold Properties, Inc., Freehold Properties Operating Partnership, LP and Donald C. Brain.
10.11†*	Form of Amended and Restated Employment Agreement, by and among Freehold Properties, Inc., Freehold Properties Operating Partnership, LP and Jeffery C. Walraven.
10.12†*	Form of Amended and Restated Employment Agreement, by and among Freehold Properties, Inc., Freehold Properties Operating Partnership, LP and Louis Yi.
10.13	Registration Rights Agreement, dated August 28, 2019, by and among Freehold Properties, Inc., the persons and entities listed on Exhibit A thereto.
10.14*	Amended and Restated Investor Rights Agreement, dated as of , 2021, by and among Freehold Properties, Inc. and each of the entities listed on Exhibit A thereto.
10.15†*	Form of Indemnification Agreement by and between Freehold Properties, Inc. and each of its directors and officers listed on Schedule A thereto.
10.16*	Form of Consulting Agreement by and among Freehold Properties, Inc., Freehold Properties Operating Partnership, LP and James G. Mueller.
10.17*	Form of Option Agreement
16.1	Letter of BDO USA, LLP to the Securities and Exchange Commission
21.1*	List of subsidiaries.
23.1	Consent of BDO USA, LLP.
23.2	Consent of Baker Tilly US, LLP.

Exhibit Number	Exhibit Document
23.3*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
23.4*	Consent of Morrison & Foerster LLP (included in Exhibit 8.1).
24.1	Power of Attorney (included on the signature page to this registration statement).

*
To be filed by amendment.

†
Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Franklin, state of Tennessee, on the 22nd day of October, 2021.
FREEHOLD PROPERTIES, INC.
By: /s/ Donald C. Brain Donald C. Brain Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints each of Donald C. Brain and Jeffery C. Walraven his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
NAME	CAPACITY	DATE
/s/ Donald C. Brain Donald C. Brain	Chief Executive Officer and Chairman (Principal Executive Officer)	October 22, 2021
/s/ Jeffery C. Walraven Jeffery C. Walraven	Chief Operating Officer and Director	October 22, 2021
/s/ Louis S. Yi Louis S. Yi	Chief Financial Officer (Principal Financial Officer)	October 22, 2021
/s/ Benjamin H. Hendren Benjamin H. Hendren	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 22, 2021
/s/ Randall L. Churchey Randall L. Churchey	Director	October 22, 2021
/s/ Terry Wheatley Terry Wheatley	Director	October 22, 2021
/s/ Lori B. Wittman Lori B. Wittman	Director	October 22, 2021